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As filed with the Securities and Exchange Commission on June 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4/S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UBIQUITEL OPERATING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4812 (Primary Standard Industrial Classification Code Number)	23-3024747 (I.R.S. Employer Identification No.)

(FOR THE CO-REGISTRANT, PLEASE SEE "CO-REGISTRANT INFORMATION" ON THE FOLLOWING PAGE)*

One West Elm Street, Suite 400 Conshohocken, Pennsylvania 19428 (610) 832-3300 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Donald A. Harris
Chief Executive Officer and President
UbiquiTel Operating Company
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428
(610) 832-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of communications to:

Patricia E. Knese
Vice President and General Counsel
UbiquiTel Operating Company
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428
Telephone No.: (610) 832-3300
Facsimile No.: (610) 832-1076	Andrew E. Balog, Esq. Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Telephone No.: (305) 579-0500 Facsimile No.: (305) 579-0717

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Exchange Offer Notes:
14% Senior Discount Notes due 2010	$38,180,000	78.26%	$29,879,668	$2,417

Guarantees of 14% Senior Discount Notes due 2010(3)	$38,180,000	—	—	—

Notes Offered by Affiliates Ineligible to Participate in Exchange Offer:
14% Senior Discount Notes due 2010	$10,000,000	78.26%	$7,826,000	$633

Guarantees of 14% Senior Discount Notes due 2010(3)	$10,000,000	—	—	—

Total	$48,180,000	—	$37,705,668	$3,050

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933 based upon the stated value of the 14% Senior Discount Notes due 2010 as of June 23, 2003.

(2)
Calculated pursuant to Rule 457(f)(2) of the Securities Act of 1933 based upon one-third of the stated value of the 14% Senior Discount Notes due 2010 as of June 23, 2003.

(3)
Pursuant to Rule 457(n) of the Securities Act of 1933, no additional registration fee is being paid in respect of the guarantees. The guarantees will not be traded separately.

        The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*The Co-Registrant named on the following page is the parent of the Registrant and the guarantor of the notes to be registered hereby.

CO-REGISTRANT INFORMATION

(Exact name of Co-Registrant as Specified in its Charter)	(Primary Standard Industrial Classification Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
UbiquiTel Inc.	4812	Delaware	23-3017909

        The address, including zip code and telephone number, including area code, of the Co-Registrant's principal executive offices is UbiquiTel Inc., One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428, (610) 832-3300.

        The name, address, including zip code and telephone number, including area code, of the agent for service for the Co-Registrant is Donald A. Harris, President and Chief Executive Officer of UbiquiTel Operating Company, One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428, (610) 832-3300.

EXPLANATORY NOTE

        This combined registration statement on Form S-4/S-1 contains two prospectuses: one for the Form S-4 relating to the exchange offer of up to $38,180,000 aggregate principal amount of our outstanding 14% senior discount notes due 2010 for up to a like principal amount of 14% senior discount notes due 2010 covered by the Form S-4, and one for the Form S-1 relating to the resale of up to $10,000,000 aggregate principal amount of our outstanding 14% senior discount notes due 2010 covered by the Form S-1 by certain noteholders referred to as "affiliate selling noteholders" who are affiliates of us and are therefore not eligible to participate in the exchange offer contemplated by the prospectus for the Form S-4. The prospectus for the Form S-4 and the prospectus for the Form S-1 are identical in all respects, except as noted below and for the following alternate and additional pages that relate to the prospectus for the Form S-1 (the "affiliate selling noteholders' prospectus") which immediately follow the prospectus for the Form S-4:

  •
  Alternate front outside and back cover pages;

  •
  An alternate "Prospectus Summary" section (other than "Summary Consolidated Financial Data);

  •
  Alternate pages for the "Risks Relating to the Notes" under the "Risk Factors" section;

  •
  An alternate "Use of Proceeds" section;

  •
  An alternate first page for the "Description of the Registered Notes" section;

  •
  An alternate "Certain U.S. Federal Tax Considerations" section;

  •
  Additional pages for the section "Affiliate Selling Noteholders;" and

  •
  An alternate "Plan of Distribution" section.

        Additionally, the affiliate selling noteholders' prospectus does not include the section "The Exchange Offer." Each of the alternate and additional pages for the prospectus for the affiliate selling noteholders' prospectus included herein is labeled "Alternate Page(s) for Affiliate Selling Noteholders' Prospectus" at the top of the page(s).

SUBJECT TO COMPLETION, DATED JUNE 24, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$38,180,000

UBIQUITEL OPERATING COMPANY

Offer to Exchange
Outstanding 14% Senior Discount Notes due 2010
for
Registered 14% Senior Discount Notes due 2010

The Exchange Offer

        We are offering to exchange up to $38,180,000 aggregate principal amount of our outstanding 14% senior discount notes due 2010 for up to a like aggregate principal amount of our registered 14% senior discount notes due 2010. As of the date of this prospectus, there is outstanding $48,180,000 aggregate principal amount of 14% senior discount notes due 2010, of which $10,000,000 are held by affiliates of us who are not eligible to participate in this exchange offer. As a result, we have filed a shelf registration statement on Form S-1 in order to allow these affiliate holders to resell the outstanding 14% senior discount notes due 2010 held by them.

The Registered Notes

        The terms of the registered notes that we are offering in exchange for the outstanding notes are substantially identical to the terms of the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

Material Terms of the Exchange Offer

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, unless extended.

  •
  The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  •
  You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

  •
  We will exchange all outstanding notes that are validly tendered and not withdrawn before the exchange offer expires.

  •
  We will issue the registered notes promptly after the exchange offer expires.

  •
  We believe that the exchange of outstanding notes will not be a taxable event for federal income tax purposes, but you should read "Certain U.S. Federal Tax Considerations" for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of one year after consummating the exchange offer we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  •
  No public market currently exists for the registered notes. We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

        Before participating in the exchange offer, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 13.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        We believe that it is important to communicate our future expectations to our security holders and to the public. This prospectus, therefore, contains statements about future events and expectations which are "forward-looking statements" within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including the statements about our plans, objectives, expectations and prospects under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can expect to identify these statements by forward-looking words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend," "seek" and other similar expressions. Any statement contained in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved.

        Important factors that might cause our actual results to differ materially from the results contemplated by the forward-looking statements are contained in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus as well as elsewhere in this prospectus and in our and/or our parent UbiquiTel Inc.'s future filings with the Securities and Exchange Commission, and include, among others, the following:

  •
  our dependence on our affiliation with Sprint PCS;

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  the competitiveness of and changes in Sprint PCS' pricing plans, products and services;

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  increased competition in our markets;

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  rates of penetration in the wireless industry;

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  the potential to experience a high rate of customer turnover;

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  Sprint PCS' credit policies;

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  customer quality;

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  changes in Sprint's fee structure with us;

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  our reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint;

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  the ability of Sprint PCS to provide back office, customer care and other services;

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  anticipated future losses;

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  our debt level;

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  our ability to satisfy the conditions under the recent amendment to our senior secured credit facility;

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  adequacy of bad debt and other reserves;

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  the marketability, liquidity and price volatility of UbiquiTel Parent's common stock;

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  our ability to manage anticipated growth and rapid expansion;

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  changes in population;

  •
  changes or advances in technology; and

  •
  general economic and business conditions.

We assume no obligation to publicly update or revise any forward-looking statements made in this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise, after the date of this prospectus. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. We urge you to read and review the entire prospectus before participating in the exchange offer.

        In this prospectus, unless the context indicates otherwise, references to "UbiquiTel," "we," "us," "our" and "ours" mean UbiquiTel Operating Company and its consolidated subsidiaries. Our corporate parent is UbiquiTel Inc., which we refer to as UbiquiTel Parent. UbiquiTel Parent has no operations separate from its investment in us and has provided a full, unconditional, joint and several guaranty of our obligations under the outstanding notes. Accordingly, all of the financial information included in this prospectus is presented on a consolidated basis.

Who We Are

Overview

        We, through a management agreement between us and Sprint PCS, are the exclusive provider of Sprint PCS digital wireless personal communications services, or "PCS," to markets in the western and midwestern United States which include a total population of approximately 11.1 million residents. Sprint PCS has PCS licenses to cover more than 280 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. We do not own any PCS licenses in our markets or elsewhere, so generally we can only operate our business so long as we remain a PCS affiliate of Sprint and Sprint PCS and related entities continue to own the PCS licenses in our markets. Sprint PCS directly operates its PCS network in major metropolitan markets throughout the United States. Sprint PCS also has entered into independent management agreements with various PCS affiliates of Sprint, such as us, under which the PCS affiliates of Sprint have agreed to construct and manage the PCS networks under the Sprint PCS brand name in midsize and smaller markets. Sprint PCS is not obligated to provide us with any support in connection with our business or otherwise, other than performing its contractual obligations under the management agreement and other related agreements between us.

        Sprint PCS, a wholly-owned subsidiary of Sprint Corp., a diversified telecommunications service provider, operates the largest 100% digital, 100% PCS wireless network in the United States with licenses to provide service nationwide, using code division multiple access, or "CDMA," technology.

        From our inception on September 29, 1999 through March 31, 2003, we have incurred net losses of approximately $257.5 million. We had previously projected to generate positive cash flow from operations less capital expenditures in 2004. However, due to a number of factors, including very aggressive price competition, general economic uncertainty, higher costs for new subscriber additions than we anticipated, lower new subscriber additions than we anticipated, continuing higher rates of customer turnover than we anticipated, the recent change to the reciprocal travel rate with Sprint PCS that took effect on January 1, 2003, and potential changes to the roaming rates, we may generate positive cash flow from operations less capital expenditures a year or two later. However, our projections are subject to numerous further risks and uncertainties that are described under "Risk Factors."

        We will have to dedicate a substantial portion of any future cash flow from operations to make interest and principal payments on our debt and fund capital expenditures, which will reduce funds available for other purposes. Our operating profitability will depend on many factors, including, among others, our relationship with Sprint PCS and our ability to market Sprint PCS services, achieve projected market penetration and manage customer turnover rates.

Recent Developments

        On February 26, 2003, we consummated three transactions that have reduced our total debt by approximately $146.7 million and cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million annually beginning in 2006, providing cumulative cash savings of approximately $243.0 million. We completed a private placement exchange offer of $48,180,000 aggregate principal amount of the outstanding notes, $38,180,000 of which are exchangeable for registered notes in this exchange offer, and $9,600,000 in cash for $192,720,000 aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010, and we also completed in a private placement a related new financing of $12.8 million aggregate principal amount of our Series B senior discount notes due 2008 in which we received cash proceeds of $9.6 million to fund the cash portion of the exchange. We issued detachable warrants with the Series B senior discount notes to purchase up to approximately 9.6 million shares of UbiquiTel Parent common stock at an exercise price of $0.01 per share. In connection with the exchange, UbiquiTel Parent and the lenders under our senior secured credit facility amended the credit facility to gain the lenders' consent to the exchange offer, which terms included a $15.0 million partial prepayment against our outstanding $245.0 million principal balance of term loans and the reduction of the unused $55.0 million revolving line of credit to $50.0 million as of February 26, 2003. In a series of separate transactions subsequent to March 31, 2003, we received cash proceeds of $0.7 million, which were used by us to fund open market purchases of $5.0 million aggregate principal amount of 14% senior subordinated discount notes due 2010, and issued approximately $0.9 million aggregate principal amount of additional Series B senior discount notes. Under these private placement sales, UbiquiTel Parent issued detachable warrants to purchase up to approximately 0.7 million shares of its common stock at an exercise price of $0.01 per share.

        UbiquiTel Operating Company was organized on November 9, 1999 as a limited liability company under the laws of Delaware and converted into a corporation under the laws of Delaware on March 16, 2000. UbiquiTel Parent was incorporated on September 29, 1999 under the laws of Delaware. Our principal corporate offices are located at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428 and our telephone number is (610) 832-3300. UbiquiTel Parent's common stock trades on the Nasdaq SmallCap Market under the symbol "UPCS."

The Exchange Offer

        The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." As of the date of this prospectus, there is outstanding $48,180,000 aggregate principal amount of our 14% senior discount notes due 2010, of which $10,000,000 are held by affiliates of us who are not eligible to participate in the exchange offer. The term "outstanding notes" refers to up to $38,180,000 aggregate principal amount of our outstanding 14% senior discount notes due 2010 that are exchangeable in the exchange offer for up to a like aggregate principal amount of registered 14% senior discount notes due 2010. The term "registered notes" refers to up to $38,180,000 aggregate principal amount of registered 14% senior discount notes due 2010 being offered in the exchange offer for the outstanding notes. The term "indenture" refers to the indenture that applies to both the outstanding notes and the registered notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of registered notes and integral multiples of $1,000 in excess thereof which have been registered under the Securities Act for each $1,000 principal amount of outstanding notes and integral multiples of $1,000 in excess thereof. We issued the outstanding notes (as well as the remainder of the outstanding 14% senior discount notes due 2010 held by affiliates of us) on February 26, 2003 in a private placement exchange for $192,720,000 aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010. In order to be exchanged, an outstanding note must be properly tendered and accepted before expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the registered notes promptly after the expiration of the exchange offer. Outstanding notes may be tendered for exchange in whole or in part for minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.
Registration Rights Agreement
Simultaneously with the sale of the outstanding notes on February 26, 2003, we entered into a registration rights agreement under which we committed to conduct the exchange offer. You are entitled under the registration rights agreement to exchange your outstanding notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:
• the exchange offer is not consummated within 225 days of the issuance of the outstanding notes;

	•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;
	•	you are ineligible to participate in the exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act; or
•
you may not resell registered notes you have acquired in the exchange offer to the public without delivering a prospectus and this prospectus (including any amendment or supplement thereto) is not appropriate or available for resales by you.
Resales of the Registered Notes
Based on the interpretative letters of the SEC staff to third parties unrelated to us, we believe that registered notes to be issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:
	(1)	the registered notes are acquired by you in the ordinary course of your business;
	(2)	you are not engaging in and do not intend to engage in a distribution of the registered notes;
	(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and
	(4)	you are not an affiliate of us, as that term is defined in Rule 405 under the Securities Act.

However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

Each broker-dealer that receives registered notes for its own account in the exchange offer in exchange for outstanding notes which that broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the outstanding notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we decide to extend the exchange offer.
Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued, or any action or proceeding has been instituted or threatened that would reasonably be expected to prohibit, prevent or materially impair our ability to proceed with the exchange offer.
If any of these conditions exist prior to the expiration date, we may take the following actions:
• refuse to accept any outstanding notes and return all previously tendered outstanding notes;
• extend the duration of the exchange offer; or
• waive such conditions to the extent permissible under applicable law.
Procedures for Tendering Outstanding Global Notes
We issued substantially all of the outstanding notes as global securities in fully registered form without coupons. Beneficial interests in the outstanding notes which are held by direct or indirect participants in The Depository Trust Company through certificate less depositary interests are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an outstanding note held in the form of a book-entry interest and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:
	•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or
•
a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.
The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•
a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer," or
	•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:
	(1)	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;
	(2)	you are not engaged in, or intend to engage in, a distribution of the registered notes;
	(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and
	(4)	you are not an affiliate of us.
Procedures for Tendering Certificated Outstanding Notes
If you are a holder of outstanding notes in certificated form, you must tender your certificated outstanding notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated Outstanding Notes."

Special Procedures for Beneficial Owners
If you are the beneficial owner of outstanding notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding notes, you should promptly contact the person in whose name your outstanding notes are registered and instruct that person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent, or you cannot complete the procedure for book-entry transfer, then prior to the expiration date you must tender your outstanding notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
Acceptance of Outstanding Notes and Delivery of Registered Notes
Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will deliver the registered notes promptly following the expiration date. If we do not accept any of your outstanding notes for exchange we will return them to you as promptly as practicable after the expiration or termination of the exchange offer without any expense to you.
Interest and Accretion on the Registered Notes and the Outstanding Notes
Cash interest will not be paid on the registered notes prior to October 15, 2005. Prior to that date, in lieu of cash interest, the registered notes will accrete in value at a rate of 14% per annum, compounded semi-annually, until April 15, 2005. At that time, interest will begin to accrue and will be payable in cash semi-annually on April 15 and October 15 of each year commencing on October 15, 2005. Interest will not be paid on outstanding notes that are tendered and accepted for exchange.
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the registered notes in the exchange offer.
Consequences of Failure to Exchange
Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the existing restrictions on transfer provided in the outstanding notes and in the indenture and are likely to be less liquid than before the exchange offer.
U.S. Federal Tax Considerations	The exchange of the outstanding notes generally will not be a taxable exchange for federal income tax purposes.

Terms of the Registered Notes

Issuer	UbiquiTel Operating Company.
Registered Notes Offered
$38,180,000 aggregate principal amount of registered 14% senior discount notes due 2010. The registered notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture. The terms of the registered notes are the same as the terms of the outstanding notes in all material respects except that the registered notes:
	•	have been registered under the Securities Act;
	•	do not include rights to registration under the Securities Act; and
	•	do not contain transfer restrictions applicable to the outstanding notes.
Maturity Date	May 15, 2010.
Interest and Accretion
The registered notes will accrete in value at a rate of 14% per annum until April 15, 2005, compounded semi-annually. At that time, interest will begin to accrue and will be payable in cash semi-annually on April 15 and October 15 of each year, commencing on October 15, 2005.
Guarantees	Our obligations under the registered notes will be fully and unconditionally guaranteed by UbiquiTel Parent and all of UbiquiTel Operating Company's future restricted subsidiaries, if any.
Ranking	The registered notes will be senior unsecured obligations and will have the same ranking as the outstanding notes tendered for exchange. The outstanding notes tendered for exchange rank:
	•	senior in right of payment to our outstanding 14% senior subordinated discount notes due 2010 and any other future subordinated debt;
	•	equal in right of payment to all of our and our guarantors' future senior unsecured indebtedness; and
•
effectively subordinated to our secured debt, as to the collateral securing that debt. As of March 31, 2003, there was approximately $234.0 million of secured debt, secured by substantially all of our assets.
The guarantees will have the same ranking as the guarantees of the outstanding notes tendered for exchange. The guarantees of the outstanding notes tendered for exchange rank:
	•	senior in right of payment to the subordinated indebtedness of the guarantors, including the guarantees of our outstanding 14% senior subordinated discount notes due 2010;

	•	equal in right of payment with any future senior unsecured indebtedness of the guarantors; and
•
effectively subordinated to the guarantors' secured debt, as to the collateral securing that debt. As of March 31, 2003, there was approximately $234.0 million of secured debt, secured by substantially all of our assets.
Restrictive Covenants and Events of Default	For a summary of the terms of the registered notes, see generally "Description of Registered Notes."
Registration Rights	Holders of registered notes are not entitled to any registration rights with respect to the registered notes.

Risk Factors

        We urge you to read carefully the risk factors beginning on page 13 for a discussion of factors you should consider before exchanging your outstanding notes for registered notes.

Summary Consolidated Financial Data

        In the table below, we provide you with selected financial data as of and for the three-month periods ended March 31, 2003 and 2002, which are derived from and should be read in conjunction with the unaudited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein, which have been prepared on the same basis as UbiquiTel Parent's and its subsidiaries' audited financial statements, and, in the opinion of UbiquiTel, include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results for the full year. We also provide you with selected financial data for the years ended December 31, 2002, 2001 and 2000, and from September 29, 1999, the date of our inception, through December 31, 1999, and balance sheet data as of December 31, 2002, 2001, 2000 and 1999, which are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

	Three Months Ended March 31,		Year Ended December 31,			For the Period from Inception (September 29, 1999) to December 31,
	2003	2002	2002	2001	2000	1999
	(unaudited)
	(In Thousands, Except Per Share Data)
Statement of Operations Data:
Total revenues	$58,483	$46,085	$220,805	$93,573	$9,283	$—
Costs and expenses:
Cost of service and operations and products	38,702	39,256	172,898	91,053	10,919	—
Selling and marketing	12,081	12,446	54,711	39,119	4,166	—
General and administrative expenses including non-cash compensation charges	7,568	6,162	26,794	15,973	7,959	1,949
Depreciation and amortization	13,048	10,356	51,571	24,348	3,134	—

Total costs and expenses	71,399	68,220	305,974	170,493	26,178	1,949

Operating loss	$(12,916)	$(22,135)	$(85,169)	$(76,920)	$(16,895)	$(1,949)

Net income (loss) applicable to common stockholders	$16,201	$(29,745)	$(117,387)	$(107,655)	$(46,639)	$(1,987)

Basic net income (loss) per share of common stock(1)	$0.20	$(0.37)	$(1.45)	$(1.53)	$(1.18)	$(0.05)
Diluted net income (loss) per share of common stock(1)	$0.18	$(0.37)	$(1.45)	$(1.53)	$(1.18)	$(0.05)
Pro forma basic and diluted net loss per share of common stock(2)					$(0.84)
Other Financial Data:
Ratio of earnings to fixed charges(3)	2.4x

	As of March 31,	As of December 31,
	2003	2002	2001	2000	1999
	(unaudited)
	(In Thousands)
Balance Sheet Data:
Cash and cash equivalents	$54,242	$73,481	$124,744	$147,706	$23,959
Restricted cash	2,414	2,408	5,183	105,000	—
Property and equipment and construction in progress	279,132	283,705	277,986	119,872	4,086
Total assets	502,449	538,221	588,430	406,095	30,191
Long-term debt(4)	399,283	457,721	399,699	258,446	5,812
Total liabilities	460,680	516,612	449,922	282,348	11,955
Total stockholders' equity	41,769	21,609	138,508	123,177	15,478

(1)
Basic net income (loss) per share of common stock is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding. In accordance with SFAS No. 128, incremental potential common shares from stock options are excluded in the calculation of diluted loss per share when the effect would be antidilutive.

(2)
Pro forma basic and diluted net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding after giving effect to the conversion of preferred stock into common stock upon completion of UbiquiTel Parent's initial public offering on a two-for-one basis and the exercise of warrants to purchase 4,978,150 shares of common stock which were issued in connection with the 12% senior subordinated notes.

(3)
For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes, amortization of capitalized interest and fixed charges less interest capitalized. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental expense. Earnings were insufficient to cover fixed charges by $128,434 for the year ended December 31, 2002, $111,676 for the year ended December 31, 2001, $31,758 for the year ended December 31, 2000 and $1,978 for the period from inception (September 29, 1999) to December 31, 1999.

(4)
Includes current maturities for all periods presented. Long-term debt at December 31, 2002 was approximately $457.7 million, but on February 26, 2003, we consummated our private placement exchange of $48.2 million aggregate principal amount of the outstanding notes and $9.6 million in cash for $192.7 million aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010, thus reducing our long-term debt outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and Note 19 to the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein.

RISK FACTORS

        You should carefully consider the following risk factors in addition to the other information contained in this prospectus before participating in the exchange offer. The cautionary statements set forth below and elsewhere in this prospectus should be read in conjunction with accompanying forward-looking statements included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein. Unless indicated otherwise, the outstanding notes and the registered notes are collectively referred to as the "notes" in the following risk factors.

Risks Relating To The Notes

        The notes are unsecured and are effectively subordinate to all of our existing secured obligations to the extent of the collateral securing such obligations

        The notes are unsecured and will be effectively subordinate to all of our existing and future secured obligations to the extent of the collateral securing such obligations. Our senior secured credit facility is secured by liens on substantially all of our assets and those of our existing and future restricted subsidiaries. As of March 31, 2003, we had approximately $234.0 million of secured indebtedness, $230.0 million of which has been incurred under our senior secured credit facility. If we were to default on our senior secured debt, the lenders could foreclose on the collateral regardless of any default with respect to the notes. Our senior lenders will be entitled to receive payment of all amounts due to them before the owners of the notes upon any sale, payment or distribution of our assets constituting collateral or liquidation or insolvency or reorganization proceedings. Our agreements with Sprint PCS and the infrastructure equipment used in our network create the bulk of the value of our assets. Our assets are highly specialized, and taken individually, have limited marketability, particularly as a result of some provisions in our agreement with Sprint PCS. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lenders may not realize enough money to satisfy all senior secured debt, and our other creditors, like you, may not be able to realize any value with respect to our senior unsecured debt. As a result, there may be virtually no assets remaining to satisfy notes in a bankruptcy.

        The guarantee by UbiquiTel Parent may have limited practical value for the holders of our notes

        UbiquiTel Parent has unconditionally guaranteed, on a senior unsecured basis, all payments of principal, premium, if any, and liquidated damages, if any, on the notes. However, UbiquiTel Parent is a holding company holding stock of its subsidiaries, which together with substantially all of the assets of its subsidiaries is pledged to the senior secured lenders. Therefore, if we should be unable to meet our payment obligations with respect to the notes, it is unlikely that UbiquiTel Parent would be able to do so either. UbiquiTel Parent has no operations separate from its investment in us.

        The guarantees of the notes could be held to be unenforceable or enforceable only to a limited extent under applicable federal and state laws

        Under applicable provisions of the federal Bankruptcy Code or comparable provisions of state fraudulent transfer laws, guarantees or other debt obligations of a guarantor or debtor could be voided, or claims in respect of guarantees or debt obligations could be subordinated to all other debts of that guarantor or debtor if, among other things, the guarantor or debtor, at the time it incurred the indebtedness evidenced by its guarantees or debt obligations, incurred the indebtedness with the intent to hinder, delay or defraud creditors or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantees or debt, and:

  •
  was insolvent;

  •
  was rendered insolvent by reason of the incurrence;

  •
  was engaged in a business or transaction for which the guarantor's or debtor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed it would incur, debts beyond its ability to pay as they mature.

        In this event, any payment by a guarantor or debtor in connection with the guarantees or debt obligations could be voided and required to be returned to the guarantor or debtor or to a fund for the benefit of the other creditors of that guarantor or debtor.

        In the case of the guarantees of the notes, the guarantors are not receiving any direct value or consideration.

        The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor or debtor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they came due.

        There generally will not be U.S. federal income tax consequences as a result of tendering your outstanding notes

        Your acquisition of a registered note in exchange for an outstanding note pursuant to the exchange offer should be treated for U.S. federal income tax purposes as a continuation of an investment in the same debt instrument. Accordingly, you should have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods for a registered note acquired pursuant to the exchange offer as you had in the outstanding note immediately before the exchange. See "Certain U.S. Federal Tax Considerations."

        The registered notes may not have an active trading market and the price may be volatile, so you may be unable to sell your registered notes at the price you desire or at all

        We cannot ensure that a liquid market will develop for the registered notes, that you will be able to sell any of the registered notes at a particular time if at all or that the prices that you receive when you sell will be favorable. Prior to this offering, there has been no public market for the outstanding notes. We do not intend to apply (and are not obligated to apply) for listing of the registered notes on any securities exchange or any automated quotation system. Therefore, we cannot assure you as to the liquidity of any trading market for the registered notes. Future trading prices of the registered notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

        Some persons who participate in this exchange offer may be required to deliver a prospectus in connection with resales of the registered notes

        Based on no-action letters issued by the staff of the SEC to third parties, we believe that if you are not an "affiliate" of us as defined in Rule 405 under the Securities Act and meet other conditions described in this prospectus under "The Exchange Offer," you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the

Securities Act to transfer your registered notes. In these instances, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your registered notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

        We previously used Arthur Andersen LLP as our independent public accountants

        The audited consolidated balance sheet of UbiquiTel Parent and its subsidiaries as of December 31, 2001 and the consolidated statements of operations, stockholders' equity and cash flows of UbiquiTel Parent and its subsidiaries for the years ended December 31, 2001 and 2000 included in this prospectus were audited by Arthur Andersen LLP, independent public accountants, then as stated in their report thereon dated as of February 15, 2002 which is included herein. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corporation. On May 15, 2002, upon the recommendation of the audit committee of UbiquiTel Parent's board of directors, UbiquiTel Parent's board of directors approved the dismissal of Arthur Andersen as our independent public accountants and the appointment of PricewaterhouseCoopers LLP to serve as our independent public accountants for the fiscal year ending December 31, 2002. The audit committee of UbiquiTel Parent's board of directors has reappointed PricewaterhouseCoopers LLP to serve as our independent public accountants for 2003.

        Arthur Andersen was convicted on federal obstruction of justice charges on June 15, 2002, ceased practicing before the Securities and Exchange Commission (the "SEC") on August 31, 2002, and was sentenced to five years probation on October 16, 2002. Arthur Andersen has not consented to the inclusion of their audit report dated as of February 15, 2002 in this prospectus. As a result, you may not be able to recover any amount from Arthur Andersen in connection with any claim that may arise out of Arthur Andersen's audit of the financial statements described above.

        In addition, because Arthur Andersen has ceased to practice before the SEC, it is not able to provide the updated consent which we would normally be required to file with the SEC as an exhibit to the registration statement of which this prospectus is a part. See "Experts." Arthur Andersen's failure to deliver a currently dated written consent will limit your ability to sue Arthur Andersen under Section 11 of the Securities Act for any material misstatements or omissions in the registration statement, including any material misstatements or omissions in the 2001 and 2000 financial statements covered by their report.

Risks Related to Our Business, Strategy and Operations

        We have a limited operating history with a history of losses and we may not achieve or sustain operating profitability or generate sufficient cash flow to meet our obligations

        From UbiquiTel Parent's inception on September 29, 1999 through March 31, 2003, we have incurred net losses of approximately $257.5 million. We had previously projected to generate positive cash flow from operations less capital expenditures in 2004. However, due to a number of factors, including very aggressive price competition, general economic uncertainty, higher costs for new subscriber additions than we anticipated, lower new subscriber additions than we anticipated, continuing higher rates of customer turnover than we anticipated, the recent change to the reciprocal travel rate with Sprint PCS that took effect on January 1, 2003, and potential changes to the roaming rates, we may generate positive cash flow from operations less capital expenditures a year or two later. However, our projections are subject to numerous further risks and uncertainties that are described herein and elsewhere in "—Risk Factors." Although we have substantially completed our network coverage build-out, our business could require additional capital expenditures of up to approximately $30.0 million annually for maintenance, capacity enhancements and coverage improvements, including up to approximately $10.0 million in the aggregate to comply with the minimum build-out requirements of our management agreement with Sprint PCS. Through March 31, 2003, we have incurred approximately $351.2 million in cash for operating activities and capital expenditures, exclusive of approximately $79.6 million worth of network equipment acquired as part of the Spokane market and VIA Wireless purchases. We will have to dedicate a substantial portion of future cash flow from operations, if any, to make interest and principal payments on our debt and fund capital expenditures, which will reduce funds available for other purposes. Our operating profitability will depend on many factors, including, among others, our relationship with Sprint PCS and our ability to market Sprint PCS services, achieve projected market penetration and manage customer turnover rates.

        We may not be able to sustain our growth or obtain sufficient revenue to achieve and sustain profitability. If the current trend of slower net customer growth continues, it will lengthen the amount of time it will take for us to reach a sufficient number of customers to generate positive cash flow from operations less capital expenditures, which in turn will have a negative effect on liquidity and capital resources. We incurred an operating loss of approximately $85.2 million in the year ended December 31, 2002, and an operating loss of approximately $12.9 million for the three months ended March 31, 2003. Our business projections reflect continuing growth in our subscriber base and a reduction and eventual elimination of operating losses as the cash flow generated by the growing subscriber base exceeds costs incurred to acquire new customers. If we acquire more new customers than we project, the upfront costs to acquire those customers (including the handset subsidy, commissions and promotional expenses) may result in greater operating losses in the near term but greater cash flows from operations in future periods. In addition, if there is a slowdown in new subscriber growth in our markets or the wireless industry generally, we may acquire fewer new customers, which would result in lower operating losses in the near term, but lower cash flows from operations, if any, in later periods.

        If we do not achieve and maintain positive cash flow from operations less capital expenditures on a timely basis, we may be unable to complete our network, operate our business in an effective or competitive manner or make required payments on our debt.

        We have experienced a high rate of customer turnover which has increased our costs of operations and reduced our revenue

        The wireless personal communications services industry in general and we and Sprint PCS in particular have experienced a higher rate of customer turnover, commonly known as churn, as compared to wireless industry averages. This churn rate has been driven higher over the past year due to the NDASL and Clear Pay programs and the removal of the deposit requirement until late February 2002 (see "Business—Marketing Strategy"). Our business plan assumes that churn will decline significantly over the course of 2003. Our churn for the three months ended March 31, 2003 was approximately 3.4% compared to 3.9% for the three months ended December 31, 2002. Due to significant competition in the industry and general economic conditions, among other things, this decline may not occur and our future rate of customer turnover may be higher than our historical rate or projections. Factors that may contribute to higher churn include inability or unwillingness of customers to pay which results in involuntary deactivations, customer mix and credit class and in particular sub-prime credit class customers, customer credit terms, price and service offerings competition, network coverage and performance, customer service, the anticipated implementation of wireless local number portability in late 2003 and other competitive factors. A high rate of customer turnover adversely affects our competitive position, liquidity, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize a significant portion of the costs of initial purchases of handsets by new customers.

        We will not receive as much Sprint net travel, or roaming, revenue as we anticipated

        We are paid a fee from Sprint for every minute that a Sprint PCS subscriber based outside of our markets uses our network; we refer to such fees as travel revenue. Similarly, we pay a fee to Sprint for every minute that our customers use the Sprint PCS network outside of our markets; we refer to such fees as travel expense. Under our original agreement with Sprint PCS, the reciprocal travel rate exchanged for customers who roam into the other party's or another PCS affiliate's network, was established at $0.20 per minute. The rate was reduced from the original $0.20 per minute of use to $0.15 per minute of use beginning June 1, 2001, and to $0.12 per minute of use beginning October 1, 2001. The rate was reduced to $0.10 per minute for 2002. We received notice from Sprint that our reciprocal travel rate changed to $0.058 per minute effective January 1, 2003. We are currently evaluating our contractual and legal remedies with respect to this most recent change to the reciprocal travel rate to determine if this action was appropriate and authorized under our management agreement with Sprint PCS, although the availability of any remedies for the reduction of the travel rate may be limited. Because Sprint has done so in the past, there can be no assurance that this rate will not be reduced by Sprint further in future years. With a travel-in to travel-out ratio of approximately 1.9 to one during the three months ended March 31, 2003, and an expected continued favorable net travel position in the next few years, the lower travel rate has increased our operating losses and could further increase our expected operating losses and reduce our liquidity projections during the next two or three years.

        Because we face intense competition in our markets, we have been challenged recently by a number of adverse factors that diminish our ability to meet our financial projections and achieve profitability

        We compete throughout our markets with both cellular and PCS providers. As a result of competition, prices of wireless services have dramatically dropped and are expected to continue to do so until there are fewer cellular and PCS providers through consolidation or otherwise, because there are low marginal costs associated with providing an additional increment of airtime. Although we face Verizon Wireless, AT&T Wireless Services, Cingular, VoiceStream and Nextel, the other five national wireless operators, in the majority of our markets, Verizon and AT&T are in all of our markets and provide the most competition for market share because in most cases they are the incumbent providers. Competition also spans operators using different competing digital technologies. We also face competition from resellers in certain markets, which provide wireless services to customers but do not hold Federal Communications Commission licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public.

        In addition, we compete with existing communications technologies such as paging, enhanced specialized mobile radio service dispatch and conventional telephone companies in our markets. Potential users of wireless personal communications services systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not want to speak to the caller. In the future, we expect to face increased competition from entities providing similar services using the same, similar or other communications technologies, including satellite-based telecommunications and wireless cable systems and other traditional telephone networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

        Many of our competitors have significantly greater financial and technical resources and subscriber bases than we do. Some of our competitors also have well established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. PCS operators compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint. Our success, therefore, is, to a large extent, dependent on Sprint's ability to distinguish itself from competitors by marketing and anticipating and responding to various competitive factors affecting the wireless industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. To the extent that Sprint is not able to keep pace with technological advances or fails to respond timely to changes in competitive factors in the wireless industry, it could cause us to lose market share or experience a decline in revenue. Recently, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to a smaller number of larger competitors over time, which may alleviate pricing pressure within the industry. These larger competitors may have substantial resources or may be able to offer a variety of services to a large customer base.

        Our business has recently been challenged by a number of adverse factors that will likely cause us to generate positive cash flow from operations less capital expenditures a year or two later than originally projected, which was 2004. However, our projections are subject to numerous risks and uncertainties that are described herein and elsewhere in "—Risk Factors." Such adverse factors include:

  •
  very aggressive price competition in our markets;

  •
  general economic conditions in our markets have not been positive, further affecting subscriber growth and customer turnover;

  •
  higher costs for new subscriber additions than we anticipated;

  •
  lower new subscriber additions than we anticipated;

  •
  continuing higher rates of customer turnover than we anticipated; and

  •
  the recent change to the reciprocal travel rate with Sprint PCS that took effect on January 1, 2003.

        In addition, there are other factors that could contribute to a continuation of challenging business conditions for us. These include:

  •
  uncertainty whether our expected level of capital expenditures will be sufficient to support our PCS network and complete the build-out of it;

  •
  uncertainty about charges that Sprint may seek to impose upon us and further reductions in our travel rate; and

  •
  uncertainty about reductions in roaming rates.

        Our ability to meet our financial projections and achieve profitability is dependent upon our ability to manage and overcome some, if not all, of the aforementioned factors.

        We will incur additional amortization expense as a result of acquiring intangible assets in connection with our acquisition of VIA Wireless, which will result in a charge against our revenues

        Our acquisition of VIA Wireless in 2001 was accounted for using the purchase method of accounting, which means assets and liabilities of VIA Wireless, including its intangible assets, were recorded on our balance sheet at their fair market value. We paid approximately $202.1 million for VIA Wireless in the form of UbiquiTel Parent's common stock valued at approximately $122.0 million and assumed debt of approximately $80.1 million (which was reduced to $30.1 million on a net basis after giving effect to the post-closing sale of the VIA Wireless California PCS licenses for $50.0 million in cash). As of March 31, 2003, our net intangible assets related to the acquisition of VIA Wireless, other than goodwill, were $72.1 million, representing approximately 14% of our total assets as of March 31, 2003. Our intangible assets, other than goodwill, are amortized over periods ranging from 20 months to 18 years. There can be no assurance that the value of the intangible assets will ever be realized by us. Any future determination requiring the write-off of a significant portion of our unamortized intangible assets would have an adverse effect on our results of operations.

        Because we depend heavily on several national communication site management companies for their radio communications sites for the operation of our network, the insolvency or financial difficulty of one or more of these companies may disrupt our services temporarily in certain portions of our markets and cause us to incur greater capital and operating expenditures

        We lease a significant amount of the radio communications sites for our network through master lease agreements with several national communication site management companies. A number of these companies are experiencing financial difficulties and one has filed for protection from creditors under the federal bankruptcy code. If one or more of these companies becomes insolvent, a portion of our network could have a temporary disruption in service and there could be a material increase in our capital and operating expenditures to replace the insolvent provider.

        We may not be able to compete with potential acquirors for acquisitions to expand our territory, or successfully overcome risks associated with expanding our territory through acquisitions, which could have a material adverse effect on our business and reduce the market value of our securities

        There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. Aside from our acquisition of VIA Wireless in August 2001, we may attempt to further expand our territory through acquisitions of other PCS affiliates of Sprint or through the grant of additional markets from Sprint. If we expand our operations through acquisitions, we will compete with other potential acquirors, some of which may have greater financial or operational resources than us. Any expansion through an acquisition may require the approval of Sprint. Expansion could involve a number of risks, including the:

  •
  difficulty of assimilating acquired operations and personnel;

  •
  diversion of management's attention;

  •
  disruption of ongoing business;

  •
  impact on our cash and available credit lines for use in financing future growth and working capital needs;

  •
  inability to retain key personnel;

  •
  inability to maintain uniform standards, controls, procedures and policies; and

  •
  impairment of relationships with employees, customers or vendors.

        The failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we also may issue additional equity securities, incur additional debt or incur significant amortization expenses related to intangible assets.

        UbiquiTel Parent's certificate of incorporation and bylaws include provisions that may discourage a change of control transaction

        Some provisions of UbiquiTel Parent's certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of us. For example, UbiquiTel Parent has a staggered board of directors, the members of which may only be removed for cause, authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, and UbiquiTel Parent's shareholders may not take actions by written consent and are limited in their ability to make proposals at shareholder meetings.

Risks Particular to Our Indebtedness

        We have substantial senior secured bank debt which we may not be able to service and which may result in our lenders controlling our assets in an event of default

        We have substantial outstanding indebtedness. We had a senior secured credit facility with $245.0 million outstanding at December 31, 2002, which was subsequently reduced to $230.0 million in February 2003. The reduction was due to the $15.0 million partial prepayment against the outstanding principal balance of the term loans in conjunction with the closing of our debt-for-debt exchange offer resulting in the issuance of the outstanding notes, and pursuant to which we also permanently reduced our unused $55.0 million revolving line of credit by $5.0 million to $50.0 million.

        Our substantial senior secured debt has a number of important consequences for our operations, including the following:

  •
  due to the liens on substantially all of our assets and the pledges of equity interests of our existing subsidiaries that secure our senior secured credit facility, senior lenders may control our assets or subsidiaries upon a default;

  •
  if the assets pledged to our senior secured creditors are not sufficient to satisfy their claims in a bankruptcy, there will be virtually no assets available to satisfy holders of our other debt;

  •
  we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

  •
  we may not be able to obtain additional financing, if needed, for capital requirements, capital expenditures, working capital requirements or other corporate purposes;

  •
  we believe we are more highly leveraged than some of our competitors, which may put us at a competitive disadvantage; and

  •
  our borrowings under our senior secured credit facility are and will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates.

        The rate of interest on the facility is presently based on a margin above the London interbank offered rate (LIBOR). Our weighted average borrowing rate on variable rate borrowings was 5.6% for the three months ended March 31, 2003. Increases in a market interest rate will result in additional cash interest costs.

        Our ability to make payments on any of our debt depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner, or at all. The senior secured credit facility limits our ability to take several of these actions. Our failure to generate sufficient funds to pay our debt would materially adversely affect the market value of our securities.

        If we do not meet all of the conditions required under our senior secured credit facility, we may not be able to draw down all of the funds we anticipate receiving from our senior lenders and we may not be able to fund operating losses and working capital needs

        We currently have $230.0 million outstanding under our senior secured credit facility. Our ability to borrow funds under our senior secured credit facility's current unused $50.0 million revolving line of credit could be terminated due to our failure to comply with specific conditions on each funding date, including the following:

  •
  that the representations and warranties in our loan documents are true and correct in all material respects;

  •
  that certain of our financial and operating covenants are satisfied, including maintaining certain financial ratios and maintaining minimum cash balances, reaching defined subscriber growth and network covered population goals, and minimum quarterly service revenues;

  •
  that our cash balance (as defined in the credit facility) is below $25.0 million; and

  •
  the absence of a default under our loan documents.

        We are currently in compliance with all financial and operating covenants relating to the senior secured credit facility. However, there is uncertainty as to our ability to continue to comply with such financial and operating covenants prior to generating positive cash flow from operations less capital expenditures. If our business does not generate the results required by the covenants in the senior secured credit facility, our ability to make borrowings under the revolving line of credit required to operate our business would be restricted or terminated and the credit facility could be declared in default. Such a restriction, termination or declaration of default would have a material adverse effect on our liquidity. Prior to amending the senior secured credit facility in conjunction with our debt-for-debt exchange offer, we amended the senior secured credit facility during 2001 in connection with, and to give effect to, the acquisition of VIA Wireless and again during the third quarter of 2002 due to a lower travel rate from Sprint PCS, lower new subscriber additions than we anticipated and higher rates of customer turnover than we anticipated as a result of which certain of the financial and operating covenants under the senior secured credit facility, including those concerning minimum subscriber growth and earnings before interest, taxes, depreciation and amortization, were amended to be less restrictive.

        Our senior secured indebtedness places restrictions on us which may limit our operating flexibility and our ability to pay interest on the 14% Senior Discount Notes and 14% Series B Senior Discount Notes issued in February 2003 and the 14% Senior Subordinated Discount Notes issued in 2000

        Our senior secured credit facility imposes material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, limit our ability to engage in some transactions, including the following:

  •
  borrowing additional money;

  •
  selling assets;

  •
  mergers or consolidations;

  •
  making investments; and

  •
  repurchasing the 14% senior discount notes and 14% Series B senior discount notes issued in February 2003 and the senior subordinated discount notes issued in 2000.

        These restrictions limit our ability to obtain debt financing, repurchase any of the notes mentioned above, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt and react to changes in our operating environment.

        If we default under our senior secured credit facility, our lenders may declare our debt immediately due and payable and Sprint may force us to sell our assets to it on terms that have been agreed upon and that are disadvantageous to us

        Our senior secured credit facility requires that we comply with specified financial ratios and other performance covenants. If we fail to comply with these covenants or we default on our obligations under our senior secured credit facility, our lenders may accelerate the maturity of our debt. If our lenders accelerate our debt, Sprint has the option to purchase our operating assets at a discount to market value on terms that have been agreed upon and that are disadvantageous to us and assume our obligations under the senior secured credit facility. If Sprint does not exercise this option, our lenders may sell our assets to third parties. If Sprint provides notice to our lenders that we are in breach of our management agreement with Sprint PCS and, as a result, our obligations under the credit agreement are accelerated and Sprint does not elect to operate our business, our lenders may designate a third party to operate our business or cause our assets to be sold. In any such case, there is a material risk we will not be able to make payments on our other debt and that UbiquiTel Parent's common stock will become worthless. For a further description of Sprint PCS' default remedies under the management agreement, see "—Risks Particular to Our Relationship with Sprint PCS—The termination of our management agreement with Sprint PCS or Sprint's failure to perform its obligations under the agreement would severely impair our ability to conduct our business and, if our management agreement is terminated, Sprint may purchase our operating assets at a discount to market value on terms that have been agreed to and that are disadvantageous to us," and "Sprint PCS Agreements—The Management Agreement—Rights on Termination."

Risks Particular to Our Relationship with Sprint PCS

        The termination of our management agreement with Sprint PCS or Sprint's failure to perform its obligations under the agreement would severely impair our ability to conduct our business and, if our management agreement is terminated, Sprint may purchase our operating assets at a discount to market value on terms that have been agreed to and that are disadvantageous to us

        Because we do not own the licenses to operate our wireless network, our ability to offer products and services and our PCS network's operation are dependent on our agreements with Sprint PCS remaining in effect. Our management agreement with Sprint PCS is subject to termination. Sprint is not obligated to provide us with any support in connection with our business or otherwise, other than performing its contractual obligations under the management agreement and other related agreements between us. Sprint can choose not to renew the agreement at the expiration of the 20-year initial term in 2018 or any ten-year renewal term. In any event, our management agreement with Sprint PCS terminates in 50 years. In addition, our agreements with Sprint PCS can be terminated by Sprint if we breach any material terms. We are also dependent on Sprint's ability to perform its obligations under our agreements. The non-renewal or termination of our management agreement with Sprint PCS, or the failure of Sprint to perform its obligations under our management agreement, would severely impair our ability to conduct our business. If our management agreement is terminated, we may be required to sell our operating assets to Sprint. This sale may take place for a price equal to 72% of our entire business value, subject to the valuation criteria and procedures described under "Sprint PCS Agreement—The Management Agreement—Rights on Non-Renewal." The provisions of our management agreement that allow Sprint to purchase our operating assets at a discount may limit our ability to sell our business, reduce the value a buyer would be willing to pay for our business and limit our ability to obtain new investment or support from any source. If we were to file for bankruptcy, the management agreement would provide Sprint with various remedies, including purchase rights at a discount to market value, though we cannot predict if or to what extent remedies would be enforceable. In addition, we would be very reluctant to reject the management agreement under Section 365 of the federal bankruptcy code because we cannot conduct our business without the management agreement. If Sprint PCS were to file for bankruptcy, Sprint PCS could reject the management agreement under

Section 365 of the federal bankruptcy code. The management agreement would provide us various remedies, including purchase and put rights, though we cannot predict if or to what extent our remedies would be enforceable. In any event, a bankruptcy by Sprint PCS could severely restrict our ability to conduct our business for the reasons set forth above. For additional information concerning the remedies available under the management agreement, see "Sprint PCS Agreements—The Management Agreement—Rights on Termination" and "—Rights on Non-Renewal."

        Sprint may make business decisions that are not in our best interests, which may adversely affect our relationship with customers in our markets, increase our expenses and/or decrease our revenues

        Sprint, under the Sprint PCS agreements, has a substantial amount of control over the conduct of our business. Conflicts between us and Sprint may arise, and because Sprint owes us no duties except as set forth in the agreements, these conflicts may not be resolved in our favor. Accordingly, Sprint has and may continue to make decisions that adversely affect our business, such as the following:

  •
  Sprint prices its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

  •
  Sprint could develop products and services or establish credit policies, such as the "Clear Pay" program (as described below under "—Changes in Sprint PCS products and services and credit policies may adversely affect customer retention and/or bad debt expense and/or reduce customer additions"), that could adversely affect our results of operations;

  •
  Sprint could raise the costs it charges us to perform back office services or maintain the costs above those expected, reduce levels of services or otherwise seek to increase expenses and other amounts charged;

  •
  Sprint, as it has done in the past, could further reduce the travel rate it pays to us for Sprint PCS customers who travel into and use our network;

  •
  Sprint has sought to charge us more as a result of launching the "third generation" or 3G technology called "one times radio transmission technology" or 1XRTT;

  •
  Sprint could prohibit us from selling non-Sprint PCS approved equipment;

  •
  Sprint could, subject to limitations under our Sprint PCS agreements, alter its network and technical requirements, which could result in increased equipment and build-out costs;

  •
  Sprint could request that we build out additional areas within our markets, which if undertaken, could result in less return on investment or a reduction of our licensed population if we decline to build the requested area;

  •
  Sprint could make decisions that could adversely affect the Sprint and Sprint PCS brand names, products or services; and

  •
  Sprint could decide not to renew the Sprint PCS agreements or to no longer perform its obligations, which would severely restrict our ability to conduct our business.

        Sprint has and may continue to make decisions with regard to one or more of the foregoing which could further adversely affect our relationships with customers in our markets, increase our expenses and/or decrease our revenues.

        Because we do not own the licenses to operate the PCS networks in our markets, we can only operate our business so long as we remain a PCS affiliate of Sprint and Sprint PCS continues to own such licenses

        Our ability to offer products and services and our PCS network's operations are dependent on our agreements with Sprint PCS remaining in effect. We are further dependent on Sprint PCS' continued ownership of the licenses to operate the PCS networks in our markets, which are subject to renewal and revocation by the Federal Communications Commission. Sprint PCS' licenses in our markets will expire in 2004 through 2007, but may be renewed for additional ten-year terms. Although we expect the licenses to be renewed, there may be opposition to renewal of Sprint PCS' licenses upon their expiration, and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards that apply to PCS license renewals. Any failure by Sprint PCS or us to comply with these standards could cause revocation or forfeiture of the Sprint PCS licenses for our markets. Additionally, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the five-year and ten-year construction requirements for each of its PCS licenses, it can lose the affected licenses and be ineligible to regain them. If our agreements with Sprint PCS cease to remain in effect for any reason whatsoever or Sprint PCS loses any of its licenses in our markets, we would be materially impaired in our ability to conduct our business.

        Sprint may terminate our management agreement and purchase our operating assets at a discount to market value on terms disadvantageous to us, and we would no longer be able to offer Sprint PCS services, if, among other things, we fail to complete the build-out of our PCS network by specified dates or fail to meet the technical standards contained in the agreement

        Our agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames. Our agreements with Sprint PCS require us to build our PCS network in accordance with Sprint PCS' technical requirements. Sprint can, at any time with at least 30 days' prior notice to us, adjust the technical requirements for the network. Some of the radio communications sites in our remaining build-out will require us to obtain zoning variances or other local governmental or third party approvals or permits. To complete our build-out, we must retain rights to a sufficient number of tower sites, which requires us to obtain local regulatory approvals. In some instances, local governmental authorities have placed moratoriums on the construction of additional towers and radio communications sites. A failure to meet our build-out requirements for any one of our individual markets or a failure to meet the technical requirements would constitute a breach of our management agreement with Sprint PCS that could lead to a termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint on terms that have been agreed to and that are disadvantageous to us. This sale may take place without approval of our shareholders and for a price equal to 72% of our entire business value, subject to the valuation criteria and procedures described under "Sprint PCS Agreements—The Management Agreement—Rights on Non-Renewal."

        We may need more capital than we currently project to build out our remaining portion of the Sprint PCS network and maintain the quality of service in our portion of the network through capacity enhancements; and if we fail to obtain required additional capital, we may not have sufficient funds to complete our build-out or comply with the quality of service technical standards in accordance with the terms of our management agreement with Sprint PCS and Sprint may terminate our management agreement and purchase our operating assets at a discount to market value on terms that have been agreed to and that are disadvantageous to us

        Although we have substantially completed our network coverage build-out, our business could require additional capital expenditures of up to approximately $30.0 million annually for maintenance, capacity enhancements and coverage improvements, and is expected to include up to approximately $10.0 million in the aggregate to comply with the minimum build-out requirements of our management agreement with Sprint PCS. As part of our build-out, we must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build out the physical infrastructure and test the network. Additional funds could be required for a variety of reasons, including unanticipated expenses or operating losses. We will face significant limitations on our ability to obtain additional funds. Even if those funds are available, we may not be able to obtain them on a timely basis, or on terms acceptable to us or within limitations permitted by our debt agreements. Failure to obtain additional funds, should the need for them develop, would result in the delay or abandonment of our development and expansion plans. If we do not have sufficient funds to complete our build-out, we will be in breach of our management agreement with Sprint PCS and under our debt agreements. If Sprint terminates our management agreement as a result of this breach, we may be required to sell our operating assets to Sprint at a discount to market value on terms that have been agreed to and that are disadvantageous to us.

        Changes in Sprint PCS products and services and credit policies may adversely affect customer retention and/or bad debt expense and/or reduce customer additions

        The competitiveness of Sprint PCS products and services is a key factor in our ability to attract and retain customers. Under the Sprint PCS service plans, customers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account spending limit, referred to as ASL, to control credit exposure. Account spending limits range from $125 to $200 depending on the credit quality of the customer. Prior to May 2001, all of these customers were required to pay a deposit ranging from $125 to $200 that could be credited against future billings. In May 2001, the deposit requirement was eliminated on all credit classes, a program referred to as no deposit ASL. As a result, a significant amount of our new customer additions have been under the no deposit ASL program. In late 2001, the no deposit ASL program was replaced by the "Clear Pay" program, which re-instated the deposit requirement for the lowest credit class and featured increased back office control with respect to credit collection efforts. We re-instituted deposit requirements for all new sub-prime credit quality subscribers in the Clear Pay program in late February 2002 and we believe that this policy has reduced and will further reduce our future bad debt exposure. Sprint may end or materially change the terms of the Clear Pay program. If Sprint eliminates the Clear Pay program or alters its features, the growth rate we expect to achieve may decrease, or our customer retention and bad debt could be materially adversely affected.

        The re-instatement of deposits in late February 2002 in connection with the Clear Pay program had a significant negative impact on gross customer additions during the last five weeks of the three months ended March 31, 2002 and during the remainder of 2002. While deposits for Clear Pay customers provide us with protection against bad debt expense for sub-prime customers, it has and may continue to deter some people with sub-prime credit from becoming subscribers. As a result, our gross additions have declined and may continue to do so, which may further result in lower cash flows and impair our ability to service our debt. As of March 31, 2003, 28% of our approximate 274,200 subscribers had a credit rating placing them in the sub-prime category, including 18% with deposits.

        Sprint's failure to timely and accurately generate revenue and cost data for the compilation of our financial statements and other financial disclosures could have a material adverse effect on our business

        We place substantial reliance on the timeliness, accuracy and sufficiency of revenue and cost data and information generated by Sprint for the compilation of our financial statements and other financial disclosures, including substantial portions of our revenues, expenses and accounts receivable. As part of our agreements, we outsource several functions to Sprint including billing, customer care, national network operations support, inventory logistics support, long distance transport and national retailer sales support. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operations expenses. In certain cases, the data is provided at a level of detail that is not adequate for us to verify for accuracy back to the originating source. We rely on Sprint to have designed adequate internal controls with respect to the processes established to provide this data. Because of this reliance, we are dependent on Sprint to periodically evaluate the effectiveness of these controls and report any significant deficiencies and weaknesses in the design or operation of these controls that could have a material impact on our financial statements and disclosures. Sprint provides an annual evaluation of these controls to us by engaging its independent auditors to provide a "Report on Controls Placed in Operation and Tests of

Operating Effectiveness for Affiliates" under guidance provided in Statement of Auditing Standards No. 70 ("SAS 70"). There can be no assurance that the SAS 70 procedures will identify all weaknesses that might be material to us. Although we are not presently aware of any material errors affecting us, errors that are not reconciled on a timely basis by Sprint could cause us to misstate our revenues or expenses and could result in out-of-period adjustments that may materially adversely affect our financial results and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, if we or any other PCS affiliate of Sprint find significant errors in information provided by Sprint which causes a restatement of financial statements or otherwise affects us, investors and the investment community may lose confidence in us. In late February 2003, iPCS, Inc., a PCS affiliate of Sprint, filed for bankruptcy protection under Chapter 11 of the federal bankruptcy code and concurrently brought an adversarial action against Sprint alleging, among other things, that Sprint had failed to remit certain amounts owed to iPCS under its agreements with Sprint. Should Sprint fail to deliver timely, accurate and sufficient information, this could lead to a greater degree of uncertainty in our business and financial planning and may lead to adverse short-term decisions. In addition, the failure of Sprint to remit current or future amounts owing to PCS affiliates of Sprint, including us, could lead to actions on the part of us or other PCS affiliates of Sprint to enforce rights under the Sprint agreements and other remedies available under applicable law.

        Our dependence on Sprint for services may limit our ability to reduce costs, which could adversely affect our liquidity and results of operations

        A portion of cost of service and operations in our financial statements relates to charges from Sprint. As a result, a portion of our cost of service and operations is outside our control. There can be no assurance that Sprint will lower its operating costs, or, if these costs are lowered, that Sprint will pass along savings to its PCS affiliates. If these costs are more than we anticipate in our business plan, it could adversely affect our liquidity and results of operations and, as noted below, our ability to replace Sprint with lower cost providers may be limited.

        The inability of Sprint to provide high quality back office services, or our inability to use Sprint's back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase customer turnover or otherwise disrupt our business and increase our costs

        We rely on Sprint's internal support systems, including customer care, billing and other back office support. We also depend on Sprint's willingness to continue to offer these services and to provide these services effectively and at competitive costs. Our operations could be disrupted if Sprint is unable to maintain and expand these back office services and systems in a high quality manner, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint's business, together with cost pressures, is expected to continue to pose a significant challenge to its internal support systems. Sprint recently has consolidated and made reductions in its customer service support structure and may continue to do so in the future, which may have an adverse effect on our churn rate. Sprint has relied on third party vendors for a significant number of important functions, including billing, and components of its internal support systems and may continue to rely on outside vendors in the future or may take these systems in-house. Any significant system change, such as a billing system conversion, could create short-term adverse business consequences for us including increased levels of customer turnover and overall lower customer satisfaction, among others. Our Sprint PCS agreement provides that, upon nine months' prior written notice, Sprint may elect to terminate any of these services. The inability of Sprint to provide or maintain high quality back office services, or our inability to use Sprint's back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase customer turnover or otherwise disrupt our business and increase our costs. Sprint has become aware of customer dissatisfaction with its customer service and in that regard has recently announced that it is undertaking initiatives to improve customer service. If Sprint elects to significantly increase the amount it charges us for any of these services, our operating expenses will increase, and our operating income and available cash would be reduced. Further, our ability to replace Sprint in providing back office services may be limited. While our agreements with Sprint PCS allow us to use third-party vendors to provide certain of these services instead of Sprint, start up costs may significantly limit our ability to use back office services provided by anyone other than Sprint. This could limit our ability to lower our operating costs.

        If Sprint attempts to pass along new charges and fees that are material and not anticipated by us in formulating our business plan, they could materially and adversely affect our results of operations and financial condition

        Sprint has notified us of new charges and fees that we did not expect when we formulated our business plan. These new charges and fees include undetermined development costs to upgrade Sprint's billing system to cover new third generation technology (known as 1XRTT) services offered to our customers. We have discussed with Sprint whether there is a basis for these new charges and fees under our management and services agreements with Sprint PCS. If we disagree with Sprint on the validity of these (or any other) new charges or fees, we have the right to formally dispute the charges or fees. We cannot now determine whether these charges and fees are material. If they are material, and if Sprint is entitled to collect them, they could have a material adverse effect on our results of operations or financial condition or both.

        If Sprint PCS does not complete the construction of its nationwide PCS network, we may not be able to attract and retain customers

        Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its PCS affiliates. Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS' national network and, to a lesser extent, on the networks of other PCS affiliates of Sprint. Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors, which would adversely affect our ability to attract and retain customers.

        If Sprint or other PCS affiliates of Sprint have financial difficulties, the Sprint PCS network could be disrupted

        Sprint PCS' national network is a combination of networks. The large metropolitan areas are owned and operated by Sprint PCS, and the areas in between them are owned and operated by PCS affiliates of Sprint, all of which are independent companies like us. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. If any of these companies experience financial difficulties, the Sprint PCS network could be disrupted in that company's territory, which would adversely affect our ability to attract and retain customers.

        A PCS affiliate of Sprint, iPCS, Inc., recently filed for bankruptcy protection under Chapter 11 of the federal bankruptcy code. The impact of these developments on the Sprint PCS network and our relationship with Sprint PCS and on our travel revenue from subscribers roaming in iPCS markets may be materially adverse to us.

        Certain provisions of our Sprint PCS agreements may diminish the value of our securities and restrict the sale of our business

        In certain specified circumstances, including in the event of our bankruptcy, Sprint may purchase our operating assets or capital stock at a discount. In addition, any change of control of our ownership, any assignment of our management agreement with Sprint PCS and any acquisition by us of another

PCS affiliate of Sprint is subject to Sprint's approval. Sprint has a right of first refusal if we decide to sell our operating assets to a third party. We also are subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of UbiquiTel or our operating assets to competitors of Sprint. These restrictions and other restrictions contained in our management agreement with Sprint PCS could adversely affect the value of our securities, may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may operate to reduce our "entire business value," as described under "Sprint PCS Agreements—The Management Agreement—Rights on Non-Renewal."

        We may have difficulty in obtaining an adequate supply of certain handsets from Sprint PCS, which could adversely affect our results of operations

        We depend on our relationship with Sprint PCS to obtain handsets at a competitive cost. Sprint PCS orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets at a competitive cost and in a timely manner if:

  •
  Sprint PCS does not adequately project the needs for handsets for its own markets, the PCS affiliates of Sprint and its other third party distribution channels, particularly during a transition to new technologies, such as 3G;

  •
  we do not adequately project our need for handsets;

  •
  Sprint PCS modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

  •
  there is an adverse development in the relationship between Sprint and its suppliers or vendors.

        The occurrence of any of the foregoing could disrupt customer service and/or result in a decrease in our subscribers and projected subscribed additions, which could adversely affect our results of operations.

        We rely on the use of the Sprint PCS brand name and logo to market our services, and a loss of use of this brand and logo or a decrease in the attractiveness of this brand and logo to potential customers would significantly impair our ability to market our products

        The Sprint PCS brand and logo is highly recognizable. If we lose our rights to use the Sprint PCS brand and logo under our trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint PCS. If we lose the rights to use this brand and logo or the value of the brand and logo decreases, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

Risks Particular to Our Industry

        Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from attaining operating profitability

        Competition in the wireless telecommunications industry is intense. We anticipate that competition will cause prices for wireless products and services to decline in the future and the cost to acquire new customers to remain high. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

        Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint's consent to sell non-Sprint PCS approved equipment may limit our ability to keep pace with our competitors on the introduction of new local pricing plans and products, services and equipment. Most of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time and reduced price competition. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do. In addition, we may be at a competitive disadvantage because we may be more highly leveraged than some of our competitors.

        Market saturation could limit or decrease our rate of new subscriber additions

        Intense competition in the wireless communications industry could cause prices for wireless products and services to continue to decline. If prices drop, then our rate of net subscriber additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitors' penetration rates in our markets increase over time, our rate of adding net subscribers could decrease. If this decrease were to happen it could materially adversely affect our liquidity, financial condition and results of operations.

        We are a consumer business and a recession in the United States involving significantly lowered consumer and business spending could negatively affect our results of operations

        Our primary customer base is individual consumers. In the event that the economic downturn that the United States has been experiencing becomes more pronounced or continues and spending by individual consumers drops significantly, our business may be negatively affected.

        There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects remain uncertain.

        Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS

        The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our network to become obsolete. Sprint PCS may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

        If Sprint PCS is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation or from the uncertainty of future government regulation, the technology used on our network or our business strategy may become obsolete. In addition, wireless carriers have been implementing an upgrade known as "third generation," or "3G," technology throughout the industry. The 3G technology promises high-speed, always-on Internet connectivity and high quality video and audio. To take advantage of these enhanced 3G features, subscribers will need to purchase a 3G-capable handset. We cannot assure you that Sprint PCS' and our implementation of 1XRTT or 3G technology will be successful or on a cost-effective basis.

        Regulation by government agencies and taxing authorities may increase our costs of providing service or require us to change our services, either of which could impair our financial performance

        Our operations and those of Sprint PCS may be subject to varying degrees of regulation by the Federal Communications Commission, the Federal Trade Commission, the Federal Aviation

Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation by these regulatory bodies would negatively impact our operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our relationship with Sprint.

        Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims

        Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

        Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations

        Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries. A number of U.S. state and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. Litigation and new restrictions or government regulations that restrict or prohibit wireless phone use could have a material adverse effect on our results of operations.

        Our business is seasonal and worse than expected fourth quarter results may cause the price of our securities to drop and significantly reduce our overall results of operations

        The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three calendar quarters. The price of our securities may drop and our overall results of operations could be significantly reduced if we have a worse than expected fourth quarter for any reason, including the following:

  •
  our inability to match or beat pricing plans offered by competitors;

  •
  the failure to adequately promote Sprint PCS' products, services and pricing plans;

  •
  our inability to obtain an adequate supply or selection of handsets;

  •
  a downturn in the economy of some or all of our markets; or

  •
  a poor holiday shopping season.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated by this prospectus, we will receive from you the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any change in our indebtedness.

CAPITALIZATION

        The following table shows the cash, cash equivalents and restricted cash position and total consolidated capitalization of UbiquiTel Parent as of March 31, 2003, which reflects the completion on February 26, 2003 of the following related transactions:

  •
  the private placement exchange of $48.2 million aggregate principal amount of our new 14% senior discount notes due May 15, 2010 and $9.6 million in cash for $192.7 million aggregate principal amount of our outstanding 14% senior subordinated discount notes due April 15, 2010;

  •
  the private placement offering of $12.8 million amount of our new Series B senior discount notes due 2008 and detachable warrants to purchase up to 9.6 million shares of UbiquiTel Parent's common stock for aggregate consideration of $9.6 million, which was used to fund the debt-for-debt exchange offer described above; and

  •
  our prepayment of $15.0 million of the outstanding term loans under our senior secured credit facility.

        This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere in this prospectus.

As of March 31, 2003
(unaudited) (In Thousands, Except Per Share Data)
Cash and cash equivalents	$54,242
Restricted cash	2,414

Total cash, cash equivalents and restricted cash	$56,656

Long-term debt:
Senior secured credit facility	$230,000
Senior discount notes due 2010	48,180
Less: discount	(11,623)
Series B senior discount notes due 2008	12,848
Less: discount	(3,092)
Less: detachable warrants	(3,775)
Senior subordinated discount notes due 2010	107,280
Less: discount	(25,886)
Less: detachable warrants	(4,016)
Capital lease obligations	419
Building mortgage and other long-term liabilities	3,599

Subtotal	353,934

Future cash flows associated with senior discount notes for interest and other	45,349

Total long-term debt, including current maturities	399,283

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000 shares authorized; 0 shares issued and outstanding	—
Common stock, par value $0.0005 per share; 240,000 shares authorized; 81,591 shares issued and outstanding	41
Additional paid-in-capital	299,195
Accumulated deficit	(257,467)

Total stockholders' equity	41,769

Total capitalization	$441,052

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        In the table below, we provide you with selected historical financial data as of and for the three-month periods ended March 31, 2003 and 2002, which are derived from and should be read in conjunction with the unaudited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein, which have been prepared on the same basis as UbiquiTel Parent's and its subsidiaries' audited financial statements, and in the opinion of UbiquiTel, include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results for the full year. We also provide you with selected financial data for the years ended December 31, 2002, 2001 and 2000, and from September 29, 1999, the date of our inception, through December 31, 1999, and balance sheet data as of December 31, 2002, 2001, 2000 and 1999, which are derived from and should be read in conjunction with the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

	Three Months Ended March 31,		Year Ended December 31,			For the Period from Inception (September 29, 1999) to December 31,
	2003	2002	2002	2001	2000	1999
	(unaudited)
	(In Thousands, Except Per Share Data)
Statement of Operations Data:
Total revenues	$58,483	$46,085	$220,805	$93,573	$9,283	$—
Costs and expenses:
Cost of service and operations and products	38,702	39,256	172,898	91,053	10,919	—
Selling and marketing	12,081	12,446	54,711	39,119	4,166	—
General and administrative expenses including non-cash compensation charges	7,568	6,162	26,794	15,973	7,959	1,949
Depreciation and amortization	13,048	10,356	51,571	24,348	3,134	—

Total costs and expenses	71,399	68,220	305,974	170,493	26,178	1,949

Operating loss	$(12,916)	$(22,135)	$(85,169)	$(76,920)	$(16,895)	$(1,949)

Net income (loss) applicable to common stockholders	$16,201	$(29,745)	$(117,387)	$(107,655)	$(46,639)	$(1,987)

Basic net income (loss) per share of common stock(1)	$0.20	$(0.37)	$(1.45)	$(1.53)	$(1.18)	$(0.05)
Diluted net income (loss) per share of common stock(1)	$0.18	$(0.37)	$(1.45)	$(1.53)	$(1.18)	$(0.05)
Pro forma basic and diluted net loss per share of common stock(2)					$(0.84)
Other Financial Data:
Ratio of earnings to fixed charges(3)	2.4x

	As of March 31,	As of December 31,
	2003	2002	2001	2000	1999
	(unaudited)
	(In Thousands)
Balance Sheet Data:
Cash and cash equivalents	$54,242	$73,481	$124,744	$147,706	$23,959
Restricted cash	2,414	2,408	5,183	105,000	—
Property and equipment and construction in progress	279,132	283,705	277,986	119,872	4,086
Total assets	502,449	538,221	588,430	406,095	30,191
Long-term debt(4)	399,283	457,721	399,699	258,446	5,812
Total liabilities	460,680	516,612	449,922	282,348	11,955
Total stockholders' equity	41,769	21,609	138,508	123,177	15,478

(1)
Basic net income (loss) per share of common stock is computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding. In accordance with SFAS No. 128, incremental potential common shares from stock options are excluded in the calculation of diluted loss per share when the effect would be antidilutive.

(2)
Pro forma basic and diluted net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding after giving effect to the conversion of preferred stock into common stock upon completion of UbiquiTel Parent's initial public offering on a two-for-one basis and the exercise of warrants to purchase 4,978,150 shares of common stock which were issued in connection with the 12% senior subordinated notes.

(3)
For purposes of computing this ratio, earnings consist of income from continuing operations before income taxes, amortization of capitalized interest and fixed charges less interest capitalized. Fixed charges consist of interest expense, amortization of debt discount and the interest factor in rental expense. Earnings were insufficient to cover fixed charges by $128,434 for the year ended December 31, 2002, $111,676 for the year ended December 31, 2001, $31,758 for the year ended December 31, 2000 and $1,978 for the period from inception (September 29, 1999) to December 31, 1999.

(4)
Includes current maturities for all periods presented. Long-term debt at December 31, 2002 was approximately $457.7 million, but on February 26, 2003, we consummated our private placement exchange of $48.2 million aggregate principal amount of the outstanding notes and $9.6 million in cash for $192.7 million aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010, thus reducing our long-term debt outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and Note 19 to the audited consolidated financial statements of UbiquiTel Parent and its subsidiaries included elsewhere herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and "—Liquidity and Capital Resources—Factors That May Affect Operating Results and Liquidity."

Overview

        In October 1998, UbiquiTel L.L.C., a limited liability company whose sole member was The Walter Group, entered into a management agreement with Sprint PCS whereby it became the PCS affiliate of Sprint with the exclusive right to provide 100% digital, 100% PCS services under the Sprint and Sprint PCS brand names in the Reno/Tahoe market. In November 1999, UbiquiTel L.L.C. assigned the management and related agreements to UbiquiTel Parent. UbiquiTel L.L.C. had no operations or financial transactions prior to the assignment of these agreements to UbiquiTel Parent. In December 1999, we expanded our management agreement with Sprint PCS to include additional markets in the western and midwestern United States for markets under the agreement with a total of 7.7 million residents.

        Until June 30, 2000, we were a development-stage company with very limited operations and revenues, significant losses and substantial capital requirements. In April 2000, we acquired Sprint PCS' Spokane, Washington PCS network and related assets for $35.5 million in cash. We completed our initial public offering of UbiquiTel Parent's common stock in 2000 in which UbiquiTel Parent sold 13,280,000 shares for gross proceeds of approximately $106.2 million. We launched our markets during the period November 2000 through June 2001.

        In February 2001, we entered into a merger agreement to acquire another PCS affiliate of Sprint, VIA Wireless LLC, the exclusive Sprint PCS provider to the central valley of California market. We completed the mergers and related transactions in August 2001, issuing 16.4 million shares of common stock to the former VIA Wireless owners, assuming approximately $80.1 million of debt and incurring transaction costs of approximately $10.7 million. In October 2001, we sold VIA Wireless' California PCS licenses to VoiceStream Wireless for $50.0 million in cash, resulting in net debt assumed in the VIA Wireless acquisition of $30.1 million. Concurrently with the acquisition, we amended our Sprint PCS management agreement to include the central valley of California market with a total of 3.4 million residents, bringing our licensed resident population under the agreement to approximately 11.1 million.

        As of December 31, 2002, we had approximately 257,000 subscribers. As of March 31, 2003, we had approximately 274,200 subscribers. As of December 31, 2002 as well as March 31, 2003, our network covered approximately 7.8 million residents which represents approximately 70% of the licensed population in our markets.

        From our inception on September 29, 1999 through December 31, 2002, we had incurred losses of approximately $273.7 million, which was reduced to $257.5 million as of March 31, 2003. We expect to continue to incur net losses through at least 2005. From our inception through December 31, 2002, we had used approximately $350.6 million in cash for operating activities and capital expenditures, which increased to approximately $351.2 million through March 31, 2003, exclusive of approximately $79.6 million worth of network equipment acquired as part of the Spokane market and VIA Wireless purchases. We also expect to continue to use cash for operating activities and capital expenditures through at least 2003. At December 31, 2002, we had approximately $75.9 million of cash, cash equivalents and restricted cash which decreased to $56.7 million at March 31, 2003 and an unused revolving line of credit of approximately $55.0 million which was reduced to $50.0 million at March 31, 2003. As described in Note 19 to our Consolidated Financial Statements included herein, our revolving line of credit was permanently reduced to $50.0 million on February 26, 2003. We believe we have sufficient cash and cash equivalents to fund capital expenditures, including the completion of our build-out, working capital requirements and operating losses until we generate positive cash flow.

        As a PCS affiliate of Sprint, we do not own the licenses to operate our network and instead pay Sprint PCS for the use of its licenses. Under our management agreement with Sprint PCS, Sprint PCS is entitled to receive 8.0% of all collected revenue from Sprint PCS subscribers based in our markets and fees from wireless service providers other than Sprint PCS when their subscribers roam into our network. We are entitled to 100% of revenues collected from the sale of handsets and accessories from our stores and on roaming revenues received when Sprint PCS customers from a different territory make a wireless call on our PCS network. We are responsible for building, owning and managing the portion of the Sprint PCS network located in our markets under the Sprint and Sprint PCS brand names. Our results of operations are dependent on Sprint PCS' network and, to a lesser extent, on the networks of other PCS affiliates of Sprint.

        As a PCS affiliate of Sprint, we purchase a full suite of support services from Sprint PCS. We have access to these services during the term of our management agreement unless Sprint PCS provides us at least nine months' advance notice of its intention to terminate any particular service. We are purchasing customer billing and collections, customer care, subscriber activation including credit verification, handset logistics, network operations control center monitoring, national platform interconnectivity, voice mail, directory assistance and operator services, long distance and roaming clearinghouse services. If Sprint PCS significantly increases the amount it charges us for any of these services or requires us to purchase additional services, our operating expenses will increase and our operating income and available cash would be reduced. If Sprint PCS terminates any of these services, our operations may be interrupted or restricted.

Critical Accounting Policies

        We rely on the use of estimates and make assumptions that impact our financial condition and results. These estimates and assumptions are based on historical results and trends as well as our forecasts as to how these might change in the future. Some of the most critical accounting policies that might materially impact our results include:

  Revenue Recognition

        We recognize revenues when services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. We record service revenues, consisting of subscriber revenues, Sprint PCS travel revenues and non-Sprint PCS roaming revenues, and equipment revenues consisting of sales of handsets and accessories. Subscriber revenues consist of monthly recurring service charges and monthly non-recurring charges for local, long distance, travel and roaming airtime usage in excess of the pre-subscribed usage plan received from our subscribers, and cancellation and late fee revenues less reductions for billing adjustments and credits. Our revenue recognition policies are consistent with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," promulgated by the Securities and Exchange Commission.

        We recognize service revenue from our subscribers as they use the service. We pro-rate access revenue over the billing period and record airtime usage in excess of the pre-subscribed usage plan. Our subscribers pay an activation fee to us when they initiate service. We defer activation fee revenue and direct customer activation costs on a straight-line basis over the average life of our subscribers, which is estimated to be 30 months. Direct customer activation costs in excess of activation fee revenue are recognized immediately. For the years ended December 31, 2002, 2001 and 2000, we recognized approximately $3.0 million, $0.6 million and $24,000, respectively, of activation fee revenue. For the three months ended March 31, 2003 and 2002, we recognized approximately $1.1 million and $0.5 million, respectively, of activation fee revenue. We have deferred approximately $6.4 million of activation fee revenue and related costs as of December 31, 2002, and approximately $6.7 million of activation fee revenue and related costs as of March 31, 2003 to future periods.

        We record Sprint PCS travel revenue on a per-minute rate when a Sprint PCS subscriber based outside our markets uses our network. We earned approximately $54.9 million, $31.6 million and $3.0 million of Sprint PCS travel revenue for the years ended December 31, 2002, 2001 and 2000, respectively, and approximately $10.3 million and $9.5 million of Sprint PCS travel revenue for the three months ended March 31, 2003 and 2002, respectively. We record non-Sprint PCS roaming revenue when a non-Sprint PCS subscriber uses our network. We earned approximately $6.4 million, $1.0 million and $0.2 million of non-Sprint PCS roaming revenue for the years ended December 31, 2002, 2001 and 2000, respectively, and approximately $2.9 million and $0.6 million of non-Sprint PCS roaming revenue for the three months ended March 31, 2003 and 2002, respectively.

        Equipment revenue consists of proceeds from sales of handsets and accessories which are recorded at the time of sale. Revenues from sales of handsets and accessories represent a separate earnings process from service revenues because sales of handsets and accessories do not require customers to subscribe to wireless services. We account for rebates, discounts and other sales incentives as a reduction to revenue.

        We participate in the Sprint national and regional distribution programs in which national retailers such as Radio Shack, Best Buy and Circuit City sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under our Sprint PCS agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in our markets, we are obligated to reimburse Sprint for the handset subsidy. We do not receive any revenues from sales of handsets and accessories by national retailers. For a new subscriber activation and a handset upgrade to an existing subscriber, we include these handset subsidy charges in cost of products sold in the consolidated statements of operations. Handset subsidy charges included in cost of products sold for the years ended December 31, 2002, 2001 and 2000 were $10.8 million, $7.2 million and $0, respectively, and $3.9 million and $2.9 million for the three months ended March 31, 2003 and 2002, respectively.

  Revenue and Cost Data Provided by Sprint PCS

        We place substantial reliance on the timeliness, accuracy and sufficiency of certain revenue, accounts receivable and cost data provided by Sprint which we use in the preparation of our financial statements and financial disclosures. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operations expenses. At times, we have been invoiced by Sprint for charges that we believe to be contractually incorrect. We review all charges from Sprint and dispute certain of these charges based upon our interpretation of our agreements with Sprint PCS and are attempting to work with Sprint to improve the process. When Sprint does not notify us timely for charges that we have incurred or when we are invoiced for charges that we believe to be incorrect, we record estimates primarily based on our historical trends and our estimate for the amount which we believe we will remit to Sprint after the disputed item or items have been settled.

  Valuation of Accounts Receivable and Inventories

        Reserve for Doubtful Accounts—Estimates are used in determining our allowance for bad debt and are based both on our historical collection experience, current trends and credit policy and on a percentage of our accounts receivables by aging category. In determining these percentages, we look at historical write-offs of our receivables and our history is limited. We also look at current trends in the credit quality of our customer base and changes in the credit policies. Under the Sprint PCS service plans, customers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account spending limit, referred to as ASL, to control credit exposure. Account spending limits range from $125 to $200 depending on the credit quality of the customer. Prior to May 2001, all of these customers were required to make a deposit ranging from $125 to $200 that could be credited against future billings. During the period from May 2001 to February 2002, the deposit requirement was eliminated on all credit classes, referred to as no-deposit account spending limit, or "NDASL." We re-implemented deposit requirements for all new sub-prime credit quality subscribers on the Clear Pay program in late February 2002. If these estimates are insufficient for any reason, our operating income and available cash would be reduced.

        Reserve for Obsolete/Excess Inventory—We record a reserve for obsolete or excess handset and accessories inventory for models and accessories that are no longer manufactured, for defective models and accessories that have been returned by customers and second generation handsets and accessories. With the migration to the third generation ("1XRTT") network in the third quarter of 2002, we have discontinued purchasing second generation handsets and accessories. If the estimate of obsolete inventory is understated, our operating income would be reduced.

  Long-Lived Assets and Goodwill

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed based on the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted cash flows is less than the carrying value of the asset, an impairment loss is recognized. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 142 requires that goodwill and certain intangible assets resulting from business combinations entered into prior to June 30, 2001 no longer be amortized, but instead be reviewed for recoverability, and that annual tests for impairment of goodwill and intangible assets that have indefinite useful lives be performed. SFAS No. 142 also requires interim tests when an event has occurred that more likely than not has reduced the fair value of such assets. The adoption of SFAS No. 142 reduced the amortization of goodwill by approximately $0.6 million for the twelve months ended December 31, 2002. We will assess on an annual basis the fair values of the reporting unit housing the goodwill and intangibles and, if necessary, assess on an annual basis for any impairment. Any write-offs would result in a charge to earnings and a reduction in equity in the period taken. As of October 31, 2002, we completed our annual impairment review and determined that no impairment charge was required. Management does not believe that any significant changes have occurred since year end and thus no write-offs have been made as of March 31, 2003. Management will continue to monitor any triggering events and perform re-evaluations as necessary.

        Purchase price accounting requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair market value of the assets and liabilities purchased. In our recording of the purchase of VIA Wireless, we engaged a nationally recognized valuation expert to assist us in determining the fair value of these assets and liabilities. Included in the asset valuation for this purchase was the valuation of three intangible assets: the VIA Wireless subscriber base, the right to be the exclusive provider of Sprint PCS services in the markets in which VIA Wireless operated and the California PCS licenses subsequently sold to VoiceStream Wireless. For the subscriber base a useful life of 20 months has been assigned effective April 1, 2002. For the period from the date of acquisition (August 13, 2001) to March 31, 2002, the subscriber base was amortized using a useful life of 36 months. As of March 31, 2003, the VIA Wireless subscriber base was fully amortized. For the right to provide service under the Sprint PCS management agreement, a useful life of 18 years has been assigned. In April 2000, we acquired the Spokane, Washington market from Sprint PCS. Included in the asset valuation for this purchase was the Sprint PCS customer base for this market. For the subscriber base a useful life of 33 months has been assigned effective April 1, 2002. For the period from the date of acquisition in April 2000 to March 31, 2002, the subscriber base was amortized using a useful life of 60 months. As of December 31, 2002, the Spokane market subscriber base was fully amortized. VIA Wireless' Sprint PCS management agreement will be amortized over its estimated useful life of 18 years.

  Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. We then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent we establish a valuation allowance or increase this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish a valuation allowance that could materially impact our financial condition and results of operations.

Recent Accounting Pronouncements

        In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. We have not yet determined the impact this issue will have on our financial position, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51" ("FIN 46"). This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. FIN 46 applies to variable interest entities created after January 31, 2003, in which a company obtains an interest after that date. Also, FIN 46 applies in the first fiscal quarter or interim period beginning after June 15,

2003, to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. We do not have any ownership in variable interest entities.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires that, at the inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective immediately. As disclosed in Note 6 to the Consolidated Financial Statements for the quarterly period ended March 31, 2003, UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under its 14% senior subordinated discount notes, 14% senior discount notes and 14% Series B senior discount notes. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002. The adoption of the initial recognition and measurement provisions of this interpretation did not have a material effect on our financial position, results of operations or cash flows.

        In November 2002, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"). Among other items, EITF 02-16 requires that consideration received from a vendor be presumed to be a reduction of the cost of the vendor's products or services. This presumption can be overcome if the consideration can be shown to represent either a payment for assets or services delivered to the vendor or a reimbursement of costs incurred by the reseller to sell the vendor's products. This treatment is effective for arrangements entered into or modified on or after January 1, 2003. The adoption of EITF 02-16 did not have a material effect on our financial position, results of operations or cash flows.

        In November 2002, the EITF issued EITF Issue No. 00-21, "Accounting for Multiple-Element Revenue Arrangements" ("EITF 00-21"). EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. EITF 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. We will adopt this new accounting guidance effective July 1, 2003 and have not yet determined the impact this issue will have on our financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring" ("EITF 94-3"). EITF 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Our adoption of SFAS No. 146 did not have a material impact on our financial position, results of operations or cash flows.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other things, this Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. Our adoption of SFAS No. 145 on January 1, 2003 did not have a material impact on our financial position, results of operations or cash flows.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This Statement is effective for financial statements for fiscal years beginning after June 15, 2002.

        Our network is primarily located on leased property and we have certain legal obligations, principally related to our tower leases, which fall within the scope of SFAS No. 143. These legal obligations primarily include certain obligations to remediate leased land on which our tower assets are located. In conjunction with the adoption of SFAS No. 143 effective January 1, 2003, we did not record asset retirement obligations for network infrastructure assets subject to the provisions of this Statement as the fair value of the obligations could not reasonably be estimated. We have very limited experience in removing tower assets, many of which are co-located, and in remediating leased land. In addition, we do not intend to remove tower assets from their current locations. Based on our history and current industry trends, it is not probable that any sites will be removed in the foreseeable future and require remediation. Therefore, sufficient information to estimate a range of potential settlement dates is not available. In accordance with SFAS No. 143, we did not recognize a liability as of January 1, 2003 and will not recognize a liability until such information becomes known.

Results of Operations

  Analysis of the three months ended March 31, 2003 compared to the three months ended March 31, 2002

        We provide certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess our financial performance. In addition, we use certain non-financial terms that are not measures of financial performance under GAAP. Terms such as customer additions and churn are terms used in the wireless communications industry. The non-GAAP financial measures of average revenue per user, cost per gross addition and cash cost per user reflect standard measures of liquidity, profitability or performance. The non-financial terms and the non-GAAP measures reflect wireless communications industry conventions and are commonly used by the investment community for comparability purposes. The non-GAAP measures included herein are reconciled below in "—Reconciliation of non-GAAP financial measures."

  Customer Net Additions

        As of March 31, 2003, we provided personal communications services to approximately 274,200 customers compared to approximately 202,100 customers as of March 31, 2002. During the three months ended March 31, 2003, we added 17,200 net additions compared to 23,100 net additions for the prior period. The decrease in net customers acquired was attributable to tighter credit policies.

  Churn

        Churn is the monthly rate of customer turnover expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period. Churn is computed by dividing the number of customers that discontinued service during the month, net of 30 day returns, by the beginning customer base for the period. Churn for the three months ended March 31, 2003 was approximately 3.4% compared to 4.3% for the three months ended March 31, 2002. The decrease in churn was primarily the result of an improvement in the credit quality of the overall customer base. At March 31, 2003, the overall mix of our customer base was 72% prime, 18% sub-prime with deposits and 10% sub-prime without deposits. At March 31, 2002, the overall mix of our customer base was 62% prime, 4% sub-prime with deposits and 34% sub-prime without deposits.

  Average Revenue Per User (ARPU)

        Average revenue per user (ARPU) summarizes the average monthly service revenue per customer, excluding roaming revenue. ARPU is computed by dividing subscriber revenue by the average subscribers for the period. During the three months ended March 31, 2003 and 2002, our ARPU was approximately $54 and $58, respectively. The decrease in ARPU primarily resulted from a decrease in overage charges attributable to a higher mix of customers on large anytime minutes rate plans and lower cancellation fees resulting from lower customer churn.

  Cash Cost Per User (CCPU)

        Cash cost per user summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer. CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period. During the three months ended March 31, 2003 and 2002, our CCPU was approximately $46 and $62, respectively. The decrease in CCPU primarily resulted from decreases in network operating, Sprint PCS travel and bad debt expense on a per subscriber basis. The decrease in network operating expense reflects the continuing benefits of scale resulting from the increase in the subscriber base and a reduction in interconnection rates, the decrease in Sprint PCS travel expense was primarily due to the reduction in the reciprocal roaming rate with Sprint PCS from $0.10 per minute during 2002 to $0.058 per minute effective January 1, 2003, and the decrease in bad debt expense was primarily attributable to the improvement in the credit quality of our subscriber base, tighter credit policies, the re-instatement of deposits in late February 2002, and higher recoveries of previously written-off customer account balances.

  Cost Per Gross Addition (CPGA)

        Cost per gross addition (CPGA) summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing and the cost of products sold, and reducing that amount by the equipment revenue recorded. That net amount is then divided by the gross customers acquired during the period. CPGA was approximately $432 for the three months ended March 31, 2003 compared to approximately $413 for the three months ended March 31, 2002. The increase in CPGA primarily resulted from an increase in handset subsidies and handset upgrade costs that were incurred during the three months ended March 31, 2003 as compared to the three months ended March 31, 2002.

  Revenues

  •
  Subscriber Revenue.  Subscriber revenue during the three months ended March 31, 2003 and 2002 was approximately $43.1 million and $33.5 million, respectively. Subscriber revenue consists of monthly recurring service charges and monthly non-recurring charges for local, long distance, travel and roaming airtime usage in excess of the pre-subscribed usage plan received from our subscribers and cancellation and late fee revenues less reductions for billing adjustments and billing corrections. Our customers' charges are dependent on their rate plans, based on the number of minutes and data usage included in their plans. These plans generally reflect the terms of national plans offered by Sprint PCS. The increase in subscriber revenue was primarily attributable to the increase in our subscriber base.

  •
  Sprint PCS Travel Revenue.  Travel revenue is generated on a per-minute rate when a Sprint PCS subscriber based outside our markets uses our network. An additional long distance rate per minute is generated when that customer initiates a call from our network to call outside the local calling area. The travel and long distance rates for 2002 were $0.10 per minute and approximately $0.02 per minute, respectively. Effective January 1, 2003, the travel rate per minute and the long distance rate per minute were reduced to approximately $0.058 per minute and $0.015 per minute, respectively.

    During the three months ended March 31, 2003, our network captured approximately 143.8 million of system travel minutes with approximately 65% of those minutes generating long distance charges which resulted in approximately $10.3 million in travel revenue. During the three months ended March 31, 2002, our network captured approximately 90.5 million of system travel minutes with approximately 68% of those minutes generating long distance charges which resulted in approximately $9.5 million in travel revenue. The increase in travel and long distance minutes of use represented $5.5 million of travel revenue, offset by a $4.3 million reduction to travel revenue due to the decrease in the reciprocal Sprint PCS travel rate and a $0.4 million reduction of long distance rate per minute.

  •
  Non-Sprint PCS Roaming Revenue.  Non-Sprint PCS roaming revenue is generated when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network. We earned approximately $2.9 million in non-Sprint PCS roaming revenue during the three months ended March 31, 2003 compared to approximately $0.6 million during the three months ended March 31, 2002. Non-Sprint PCS roaming minutes increased from 1.7 million during the three months ended March 31, 2002 to 19.6 million during the three months ended March 31, 2003. The increase in roaming minutes represented a $5.7 million increase in revenue, and the decrease in the average non-Sprint PCS roaming revenue rate we receive from other carriers represented a $3.4 million reduction of roaming revenue.

  •
  Equipment Revenue.  Equipment revenue is generated from the sale of handsets and accessories and is recorded at the time of sale. We record and retain 100% of the revenue from the sale of handsets and accessories, net of rebates, discounts and other sales incentives, as equipment revenue. The amounts recorded during the three months ended March 31, 2003 and 2002 from equipment revenue totaled approximately $2.2 million and $2.5 million, respectively, and the decrease was primarily due to a decrease in gross customer additions and an increase in equipment promotions and discounts in order to acquire more customers.

  Cost of Service and Operations

  •
  Network Operations Expenses.  Network operations expenses include radio communications site lease costs, utilities, network control maintenance, network control site leases, engineering personnel, transport facilities and interconnect charges, and totaled approximately $16.4 million during the three months ended March 31, 2003 compared to approximately $13.6 million during the three months ended March 31, 2002. The increase in network operations expenses was primarily attributable to the increase in cell site rent and interconnect charges. The number of active cell sites increased from 794 at March 31, 2002 to 837 at March 31, 2003.

  •
  Sprint PCS Travel Expense.  We pay Sprint PCS travel fees on a per-minute rate when our customers use the Sprint PCS network outside our markets and incur additional long distance fees when our customer calls long distance originating in a Sprint PCS or PCS affiliate of Sprint territory. During the three months ended March 31, 2003, our customers generated approximately 83.7 million of travel minutes with approximately 65% of those minutes generating long distance charges which resulted in approximately $6.1 million in travel fees. During the three months ended March 31, 2002, our customers generated approximately 43.6 million of travel minutes with approximately 68% of those minutes generating long distance charges which resulted in approximately $4.7 million in travel fees. The increase in travel expense was attributable to the 40.1 million minutes of use increase from the three months ended March 31, 2002 to the three months ended March 31, 2003, which accounted for approximately $4.2 million in additional expense, offset by positive variances of approximately $2.6 million resulting from the changes in the reciprocal rate received from Sprint PCS and $0.2 million attributable to the reduction of the long distance rate per minute. As discussed above, the per minute rate we pay Sprint PCS when customers from our markets roam onto Sprint PCS' or another Sprint PCS affiliate's network and the long distance rate per minute of use both decreased in 2003 as compared to 2002. For 2003, we expect an increase in travel fees resulting from increasing subscriber levels in our markets to be partially offset by the lower per minute travel and long distance rates paid to Sprint PCS.

  •
  Non-Sprint PCS Roaming Expense.  We pay roaming fees to other wireless providers when our customers use their network. During the three months ended March 31, 2003, our customers generated approximately 1.7 million of roaming minutes resulting in approximately $0.5 million in roaming fees. During the three months ended March 31, 2002, our customers generated approximately 1.7 million of roaming minutes resulting in approximately $0.8 million in roaming fees. The decrease in roaming expense of $0.3 million was attributable to a decrease in the average non-Sprint PCS roaming revenue rate paid to other carriers.

  •
  Bad Debt Expense.  Bad debt expense during the three months ended March 31, 2003 and 2002 was approximately $1.1 million and approximately $6.4 million, respectively. The decrease in bad debt expense was primarily attributable to the improvement in the credit quality of our customer base, tighter credit policies, the re-instatement of deposits in late February 2002, and higher recoveries of previously written-off customer account balances.

  •
  Operating Expenses.  Operating expenses during the three months ended March 31, 2003 and 2002 were approximately $5.3 million and $4.1 million, respectively. Operating expenses included fees we paid to Sprint PCS for the use of their support services, including billing and collections services and customer care. The increase in operating expenses was primarily attributable to the increase in our subscriber base, in addition to increases in fees charged by Sprint for their services.

  Cost of Products Sold

        The cost of products sold included the costs of handsets and accessories and totaled approximately $9.3 million and $9.6 million during the three months ended March 31, 2003 and 2002, respectively. The cost of handsets normally exceeds the sales price because we subsidize the cost of handsets to subscribers, consistent with industry practice. The decrease in cost of products sold was primarily attributable to the decrease in gross sales during the three months ended March 31, 2003 as compared to the three months ended March 31, 2002. Handset subsidies on units sold by third parties totaled approximately $3.9 million and $2.9 million for the three months ended March 31, 2003 and 2002, respectively.

  Selling and Marketing

        Selling expenses relate to our distribution channels, sales representatives, sales support personnel, retail stores, advertising programs and commissions. We incurred expenses of approximately $12.1 million and $12.4 million during the three months ended March 31, 2003 and 2002, respectively. The decrease in selling and marketing expenses was primarily attributable to a decrease in gross customer additions and lower advertising costs.

  General and Administrative

        We incurred general and administrative expenses (excluding non-cash expenses) totaling approximately $7.4 million and $6.1 million during the three months ended March 31, 2003 and 2002, respectively. General and administrative expenses included approximately $3.6 million and $2.2 million of management fee expense (defined as 8% of collected revenues) paid to Sprint PCS during the three months ended March 31, 2003 and 2002, respectively. The increase in general and administrative expenses was primarily attributable to the increase in management fee expense resulting from the increase in our subscriber base.

  Non-Cash Compensation for General and Administrative Matters

        During the three months ended March 31, 2003 and 2002, non-cash compensation for general and administrative matters totaled approximately $0.1 million and $0.1 million, respectively. We apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our equity incentive plan. Unearned stock option compensation is recorded for the difference between the exercise price and the fair market value of our stock at the date of grant and is recognized as non-cash stock option compensation expense in the period in which the related services are rendered.

  Depreciation and Amortization

        Depreciation and amortization expense for the three months ended March 31, 2003 and 2002 totaled approximately $13.0 million and $10.4 million, respectively. We depreciate our property and equipment using the straight-line method over four to 10 years. A building acquired as part of the VIA Wireless acquisition is being depreciated using the straight-line method over 30 years. Amortization of intangible assets with finite useful lives is over 20 months to 18 years. The increase in depreciation and amortization expense was primarily due to the increase in network equipment additions from March 31, 2002 through March 31, 2003 and the reduction in estimated useful life of the VIA Wireless subscriber base from 36 months to 30 months effective April 1, 2002. As of March 31, 2003, the VIA Wireless subscriber base was fully amortized.

  Interest Income

        For the three months ended March 31, 2003 and 2002, interest income was approximately $0.2 million and $0.5 million, respectively. The interest income was generated from cash, cash equivalents and restricted cash balances. The decrease in interest income was primarily due to lower levels of cash, cash equivalents and restricted cash combined with lower interest rates during the three months ended March 31, 2003 than during the three months ended March 31, 2002.

  Interest Expense

        Interest expense totaled approximately $10.1 million during the three months ended March 31, 2003. We accrue interest at a rate of 14% per annum on our senior subordinated discount notes due 2010 and 14% per annum on our Series B senior discount notes due 2008. Interest on our senior secured credit facility was accrued at the London interbank offered rate, based on contracts ranging from 30 to 180 days. During the three months ended March 31, 2002, interest expense was approximately $10.9 million. The decrease in interest expense was primarily due to lower debt levels during the three months ended March 31, 2003 than during the three months ended March 31, 2002 as a result of the debt-for-debt exchange offer consummated in February 2003.

        Interest expense also included the amortized amount of deferred financing fees relating to our senior secured credit facility, senior subordinated discount notes and Series B senior discount notes.

  Gain on Troubled Debt Restructuring

        In February 2003, Operating Company consummated its private placement exchange of $48.2 million aggregate principal amount of its new 14% senior discount notes due May 15, 2010 ("New Notes") and $9.6 million in cash for $192.7 million aggregate principal amount of its outstanding 14% senior subordinated discount notes due April 15, 2010 ("Existing Notes"). Additionally, Operating Company consummated a related new financing, in a private placement offering, of $12.8 million aggregate principal amount of 14% Series B senior discount notes due 2008 ("Series B Notes") in which Operating Company received cash proceeds of $9.6 million to fund the cash portion of the exchange. Under the new financing, UbiquiTel issued detachable warrants to purchase up to approximately 9.6 million shares of its common stock at an exercise price of $0.01 per share. We wrote off approximately $2.9 million in deferred financing fees related to the original issuance of the Existing Notes and we incurred estimated fees and expenses of approximately $3.8 million in connection with the issuance of the New Notes, which reduced the gain resulting from the exchange offer, and we incurred estimated expenses of approximately $0.4 million in connection with the issuance of the Series B Notes.

        We have followed the provisions of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS No. 15"), and EITF Issue No. 02-04, "Determining Whether a Debtor's Modification or Exchange of Debt Instruments Is Within the Scope of FASB Statement 15" ("EITF 02-04"), in recording these transactions. These provisions require that the carrying value of the New Notes be recorded at the total future cash payments (principal and interest) specified by the New Notes; therefore, the New Notes were classified on our balance sheet as long-term liabilities and were valued at $81.9 million on the transaction date. As a result, no interest expense related to the New

Notes will be recognized in future periods. The following table presents the aggregate gain recognized in the transactions (in thousands, except per share data):

Principal amount of senior subordinated discount notes exchanged	$192,720
Unamortized discount on senior subordinated discount notes	(48,214)
Unamortized discount on detachable warrants	(7,306)
Unamortized deferred financing costs	(2,859)

Carrying value of debt exchanged	134,341
Maximum future cash principal payments for senior discount notes issued	(48,180)
Maximum future cash interest payments for senior discount notes issued	(33,726)
Cash payments for amount of debt exchanged	(9,636)
Estimated direct expenses of exchange transaction	(3,781)

Aggregate gain from exchange transaction	$39,018

Aggregate gain per share—Basic	$0.48

Aggregate gain per share—Diluted	$0.43

  Income Taxes

        For the three months ended March 31, 2003 and 2002, we recognized income tax benefits of $33,000 and $2.8 million, respectively. Approximately $2.0 million of the tax benefit recorded during the three months ended March 31, 2002 is expected to be monetized in the first half of 2003 because we carried back 2002 net operating losses from our wholly owned VIA Holding subsidiary to realize a federal income tax refund for taxes that had been previously paid by one of the acquired VIA Wireless member companies. The remaining $0.8 million tax benefit recorded during the three months ended March 31, 2002 was due to consolidated net operating loss carryforwards that reduced the net deferred tax liability on our consolidated balance sheet.

  Net Income (Loss)

        For the three months ended March 31, 2003, our net income was approximately $16.2 million and for the three months ended March 31, 2002, our net loss was approximately $29.7 million. The net income for the three months ended March 31, 2003 was primarily attributable to the recognition of a $39.0 million gain resulting from the debt-for-debt exchange offer consummated in February 2003.

  Analysis of the years ended December 31, 2002 and 2001

        On August 13, 2001, we acquired another PCS affiliate of Sprint, VIA Wireless LLC, the exclusive Sprint PCS provider to the central valley of California market. The transaction was accounted for as a purchase and accordingly the operating results of VIA Wireless have been included in the statement of operations from the date of acquisition. We added approximately 50,500 subscribers as a result of the acquisition.

  Customer Net Additions

        As of December 31, 2002, we provided personal communications services to approximately 257,000 customers, an increase of approximately 78,000 from December 31, 2001. During 2001, we added 112,000 new subscribers, exclusive of approximately 50,500 customers acquired from VIA Wireless in August 2001. The decrease in net subscribers acquired was attributable to slowing demand for digital wireless services from new subscribers, high customer churn and tighter credit policies.

  Churn

        Churn for the year ended December 31, 2002 was approximately 4.2% compared to 3.3% for the year ended December 31, 2001. The increase in churn was primarily the result of an increase in the amount of former VIA Wireless and no-deposit Account Spending Limit, or "NDASL," customers whose service was involuntarily discontinued during the year ended December 31, 2002 as compared to December 31, 2001.

  Average Revenue Per User

        During the years ended December 31, 2002 and 2001, our ARPU was approximately $58 and $59, respectively. The decrease in ARPU was primarily due to customers acquired from VIA Wireless in August 2001 who incurred billed air overages and whose service was involuntarily discontinued during 2002.

  Cost Per Gross Addition (CPGA)

        CPGA was approximately $444 for the year ended December 31, 2002 compared to approximately $400 for the year ended December 31, 2001. The increase in CPGA primarily resulted from an increase in handset subsidies and handset upgrade costs and an increase in our commission payments for prime credit class customers that were recorded during the year ended December 31, 2002 as compared to the year ended December 31, 2001, offset by an increase in gross additions for the year ended December 31, 2002 as compared to December 31, 2001, which reduced fixed costs on a per add basis.

  Revenues

  •
  Subscriber Revenue.  Subscriber revenue during the years ended December 31, 2002 and 2001 was approximately $151.2 million and $52.1 million, respectively. Subscriber revenue consists of monthly recurring service charges and monthly non-recurring charges for local, long distance, travel and roaming airtime usage in excess of the pre-subscribed usage plan received from our subscribers and cancellation and late fee revenues less reductions for billing adjustments and billing corrections. Our customers' charges are dependent on their rate plans, based on the number of minutes and data usage included in their plans. These plans generally reflect the terms of national plans offered by Sprint PCS. The increase in subscriber revenue was primarily attributable to the increase in our subscriber base.

  •
  Sprint PCS Travel Revenue.  Travel revenue is generated on a per-minute rate when a Sprint PCS subscriber based outside our markets uses our network. An additional long distance rate per minute is generated when that customer initiates a call from our network to call outside the local calling area. The travel rate was $0.20 per minute of use from January 1, 2001 through June 1, 2001, when it was reduced to $0.15 per minute of use. Beginning October 1, 2001 and continuing through December 31, 2001, the rate was $0.12 per minute of use, for an average rate for the year ended December 31, 2001 of $0.16 per minute based on total 2001 travel minutes. For 2002, the rate was reduced to $0.10 per minute. For 2003, Sprint PCS reduced the rate to $0.058 per minute. The long distance rate per minute for 2002 and 2001 was approximately $0.02 per minute and $0.06 per minute, respectively.

    During the year ended December 31, 2002, our network captured approximately 484.3 million of system travel minutes with approximately 67% of those minutes generating long distance charges which resulted in approximately $54.9 million in travel revenue. During the year ended December 31, 2001, our network captured approximately 162.8 million of system travel minutes with approximately 64% of those minutes generating long distance charges which resulted in approximately $31.6 million in travel revenue. The increase in travel and long distance minutes of use represented $63.2 million of travel revenue, offset by a $27.0 million reduction to travel revenue due to the decrease in the reciprocal Sprint PCS travel rate and a $12.9 million reduction of long distance rate per minute.

  •
  Non-Sprint PCS Roaming Revenue.  Non-Sprint PCS roaming revenue is generated when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network. We earned approximately $6.4 million in non-Sprint PCS roaming revenue during the year ended December 31, 2002 compared to approximately $1.0 million during the year ended December 31, 2001. Non-Sprint PCS roaming minutes increased from 2.6 million during the year ended December 31, 2001 to 36.1 million during the year ended December 31, 2002. The increase in roaming minutes represented a $13.4 million increase in revenue, and the decrease in the average non-Sprint PCS roaming revenue rate we receive from other carriers represented an $8.0 million reduction of roaming revenue.

  •
  Equipment Revenue.  Equipment revenue is generated from the sales of handsets and accessories and is recorded at the time of sale. We record and retain 100% of the revenue from sales of handsets and accessories, net of rebates, discounts and other sales incentives, as equipment revenue. The amounts recorded during the years ended December 31, 2002 and 2001 from equipment revenue totaled approximately $8.3 million and $8.9 million, respectively, and the decrease was primarily due to an increase in equipment promotions and discounts in order to acquire more customers, offset by an increase in gross additions.

  Cost of Service and Operations

  •
  Network Operations Expenses.  Network operations expenses include radio communications site lease costs, utilities, network control maintenance, network control site leases, engineering personnel, transport facilities and interconnect charges, and totaled approximately $66.3 million during the year ended December 31, 2002 compared to approximately $37.8 million during the year ended December 31, 2001. The increase in network operations expenses was attributable to a full year of results for the former VIA Wireless market and several of the original markets that launched service during the first half of 2001.

  •
  Sprint PCS Travel Expense.  We pay Sprint PCS travel fees on a per-minute rate when our customers use the Sprint PCS network outside our markets and incur additional long distance fees when our customer calls long distance originating in a Sprint PCS or PCS affiliate of Sprint territory. During the year ended December 31, 2002, our customers generated approximately 249.8 million of travel minutes with approximately 67% of those minutes generating long distance charges which resulted in approximately $27.9 million in travel fees. During the year ended December 31, 2001, our customers generated approximately 58.6 million of travel minutes with approximately 63% of those minutes generating long distance charges which resulted in approximately $10.7 million in travel fees. The increase in travel expense was attributable to the 191.2 million minutes of use increase from the year ended December 31, 2001 to the year ended December 31, 2002, which accounted for $35.5 million in additional expense, offset by a positive variance of $10.7 million resulting from the changes in the reciprocal rate received from Sprint PCS, and $7.6 million attributable to the reduction of the long distance rate per minute. As discussed above, the per minute rate we pay Sprint PCS when customers from our markets roam onto Sprint PCS' or another Sprint PCS affiliate's network and the long distance rate per minute of use both decreased in 2002 as compared to 2001 and decreased again in 2003 to $0.058 per minute. For 2003, we expect an increase in travel fees resulting from increasing subscriber levels in our markets to be partially offset by the lower per minute travel and long distance rates paid to Sprint PCS.

  •
  Non-Sprint PCS Roaming Expense.  We pay roaming fees to other wireless providers when our customers use their network. During the year ended December 31, 2002, our customers generated approximately 7.9 million of roaming minutes resulting in approximately $3.2 million in roaming fees. During the year ended December 31, 2001, our customers generated approximately 3.9 million of roaming minutes resulting in approximately $2.3 million in roaming fees. The increase in roaming expense was attributable to the 4.0 million minutes of use increase from the year ended December 31, 2001 to the year ended December 31, 2002, which accounted for $2.3 million in additional expense, offset by a positive variance of $1.4 million representing a reduction of roaming expense due to a decrease in the average non-Sprint PCS roaming revenue rate paid to other carriers.

  •
  Bad Debt Expense.  Bad debt expense during the years ended December 31, 2002 and 2001 was approximately $21.5 million and $6.9 million, respectively. The increase in bad debt expense was primarily attributable to expense from sub-prime credit quality customers on the NDASL program that was in effect from May 2001 through late February 2002 and customers acquired from VIA Wireless in August 2001.

  •
  Operating Expenses.  Operating expenses during the years ended December 31, 2002 and 2001 were approximately $17.5 million and $7.7 million, respectively. Operating expenses included fees we paid to Sprint PCS for the use of their support services, including billing and collections services and customer care. The increase in operating expenses was primarily attributable to the increase in our subscriber base, in addition to increases in fees charged by Sprint for their services.

  Cost of Products Sold

        The cost of products sold included the costs of handsets and accessories and totaled approximately $36.5 million and $25.6 million during the years ended December 31, 2002 and 2001, respectively. The cost of handsets exceeds the retail sales price because we subsidize the cost of handsets, consistent with industry practice. The increase in cost of products sold was primarily attributable to the increase in gross sales and inventory reserves that were recorded during 2002. Handset subsidies on units sold by third parties totaled approximately $10.8 million and $7.2 million for the years ended December 31, 2002 and 2001, respectively.

  Selling and Marketing

        Selling and marketing expenses relate to our distribution channels, sales representatives, sales support personnel, retail stores, advertising programs and commissions. We incurred expenses of approximately $54.7 million and $39.1 million during the years ended December 31, 2002 and 2001, respectively. The increase in selling and marketing expenses was primarily attributable to an increase in gross customer additions.

  General and Administrative

        We incurred general and administrative expenses (excluding non-cash expenses) totaling approximately $26.4 million and $15.6 million during the years ended December 31, 2002 and 2001, respectively. General and administrative expenses included approximately $11.0 million and $4.1 million of management fee expense (defined as 8% of collected revenues) paid to Sprint PCS during the years ended December 31, 2002 and 2001, respectively. The increase in general and administrative expenses was primarily due to the increase in management fee expense resulting from the increase in our subscriber base and to the increase in compensation and benefits related to the growth in the number of our employees.

  Non-Cash Compensation for General and Administrative Matters

        During the years ended December 31, 2002 and 2001, non-cash compensation for general and administrative matters totaled approximately $0.4 million and $0.4 million, respectively. We apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our equity incentive plan. Unearned stock option compensation is recorded for the difference between the exercise price and the fair market value of our stock at the date of grant and is recognized as non-cash stock option compensation expense in the period in which the related services are rendered.

  Depreciation and Amortization

        Depreciation and amortization expense for the years ended December 31, 2002 and 2001 totaled approximately $51.6 million and $24.3 million, respectively. We depreciate our property and equipment using the straight-line method over four to 10 years. A building acquired as part of the VIA Wireless acquisition is being depreciated using the straight-line method over 30 years. Amortization of intangible assets with finite useful lives is over 20 months to 18 years. The increase in depreciation and amortization expense was primarily due to a full year of expense for the assets acquired from VIA Wireless and the majority of network assets that were placed into service during the first half of 2001.

  Interest Income

        For the years ended December 31, 2002 and 2001, interest income was approximately $1.6 million and $8.9 million, respectively. The interest income was generated from cash, cash equivalents and restricted cash balances. The decrease in interest income was primarily due to lower levels of cash, cash equivalents and restricted cash combined with lower interest rates during the year ended December 31, 2002 than during the year ended December 31, 2001.

  Interest Expense

        Interest expense totaled approximately $46.0 million during the year ended December 31, 2002. We accrued interest at a rate of 14% per annum on our senior subordinated discount notes. Interest on our senior credit facility was accrued at the London interbank offered rate based on contracts ranging from 30 to 180 days. Interest expense also included the amortized amount of deferred financing fees relating to our senior credit facility and senior subordinated discount notes. During the year ended December 31, 2001, interest expense was approximately $39.0 million. The increase in interest expense was primarily due to higher debt levels during the year ended December 31, 2002 than during the year ended December 31, 2001 and an increase in amortization of deferred financing fees.

  Income Taxes

        For the year ended December 31, 2002, we recognized an income tax benefit of $11.9 million, and for the year ended December 31, 2001 we recognized an income tax expense of approximately $0.2 million. Approximately $8.8 million of the tax benefit recorded during the year ended December 31, 2002 is expected to be monetized in the first half of 2003 as we expect to carryback 2002 net operating losses from our wholly-owned VIA Holding subsidiary to realize a federal income tax refund for taxes that had been previously paid by one of the acquired VIA Wireless member companies. The remaining $3.1 million tax benefit that was recorded during the year ended December 31, 2002 was due to consolidating net operating loss carryforwards that have reduced the net deferred tax liability on our consolidated balance sheet.

  Net Loss

        For the years ended December 31, 2002 and 2001, our net loss was approximately $117.4 million and $107.7 million, respectively. The increase in net loss of $9.7 million resulted primarily from the items discussed above.

Analysis of the years ended December 31, 2001 and 2000

  Customer Net Additions

        As of December 31, 2001, we provided personal communications services to approximately 179,000 customers compared to approximately 16,600 customers as of December 31, 2000. The increase in net subscribers acquired was attributable to our significant network expansion during the year ended December 31, 2001 and the acquisition of approximately 50,500 customers from VIA Wireless on August 13, 2001.

  Average Revenue Per User (ARPU)

        During the years ended December 31, 2001 and 2000, our ARPU was approximately $59 and $59, respectively.

  Cost Per Gross Addition (CPGA)

        CPGA was approximately $400 for the year ended December 31, 2001 compared to approximately $530 for the year ended December 31, 2000. The decrease in CPGA primarily resulted from the increase in our gross additions which reduced our fixed costs on a per unit basis.

  Revenues

  •
  Subscriber Revenue.  Subscriber revenue during the years ended December 31, 2001 and 2000 was approximately $52.1 million and $5.7 million, respectively. The increase in subscriber revenue was primarily attributable to the increase in our subscriber base.

  •
  Sprint PCS Travel Revenue.  During the year ended December 31, 2001, we captured approximately 162.8 million of system travel minutes with approximately 64% of those minutes generating long distance charges which resulted in approximately $31.6 million in travel revenue. During the year ended December 31, 2000, we captured approximately 12.2 million of system travel minutes with approximately 68% of those minutes generating long distance charges which resulted in approximately $3.0 million in travel revenue from markets where we had launched operations. The increase in system minutes was attributable to the significant expansion of our network build-out and a larger customer base from Sprint PCS and other PCS affiliates of Sprint.

  •
  Non-Sprint PCS Roaming Revenue.  We earned approximately $1.0 million in non-Sprint PCS roaming revenue during the year ended December 31, 2001 compared to approximately $0.2 million during the year ended December 31, 2000. The increase in non-Sprint PCS roaming revenue was attributable to the significant expansion of our network build-out.

  •
  Equipment Revenue.  The amounts recorded during the years ended December 31, 2001 and 2000 for equipment revenue totaled approximately $8.9 million and $0.7 million, respectively, and the increase was primarily due to an increase in gross sales to new PCS subscribers.

    We offer sales incentives to customers based on participation in Sprint PCS nationwide plans or on some company-specific incentive programs. Some of these incentives result in a reduction of customer invoices. During the fourth quarter of the year 2000, we adopted the provisions of EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" ("EITF 00-14"), which calls for recognition of sales incentives that result in a reduction in or refund of the selling price of a product as a reduction in revenue. Following the adoption of EITF 00-14 in the fourth quarter of 2000, we recognized a reduction in revenue of approximately $0.3 million. The reduction was netted against reported equipment revenue during the year ended December 31, 2000.

  Cost of Service and Operations

  •
  Network Operations Expenses.  Network operations expenses totaling approximately $37.8 million were incurred during the year ended December 31, 2001 compared to approximately $6.8 million during the year ended December 31, 2000. The increase in network operations expenses was attributable to the significant expansion of our network build-out.

  •
  Sprint PCS Travel Expense.  During the year ended December 31, 2001, our customers generated approximately 58.6 million of travel minutes with approximately 63% of those minutes generating long distance charges which resulted in approximately $10.7 million in travel fees. During the year ended December 31, 2000, our customers generated approximately 4.7 million of travel minutes with approximately 69% of those minutes generating long distance charges which resulted in approximately $1.1 million in travel fees. The increase was attributable to the substantial increase in our customer base.

  •
  Roaming Expense.  During the year ended December 31, 2001, our customers generated approximately 3.9 million of roaming minutes resulting in approximately $2.3 million in roaming fees. During the year ended December 31, 2000, our customers generated approximately 0.7 million of travel minutes resulting in approximately $0.4 million in roaming fees. The increase was attributable to the substantial increase in our customer base.

  •
  Bad Debt Expense.  Bad debt expense during the years ended December 31, 2001 and 2000 was approximately $6.9 million and $0.1 million, respectively. The increase in bad debt expense was primarily attributable to the increase in our subscriber base and the NDASL program that was in effect from May 2001 through late February 2002 and customers acquired from VIA Wireless in August 2001.

  •
  Operating Expenses.  Operating expenses during the years ended December 31, 2001 and 2000 were approximately $7.7 million and $0.8 million, respectively. The increase in operating expenses was primarily attributable to the increase in our subscriber base.

  Cost of Products Sold

        The cost of products sold totaled approximately $25.6 million and $1.7 million during the years ended December 31, 2001 and 2000, respectively. The increase in cost of products sold was primarily attributable to the increase in our gross customer additions of approximately 139,000. Handset subsidies on units sold by third parties totaled approximately $7.2 million and $0 for the years ended December 31, 2001 and 2000, respectively.

  Selling and Marketing

        We incurred selling and marketing expenses of approximately $39.1 million and $4.2 million during the years ended December 31, 2001 and 2000, respectively. The increase in selling and marketing expenses was primarily attributable to an increase in gross customer additions of approximately 139,000 while being partially offset by lower CPGA rates.

  General and Administrative

        We incurred general and administrative expenses (excluding non-cash expenses) totaling approximately $15.6 million and $7.5 million during the years ended December 31, 2001 and 2000,

respectively. General and administrative expenses included approximately $4.1 million and $0.4 million of management fee expense (defined as 8% of collected service revenues) paid to Sprint PCS during the years ended December 31, 2001 and 2000, respectively. The increase in general and administrative expenses was primarily attributable to increased compensation and benefits related to the growth in the number of our employees and the increase in management fee expense attributable to the increase in our subscriber base.

  Non-Cash Compensation for General and Administrative Matters

        During the years ended December 31, 2001 and 2000, non-cash compensation for general and administrative matters totaled approximately $0.4 million and $0.5 million, respectively.

  Depreciation and Amortization

        Depreciation and amortization expense for the years ended December 31, 2001 and 2000 totaled approximately $24.3 million and $3.1 million, respectively. The increase in depreciation and amortization expense was primarily due to network assets that were placed into service during the first half of 2001 and amortization of the Spokane customer list.

  Interest Income

        For the years ended December 31, 2001 and 2000, interest income was approximately $8.9 million and $12.9 million, respectively. The interest income was generated from invested cash proceeds resulting from our private equity sales, our initial public offering, senior subordinated discount notes and drawings under our senior secured credit facility. The proceeds were invested in short-term liquid investments. The decrease in interest income was primarily due to lower levels of cash and cash equivalents and lower interest rates during the year ended December 31, 2001 than during the year ended December 31, 2000.

  Interest Expense

        Interest expense totaled approximately $39.0 million during the year ended December 31, 2001. Interest on our senior credit facility was accrued at the prime rate plus a specified margin until May 2000 and was subsequently rolled under the reserve adjusted London interbank offered rate, based on contracts ranging from 30 to 180 days. During the year ended December 31, 2000, interest expense was approximately $23.8 million. The increase in interest expense was primarily due to higher debt levels during the year ended December 31, 2001 than during the year ended December 31, 2000.

  Net Loss

        For the years ended December 31, 2001 and 2000, our net loss was approximately $107.7 million and $46.6 million, respectively. The increase in net loss of $61.1 million resulted primarily from the items discussed above.

  Liquidity and Capital Resources

        From inception to June 30, 2000, the period during which we were a development-stage company, our activities consisted principally of raising capital, consummating and supporting our agreements with Sprint PCS, developing the initial design of our PCS network and adding to our management team. Through March 31, 2003, we have principally relied on the proceeds from equity and debt financings, and to a lesser extent revenues, as our primary sources of capital. During late 2001, we moved from a construction and build-out phase to an operational phase.

        Completion of our PCS network required substantial capital, of which approximately $248.3 million had been incurred through December 31, 2002, and approximately $253.0 million had been incurred as of March 31, 2003. Although we have substantially completed our network coverage build-out, our business could require additional capital expenditures of up to approximately $30 million annually for maintenance, capacity enhancements and coverage improvements, including up to approximately $10 million in the aggregate to comply with the minimum build-out requirements of our management agreement with Sprint PCS. As of March 31, 2003, we had 34 retail stores in operation in our markets.

        As of December 31, 2002, we had approximately $75.9 million in cash, cash equivalents and restricted cash and an unused revolving line of credit of approximately $55.0 million. As of March 31, 2003, we had approximately $56.7 million in cash, cash equivalents and restricted cash and an unused revolving line of credit of approximately $50.0 million. Cash and cash equivalents and cash availability under our senior secured credit facility, combined with cash flow from operations, are expected to be sufficient to fund any operating losses and working capital, to meet capital expenditure needs and to service debt requirements through March 31, 2004 and into the foreseeable future. Due to a number of factors, including the rapidly changing wireless industry, general economic uncertainty, lower than expected new subscriber additions, continuing higher rates of customer turnover than anticipated, the recent change to the reciprocal travel rate with Sprint PCS taking effect in 2003, and potential changes to the roaming rates, we may attain positive cash flow from operations less capital expenditures a year or two later than originally projected, which was 2004.

        Net cash used by operating activities was approximately $38.8 million and $57.2 million for the years ended December 31, 2002 and 2001, respectively. Net cash used in operating activities for these periods was primarily attributable to the operating loss being partly offset by non-cash items and cash sourced from working capital. Net cash provided by operating activities was approximately $4.1 million and net cash used in operating activities was approximately $2.8 million for the three months ended March 31, 2003 and 2002, respectively. The increase in cash provided by operating activities was primarily due to a lower operating loss.

        Net cash used in investing activities was approximately $40.2 million for the year ended December 31, 2002 and net cash provided by investing activities was approximately $3.0 million for the year ended December 31, 2001. For the year ended December 31, 2002, net cash used in investing activities consisted of capital expenditures of approximately $43.2 million, offset by a reduction in restricted cash of approximately $2.8 million and cash received from the sale of equipment of approximately $0.2 million. For the year ended December 31, 2001, in addition to capital expenditures of approximately $122.1 million, investing activities included acquisition costs relating to the acquisition of VIA Wireless and a cash advance to, net of cash acquired from, VIA Wireless of approximately $24.7 million. Cash provided by investing activities included $99.8 million released from restricted cash and $50.0 million in proceeds from the sale of VIA Wireless' California PCS licenses.

        Net cash used in investing activities was approximately $4.7 million and $21.1 million for the three months ended March 31, 2003 and 2002, respectively. The decrease was due to lower capital expenditures for coverage expansion and 3G upgrades.

        Net cash provided by financing activities was approximately $27.7 million and $31.2 million for the years ended December 31, 2002 and 2001, respectively. For the year ended December 31, 2002, net cash provided by financing activities consisted primarily of $30.0 million in funding under the senior secured credit facility, offset by $1.2 million in capital lease and other long-term liabilities payments and $1.2 million in deferred financing fees in connection with the July 2002 amendment to the senior secured credit facility. For the year ended December 31, 2001, net cash provided by financing activities consisted primarily of $110.0 million in funding under the senior secured credit facility, offset by approximately $75.5 million in long-term debt repayments. Debt repayments included payments made under our capital lease obligations, the pay down of the Rural Telephone Finance Cooperative senior secured credit facility of VIA Wireless, and the pay down of the outstanding Federal Communications Commission notes for the California PCS licenses assumed in the VIA Wireless acquisition. In addition, we incurred $2.8 million in deferred financing fees in connection with the increase in our senior secured credit facility related to the VIA Wireless acquisition.

        Net cash used in financing activities for the three months ended March 31, 2003 was approximately $18.7 million, consisting primarily of a $15.0 million repayment under the senior secured credit facility, $3.5 million in financing costs directly associated with the issuance of the Series B Notes and the debt-for-debt exchange offer consummated in February 2003 and $0.2 million of capital lease and other long-term debt payments. For the three months ended March 31, 2002, net cash used in financing activities was approximately $0.2 million, consisting primarily of capital lease and other long-term debt payments.

  Liquidity

        At March 31, 2003, we had approximately $56.7 million of cash, cash equivalents and restricted cash and an unused revolving line of credit of approximately $50.0 million. At December 31, 2002, we had approximately $75.9 million of cash, cash equivalents and restricted cash and an unused revolving line of credit of approximately $55.0 million. The availability of the revolving credit line is subject to continued compliance with restrictive covenants under our senior secured credit facility; however, there is uncertainty as to our ability to continue to comply with such covenants in the future. Through March 31, 2003, we have used proceeds from our initial public offering of equity, our senior subordinated discount notes, borrowings from our senior secured credit facility, and to a lesser extent revenues, to fund capital expenditures, operating losses, working capital and cash interest needs while we built out our PCS network and acquired customers. We believe our financial position will be sufficient to meet the cash requirements of the business including: capital expenditures, operating losses, cash interest, required amortization of principal under our senior secured credit facility and working capital needs. Our projections contain significant assumptions including projections for gross new customer additions, ARPU, churn, CPGA, CCPU, bad debt expense and roaming revenue. Should actual results differ significantly from these assumptions, our liquidity position could be adversely affected and we could be in a position that would require us to raise additional capital which may not be available or may not be available on acceptable terms.

        On February 26, 2003, we consummated three transactions that have reduced our total debt by approximately $146.7 million and cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million annually beginning in 2006, providing cumulative savings of approximately $243.0 million. We completed a private placement exchange offer of $48.2 million aggregate principal amount of our 14% senior discount notes due 2010 and $9.6 million in cash for $192.7 million aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010, and we also completed in a private placement a related new financing of $12.8 million aggregate principal amount of our Series B Notes in which we received cash proceeds of $9.6 million to fund the cash portion of the exchange. We issued detachable warrants with the Series B Notes to purchase up to approximately 9.6 million shares of UbiquiTel Parent common stock. In connection with the exchange, UbiquiTel Parent and the lenders under our senior secured credit facility amended the credit facility to gain the lenders' consent to the exchange offer, which terms included a $15.0 million partial prepayment against our outstanding $245.0 million principal balance of term loans and the reduction of the unused $55.0 million revolving line of credit to $50.0 million as of February 26, 2003. In a series of separate transactions subsequent to March 31, 2003, we received cash proceeds of $0.7 million, which were used by us to fund open market purchases of $5.0 million aggregate principal amount of 14% senior subordinated discount notes due 2010, and issued approximately $0.9 million aggregate principal amount of additional Series B Notes. Under these private placement sales, UbiquiTel Parent issued detachable warrants to purchase up to approximately 0.7 million shares of its common stock at an exercise price of $0.01 per share. We may from time to time continue to purchase 14% senior subordinated discount notes due 2010 that remain outstanding in the open market, in privately negotiated transactions or otherwise in accordance with applicable law.

  Factors That May Affect Operating Results and Liquidity

        In addition to the risk factors included elsewhere in this prospectus, the following risk factors could materially and adversely affect our liquidity and our future operating results and could cause actual events to differ materially from those predicted in forward-looking statements related to our business.

        We may not be able to sustain our growth or obtain sufficient revenue to achieve and sustain profitability. If the current trend of slower net customer growth worsens, it will lengthen the amount of time it will take for us to attain a sufficient number of customers to achieve positive cash flow from operations less capital expenditures, which in turn will have a negative effect on liquidity and capital resources. For the year ended December 31, 2002, we used approximately $81.9 million in cash for operating activities and capital expenditures. For the three months ended March 31, 2003, we used approximately $0.6 million in cash for operating activities and capital expenditures. Our business projections reflect continuing growth in our subscriber base and a reduction and eventual elimination of operating losses and negative cash flows as the cash flow generated by the growing subscriber base exceeds costs incurred to acquire new customers. If we acquire more new customers than we project, the upfront costs to acquire those customers (including the handset subsidy, commissions and promotional expenses) may result in greater cash used in the near term but provide greater cash flows in later periods. In addition, if there is a slowdown in new subscriber growth in our markets or the wireless industry generally, we may acquire fewer new customers, which would result in lower cash needs in the near term but provide lower cash flows in later periods.

        We re-instated the deposit requirement for new sub-prime credit customers in late February 2002 in connection with the Sprint PCS Clear Pay program. The re-instatement of deposits had a significant impact on gross customer additions during the last five weeks of the three months ended March 31, 2002 and during the remainder of 2002. While deposits for Clear Pay customers provide us with protection against bad debt expense for sub-prime customers, it has and may continue to deter some people with sub-prime credit from becoming subscribers. As a result, our gross additions may decline. As of December 31, 2002, 29% of our approximate 257,000 subscribers had a credit rating placing them in the sub-prime category, of which 15% had deposits. As of March 31, 2003, 28% of our approximately 274,200 subscribers had a credit rating placing them in the sub-prime category, of which 18% had deposits. If the deposit requirement for new sub-prime credit customers continues to deter some potential customers with sub-prime credit from becoming subscribers, we may acquire fewer new customers, which would result in lower operating losses in the near term but provide lower cash flows in later periods.

        The Sprint PCS reciprocal travel rate was reduced from $0.10 per minute in 2002 to $0.058 per minute in 2003, and there can be no assurance that it will not be reduced further in future years. We are paid a fee from Sprint PCS for every minute that a Sprint PCS subscriber based outside of our markets uses our network; we refer to such fees as travel revenue. Similarly, we pay a fee to Sprint for every minute that our customers use the Sprint PCS network outside of our markets; we refer to such fees as travel expense. Under our original agreement with Sprint PCS, the reciprocal travel rate exchanged for customers who roam into the other party's or another PCS affiliate's network, was established at $0.20 per minute. The travel rate was reduced from the original $0.20 per minute of use to $0.15 per minute of use beginning June 1, 2001, and to $0.12 per minute of use beginning October 1, 2001. The rate was reduced to $0.10 per minute for 2002. With a travel-in to travel-out ratio of approximately two to one during the year ended December 31, 2002 and approximately 1.9 to one during the three months ended March 31, 2003, and an expected continued favorable net travel position in the next few years, the lower travel rate has increased our operating losses and could further increase our expected operating losses and reduce our liquidity projections during the next two or three years. We project that growth in our customer base will result in a ratio of travel revenue to travel expense approaching one to one in the long-term, minimizing the net earnings and the operating loss impact of any substantial reduction in the travel rate during those later years.

        We place substantial reliance on the timeliness, accuracy and sufficiency of revenue and cost data and information generated by Sprint for the compilation of our financial statements and other financial disclosures, including substantial portions of our revenues, expenses and accounts receivable. As part of our agreements, we outsource several functions to Sprint including billing, customer care, national network operations support, inventory logistics support, long distance transport and national retailer sales support. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operations expenses. In certain cases, the data is provided at a level of detail that is not adequate for us to verify for accuracy back to the originating source. We rely on Sprint to have designed adequate internal controls with respect to the processes established to provide this data. Because of this reliance, we are dependent on Sprint to periodically evaluate the effectiveness of these controls and report any significant deficiencies and weaknesses in the design or operation of these controls that could have a material impact on our financial statements and disclosures. Sprint provides an annual evaluation of these controls to us by engaging its independent auditors to provide a "Report on Controls Placed in Operation and Tests of Operating Effectiveness for Affiliates" under guidance provided in Statement of Auditing Standards No. 70 ("SAS 70"). There can be no assurance that the SAS 70 procedures will identify all weaknesses that might be material to us. Although we are not presently aware of any material errors affecting us, errors that are not reconciled on a timely basis by Sprint could cause us to misstate our revenues or expenses and could result in out-of-period adjustments that may materially adversely affect our financial results and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, if we or any other PCS affiliate of Sprint find significant errors in information provided by Sprint which causes a restatement of financial statements or otherwise affects us, investors and the investment community may lose confidence in us. In late February 2003, iPCS, Inc., a PCS affiliate of Sprint, filed for bankruptcy protection under Chapter 11 of the federal bankruptcy code and concurrently brought an adversarial action against Sprint alleging, among other things, that Sprint had failed to remit certain amounts owed to iPCS under its agreements with Sprint. Should Sprint fail to deliver timely, accurate and sufficient information, this could lead to a greater degree of uncertainty in our business and financial planning and may lead to adverse short-term decisions. In addition, the failure of Sprint to remit current or future amounts owing to PCS affiliates of Sprint, including us, could lead to actions on the part of us or other PCS affiliates of Sprint to enforce rights under the Sprint agreements and other remedies available under applicable law.

        Our ability to borrow funds under our senior secured credit facility's $50.0 million revolving line of credit will be restricted unless our cash balance (as defined in the credit facility) is less than $25.0 million at the time of borrowing and could be terminated due to our failure to maintain or comply with the restrictive financial and operating covenants contained in the agreement governing the senior secured credit facility as described in Note 5 to the Consolidated Financial Statements for the quarterly period ended March 31, 2003. We are currently in compliance with all financial and operational covenants relating to the senior secured credit facility; however, there is uncertainty as to our ability to continue to comply with such covenants in the future. If we are unable to operate our business within the covenants specified in the senior secured credit facility, our ability to obtain future amendments to the covenants in the senior secured credit facility is not guaranteed and our ability to make borrowings under the revolving line of credit required to operate our business could be restricted or terminated. Such a restriction or termination would have a material adverse effect on our liquidity.

        Variable interest rates may increase substantially. At December 31, 2002, we had $245.0 million outstanding under our senior secured credit facility, which was subsequently reduced to $230.0 million at March 31, 2003 due to a $15.0 million prepayment on February 26, 2003 described above under "—Liquidity." The rate of interest on the facility is presently based on a margin above the London interbank offered rate, or "LIBOR." Our weighted average borrowing rate on variable rate borrowings was 6.2% for the year ended December 31, 2002 and 5.6% for the three months ended March 31, 2003. Increases in a market interest rate substantially above our estimates may result in unanticipated cash interest costs.

        We may not be able to access the credit markets for additional capital if the liquidity discussed above is insufficient for the cash needs of our business. We frequently evaluate options for additional financings to supplement our liquidity position and maintain maximum financial flexibility. However, if the assumptions used in our projections are incorrect, we may be unable to raise additional capital.

  Capital Resources

        The senior subordinated discount notes, the senior discount notes and the Series B senior discount notes will require cash payments of interest beginning on October 15, 2005.

        As of December 31, 2002, our senior secured credit facility provided for a $55.0 million revolving loan, a term loan A of $120.0 million and a term loan B of $125.0 million. As of March 31, 2003, our senior secured credit facility provided for a $50.0 million revolving loan, a term loan A of $112.7 million and a term loan B of $117.3 million. The term loans A and B, all of which were outstanding as of March 31, 2003, are required to be repaid beginning in June 2004 in fourteen and eighteen consecutive quarterly installments, respectively. The revolving loan and term loan A will mature in October 2007 and the term loan B will mature in October 2008. The commitment fee on unused borrowings is 0.75%, payable quarterly. Our obligations under the credit agreement are secured by all of our assets. The senior secured credit facility is subject to certain restrictive covenants including the timing of availability for borrowing under the $50.0 million revolving line of credit, maintaining certain financial ratios, attaining defined subscriber growth goals, network covered population goals and minimum quarterly service revenues, and limiting annual capital expenditures.

        As of March 31, 2003, we were in compliance with all financial and operational covenants associated with our senior secured credit facility, senior subordinated discount notes, senior discount notes and Series B senior discount notes.

  Reconciliation of non-GAAP financial measures

        We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures discussed in "—Results of Operations" are average revenue per user (ARPU), cost per gross addition (CPGA) and cash cost per user (CCPU). Descriptions of these non-GAAP financial measures are provided where the particular measures are discussed in "—Results of Operations—Analysis of the three months ended March 31, 2003 compared to the three months ended March 31, 2002" and "—Results of Operations—Analysis of

the years ended December 31, 2002 and 2001," and the following tables reconcile the non-GAAP financial measures with our consolidated financial statements presented in accordance with GAAP.

	Three Months Ended March 31,		Year Ended December 31,
Average revenue per user (ARPU)
	2003	2002	2002	2001	2000
Service revenue	$56,244,000	$43,550,000	$212,474,000	$84,702,000	$8,854,000
Less: Travel revenue	(10,299,000)	(9,505,000)	(54,900,000)	(31,600,000)	(3,000,000)
Less: Roaming revenue	(2,874,000)	(550,000)	(6,400,000)	(1,000,000)	(200,000)

Subscriber revenue(1)	$43,071,000	$33,495,000	$151,174,000	$52,102,000	$5,654,000

Average subscribers(2)	264,927	192,264	217,579	72,953	11,289
ARPU(1)	$54.00	$58.00	$57.90	$59.51	$58.92

(1)
Minor differences from numbers appearing in "—Results of Operations" may exist due to rounding the numbers in "—Results of Operations" to the nearest $0.1 million.

(2)
Average subscribers for the year ended December 31, 2000 was calculated using 8.5 months of average subscribers due to the April 2000 acquisition of the Spokane, Washington market.

        We believe ARPU, which calculates the average monthly service revenue per customer, excluding roaming revenue, is a useful measure to assist in evaluating our past and forecasting our future subscriber revenue. In addition, it provides a gauge to compare our service revenue to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

	Three Months Ended March 31,
Cash Cost per User (CCPU)
	2003	2002
Cost of service and operations	$29,401,000	$29,637,000
Add: General and administrative expenses	7,474,000	6,068,000

Total cash costs	$36,875,000	$35,705,000

Average subscribers	264,927	192,264
CCPU	$46	$62

        We believe CCPU, which measures the average monthly cash costs to provide digital wireless mobility communications services per customer, is a useful measure used to compare our cash cost of operations per customer to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

	Three Months Ended March 31,		Year Ended December 31,
Cost per gross addition (CPGA)
	2003	2002	2002	2001	2000
Selling and marketing	$12,081,000	$12,446,000	$54,711,000	$39,119,000	$4,166,000
Add: Cost of products sold	9,301,000	9,619,000	36,531,000	25,620,000	1,693,000
Less: Equipment revenue	(2,239,000)	(2,535,000)	(8,331,000)	(8,871,000)	(429,000)
Less: Selling and marketing adjustment(1)	—	—	—	(93,000)	—

CPGA costs	$19,143,000	$19,530,000	$82,911,000	$55,775,000	$5,430,000

Gross additions	44,300	47,300	186,745	139,538	10,253
CPGA	$432	$413	$444	$400	$530

(1)
The adjustment to selling and marketing expenses for the year ended December 31, 2001 represents selling and marketing costs incurred prior to the launch of a market.

        We believe CPGA, which measures the average cost to acquire new customers during the period, is a useful measure used to compare our average cost to acquire a new subscriber to that of other wireless communication providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

  Contractual Obligations

        We are obligated to make future payments under various contracts we have entered into, including amounts pursuant to the senior secured credit facility; noncancelable operating lease agreements for office space, retail stores, land for radio communications sites, leased space on radio communications sites and office equipment; capital leases; the VIA Wireless building mortgage and other long-term liabilities; the senior subordinated discount notes; the senior discount notes; and the Series B senior discount notes. The following table lists our expected future minimum contractual cash obligations for the next five years and in the aggregate as of March 31, 2003 (dollars in thousands):

		Payments due by period ending March 31:
Contractual obligation	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Senior secured credit facility(1)	$230,000	$—	$25,816	$107,959	$96,225
Operating leases(2)	69,779	16,160	28,046	12,785	12,788
Capital leases	419	397	22	—	—
Building mortgage and other long-term liabilities	3,599	197	437	501	2,464
Senior subordinated discount notes(1)	107,280	—	—	—	107,280
Senior discount notes(1)	48,180	—	—	—	48,180
Series B senior discount notes(1)	12,848	—	—	—	12,848

	$472,105	$16,754	$54,321	$121,245	$279,785

(1)
Total repayments, excluding interest payments, are based on borrowings outstanding as of March 31, 2003, and do not include projected borrowings under the senior secured credit facility.

(2)
Does not include payments due under renewals to the original lease term.

        There are provisions in each of the agreements governing the senior secured credit facility, the senior subordinated discount notes, the senior discount notes and the Series B senior discount notes that provide for an acceleration of repayment upon an event of default, as defined in the respective agreements.

  Inflation

        We believe that inflation has not had, and will not have, a material adverse effect on our results of operations.

  Seasonality

        Our business is seasonal because the wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The factors contributing to this trend include the increasing use of retail distribution, which is dependent on year-end holiday shopping, the timing of new product and service offerings, competitive pricing pressures and aggressive marketing and promotions during the holiday season. The increased level of activity requires a greater use of our available financial resources during this period.

  Quantitative and Qualitative Disclosures About Market Risk

        In the normal course of business, our operations are exposed to interest rate risk on our senior secured credit facility and any future financing requirements. Our fixed rate debt consisted primarily of the accreted carrying value of the senior subordinated discount notes ($220.1 million at December 31, 2002 and $81.4 million at March 31, 2003), and the Series B Notes ($9.8 million at March 31, 2003). Our senior discount notes due 2010 also have a fixed interest rate, but because we have followed the provisions of SFAS No. 15 and EITF 02-04, we will not recognize any interest expense with respect to such notes in future periods. These provisions require that the carrying value be recorded at the total future cash payments (principal and interest). Therefore, these notes are carried on our balance sheet as long-term liabilities valued at $81.9 million (see Note 6 to the Consolidated Financial Statements for the quarterly period ended March 31, 2003). Our variable rate debt consisted of borrowings made under the senior secured credit facility ($245.0 million at December 31, 2002 and $230.0 million at March 31, 2003).

        Our primary interest rate risk exposures related to (i) the interest rate on long-term borrowings; (ii) our ability to refinance the senior subordinated discount notes, the senior discount notes and the Series B senior discount notes at maturity at market rates, if needed; and (iii) the impact of interest rate movements on our ability to meet interest expense requirements and financial covenants under our debt instruments.

        We may decide, from time to time, to manage the interest rate risk on our outstanding long-term debt through the use of fixed and variable rate debt and interest rate swaps. While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our interest rate risk on an ongoing basis.

        The following table presents the estimated future balances of outstanding long-term debt projected at the end of each period and future required annual principal payments for each period then ended based on our projected level of long-term indebtedness as of March 31, 2003 (dollars in thousands):

	Years ending December 31,
	2003	2004	2005	2006	2007
Senior subordinated discount notes	90,154	103,218	107,280	107,280	107,280
Fixed interest rate	14.0%	14.0%	14.0%	14.0%	14.0%
Principal repayments	—	—	—	—	—
Senior secured credit facility	230,000	222,079	207,997	157,538	100,625
Variable interest rate(1)	6.7%	7.6%	7.6%	7.6%	7.6%
Principal payments	15,000	7,921	14,082	50,459	56,913
Senior discount notes(2)	48,180	48,180	48,180	48,180	48,180
Fixed interest rate	14.0%	14.0%	14.0%	14.0%	14.0%
Principal repayments	—	—	—	—	—
Series B senior discount notes	10,793	12,357	12,848	12,848	12,848
Fixed interest rate	14.0%	14.0%	14.0%	14.0%	14.0%
Principal repayments	—	—	—	—	—

(1)
The interest rate on the senior secured credit facility equals the London interbank offered rate (LIBOR) plus a weighted-average interest rate of 3.8%. LIBOR is assumed to equal 2.9% for 2003, and 3.8% for years 2004, 2005, 2006 and 2007. A 1.0% increase (decrease) in the variable interest rate would result in a $2.3 million increase (decrease) in the interest expense.

(2)
The senior discount notes were issued at a discount in February 2003, but we have followed the provisions of SFAS No. 15 and EITF 02-04. These provisions require that the carrying value be recorded at the total future cash payments (principal and interest). Therefore, the notes are carried on our balance sheet as long-term liabilities valued at $81.9 million beginning February 26, 2003 which is the date of the debt-for-debt exchange offer described in Note 6 to the Consolidated Financial Statements for the quarterly period ended March 31, 2003. As a result, no interest expense related to these notes will be recognized in future periods.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

        On May 15, 2002, upon the recommendation of the Audit Committee of the board of directors of UbiquiTel Parent, the board of directors approved the dismissal of Arthur Andersen LLP as our independent public accountants and the appointment of PricewaterhouseCoopers LLP, or "PwC," to serve as our independent public accountants for the fiscal year ending December 31, 2002. Arthur Andersen's reports on our consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended December 31, 2001 and 2000 and through the date of Arthur Andersen's dismissal as our independent public accountants on May 15, 2002, there were no disagreements between Arthur Andersen and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter in connection with its report on our consolidated financial statements for such years. There were no reportable events as listed in Item 304 (a)(1)(v) of Regulation S-K.

        UbiquiTel Parent provided Arthur Andersen with a copy of the foregoing statements in May 2002 and filed as Exhibit 16 to UbiquiTel Parent's Current Report on Form 8-K dated May 15, 2002 a copy of Arthur Andersen's letter, dated May 15, 2002, stating its agreement with such statements.

        During the fiscal years ended December 31, 2001 and 2000 and through the date of PwC's appointment as our independent public accountants on May 15, 2002, we did not consult with PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304 (a)(2)(i) and (ii) of Regulation S-K.

BUSINESS

Overview

        We, through our management agreement with Sprint PCS, are the exclusive provider of Sprint PCS digital wireless personal communications services, or "PCS," to markets in the western and midwestern United States which include a total population of approximately 11.1 million residents. Sprint has PCS licenses to cover more than 280 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. We do not own any PCS licenses in our markets or elsewhere, so generally we can only operate our business so long as we remain a PCS affiliate of Sprint and Sprint and related entities continue to own the PCS licenses in our markets. Sprint directly operates its PCS network in major metropolitan markets throughout the United States. Sprint also has entered into independent management agreements with various PCS affiliates of Sprint, such as us, under which the PCS affiliates of Sprint have agreed to construct and manage the PCS networks under the Sprint brand name in midsize and smaller markets. Sprint is not obligated to provide us with any support in connection with our business or otherwise, other than performing its contractual obligations under the management agreement and other related agreements between us.

        Sprint operates a 100% digital PCS wireless network in the United States and holds licenses to provide PCS nationwide, using code division multiple access or CDMA technology. Sprint, directly and indirectly through PCS affiliates such as us, provides wireless services in more than 4,000 cities and communities across the country.

        As of March 31, 2003, we had approximately 274,200 customers and total network coverage of approximately 7.8 million residents. For the year ended December 31, 2002, we generated revenue of approximately $220.8 million. For the three months ended March 31, 2003, we generated revenue of approximately $58.5 million.

Current Operating Environment and its Impact on Us

        Since the beginning of 2002, the wireless communications industry, as well as UbiquiTel Parent have experienced significant declines in per share equity prices. We believe that this decline in wireless stocks results from a weaker outlook for the wireless industry than previously expected. Reasons for a weaker operating environment include:

  •
  declining rates of subscriber growth in the United States as overall rates of penetration in the wireless industry approach and exceed 50%, which decline may have been exacerbated by a widespread economic slowdown;

  •
  concerns that these declines, coupled with intense competition among wireless service providers in the United States, will continue to lead to service offerings of increasingly large bundles of minutes at lower prices;

  •
  higher rates of customer turnover, called churn, resulting from intense competition and programs for sub-prime credit quality subscribers; and

  •
  the highly leveraged capital structures of many wireless providers and a lack of viable financing alternatives.

        Our business has been and continues to be affected by these market conditions. In addition, as a result of our dependence on Sprint, we also are confronted with additional factors that have had and will likely continue to have a negative impact on our operations such as:

  •
  We offered a program that attracted sub-prime credit quality subscribers and contributed to high rates of churn. The introduction of this program was required under our agreements with Sprint until late February 2002 (See "—Marketing Strategy" for a description of the program and "—Risk Factors—Risks Particular to Our Relationship with Sprint");

  •
  Over the past year, Sprint has taken a number of actions which resulted in unanticipated charges or increases in charges to us. Some of these charges resulted from errors by Sprint, while others were charges to which we had little or no advance notice. The effect of these actions was to interject a greater degree of uncertainty to our business and financial planning (See "—Risk Factors—Risks Particular to Our Relationship with Sprint");

  •
  Over the past two years, Sprint has reduced our reciprocal travel rate in a series of rate reductions from $0.20 per minute to the recently announced $0.058 per minute. The effect of these rate changes was to reduce our operating income and liquidity position (See "—Risk Factors—Risks Related to Our Business, Strategy and Operations—We will not receive as much Sprint net travel, or roaming, revenue as we anticipated"); and

  •
  Our dependence on Sprint to provide customer care provides us limited tools to improve the quality of customer care, which may contribute to higher churn.

        These factors have led us to revise our business plan to reflect this less-favorable operating environment. We had previously projected to generate positive cash flow from operations less capital expenditures in 2004. However, due to a number of factors, including very aggressive price competition, general economic uncertainty, higher costs for new subscriber additions than we anticipated, lower new subscriber additions than we anticipated, continuing higher rates of customer turnover than we anticipated, the recent change to the reciprocal travel rate with Sprint that took effect on January 1, 2003, and potential changes to the roaming rates, we may generate positive cash flow from operations less capital expenditures a year or two later. However, our projections are subject to numerous further risks and uncertainties that are described under "—Risk Factors." We will have to dedicate a substantial portion of any future cash flow from operations to make interest and principal payments on our debt and fund capital expenditures, which will reduce funds available for other purposes. Our operating profitability will depend on many factors, including, among others, our relationship with Sprint and our ability to market PCS services, achieve projected market penetration and manage churn.

Business Strategy

        Our goal is to become one of the most profitable regional wireless providers by combining the strengths of our affiliation with a national wireless company with management and resources focused exclusively on acquiring and retaining high quality subscribers in our local markets. We believe the following elements are critical to enable us to achieve this goal:

  •
  Target our sales and marketing efforts toward prime credit classes;

  •
  Balance growth with competitive pressures;

  •
  Leverage our third generation network platform;

  •
  Reduce churn and bad debt expense by improving the quality of our subscriber base; and

  •
  Optimize our relationship with Sprint PCS to take advantage of their nationwide third generation network and services.

        Target our sales and marketing efforts toward prime credit classes.    With approximately 75% of sales coming from customers who are previous wireless users, we have focused our marketing efforts and aligned our distribution to the subsection of our markets where these potential prime credit class customers live, work and shop. We also are paying higher commissions for prime credit class sales than for sub-prime credit classes. We will continue to address the sub-prime credit class market by keeping credit policies tight by requiring a deposit equal to the spending limit controlled by our real-time billing system.

        Balance growth with competitive pressures.    The wireless industry continues to be very competitive. Six national carriers compete for market share. In our local markets, we have on average approximately five competitors, and we face two of the largest national operators in all of our markets. The large number of competitors puts pressure on both service plan offerings and costs to acquire new subscribers. We will continue to maintain discipline in managing our liquidity while focusing on profitable subscriber growth.

        Leverage our third generation network platform.    Along with Sprint and other affiliates of Sprint, we upgraded our network to a third generation standard, 1XRTT, and began offering new third generation data services called PCS Vision during the third quarter of 2002. PCS Vision provides us with a differentiated product and a competitive advantage in many of our local markets. We believe this product will be an important ingredient in penetrating the prime target market and in building a recurring revenue stream from data products. We also anticipate that the 1XRTT network platform will be more efficient in processing voice calls and will help us drive down capital expenditures associated with maintaining the quality of service.

        Reduce churn and bad debt expense by improving the quality of our subscriber base.    We improved the quality of the subscriber base from December 31, 2001 to December 31, 2002 by reducing the percentage of sub-prime credit class customers without a deposit from 42% to 14%. During this same period, we increased the percentage of prime credit class customers from 58% to 71%. The percentage of sub-prime credit class customers without a deposit was 10% at March 31, 2003, compared to 34% at March 31, 2002, and the percentage of prime credit class customers was 72% at March 31, 2003, compared to 62% at March 31, 2002. By continuing to require a deposit equal to the spending limit for sub-prime credit classes, we expect the quality of our base to continue to improve which should benefit our churn rates and bad debt expense.

        Optimize our relationship with Sprint PCS to take advantage of their nationwide third generation network and services.    Sprint PCS is the only national operator with a deployment of third generation technology across its nationwide footprint. We believe this will provide us with many advantages including our ability to market voice and data products that can be used both on and outside our local network and provide us with a revenue stream from Sprint subscribers roaming onto our network. We will continue to manage our relationship with Sprint to allow us to maximize the unique values that it creates.

Our Markets

        The following table lists the location, the basic trading areas, commonly referred to as "BTAs," megahertz of spectrum, estimated total residents, network coverage and percent coverage for each of our markets under our Sprint PCS management agreement. The estimated total residents does not represent expected customers but rather our total potential customers within each market. However, our network build-out plan focuses on providing service to the residents in the most densely populated and strategic areas of our markets which is represented by network coverage.

Location	BTA No.(1)		Megahertz of Spectrum(2)	Estimated Total Residents (000's)(3)	Network Coverage (000's)(4)	Percent Coverage
Reno/Tahoe/Northern California
Chico-Oroville, CA	79		30	225
Eureka, CA	134		30	148
Redding, CA	371		30	284
Reno, NV	372		30	584
Sacramento, CA	389	*	30	313
Yuba City-Marysville, CA	485	*	30	142

Subtotal				1,696	1,260	74%

Spokane/Montana
Billings, MT**	41		30	315
Bozeman, MT**	53		30	81
Butte, MT**	64		30	68
Great Falls, MT**	171		30	167
Helena, MT**	188		30	70
Kalispell, MT**	224		30	76
Lewiston-Moscow, ID	250		30	127
Missoula, MT**	300		30	172
Spokane, WA	425		30	754

Subtotal				1,830	640	35%

Southern Idaho/Utah/Nevada
Boise-Nampa, ID	50		30	562
Idaho Falls, ID	202		30	218
Las Vegas, NV	245	*	30	22
Logan, UT	258		30	104
Pocatello, ID	353		30	106
Provo-Orem, UT	365	*	30	12
St. George, UT	392		30	137
Salt Lake City-Ogden, UT	399	*	30	105
Twin Falls, ID	451		30	164

Subtotal				1,430	1,200	84%

Southern Indiana/Kentucky
Anderson, IN	15	*	30	44
Bloomington-Bedford, IN	47		30	241
Bowling Green-Glasgow, KY	52		30	249
Cincinnati, OH	81	*	30	17
Clarksville, Hopkinsville, TN/KY	83		30	254
Columbus, IN	93		30	157
Evansville, IN	135		30	518
Indianapolis, IN	204	*	30	86
Louisville, KY	263	*	30	252
Madisonville, KY	273		30	47
Owensboro, KY	338		30	165
Paducah-Murray-Mayfield, KY	339		30	234
Richmond, IN	373		30	105
Terre Haute, IN	442	*	30	246
Vincennes-Washington, IN	475		30	96

Subtotal				2,711	1,680	62%

Central Valley of California
Bakersfield, CA	28		20	662
Fresno, CA	157		30	923
Merced, CA	291		30	228
Modesto, CA	303		30	501
Stockton, CA	434		30	604
Visalia-Porterville-Hanford, CA	158		30	497

Subtotal				3,415	3,020	88%

TOTAL				11,082	7,800	70%

*
Denotes partial portion of BTA.

**
Our build-out plan for the State of Montana has a deployment schedule with a coverage launch date of June 1, 2005 and we have not presently started the build-out.

(1)
A basic trading area, or BTA, is a collection of counties surrounding a metropolitan area in which there is a commercial community of interest. The BTA number indicated in the table is assigned to that market by the Federal Communications Commission for the purpose of issuing licenses for wireless services.

(2)
Spectrum licensed to Sprint PCS or related parties of which we have exclusive access.

(3)
Estimated total residents is based on 1990 Census data for each BTA within a given market extrapolated through the first quarter of 2000 based on estimated population growth rates. Estimated BTA residents may not total due to rounding.

(4)
Network coverage is the estimated residents covered by our network.

        We believe these markets have attractive demographic characteristics for growing our customer base and generating travel revenue from other Sprint PCS markets for the following reasons:

  •
  Contiguous to Major Existing Sprint Markets.  Our markets are contiguous to major Sprint markets with a combined licensed population of over 57 million. Some of the major contiguous markets include San Francisco, Los Angeles and Sacramento, California; Seattle, Washington; Salt Lake City, Utah; Las Vegas, Nevada; Indianapolis, Indiana; Nashville, Tennessee; Louisville, Kentucky; and Cincinnati, Ohio.

  •
  Important Transportation Corridors.  Our markets include the most important and, in some cases, the only transportation corridors that link the population centers within a particular market including major interstates such as I-70, I-80, I-90, I-5, I-15 and I-65.

  •
  Popular Vacation and Tourist Destinations.  Our markets contain popular vacation and tourist destinations, including various national parks and ski resorts such as Yosemite National Park, Yellowstone National Park, Glacier National Park, Lake Tahoe, Squaw Valley, Sun Valley and Jackson Hole resorts.

  •
  Large Student Population Centers.  There are at least 20 colleges and universities located within our markets, including 12 schools with student populations greater than 10,000 each such as Utah State University (Logan), Indiana University (Bloomington) and the University of Nevada.

Experienced Management Team

        We have an experienced senior management team with an average of over ten years of experience in the wireless communications industry with companies such as Comcast Cellular Communications, PacTel Cellular and Frontier Cellular Communications. Donald A. Harris, our Chairman of the Board, President and Chief Executive Officer, previously was president of Comcast Cellular Communications and managed much of its network build-out in Pennsylvania, New Jersey and Delaware with a covered population of over 8 million residents. For additional information concerning our management team, see "Management."

Our History

        In October 1998, UbiquiTel L.L.C., whose sole member was The Walter Group, entered into an agreement with Sprint PCS for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the residents in the Reno/Tahoe market. UbiquiTel L.L.C. had no financial transactions from its inception on August 24, 1998 to its incorporation date of September 29, 1999. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Parent, which were then subsequently assigned to UbiquiTel Operating Company, which was formed in November 1999. On December 28, 1999, we amended our agreement with Sprint PCS to expand our markets to include northern California, Spokane/Montana, southern Idaho/Utah/Nevada and southern Indiana/Kentucky, which together with Reno/Tahoe, contain approximately 7.7 million residents. On February 21, 2001, in connection with our acquisition of VIA Wireless LLC, we amended our agreement with Sprint PCS to expand our markets effective at the closing in August 2001 to include 3.4 million additional residents from the six VIA Wireless BTAs including Bakersfield, Fresno, Merced, Modesto, Stockton and Visalia, California (also collectively referred to as the central valley of California market). On August 13, 2001, upon the closing of the merger agreement, VIA Wireless became a wholly owned subsidiary of ours and has since been merged into UbiquiTel Operating Company.

Network Operations

        Pursuant to our management agreement with Sprint PCS, we agreed to a minimum build-out plan for our portion of the Sprint PCS network. We have further enhanced our build-out plan to provide better coverage for our markets. We have focused our network coverage on the largest, most densely populated communities in our markets and interstates and primary roads connecting these communities to each other and to the adjacent major metropolitan markets owned and operated by Sprint PCS. As of March 31, 2003, our network consisted of five switches and switching centers and 837 cell sites in operation. A switching center serves several purposes, including routing calls, managing call handoffs, managing access to the public telephone network and providing access to voice mail and other value-added services. Approximately 88% of our cell sites were co-located as of March 31, 2003. Co-location describes the strategy of leasing available space on a tower or cell site owned by another company rather than building and owning the tower or cell site directly. We utilize the Sprint PCS network operations control center for around the clock monitoring as well as our own switching centers' capabilities for our network base stations and switches.

        Our network connects to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between our network and both local exchange and long distance carriers. Through our Sprint PCS management agreement, we have the benefit of Sprint negotiated interconnection agreements with our local exchange carriers.

        We use Sprint and other third party providers for long distance services and for backhaul services. Backhaul services are the telecommunications services which other carriers provide to carry our traffic from our cell sites to our switching facilities.

Products and Services

        We offer Sprint PCS products and services throughout our markets. These products and services are generally designed to mirror the services offered by Sprint PCS.

  100% Digital Wireless Network with Nationwide Service

        We are part of the largest 100% digital wireless personal communications services network in the country. We believe the code division multiple access, or "CDMA," technology that Sprint PCS has deployed offers significantly improved voice quality. CDMA provides voice transmissions encoded into a digital format with a significantly lower risk of cloning and eavesdropping than on analog or other digital based systems.

  PCS Vision Service

        Sprint and PCS affiliates of Sprint, including us, launched third generation CDMA technology into their networks beginning in August 2002, and commonly refer to the product as PCS Vision. Vision-enabled PCS phones and devices take and receive pictures, check personal and corporate e-mail, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds that equal or exceed a home computer's dial-up connection. At the same time, Sprint began to roll out a broad portfolio of Vision-enabled phones and devices that incorporate voice and data functionality, expanded memory, high-resolution and larger color screens that allow greater mobility, convenience and productivity. We support and offer PCS Vision services and phones in our markets.

  Wireless Internet Access

        Wireless Internet access is available through both the new PCS Vision service and the existing Sprint Wireless Web service. PCS subscribers with web browser-enabled phones have the ability to receive information such as stock prices, airline schedules, sports scores and weather updates directly on their handsets. Subscribers with PCS Vision phones can browse full color, graphic versions of popular web sites. Subscribers with existing browser-enabled phones are able to browse specially designated text based sites.

  Voice Command

        Sprint PCS' Voice Command feature uses state-of-the-art speech recognition technology to allow users to place calls by speaking a name from an address book or by speaking a number. Voice Command works with each Sprint PCS phone model marketed by Sprint PCS. This feature eliminates the need to have a listing of phone numbers, and provides the safety of making wireless calls with Sprint PCS virtually hands free.

  Advanced Handsets

        We offer handsets with and without PCS Vision capabilities. Only PCS Vision-enabled handsets provide data services at speeds equal to or exceeding a home computer's dial-up connection. Both types of handsets are offered in a single band/single mode or a dual-band/dual mode with various advanced features and technology. Our code division multiple access single-band/single-mode handsets, weighing approximately five to seven ounces, offer up to five days of standby time and approximately four hours of talk time. Our dual-band/dual-mode handsets allow customers to make and receive calls on both PCS and cellular frequency bands with the applicable digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. All handsets are co-branded with the vendor and the Sprint brand name and are equipped with preprogrammed features such as caller ID, call waiting, phone books, speed dial and last number redial.

  Sprint PCS Travel

        Sprint PCS travel includes both inbound Sprint PCS travel, when a Sprint PCS subscriber based outside of our markets uses our network, and outbound Sprint PCS travel, when a Sprint PCS subscriber based in our markets uses the Sprint PCS network or network of another PCS affiliate of Sprint outside of our markets. We and Sprint PCS compensate each other with a reciprocal per minute rate for each minute used on the other's network. Pursuant to our management agreement with Sprint PCS, Sprint PCS currently has the discretion to change the per minute rate for Sprint PCS traveling fees.

  Non-Sprint PCS Roaming

        Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when a non-Sprint PCS subscriber uses our network, and outbound non-Sprint PCS roaming, when a Sprint PCS subscriber based in our markets uses a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses our network, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our network, and as part of our management agreement with Sprint PCS, we are entitled to 92% of these fees. Currently, pursuant to our services agreement with Sprint PCS, Sprint PCS bills these wireless service providers for these fees. When another wireless service provider provides service to one of the Sprint PCS subscribers based in our markets, we pay outbound non-Sprint PCS roaming fees. Sprint PCS, pursuant to our services agreement with Sprint PCS, then bills the Sprint PCS subscriber for use of that provider's network at rates specified in his or her contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. As a result, we retain the collection risk for outbound non-Sprint PCS roaming fees incurred by the subscribers based in our markets.

Marketing Strategy

        Our marketing strategy uses Sprint PCS' proven strategies with local enhancements tailored to our specific markets. We feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing efforts. From the customers' point of view, we are Sprint PCS in our markets that we serve. We use the Sprint PCS pricing strategy to offer customers in our markets simple, easy to understand service plans. Sprint PCS' consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and competitive per-minute rates and PCS to PCS calls. In addition, we offer Sprint PCS' national "Free and Clear" calling plans, which offer simple, affordable plans for every consumer and business customer and include free long distance calling from anywhere on its nationwide network.

        A significant product for us is the Clear Pay program and its predecessors, the Account Spending Limit, or "ASL," and no-deposit ASL, or "NDASL," programs. Under these programs, subscribers who did not meet certain credit criteria could qualify for our digital wireless services. Under the ASL program, sub-prime credit quality subscribers could select any plan offered subject to an account spending limit. Prior to May 2001, all of these subscribers were required to make a deposit ranging from $125 to $200 that could be credited against future billings. In May 2001, the NDASL program eliminated the deposit requirement on all credit classes. In November 2001, the NDASL program was replaced with a substantially similar program known as Clear Pay. The primary difference between the two programs was the re-introduction of a deposit requirement in the lowest credit class and an increased emphasis on collection processes. In late February 2002, we reinstated a $125 deposit for all sub-prime quality subscribers in our markets under the Clear Pay program. The Clear Pay program and its deposit requirements are currently in effect in all of our markets. As a result, sub-prime credit quality subscribers accounted for 28% of our subscribers at March 31, 2003, though due to the re-introduction of deposits in early 2002, 18% of our subscriber base at March 31, 2003 constituted sub-prime credit quality subscribers with deposits, thus reducing our future bad debt expense exposure.

        Our local focus enables us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. This includes using local radio, television and newspaper advertising to sell our products and services in each of our markets. Sprint PCS promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. We benefit from the national advertising at minimal costs to us. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, advertisement production and material costs and incremental printing costs. Sprint PCS also runs numerous promotional campaigns that provide customers with benefits such as additional features at the same rate or free minutes of use or data usage for limited time periods. We offer these promotional campaigns to potential customers in our markets.

        Sprint PCS is a sponsor of numerous selective, broad-based national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our markets.

Sales and Distribution

        Our sales and distribution plan focuses on local retail stores and agents complemented by Sprint PCS' national channels. Key elements of our sales and distribution plan consist of the following:

  Sprint PCS Retail Stores

        We operate company-owned Sprint branded retail stores throughout our markets. As of March 31, 2003, we had 34 retail stores in operation. These stores are generally located in major traffic centers within our markets, providing us with a strong local presence and a high degree of visibility. We train our sales representatives to be informed and persuasive advocates for Sprint PCS' services. Following the Sprint PCS model, these stores are designed to facilitate retail sales, activation, bill collection and customer service. Our retail stores contributed approximately 34% of our 2002 and 2001 gross subscriber additions.

  Local Indirect Agents

        We also have developed distribution relationships with local specialty stores and independent agents. We currently have more than 280 local indirect agents in our markets. These local indirect agents in our markets contributed approximately 23% and 20% of our 2002 and 2001 gross subscriber additions, respectively.

  Sprint Store Within a RadioShack Store

        Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of PCS sold through RadioShack stores. We currently have a "store within a store" in approximately 180 RadioShack retail stores in our markets. Sprint PCS has an over 10-year alliance with RadioShack, obligating the retailer to offer Sprint PCS service on an exclusive basis alongside one cellular carrier in each market. The Sprint stores within RadioShack stores in our markets contributed approximately 12% and 18% of our 2002 and 2001 gross subscriber additions, respectively.

  Other National Third Party Retail Stores

        In addition to RadioShack, we benefit from the distribution agreements established by Sprint PCS with other national retailers which currently include Best Buy, Staples, Circuit City, OfficeMax, Office Depot, Ritz Camera, Good Guys, Comp USA, Dillards, Costco and WalMart. These retailers currently have approximately 300 retail stores in our markets. Other national third party retail stores contributed approximately 14% of our 2002 and 2001 gross subscriber additions.

  National Accounts and Direct Selling

        We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 1000 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our markets. Our direct sales force targets the employees of these corporations in our markets and cultivates other local business clients. National accounts and direct selling contributed approximately 5% and 8% of our 2002 and 2001 gross subscriber additions, respectively.

  Sprint Distribution Channels

        Sprint directly controls various distribution channels that sell Sprint PCS products and services to customers whose billing address is in our markets. These channels with activity in our markets include: Sprint Inbound Telemarketing, Sprint web-based electronic commerce, and Sprint retail stores and kiosks. Sprint PCS provides inbound telemarketing sales when customers call from our markets. As the exclusive provider of Sprint PCS products and services in our markets, we use the Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS's inbound telemarketing group. Sprint PCS' Internet site contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Customers in our markets who purchase products and services over the Sprint PCS Internet site become customers of our PCS network. In addition to these channels, Sprint's retail and business sales activities often have some incidental overflow into our markets. Sprint distribution channels contributed approximately 8% and 6% of our 2002 and 2001 gross additions, respectively.

  Resellers and Other Channels

        Other PCS affiliates of Sprint have some incidental overflow into our markets, and we have a small number of resellers in our markets. Other distribution channels and resellers contributed approximately 4% and 0% of 2002 and 2001 gross additions, respectively.

        In addition, we entered into a resale agreement with Virgin Mobile, USA through Sprint that took effect March 1, 2003 as part of the recently launched partnership between Sprint PCS and Virgin Mobile. The agreement allows Virgin Mobile to sell prepaid wireless services in our markets. Virgin Mobile uses the Sprint PCS nationwide network and offers one simple, easy to understand, pay-as-you-go pricing plan, targeting the 15 to 30-year old U.S. consumer market to purchase pay-as-you-go wireless communications services while eliminating the responsibilities of monthly bills and credit requirements.

  Suppliers and Equipment Vendors

        We do not manufacture any of the handsets or network equipment we use in our operations. We purchase our network equipment and handsets pursuant to various Sprint vendor arrangements that provide us with volume discounts. These discounts have significantly reduced the overall capital required to build our network.

        Under such arrangements, UbiquiTel currently purchases most of its network equipment from Lucent Technologies, Inc. In addition, we currently purchase our handsets directly from Sprint and our accessories from Sprint and certain other third-party vendors.

Technology

  General

        In the commercial mobile wireless communication industry there are two principal services licensed by the Federal Communications Commission, or the "FCC," for transmitting two-way, real time voice and data signals: "cellular" and wireless "personal communications services." In addition, enhanced specialized mobile radio service allows for interconnected two-way real time voice and data services. The FCC licenses these services on a geographic basis, using distinct radio spectrum bands. Cellular service, which uses a portion of the 800 MHz spectrum, was the original form of widely-used commercial mobile wireless voice communications. Cellular systems were originally analog-based, but over the last several years cellular operators have been providing digital service, usually as a complement to analog service in most of the major metropolitan markets. In 1994, the FCC allocated the 1850-1990 MHz band for wireless high capacity, commonly referred to as broadband personal communications services to be provided utilizing digital technology.

        Both analog and digital mobile wireless communications systems, whether wireless broadband personal communications services or cellular service, are divided into multiple geographic coverage areas, known as "cells." In both wireless personal communications services and cellular systems, each cell contains a transmitter, a receiver and signaling equipment, known as the radio communications site. The radio communications site is connected by microwave or traditional telephone lines to a switch that uses computers to control the operation of the cellular or digital wireless personal communications services system. The switch:

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  controls the transfer of calls from radio communications site to radio communications site as a subscriber's handset travels;

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  coordinates calls to and from handsets;

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  allocates calls among the radio communications sites within the system; and

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  connects calls to the local wireline telephone system or to a long distance carrier.

        Wireless communications providers establish interconnection agreements with local telephone companies and long distance telephone companies, thereby integrating their system with the existing communications system. Because the signal strength of a transmission between a handset and a radio communications site declines as the handset moves away from the radio communications site, the switching office and the radio communications site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another radio communications site where the signal strength is stronger.

        Digital wireless broadband personal communications services differ from analog cellular service principally in that digital wireless broadband personal communications services systems use frequencies in a higher spectrum band and employ advanced digital technology. Analog-based systems send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless broadband personal communications services or cellular service frequencies, to provide greater call privacy and stronger data transmission, such as facsimile, electronic mail and connecting laptop computers with computer/data networks. Moreover, digital technology also permits the provision of enhanced services such as caller ID.

        Digital wireless signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for wireless personal communications services systems. Digital wireless personal communications systems operate under one of three principal air interface protocols, code division multiple access, commonly referred to as CDMA, time division multiple access, commonly referred to as TDMA, or global system for mobile communications, a form of time division multiple access commonly referred to as GSM. Each of these three digital technologies is incompatible with the other two. Thus, for example, a subscriber of a system that utilizes code division multiple access technology is unable to use his or her code division multiple access handset when traveling in an area not served by code division multiple access-based wireless personal communications services operators, unless the customer carries a dual-band/dual-mode handset that permits the customer to default to an analog cellular system in that area. The same issue exists in the case of users of time division multiple access or global system for mobile communications systems. Many of the digital wireless personal communications services operators now have dual-mode or tri-mode handsets available to their customers. Because not all areas of the country are served by each of the three digital modes, these handsets could remain necessary for some segments of the subscriber base.

  Code Division Multiple Access Technology (CDMA)

        Sprint PCS' national network and the networks of the PCS affiliates of Sprint all use the third generation digital CDMA technology. We believe that CDMA provides important system performance benefits such as:

  Greater Capacity

        We believe, based on studies by CDMA manufacturers, that the third generation CDMA systems can provide system capacity that is approximately 12 times greater than that of current analog technology and approximately four times greater than time division multiple access and global system for mobile communications systems.

  Privacy and Security

        One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

  Soft Hand-Off

        CDMA systems transfer calls throughout the CDMA network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new radio communications site while maintaining a connection with the radio communications site currently in use. CDMA networks monitor the quality of the transmission received by multiple radio communications sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another radio communications site. Analog, time division multiple access and global system for mobile communications networks use a "hard hand-off" and disconnect the call from the current radio communications site as it connects with a new one without any simultaneous connection to both radio communications sites.

  Simplified Frequency Planning

        Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Unlike time division multiple access and global system for mobile communications based systems, CDMA-based systems can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

  Longer Battery Life

        Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

  Third Generation CDMA

        The 3G CDMA network that Sprint PCS and the PCS affiliates of Sprint launched in August 2002 uses CDMA2000 "one times radio transmission technology," or "1XRTT." This third generation technology provides increased voice capacity, increased battery life and "always-on" Internet connectivity with higher transmission speeds. To take advantage of these enhanced 3G features, subscribers need to purchase a 3G-capable handset. All of our cell sites have been upgraded to 3G CDMA, or 1XRTT, technology as of June 30, 2002.

        Global system for mobile communications technology allows multi-vendor equipment to be used in the same network to a larger extent than CDMA platforms. This, along with the fact that the global system for mobile communications technology is currently more widely used throughout the world than CDMA, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, time division multiple access and global system for mobile communications technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the time division multiple access or global system for mobile communications technologies.

Competition

        We compete throughout our markets with both cellular and PCS providers. As a result of competition, prices of wireless services have dramatically dropped and are expected to continue to do so until there are fewer cellular and PCS providers through consolidation or otherwise, because there are low marginal costs associated with providing an additional increment of airtime. Although we face Verizon Wireless, AT&T Wireless Services, Cingular, VoiceStream and Nextel, the other five national wireless operators, in the majority of our markets, Verizon and AT&T are in all of our markets and provide the most competition for market share because in most cases they are the incumbent providers. Competition also spans operators using different competing digital technologies. Similar to UbiquiTel, Verizon, Qwest and Cricket use CDMA. AT&T uses TDMA. VoiceStream uses GSM exclusively while Cingular uses a combination of TDMA and GSM. Nextel uses its proprietary integrated Digital Enhanced Network (iDEN) technology.

        We also face competition from resellers in certain markets, which provide wireless services to customers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public.

        In addition, we compete with existing communications technologies such as paging, enhanced specialized mobile radio service dispatch and conventional telephone companies in our markets. Potential users of wireless personal communications services systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller. In the future, we expect to face increased competition from entities providing similar services using the same, similar or other communications technologies, including satellite-based telecommunications and wireless cable systems and other traditional telephone networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

        Many of our competitors have significantly greater financial and technical resources and subscriber bases than we do. Some of our competitors also have well established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. PCS operators compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS. Our success, therefore, is, to a large extent, dependent on Sprint PCS' ability to distinguish itself from competitors by marketing and anticipating and responding to various competitive factors affecting the wireless industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. To the extent that Sprint PCS is not able to keep pace with technological advances or fails to respond timely to changes in competitive factors in the wireless industry, it could cause us to lose market share or experience a decline in revenue. Recently, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to a smaller number of larger competitors over time, which may alleviate pricing pressure within the industry. These larger competitors may have substantial resources or may be able to offer a variety of services to a large customer base.

        Over the past several years, the FCC has auctioned and will continue to auction spectrum that could be used to compete with Sprint PCS services. In 2000, the FCC reclaimed certain 700 MHz band spectrum in the upper end of the 700 MHz band (747 MHz to 762 MHz and 777 MHz to 792 MHz) previously allocated for UHF television broadcast use. Additional spectrum in the lower portion of the 700 MHz band (698 MHz to 746 MHz) was reallocated in December 2001. An auction for the reallocated spectrum in the lower end of the 700 MHz band has been scheduled to begin May 28, 2003. The auction date for the reallocated spectrum in the upper end of the 700 MHz band has not yet been scheduled. That spectrum will continue to be used as well by television broadcast stations until 2006 during the transition of those television stations to digital television operation. Although additional spectrum is likely to be available for commercial mobile radio services, the FCC's decision to eliminate the spectrum cap beginning in January 2003 may lead to further consolidation of the commercial mobile radio service industry. Based upon increased competition, we anticipate that market prices for two-way wireless services may decline in the future.

        Our ability to compete effectively with these other providers will depend on a number of factors, including:

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  the continued success of CDMA technology in providing competitive call clarity and quality;

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  our ability to provide quality network service;

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  the competitiveness of Sprint's pricing plans;

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  our spending on marketing and promotions compared to our competitors;

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  liquidity and capital resources;

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  our ability to upgrade our networks to accommodate new technologies;

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  the continued expansion and improvement of the Sprint PCS nationwide network;

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  the quality of Sprint customer care systems; and

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  our selection and prices of handset options.

        Our ability to compete successfully also depends, in part, on the ability of Sprint and us to anticipate and respond to various competitive factors affecting the industry, including:

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  new services and technologies that may be introduced;

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  changes in consumer preferences;

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  demographic trends;

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  economic conditions; and

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  discount pricing strategies by competitors.

Intellectual Property

        Other than UbiquiTel's and VIA Wireless' corporate names, we do not own any intellectual property that is material to our business. "Sprint," the Sprint diamond design logo, "Sprint PCS" and "Sprint Personal Communication Services" are service marks registered with the United States Patent and Trademark Office and owned by Sprint, Sprint PCS or their affiliates. Pursuant to our Sprint PCS management agreement, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our markets.

        Except in instances that are noncompetitive and other than in connection with national distribution agreements, Sprint PCS has agreed not to grant to any other person a right or license to use the licensed marks in our markets. In all other instances, Sprint PCS reserves the right to use the licensed marks in providing its services within or without our markets.

        The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks.

Research and Development

        We currently do not conduct our own research and development. Instead we benefit from Sprint's and our vendors' extensive research and development efforts, which provide us with access to new technological products and enhanced service features without significant research and development expenditures of our own.

        We have been provided prompt access to any developments produced by Sprint for use in our network. We believe that new features and services will be developed for the Sprint PCS network to take advantage of CDMA technology. We may be required to incur additional expenses in modifying our network in the future to provide these additional features and services.

Environmental Compliance

        Our environmental compliance expenditures primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures have not been and are not expected to be material to our operations in the future.

Regulation of the Wireless Telecommunications Industry

        The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. The FCC has promulgated a series of rules, regulations and policies to, among other things:

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  grant or deny licenses for PCS frequencies;

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  grant or deny PCS license renewals;

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  rule on assignments and/or transfers of control of PCS licenses;

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  govern the interconnection of PCS networks with other wireless and wireline carriers;

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  establish access and universal service funding provisions;

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  allocate spectrum for PCS and other wireless services and establish procedures, including auction procedures, for awarding licenses to utilize spectrum for provision of wireless services;

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  impose fines and forfeitures for violations of the Communications Act and the FCC's rules; and

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  regulate the technical standards of PCS networks.

        In November 2001, the FCC adopted rules increasing from 45 MHz to 55 MHz the amount of spectrum in any one market in which a single entity may have an attributable interest in broadband

PCS, cellular or SMR licenses, which became effective in February 2002. Subsequently, the spectrum cap has been eliminated as of January 1, 2003.

  Transfers and Assignments of PCS Licenses

        The FCC must give prior approval to the assignment of licenses or transfers of licenses involving changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. Additionally, the FCC requires only post-consummation notification of certain pro forma assignments or transfers of control.

  Conditions of PCS Licenses

        All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees (and 15 MHz licensees resulting from disaggregation of MHz spectrum blocks) must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that five-year period. Rule violations could result in the forfeiture of the affected license and an inability to regain the license. The FCC also requires licensees to maintain control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum. If the agreements cannot be modified, they may be terminated. As a result, it would be extremely difficult for us to conduct our business. In addition to revoking licenses, the FCC could impose monetary penalties on us.

  PCS License Renewal

        PCS licenses can be renewed for additional 10-year terms. PCS license renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearing a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has provided "substantial service" during its license term and substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The FCC's renewal expectancy and procedures make it likely that Sprint PCS will retain its PCS licenses managed by us in the foreseeable future.

  Interconnection

        The FCC has the authority to order interconnection between commercial mobile radio service providers and any other telecommunications carrier. The FCC has ordered all local exchange carriers to establish reciprocal compensation with commercial mobile radio service providers, which provide telecommunications services through wireless technology for transport and termination of telecommunications. The FCC rules define reciprocal compensation as compensation from one carrier to another for the transport and termination on each carrier's network facilities of local telecommunications traffic originating on the network facilities of the other carrier. As a commercial mobile radio service provider, we are required to pay reciprocal compensation to a wireline local exchange carrier that transports and terminates a local call that originated on our network. Similarly, we are entitled to receive reciprocal compensation when we transport and terminate a local call that originated on a wireline local exchange carrier's network. In conjunction with Sprint PCS, we negotiate interconnection agreements for the Sprint PCS network in our market area with major incumbent local exchange carriers and smaller independent local telephone companies. If an agreement cannot be reached, under certain circumstances, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The FCC rules and rulings, as well as the state arbitration proceedings, will directly impact the nature and cost of the facilities necessary for interconnection of the Sprint PCS systems with other telecommunications networks. They will also determine the nature and amount of revenues we and Sprint PCS can receive for terminating calls originating on the networks of local exchange carriers and other telecommunications carriers.

  Other FCC Requirements

        In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations expired on November 24, 2002, although wireless carriers will still face a statutory obligation to provide their interstate services in a manner which is not unreasonably discriminatory. The FCC also is considering in a rulemaking proceeding whether to allow a secondary market to develop for spectrum. Although the comment period in this proceeding ended in March 2001, to date the FCC has not taken any action.

        FCC rules require local telephone companies and most commercial mobile radio service carriers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC's rules require most commercial mobile radio service providers to implement number portability upon bona fide request in the 100 largest metropolitan areas of the United States. However, the FCC has delayed implementation of that requirement until November 24, 2003. A FCC decision not to forbear from applying its number portability requirement to wireless carriers is on appeal to the U.S. Court of Appeals for the District of Columbia Circuit. The FCC currently requires most commercial mobile radio service providers to be able to deliver calls from their networks to ported numbers anywhere in the country, and to contribute to the Local Number Portability fund. Implementation of wireless service provider number portability will require wireless PCS providers like us and Sprint PCS to purchase more expensive switches and switch upgrades. However, it will also enable existing cellular customers to change to wireless personal communications services without losing their existing wireless telephone numbers, which could make it easier for PCS providers to market their services to existing cellular users.

        The FCC has adopted rules permitting broadband PCS and other commercial mobile radio service providers to provide traditional telephone services based on wireless technology and other fixed services that would directly compete with the wireline services of local telephone companies. The FCC currently is undertaking a rulemaking proceeding in which it is considering actions to help ensure that competitive telecommunications providers have reasonable and non-discriminatory access to rights-of-way, buildings, rooftops and facilities in multiple tenant environments. In October 2000, the FCC adopted a rule which prohibits telecommunications carriers from entering into contracts to serve multitenant commercial buildings that restrict the property owner's ability to permit building access to other telecommunications companies. The FCC is considering whether to adopt additional building access requirements and invited interested persons to submit in early 2002 updated data on the state of the market for advanced telecommunications services in multitenant environments. To date, the FCC has not adopted additional rules or policies governing access by telecommunications carriers to multitenant buildings.

        The FCC has released a series of orders requiring broadband PCS and other commercial mobile radio service providers to implement enhanced emergency 911 capabilities. Phase II of the FCC's E-911 rules requires wireless carriers, including Sprint PCS, to provide Automatic Location Identification subject to certain conditions and schedules and to complete that transition by December 31, 2005. In October 2001, the FCC granted waivers of its Phase II schedules and approved the E-911 compliance plans of several wireless carriers, including Sprint PCS. Under the modified plan approved for Sprint PCS, it must have begun selling specially-equipped telephone handsets by October 1, 2001, with a rollout of such handsets continuing until December 31, 2002, when all new handsets were required to be specially-equipped. On December 10, 2002, Sprint PCS asked the FCC for an additional six-month period to comply with that requirement. The FCC has invited comments on Sprint PCS' request for additional time, but no decision has yet been made. Under its compliance plan, Sprint PCS must have completed its network upgrade to support enhanced 911 service by August 1, 2002, a requirement which Sprint PCS met. In addition, beginning in February 2002, Sprint PCS is required to file with the FCC quarterly reports on its progress in implementation of its E-911 compliance schedule. As the required equipment becomes more functional and less expensive, emergency 911 services may afford wireless carriers substantial and attractive new service and marketing opportunities. Congress enacted legislation that extends to wireless carriers the same level of immunity from lawsuits that is enjoyed by traditional telephone companies regarding their transmission of emergency calls. Wireless carriers also face certain statutory and regulatory requirements regarding accessibility of wireless services to persons with disabilities.

  Communications Assistance for Law Enforcement Act and USA Patriot Act

        The Communications Assistance for Law Enforcement Act, or CALEA, enacted in 1994, requires PCS and other telecommunications carriers to meet capability and capacity requirements needed by federal, state and local law enforcement to preserve their electronic surveillance capabilities. PCS providers were generally required to comply with the current industry CALEA capability standard, known as J-STD-025A, by June 30, 2000, and with additional standards by September 30, 2001. PCS providers also were required to comply with certain CALEA capability requirements by November 19, 2001. Various other capability requirements established by the Department of Justice and Federal Bureau of Investigation have been temporarily suspended pending further review by the FCC. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, known as the USA Patriot Act. The USA Patriot Act significantly amended existing laws related to electronic surveillance and expanded the power of federal law enforcement agencies investigating cases involving international terrorism and foreign intelligence. The USA Patriot Act does not impose any additional technical obligations or requirements on providers of wire or electronic communications services. Under the USA Patriot Act, a provider of wire or electronic communications services that furnishes facilities or technical assistance shall be reasonably compensated for reasonable expenditures incurred in providing facilities or assistance related to a law enforcement agency's use of a pen register or trap and trace device. CALEA and the USA Patriot Act may cause Sprint PCS and its network partners to face additional costs and responsibilities for network upgrades related to compliance with law enforcement agencies' expanded surveillance powers. Most PCS providers are ineligible for federal reimbursement for the software and hardware upgrades necessary to comply with CALEA capability and capacity requirements. However, it is possible that some of these costs may be reduced or delayed if law enforcement or legislative initiatives are adopted and implemented.

  Other Federal Regulations

        Wireless systems must comply with certain FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause certain radio communications site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement the act by requiring carriers to meet certain land use and radio frequency standards. On January 10, 2002, the FCC issued a Fact Sheet regarding the March 2001 Nationwide Programmatic Agreement for the Collocation of Wireless Antennas. That agreement streamlines the procedures for review of collocations of antennas under the National Historic Preservation Act.

  Review of Universal Service Requirements

        The FCC is required to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans, and to support the availability of advanced telecommunications services to schools, libraries, and rural health care centers. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the Sprint PCS "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." That percentage is adjusted periodically by the FCC. Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. The FCC currently is considering changes to the manner in which universal service contribution assessments on telecommunications service providers are calculated. Depending on what changes, if any, are made to the universal service assessment methodology, the contribution levels of Sprint PCS could be increased or decreased from those levels currently assessed. The FCC has raised the wireless carriers' safe harbor percentage of revenues attributable to interstate service for purposes of determining universal service contribution amounts from 15% to 28.5% as of February 1, 2003. That change could increase the amount of universal service support which will be assessed to Sprint PCS and other wireless carriers. It is also uncertain whether market forces will enable Sprint PCS to recover some portion or all of its universal service contribution assessments from its customers.

  Partitioning; Disaggregation

        The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

  Wireless Facilities Siting

        States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for us, Sprint PCS and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

  Equal Access

        Wireless providers are not required to provide equal access to common carriers for toll services. This enables us and Sprint PCS to generate additional revenues by reselling the toll services of Sprint and other long-distance carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

  State Regulation of Wireless Service

        Section 332 of the Federal Communications Act preempts states from regulating the rates and entry of commercial mobile radio service providers. However, states may petition the FCC to regulate such providers. The FCC may grant such petition if the state demonstrates that:

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  market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

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  when commercial mobile radio service is a replacement for traditional telephone service within the state.

        To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certifications and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.

Employees

        As of March 31, 2003, we employed 526 full-time employees. None of our employees are represented by a labor union. We believe that our relations with our employees are good.

Properties

        As of March 31, 2003, our material properties were as follows:

        Corporate and Regional Offices.    Our principal executive offices consist of approximately 20,000 square feet of leased office space located in Conshohocken, Pennsylvania. We own an approximately 34,000 square foot office building located in Fresno, California in which our regional operations for central California are located. We lease approximately 7,000 square feet in this facility to a tenant and may lease additional excess space to other tenants. We also lease space for regional operations in Reno, Nevada; Spokane, Washington; Boise, Idaho; and Evansville, Indiana.

        Sprint PCS Stores.    We currently lease space for 34 Sprint retail stores in our markets.

        Switching Centers.    We have four leased and one owned switching centers, located in each regional market.

        Cell Sites.    We lease space on approximately 737 cell site towers and own approximately 100 towers.

        We believe our facilities are in good operating condition and are currently suitable and adequate for our business operations.

Legal Proceedings

        We are not a party to any pending legal proceedings that we believe would, if adversely determined, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

SPRINT PCS AGREEMENTS

        The following is a summary of the material terms and provisions of our Sprint PCS agreements and the consent and agreement modifying the Sprint PCS management agreement. We have filed the Sprint PCS agreements and the consent and agreement as exhibits to certain of our securities filings with the Securities and Exchange Commission and urge you to review them carefully.

Overview of Sprint PCS Relationship and Agreements

        Under long-term agreements with Sprint PCS, we have the right to exclusively market PCS products and services under the Sprint and Sprint PCS brand names in our markets. Sprint PCS owns the spectrum licenses and we are granted use of these licenses through our agreements with Sprint PCS. The agreements with Sprint PCS require us to interface with the Sprint PCS national wireless network by building our PCS network to operate on the PCS frequencies licensed to Sprint PCS. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our markets, and various other back office services. Our relationship and agreements with Sprint PCS provided strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The Sprint PCS agreements have an initial term of 20 years ending in 2018 and will automatically renew for three additional successive 10-year terms for a total term of 50 years, unless we or Sprint PCS provide the other with two years' prior written notice to terminate the agreements or unless we are in material default of our obligations under the agreements.

        We have four major agreements with Sprint PCS:

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  the management agreement;

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  the services agreement;

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  the trademark and service mark license agreement with Sprint; and

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  the trademark and service mark license agreement with Sprint PCS.

        In addition, Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of Paribas, on behalf of the lenders under our senior secured credit facility.

  The Management Agreement

        Under our management agreement with Sprint PCS, we have agreed to:

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  construct and manage a network in our markets in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

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  share with Sprint the costs associated with its relocation of interfering microwave sources in our markets;

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  distribute during the term of the management agreement Sprint PCS products and services;

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  use Sprint PCS' and our own distribution channels in our markets;

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  conduct advertising and promotion activities in our markets; and

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  manage that portion of Sprint PCS' customer base assigned to our markets.

        Sprint PCS will supervise our PCS network operations and has the right to unconditional access to our PCS network.

        Exclusivity.    We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our markets while our management agreement is in place and no event has occurred that would permit the agreement to be terminated. Sprint PCS is permitted under our agreement to make national sales to companies in our markets and, as required by the FCC, to permit resale of the Sprint PCS products and services in our markets. If Sprint PCS decides to expand the geographic size of our build-out, Sprint PCS must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build out the proposed area. If we do not exercise this right, Sprint PCS can build out the markets or permit another third party to do so.

        Network build-out.    The management agreement specifies the terms of the requirements for our network build-out plan. We agreed on a minimum build-out plan which includes specific coverage and deployment schedules for the network within our service area. We believe we have satisfied in all material respects our build-out requirements with deployment schedules through 2002. The management agreement also includes minimum build-out plan requirements with a deployment schedule after 2002 for select cities in the Spokane/Montana market which have a launch date of June 1, 2005. We have agreed to operate our PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our markets to a neighboring Sprint PCS network.

        Products and services.    The management agreement identifies the products and services that we can offer in our markets. These products and services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS' products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS' sole determination, consumer confusion with Sprint PCS products and services. We may cross-sell services such as long distance service, Internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer traditional telephone services based on wireless technology specifically designed for the competitive local telephone market in areas where Sprint owns the local telephone company unless we name the Sprint-owned local telephone company as the exclusive distributor or Sprint PCS approves the terms and conditions.

        We participate in the Sprint PCS sales programs for national sales to customers, and pay the expenses and receive the compensation from national accounts located in our markets. As a participant in these sales programs, our responsibilities include assisting Sprint PCS' national sales team in our markets in connection with implementing national sales programs, negotiating customer contracts and managing customer accounts. We must use Sprint's long distance service for calls made from within designated portions of our markets to areas outside those designated portions and to connect our network to the national platforms Sprint PCS uses to provide some of its services under our services agreement. We must pay Sprint PCS the same price for this service that Sprint PCS pays to Sprint, along with an additional administrative fee.

        Service pricing, roaming, travel and fees.    We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings. We are permitted to establish our own local price plans for Sprint PCS products and services offered only in our markets, subject to Sprint PCS' approval. We are to be paid by Sprint PCS 92% of collected revenues received by Sprint for Sprint PCS products and services from subscribers in our markets. Collected revenues exclude, among other things, outbound roaming revenues and related charges, roaming revenues from Sprint PCS' and its PCS affiliates' subscribers, sales of handsets and accessories, proceeds from sales not in the ordinary course of business and amounts collected with respect to taxes. Except in the case of taxes, we retain 100% of these revenues. Many Sprint PCS subscribers purchase bundled pricing plans that allow roaming anywhere on Sprint PCS' and its affiliates' networks without incremental Sprint PCS roaming charges. However, we earn Sprint PCS travel revenue for every minute that a Sprint PCS subscriber from outside our markets enters our markets and uses our services. We earn revenue from Sprint PCS based on a per minute rate currently established by Sprint PCS when Sprint PCS' or its network partners' subscribers travel on our portion of the Sprint PCS network. Similarly, we pay the same rate for every minute Sprint PCS subscribers who are based in our markets use the Sprint PCS network outside our markets. The roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements.

        Under our agreement with Sprint PCS, the reciprocal travel rate exchanged for customers who roam into the other party's or another PCS affiliate's network was established at $0.20 per minute. In April 2001, we, along with other PCS affiliates of Sprint, reached an agreement in principle with Sprint PCS to reduce this reciprocal travel rate exchanged between Sprint PCS and the PCS affiliates. The rate was reduced from the original $0.20 per minute of use to $0.15 per minute of use beginning June 1, 2001, and to $0.12 per minute of use beginning October 1, 2001. The rate was reduced to $0.10 per minute for 2002. We received notice from Sprint PCS that our reciprocal travel rate changed to $0.058 per minute effective January 1, 2003. We are currently evaluating our contractual and legal remedies with respect to this most recent change to the reciprocal travel rate to determine if this action was appropriate and authorized under our management agreement with Sprint PCS, although the availability of any remedies for the reduction of the travel rate may be limited.

        Advertising and promotions.    Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our markets. Sprint PCS' service area includes the urban markets around our markets. Sprint PCS will pay for advertising in these markets. Given the proximity of those markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

        Program requirements.    Under our agreement with Sprint PCS, we must comply with Sprint PCS' program requirements for technical standards, travel, roaming and interservice area calls, customer service standards, national and regional distribution and national accounts programs. Some of these technical standards relate to network up-time, dropped calls, blocked call attempts and call origination and termination failures. We are required to build a network that meets minimum transport requirements established by Sprint PCS for links between our cell sites and switches. These requirements are measured in milliseconds. We also are required to have minimal loss and echo return loss on our telephone lines. We must meet substantially high network up-time percentage in excess of 95%. Also, we must meet a less than 5% dropped call rate and ratio of blocked call attempts to total call attempts as well as a less than 12% ratio of call origination to termination failures. Sprint PCS can adjust the program requirements at any time so long as it gives us at least 30 days' prior notice. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment:

  •
  causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long term debt, or

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  causes our long-term operating expenses to increase by more than 10% on a net present value basis.

        If Sprint PCS denies our appeal, then we have 10 days after the denial to submit the matter to arbitration. If we do not submit the matter to arbitration within the ten-day period or comply with the program adjustment, Sprint PCS has the termination rights described below.

        We are not currently required to meet the customer service standards because we have elected to use Sprint PCS' established support services which include customer service. Under our services agreement with Sprint PCS, Sprint PCS may terminate, upon nine months' advance written notice, customer service. We would then be required to establish and operate our own customer service center to, among other things, handle customer inquiries 24 hours a day, 365 days a year, and activate handsets and accounts and handle billing and collections within stringent time guidelines established by Sprint PCS, which may range from 24 to 72 hours.

        Non-competition.    We may not offer Sprint PCS products and services outside our markets without the prior written approval of Sprint PCS. Within our markets we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we obtain licenses to provide PCS services outside our markets, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. Additionally, if customers from our markets travel to other geographic areas, we must route those customers' incoming and outgoing calls according to Sprint PCS' roaming and inter-service area requirements, without regard to any wireless networks that we or our affiliates operate.

        Inability to use non-Sprint PCS brand.    We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

        Change of Control.    A change of control of our ownership is subject to Sprint PCS' consent, which cannot be unreasonably withheld.

        Assignment.    We cannot assign the Sprint PCS agreements to any person without the prior consent of Sprint PCS, except that we can assign the agreements to any affiliate of ours that is not a significant competitor of Sprint PCS in the telecommunications business.

        Rights of First Refusal.    Sprint PCS has rights of first refusal to buy our assets, without further approval of our shareholders, upon a proposed sale of all or substantially all of our assets that are used in connection with the operation or management of the Sprint PCS network in our markets.

        Termination of management agreement.    The management agreement can be terminated as a result of:

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  termination of Sprint PCS' PCS licenses;

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  an uncured breach under the management agreement;

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  bankruptcy of a party to the management agreement;

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  the management agreement not complying with any applicable law in any material respect;

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  the termination of either of the trademark and service mark license agreements; or

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  our failure to obtain the financing necessary for the build-out of our PCS network and for our working capital needs.

        However, Sprint PCS' rights of termination have been modified by the consent and agreement and are discussed more particularly under "—Consent and Agreement." The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint PCS.

        Transfer of Sprint PCS network.    Sprint PCS can sell, transfer or assign its wireless personal communications services network to a third party if the third party agrees to be bound by the terms of the Sprint PCS agreements.

        Rights on Termination.    If we have the right to terminate the management agreement because of an event of termination caused by Sprint PCS, generally we may:

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  require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our "Entire Business Value" (as defined in the management agreement);

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  if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or 9% of our Entire Business Value; or

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  sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

        If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, generally Sprint PCS may:

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  require us, without further approval of our shareholders, to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

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  require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint; or 10% of our Entire Business Value;

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  take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for, and operating, our PCS network; or

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  sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

        Rights on Non-Renewal.    If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

  •
  require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our Entire Business Value; or

  •
  if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date of the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or 10% of our Entire Business Value.

        If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

  •
  purchase all of our operating assets, without further approval of our shareholders, for an amount equal to 80% of our Entire Business Value; or

  •
  require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or 10% of our Entire Business Value.

        If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser, each of whom must be an expert in valuing wireless telecommunications companies. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

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  the Entire Business Value will be based on the price a willing buyer would pay a willing seller for the entire ongoing business;

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  the appraisers will use then current customary means of valuing a wireless telecommunications business;

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  the appraisers will value the business as it is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

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  where Sprint PCS may, or is required to, purchase our operating assets the appraisers will value the business as if we own the spectrum and frequencies that we actually use. Where we may, or are required to, purchase a portion of Sprint PCS' licensed spectrum, the business will be valued as if we already own that portion of the spectrum and frequencies that we are going to purchase; and

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  the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

        Insurance.    We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

        Indemnification.    We have agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, managers, officers, employees, agents and representatives against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under the agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, managers, officers, employees, agents and representatives against all claims against any of the foregoing arising from Sprint PCS' violation of any law and from Sprint PCS' breach of any representation, warranty or covenant contained in the management agreement or any other agreement between Sprint PCS and us, except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

  The Services Agreement

        The services agreement outlines various support services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each 12 month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint may require us to purchase certain services where necessary to comply with legal or regulatory requirements (for example, where provision of 911 emergency service is mandatory). We have chosen to buy services such as billing, customer care and activation from Sprint PCS. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services provided under the services agreement in connection with any other business or outside our markets. We may discontinue use of any service upon three months' prior written notice. We will have access to these services during the term of our Sprint PCS management agreement unless Sprint PCS provides us at least nine months' advance notice of its intention to terminate any particular service.

        We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

  The Trademark and Service Mark License Agreements

        We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks on Sprint PCS products and services. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our markets of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

        Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

  The Consent and Agreement

        Overview.    Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of Paribas, on behalf of the lenders under our senior secured credit facility. The consent generally provides, among other things, the following.

        Consent to security interest and pledge of stock.    Sprint PCS has consented to the grant of the following to such senior lenders:

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  a first priority security interest in all our assets including the Sprint PCS agreements;

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  a lien upon all of our assets and property including our rights under the Sprint PCS agreements; and

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  a first priority security interest in our capital stock.

        Sprint PCS has agreed to acknowledge the grant of these security interests and to waive its right or the right of any of its affiliates to challenge or contest the validity of the interests.

        Agreement not to terminate Sprint PCS agreements until debt obligations are repaid.    Sprint PCS has agreed not to exercise its rights or remedies under the Sprint PCS agreements, except its right to cure some defaults, and including its right to terminate the agreements and withhold payments (other than rights of setoff) until our obligations under the credit agreement are satisfied in full.

        No competition until debt obligations are repaid.    Sprint PCS has agreed that it will not permit any person other than us or a successor manager to be a manager or operator for Sprint PCS in our markets until our obligations under the credit facility are satisfied in full. Similarly, Sprint PCS has agreed that it will not own, operate, build or manage another wireless mobility communications network in our markets unless it is permitted under the management agreement or the management agreement is terminated in accordance with the consent, and, in each case, until our obligations under the credit facility are satisfied in full. While the credit facility is outstanding, Sprint PCS may, however, sell PCS services through its national accounts, permit resellers and build new geographical areas within our markets for which we have chosen not to exercise our rights of first refusal, all as provided in the management agreement.

        Assignments and change of control to Paribas.    Sprint PCS has agreed not to apply the restrictions on assignment of the Sprint PCS agreements and changes in control of our ownership to Paribas. The assignment and change of control provisions in the Sprint PCS agreements will apply if the assignment or change of control is to someone other than Paribas, or is not otherwise permitted under the consent.

        Redirection of Payments from Sprint PCS to Paribas.    Sprint PCS has agreed to make all payments due from Sprint PCS to us under the Sprint PCS agreements directly to Paribas if Paribas so requests and provides Sprint PCS with notice that an event of default has occurred and is continuing under the credit facility. Payments to Paribas would cease upon the cure of the event of default or certain time limitations.

        Notice of Defaults.    Sprint PCS has agreed to provide to Paribas a copy of any written notice it sends us regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the Sprint PCS agreements. Sprint PCS also has acknowledged that notice of an event of termination under the Sprint PCS agreements constitutes an event of default under our credit agreement with Paribas. Paribas has agreed to provide Sprint PCS with a copy of any written notice sent to us regarding an event of default or default under the credit agreement with Paribas.

        Right to Cure.    Under the terms of the consent, Paribas has the right, but not the obligation, to cure a breach by us of our management agreement with Sprint PCS. Additionally, Sprint PCS has the right, but not the obligation, to cure certain defaults by us of our obligations under the credit agreement with Paribas.

        Rights Upon Default.    Besides modifying the rights and remedies available to Sprint PCS upon an event of termination under our management agreement, the consent grants Paribas certain rights in the event that we default on our obligations under the credit facility. Paribas' rights and remedies vary based on whether:

  •
  we have defaulted on our obligations under the credit facility but no event of termination has occurred under the management agreement; or

  •
  we have breached the management agreement with Sprint PCS.

        The consent generally permits, without approval of our shareholders, the appointment of a person to run our business under the Sprint PCS agreements on an interim basis and establishes a process for the sale of the business. The person designated to operate our business on an interim basis is permitted to collect a reasonable management fee. If Sprint PCS or a related party is the interim operator, the amount of the fee shall not exceed the amount of direct expenses of its employees to operate the business plus out-of-pocket expenses. Sprint PCS shall collect its fee by setoff against the amounts owed to us under the Sprint PCS agreements.

        Credit agreement default without a management agreement breach.    If we default on our obligations to Paribas under the credit facility, and there is no default under our management agreement with Sprint PCS, then Paribas may take any of the following actions:

  •
  allow us to continue to operate the business under the Sprint PCS agreements;

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  appoint Sprint PCS to operate the business on an interim basis; or

  •
  appoint a person other than Sprint PCS to operate the business on an interim basis.

        Appointment by Paribas of Sprint PCS or a third party designee to operate business.    If Paribas appoints Sprint PCS to operate the business, Sprint PCS must accept the appointment within 14 days or designate another person to operate the business. Sprint PCS' designee may be a network partner of Sprint PCS (other than us) or another person acceptable to Paribas. Sprint PCS or its designee must agree to operate the business for up to six months. At the end of the six months, the period may be extended by Paribas for an additional six months (or an additional 12 months if the aggregate population served by all of Sprint PCS' network partners is less than 40 million). During the initial six-month period, Sprint PCS may not receive reimbursement for amounts expended to cure a breach until our obligations to our senior lenders under the credit facility have been satisfied in full. If the term is extended beyond the initial six-month period, we will be required to reimburse Sprint PCS or its designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our shareholders' equity value plus the outstanding amount of our long term debt. Sprint PCS or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Paribas has the right to appoint a successor to the interim manager subject to the requirements set forth below.

        Appointment of third party by Paribas to operate business.    If Paribas appoints a person other than Sprint PCS to operate the business on an interim basis the third party must:

  •
  agree to serve for six months unless terminated by Sprint PCS or Paribas;

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  meet the requirements for a successor manager specified in the consent, and not be challenged by Sprint PCS for failing to meet these requirements within 20 days after Paribas provides Sprint PCS with information on the third party; and

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  agree to comply with the terms of the Sprint PCS agreements.

        The third party is required to operate the Sprint PCS network in our markets, but is not required to assume our existing liabilities. If the third party materially breaches the Sprint PCS agreements, this breach will be treated as an event of default under the management agreement with Sprint PCS.

        Management agreement breach.    If we breach the Sprint PCS agreements and this breach causes a default under the credit agreement with Paribas, Sprint PCS has the right to designate who will operate our business on an interim basis. Sprint PCS has the right to:

  •
  allow us to continue to operate the business under the Sprint PCS agreements (if Paribas consents);

  •
  operate our PCS business as an interim manager for up to six months; or

  •
  appoint a Sprint PCS network partner or another person that is acceptable to Paribas to operate our PCS business on an interim basis.

        If Sprint PCS elects not to operate the business or designate a third party to operate the business on an interim basis, Paribas may do so.

        Election of Sprint PCS to serve or designate a third party to operate business.    If Sprint PCS elects to operate the business on an interim basis or designate a third party to operate the business on an interim basis, Sprint PCS or the third party may operate the business for up to six months at the discretion of Sprint PCS. At the end of the six months, the period may be extended for an additional six months (or an additional 12 months if the aggregate population served by us and all other network partners of Sprint PCS is less than 40 million). During the initial six-month period, Sprint PCS may not receive reimbursement for amounts expended to cure a breach until our obligations to our senior lenders under the credit facility have been satisfied in full. If the term is extended beyond the initial six-month period, we will be required to reimburse Sprint PCS or its third party designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our shareholders' equity value plus the outstanding amount of our long term debt. Sprint PCS or its third party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six-month period, Sprint PCS, subject to the approval of Paribas, has the right to appoint a successor to the interim manager.

        Appointment of third party by Paribas to operate business.    If Sprint PCS gives Paribas notice of a breach of the management agreement, our obligations under the credit agreement are accelerated and if Sprint PCS does not agree to operate the business or is unable to find a designee, then Paribas may designate a third party to operate the business. Paribas has this same right if Sprint PCS or its designee is not replaced within 30 days of the end of its term as interim manager. The third party selected by Paribas must:

  •
  agree to serve for six months unless terminated by Sprint PCS or Paribas;

  •
  meet the requirements for a successor manager specified in the consent and not be challenged by Sprint PCS for failing to meet the requirements within 20 days after Paribas provides Sprint PCS with information on the third party; and

  •
  agree to comply with the terms of the Sprint PCS agreements.

        The third party may continue to operate the business after the six-month period at Paribas' discretion, so long as the third party continues to satisfy the requirements to be a successor manager and does not breach the terms of the Sprint PCS agreements.

        Purchase and Sale of Operating Assets.    The consent establishes a process for the sale of our operating assets, without approval of our shareholders, in the event that we default on our obligations to Paribas under the credit facility and Paribas accelerates the maturity of those obligations.

        Sprint PCS' right to purchase on acceleration of debt.    Upon notice of an acceleration, Sprint PCS has the right, without approval of our shareholders, to purchase our operating assets or capital stock under the following terms:

  •
  The purchase price will be the greater of: 72% of our Entire Business Value; or the aggregate amount of our obligations under the credit agreement.

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  Sprint PCS must notify Paribas of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration.

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  Once Sprint PCS has given notice of its intention to exercise the purchase right, Paribas is prohibited from enforcing its security interests until the earlier of 120 days after the acceleration or until Sprint PCS rescinds its intention to purchase.

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  If, after the 120-day period after the acceleration date, we receive a written offer to purchase our operating assets or capital stock that we confirm in writing to be acceptable to us, Sprint PCS has the right to purchase our operating assets or our stock on terms and conditions at least as favorable to us as the offer we receive. Sprint PCS must exercise its right to purchase the operating assets or capital stock within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us and Paribas.

  •
  Upon completion of the sale to Sprint PCS and satisfaction in full of our obligations under the credit agreement, Paribas must release its security interests.

        Sale of Operating Assets or Capital Stock to Third Parties.    If Sprint PCS does not purchase the operating assets or capital stock, following an acceleration by Paribas of our obligations under the credit agreement, Paribas may sell our operating assets or stock. In that event, Paribas has two options:

  •
  to sell the assets or stock to an entity that meets the requirements of a qualified successor under the Sprint PCS agreements; or

  •
  to sell the assets or stock to any third party, subject to specified conditions.

        Sale of Assets or Capital Stock to Qualified Successor.    Paribas may sell the operating assets or capital stock and assign the agreements to entities that meet the following requirements to succeed us:

  •
  the person has not materially breached a material agreement with Sprint PCS or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

  •
  the person is not named by Sprint PCS as a prohibited successor and listed on Schedule 13 to the consent;

  •
  the person has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the build-out plan; and

  •
  the person agrees to be bound by the Sprint PCS agreements.

        Paribas is required to provide Sprint PCS with information necessary to determine if a buyer meets the requirements to succeed us as manager. Sprint PCS has 20 days after its receipt of this information to object to the qualifications of the proposed successor manager. If Sprint PCS does not object to the buyer's qualifications, the buyer can purchase the assets and assume our rights and responsibilities under the Sprint PCS agreements. The consent will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under our Sprint PCS agreements.

        Sale of Assets or Capital Stock to Non-Successor.    Paribas may sell, without shareholder approval, our assets or stock to a party that does not meet the requirements to succeed us. If such a sale is made:

  •
  Sprint PCS may terminate the Sprint PCS agreements;

  •
  the buyer may purchase from Sprint PCS 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint PCS in our licensed areas under specified terms;

  •
  if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint PCS, the buyer may only buy 5 MHz of spectrum;

  •
  the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint PCS pro rated on a population and a spectrum basis, plus the cost paid by Sprint PCS for microwave relocation costs attributable to clearing in the spectrum ultimately acquired by the buyer of our assets and the amount of carrying costs attributable to the license and microwave relocation costs from the date of the consent until the closing of the sale, based on a rate of 12% per annum;

  •
  the buyer will receive from Sprint PCS the customers with the mobile identification number assigned to the market area covered by the purchased spectrum except for customers of national accounts and resellers;

  •
  with limited exceptions, Sprint PCS will not solicit for six months the customers transferred to the buyer with the mobile identification number assigned to the market area;

  •
  the buyer and Sprint PCS will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint PCS to third parties; and

  •
  Sprint PCS will have the right to resell the buyer's wireless services at most favored nation pricing.

        Deferral of Collected Revenues.    For a period of up to two years after an acceleration by Paribas of our obligations under the credit facility, Sprint PCS may only retain one-half of the amount of collected revenues from our operation of the Sprint PCS network in our markets that it would otherwise be entitled to under the management agreement. The balance must be forwarded to us, or to Paribas if Paribas has elected to redirect payments as provided in the consent. If Sprint PCS is not serving as the interim manager at the end of the first year following the acceleration, then Sprint PCS will retain all of the collected revenues to which it is entitled under the management agreement from then on (the remainder to be paid to Sprint PCS under an unsecured deferred note).

        Right to Purchase Debt Obligations.    Following the acceleration of our obligations under the credit facility, and until the 60-day anniversary of the filing of a bankruptcy petition, Sprint PCS has the right to purchase our obligations that are held by the lenders under the credit facility.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

        In addition to the registered notes that are exchangeable for the outstanding notes in this exchange offer, the outstanding notes, and the portion of our 14% senior discount notes that are not part of the outstanding notes because they are held by certain of our affiliates who are not eligible to participate in this exchange offer, all of which notes are described in this prospectus under "Description of the Registered Notes," we have the following other indebtedness:

Senior Secured Credit Facility

        On March 31, 2000, we entered into a $250.0 million senior secured credit facility with Paribas, as administrative agent, and certain banks and other financial institutions as parties thereto, which was guaranteed by UbiquiTel Parent and our subsidiaries except for UbiquiTel Leasing Company. The credit facility consisted of a revolving loan of up to $55.0 million, a term loan A of $120.0 million and a term loan B of $75.0 million. Our obligations under the credit agreement are secured by all of our assets.

        On March 1, 2001, we and Paribas and the other lenders under the senior secured credit facility entered into an amendment and consent to the credit agreement, whereby the lenders increased the $250.0 million credit facility by $50.0 million to $300.0 million, and approved our acquisition of VIA Wireless, including our subordinated bridge financing of up to $25.0 million to VIA Wireless pending the closing of the transaction. The additional borrowing increased the term loan B to $125.0 million. We fully drew down the term loans according to a mandatory draw down schedule during the years ended December 31, 2002, 2001 and 2000. In conjunction with the closing in March 2000, the increase of this facility in March 2001, an amendment executed in July 2002 and an amendment executed in February 2003, we incurred financing fees of approximately $11.6 million which are being amortized over the term of the facility.

        The revolving loan and term loan A will mature in October 2007 and the term loan B will mature in October 2008. The term loans A and B are required to be repaid beginning in June 2004 in fourteen and eighteen consecutive quarterly installments, respectively. The amount of each of the quarterly consecutive installments increases incrementally in accordance with the credit facility agreement. The amount that can be borrowed and outstanding under the revolving loan reduces in seven quarterly reductions of approximately $6.9 million beginning in December 2005 and a final reduction of approximately $1.9 million in September 2007. Effective March 1, 2003, we can voluntarily prepay the term loans without a prepayment premium.

        We may borrow funds as either a base rate loan with an interest rate of prime plus 2.00% for the revolving loan and term loan A and prime plus 2.50% for term loan B or a Eurodollar Loan with an interest rate of the London interbank offered rate, commonly referred to as LIBOR, plus 3.25% for the revolving loan and term loan A and plus 4.25% for term loan B. In addition, an unused credit facility fee of 0.75% will be charged quarterly on the average unused portion of the facility.

        Amounts drawn down in 2001 and 2000 under the term loans A and B were funded into an escrow account that was controlled by the lenders and could not be released until specified conditions had been satisfied, including, among others, that we had used all of the proceeds from the sale of our senior subordinated notes in April 2000 and from UbiquiTel Parent's initial public offering of its common stock in June 2000 to pay fees and expenses in connection with those offerings, to fund the build-out of our PCS network and for other general corporate and working capital purposes. We drew down from the escrow account approximately $150.0 million in August 2001 and the final $35.0 million in October 2001.

        On July 17, 2002, we entered into a further amendment to our senior secured credit facility. The amendment primarily adjusted certain financial covenants, provided for new financial covenants regarding minimum cash balances and minimum consolidated EBITDA (each as defined in the credit facility), and imposed additional conditions on the availability of drawings under the revolving line of credit. Beginning with the three months ended September 30, 2002, we must meet the following financial and operating covenants: minimum levels for subscribers, revenues, cash balances and network coverage, and maximum capital spending limits; and also must achieve financial ratios including total debt to adjusted EBITDA and senior debt to adjusted EBITDA (each as defined in the credit facility). Beginning with the three months ending June 30, 2004, we also must achieve minimum EBITDA and meet additional financial ratios including interest coverage to EBITDA, total debt to EBITDA and senior debt to EBITDA (each as defined in the credit facility), among other restrictions. Beginning with the three months ending March 31, 2006, we also must maintain a fixed charge coverage ratio (as defined in the credit facility). As of December 31, 2002 and March 31, 2003, respectively, we were in compliance with all financial and operational covenants associated with our senior secured credit facility.

        On February 26, 2003, we consummated the private placement exchange offer of $48.2 million aggregate principal amount of our new 14% senior discount notes due May 15, 2010 and $9.6 million in cash for $192.7 million aggregate principal amount of our outstanding 14% senior subordinated discount notes due April 10, 2010 which reduced our long-term debt outstanding. In conjunction with the exchange offer, we also amended our senior secured credit facility, making a $15.0 million partial prepayment against our outstanding $245.0 million principal balance of term loans and permanently reducing our unused $55.0 million revolving line of credit to $50.0 million.

14% Senior Subordinated Discount Notes due April 15, 2010

        As of May 20, 2003, we have outstanding $100,400,000 aggregate principal amount of our 14% senior subordinated discount notes due April 15, 2010. The outstanding 14% senior subordinated discount notes due April 15, 2010 were issued in a private placement completed in April 2000, and were registered with the SEC in August 2000.

        These notes were issued at a discount, have a ten-year maturity and will accrete in value until April 15, 2005 at an interest rate of 14%. Interest will become payable semiannually beginning on October 15, 2005. These notes are redeemable and are governed by an indenture substantially the same as the indenture governing our 14% senior discount notes due May 15, 2010, except that the indenture for these notes does not include, among other things, a "basket" permitting up to $10 million of restricted payments. The 14% senior subordinated discount notes due April 15, 2010 have substantially the same terms as our 14% senior discount notes due May 15, 2010, except that they rank junior to and mature one month earlier than the 14% senior discount notes due May 15, 2010 and they are also subject to the blocking rights of our senior lenders in the event of default with respect to the debt under our senior secured credit facility, unlike our 14% senior discount notes due May 15, 2010. UbiquiTel Parent guarantees these notes, and all of our future restricted subsidiaries, if any, will guarantee these notes.

Series B Senior Discount Notes Due 2008

        We have outstanding $14,514,567 aggregate principal amount of Series B senior discount notes due 2008 which were issued in a series of private placements pursuant to a note purchase agreement we entered into with accredited investors on February 14, 2003 in order to raise cash to primarily fund the cash portion of our debt-for-debt exchange offer. Under the note purchase agreement, three of UbiquiTel Parent's directors, Bruce E. Toll, Peter Lucas and Joseph N. Walter, or their affiliates, and nine other accredited investors purchased from us $14,514,567 aggregate principal amount of our Series B senior discount notes due 2008 and detachable warrants to purchase up to 10,913,607 shares of UbiquiTel Parent's common stock at an exercise price of $0.01 per share, for aggregate consideration of $10,913,607.

        The Series B senior discount notes rank pari passu in right of payment to our 14% senior discount notes due May 15, 2010 and guarantees thereof and senior to our 14% senior subordinated discount notes due April 15, 2010 and guarantees thereof and contain customary covenants and terms. UbiquiTel Parent guarantees these notes, and all of our future restricted subsidiaries, if any, will also guarantee these notes.

        As of March 31, 2003, we were in compliance with all financial and operational covenants associated with our 14% senior subordinated discount notes, 14% senior discount notes and Series B senior discount notes.

MANAGEMENT

Executive Officers and Directors

        The following table presents information with respect to UbiquiTel Parent's executive officers and directors, as of April 4, 2003. The executive officers of UbiquiTel Parent also serve as our executive officers. Mr. Donald A. Harris serves as our sole director.

Executive Officers and Directors:

Name	Age	Position
Donald A. Harris	50	Chairman of the Board, President, Chief Executive Officer and Director
Dean E. Russell	51	Chief Operating Officer
James J. Volk	39	Chief Financial Officer
Patricia E. Knese	44	Vice President, General Counsel and Secretary
Andrew W. Buffmire	56	Vice President—Business Development
Robert A. Berlacher	48	Director
James E. Blake	75	Director
Mathew J. Boos	47	Director
Peter Lucas	48	Director
Eve M. Trkla	40	Director
Bruce E. Toll	59	Director
Joseph N. Walter	50	Director

        Donald A. Harris, 50, has served as our President and Chief Executive Officer and as a director since our inception and was appointed Chairman of the Board in May 2000. Mr. Harris has more than 18 years of experience in the telecommunications industry, and is the former president of Comcast Cellular Communications, Inc., and a former senior vice president of Comcast Corporation. He also participated in Comcast's efforts on the board of Nextel. Mr. Harris managed the build-out of and had operating responsibility for Comcast's cellular operations in Pennsylvania, New Jersey and Delaware with over 8 million residents. Mr. Harris was also responsible for Comcast's PCS experimental trials. Prior to joining Comcast in February 1992, Mr. Harris was Vice President/General Manager of PacTel Cellular's Los Angeles office, the then largest traditional cellular operation in the United States. He also held several senior management positions with PacTel, including Vice President of Corporate Development, and President and Chief Executive Officer of the San Francisco Cellular Partnership. Mr. Harris began his career in the cellular communications industry as a consultant with McKinsey & Company. Mr. Harris is a graduate of the United States Military Academy at West Point and holds a Master of Business Administration degree from Columbia University.

        Dean E. Russell, 51, has been our Chief Operating Officer since November 1999. He is responsible for overseeing all of the functional areas of our operations including sales and marketing, network and field operations, and human resources. Prior to joining us, Mr. Russell was part of the executive management team of Education Management Corporation from October 1997 to November 1999. He held various positions with Education Management Corporation including Director of Operations for the Art Institute of Fort Lauderdale and President of the Art Institute International at San Francisco. Previously, Mr. Russell was the General Sales Manager for Comcast Cellular Communications, Inc. in Atlantic City and Cape May County in New Jersey from October 1995 to October 1997. Prior to joining Comcast Cellular Communications, Inc., Mr. Russell served in the United States Army for 20 years before retiring as a Lieutenant Colonel. Mr. Russell has 29 years of leadership experience including hands on experience managing diverse operations. Mr. Russell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point, a Master of Education

degree from the University of Georgia and a Master of Business Administration degree in International Business from Long Island University.

        James J. Volk, 39, joined us as Chief Financial Officer in July 2001 and is responsible for all of the company's financial activities. Prior to that, he served as Regional Vice President of Finance and CFO of Cingular Wireless' East Region since September 2000 where he was responsible for all financial aspects of the region which provided service to approximately 4 million customers. He previously served as Vice President of Finance and CFO of Cingular's Philadelphia market from August 1999 to September 2000. Mr. Volk joined Cingular as Director of International Finance in January 1995 where he was responsible for all financial aspects of the international wireless operations and business development of the Comcast Cellular Division. He also served from May 1998 to August 1999 as Director of Strategic Marketing Planning, where he was responsible for planning and analysis as well as business development for the Comcast Cellular Division. Mr. Volk is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from the University of Delaware and a Master of Business Administration degree from Villanova University.

        Patricia E. Knese, 44, joined us in November 2000 as Vice President and General Counsel, and in February 2001 she was appointed Secretary of the company. From May 1999 to November 2000, Ms. Knese served as Head Transactions and E-Health Counsel for Aetna U.S. Healthcare Inc., the Hartford, Connecticut-based health benefits company, and as General Counsel for InteliHealth Inc., an Aetna Internet subsidiary, where she was responsible for mergers and acquisitions, strategic relationships and investments, and licensing and other e-commerce related legal matters. Prior to joining Aetna, from September 1993 to April 1999 she was an attorney at Morgan, Lewis & Bockius LLP's Philadelphia office in the Business and Finance area of the firm, and served prior to that as a federal judicial clerk for a one-year term with the chief judge of the United States District Court for the District of Delaware. She also has management experience in the automotive industry, including seven years with Subaru of America, Inc., and three years with Chrysler Corporation's Philadelphia zone office. Ms. Knese holds a Bachelor of Science degree in Management/Marketing from Saint Joseph's University, a Master of Business Administration degree from Drexel University and a Juris Doctor degree, summa cum laude, from Temple University School of Law.

        Andrew W. Buffmire, 56, joined us in May 2000 as Vice President—Business Development. He is responsible for the development and negotiation of strategic business transactions. Prior to joining us, Mr. Buffmire was a Director in the Sprint PCS Affiliates Program. He joined Sprint PCS in January 1996 during its initial development stage. At Sprint PCS he led the state-related regulatory compliance, network infrastructure and interconnection negotiations for the market entry of Sprint PCS and provided legal counsel for various aspects of the network build-out. Before joining Sprint PCS, Mr. Buffmire was an attorney in private legal practice in Salt Lake City, Utah for 16 years, with the exception of two years (1985-1987), when he was the founder, general counsel and registered principal of an NASD-registered investment banking firm. Mr. Buffmire interned with the Commission of the European Economic Community (EU) in Brussels, Belgium. He has a Bachelor of Arts degree in International Relations from the University of Southern California, a Juris Doctor degree from the University of Utah and a Master of Laws degree from the London School of Economics and Political Science.

        Robert A. Berlacher, 48, has been a director of UbiquiTel Parent since its inception. Mr. Berlacher is President of LIP Advisors, Inc., the General Partner of Lancaster Investment Partners, LP, a technology, telecommunications and healthcare investment partnership based in King of Prussia, Pennsylvania. Mr. Berlacher also is a co-founder and director of EGE Holdings, Ltd., a holding company with ownership interests in investment banking, money management and venture capital. While co-founding EGE Holdings, Ltd., Mr. Berlacher also was a Managing Director of Boenning & Scattergood, Inc. from January 1997 to September 1999, and was a Managing Director and shareholder of Pacific Growth Equities, Inc. from March 1995 to January 1997. Mr. Berlacher received a Bachelor of Science degree in Business Administration—Finance from Cornell University.

        James E. Blake, 75, has been a director of UbiquiTel Parent since September 2000. Mr. Blake is a consultant to domestic and international telecommunications partnerships, engineering and electronic mass communication companies. In his role, he utilizes his unique experience in PCN in the United Kingdom, and cellular in the United States to assist companies in organizational development, financing and strategic planning. Mr. Blake served as Chairman of the Board of Coral Systems, Incorporated, Longmont, Colorado, from 1991 to 1995, which developed, marketed and supported integrated products and services to improve wireless telecommunications carriers' acquisition and retention processes. While at Coral Systems, Incorporated, he counseled management on strategies for financing and marketing, and facilitated establishment of domestic and foreign distribution channels. Prior to that, he was Chief Executive Officer of MicroTel from January 1990 to February 1991, President of Cellular One from December 1983 to December 1989 and President of Pyle—National from 1976 to 1983. Mr. Blake is a cum laude graduate in Business Administration from Syracuse University.

        Matthew J. Boos, 47, has been a director of UbiquiTel Parent since August 2001 and became a member of UbiquiTel Parent's board pursuant to the VIA Wireless LLC acquisition. Prior to the closing of UbiquiTel Parent's acquisition of VIA Wireless in August 2001, Mr. Boos served as secretary-treasurer of VIA Wireless and as a member of its members committee. During the past eleven years, Mr. Boos has been the general manager of The Ponderosa Telephone Co., a full service communications provider located in O'Neals, California, and its subsidiary companies, Ponderosa Cablevision, Ponderosa Internet and Ponderosa Long Distance, where he is responsible for all of the day to day operations of The Ponderosa Telephone Co. He is a board member of two of The Ponderosa Telephone Co.'s affiliated companies, local wireline exchange companies Table Top Telephone Company, Inc. and Tularosa Basin Telephone Company, Inc. He also serves as an outside director for three local exchange companies headquartered in Oregon. Mr. Boos joined The Ponderosa Telephone Co. as its financial director in 1989 and was promoted to his current position in 1992. Prior to his positions with The Ponderosa Telephone Co., Mr. Boos was a senior consultant with GVNW Inc./Management in Oregon, a national provider of consulting services to telecommunications companies. Prior to joining GVNW, he held several management positions with Continental Telephone in Bakersfield, California. Mr. Boos also has been actively involved in the telecommunications industry at the state and national level, recently completing nine years on the board of directors of the California Telephone Association, the state trade organization for all local exchange companies in California, and presently serving on the board of directors of the United States Telecom Association, the leading national broad-based association for the local exchange carrier industry. Mr. Boos received his Bachelor of Science degree in Business Administration from California State University, Fresno.

        Peter Lucas, 48, has been a director of UbiquiTel Parent since its inception and also served as our Interim Chief Financial Officer from inception until July 2001, except for a two-month period during late 2000. Mr. Lucas is the General Manager of CBT Wireless Investments, L.L.C., an investment fund that makes debt and equity investments in private and public entities. Mr. Lucas served as Chief Financial Officer of WesTower Corporation, a public provider of telecommunications sites and wireless network services, from April 1997 to September 1999. Mr. Lucas also served as Chief Financial Officer of Cotton Valley Resources Corporation, a Dallas-based public oil and gas company, from August 1995 to April 1997. Mr. Lucas received a Bachelor of Commerce degree from the University of Alberta.

        Eve M. Trkla, 40, has been a director of UbiquiTel Parent since its inception. Ms. Trkla is the co-founder, Senior Managing Director and Chief Financial Officer of Brookwood Financial Partners, L.P. and its affiliated companies, Brookwood Securities Partners, L.P., Brookwood Management Partners, L.P. and Brookwood Capital Partners, L.P. Ms. Trkla oversees the financial administration of

Brookwood and its affiliates and the origination, evaluation, structuring and acquisition of real estate and private company investments. Brookwood is a Boston-based private investment and merchant- banking firm which specializes in acquiring and managing real estate and in providing equity and bridge financing to private companies. Since its founding in 1993, Brookwood and its affiliated entities have acquired real estate and corporate assets with a realized and current value in excess of $400 million. Prior to co-founding Brookwood, Ms. Trkla was the senior credit officer at The First National Bank of Ipswich, where she created and managed the credit administration function for this $130 million community bank. Ms. Trkla spent the first eight years of her career at the First National Bank of Boston as a lender specializing in large corporate acquisition finance. Ms. Trkla currently serves as a director and chairman of the audit committee of New World Restaurant Group, Inc. (OTC: NWCI.PK), a leading company in the quick casual sandwich industry. Ms. Trkla is a cum laude graduate of Princeton University.

        Bruce E. Toll, 59, has been a director of UbiquiTel Parent since September 2000. Mr. Toll is a founder and Vice-Chairman of Toll Brothers, Inc. (NYSE: TOL). Mr. Toll co-founded Toll Brothers, Inc. in 1967, which today is the leading builder of luxury homes in the United States. Mr. Toll is a principal of BET Associates, L.P. Mr. Toll holds a Bachelor of Arts degree from the University of Miami and attended the graduate school of business at the University of Miami.

        Joseph N. Walter, 50, has been a director of UbiquiTel Parent since its inception. Mr. Walter founded The Walter Group, Inc., an international consulting and project management firm specializing in telecommunications companies, in 1988 and currently serves as its Chairman and Chief Executive Officer. In January 2000, The Walter Group sold its consulting and project management group to Wireless Facilities, Inc. The Walter Group continues to maintain investments in a variety of telecommunications-based companies. Prior to establishing The Walter Group, Mr. Walter served as Senior Vice President for McCaw Cellular Communications, Inc. and was responsible for the corporate headquarters group of the company. During his tenure at McCaw Cellular, Mr. Walter also was responsible for establishing McCaw Space Technologies, Inc. and McCaw Government Services, Inc. He served with McCaw Cellular from 1983 to 1988. Mr. Walter holds undergraduate degrees in biological science and social ecology from the University of California, Irvine and a Master of Business Administration degree from the University of Washington.

UbiquiTel Parent's Board of Directors

        UbiquiTel Parent's board of directors is currently fixed at nine members. UbiquiTel Parent's board of directors is divided into three classes of directors, with three directors each in Class I, Class II and Class III, with one class elected each year at its annual meeting of stockholders for a three-year term. There has been a vacancy for a Class II director since April 2002, which our board of directors may seek to fill prior to the expiration of the three-year term in 2005. Messrs. Blake, Lucas and Toll serve as the Class I directors, and their current terms will expire at UbiquiTel Parent's 2004 annual stockholders' meeting. Ms. Trkla and Mr. Boos serve as the Class II directors, and their current terms will expire at UbiquiTel Parent's 2005 annual stockholders' meeting. Messrs. Harris, Berlacher and Walter serve as the Class III directors, and their terms will expire at UbiquiTel Parent's 2003 annual stockholders' meeting. At each annual meeting, the successors to the directors whose terms expire will be elected to serve three-year terms.

Committees of the Board of UbiquiTel Parent

        UbiquiTel Parent's board of directors has an audit committee and a compensation committee and from time to time establishes special committees to address specific board matters.

        Audit Committee.    During 2002, Messrs. Boos and Toll and Ms. Trkla served as the members of the audit committee, and Ms. Trkla served as the chair. The members of the audit committee are independent as defined by listing standards of the Nasdaq Stock Market. The audit committee is responsible for engaging our independent auditors, reviewing with the independent auditors the scope and results of the audits, our internal accounting controls and audit practices and approving any professional services furnished by the independent auditors.

        The audit committee's role is to act on behalf of the board of directors in the oversight of all material aspects of our corporate financial reporting and our external audit, including, among other things, our internal control structure, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal requirements that have a significant impact on our financial reports. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, the audit committee consults with management and our independent auditors regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to engage, and to approve fee arrangements with, our independent auditors. The audit committee operates under a written charter adopted by the committee.

        Compensation Committee.    During 2002, Messrs. Berlacher, Blake, Lucas and Walter served as the members of the compensation committee, and Mr. Blake served as the chair. The compensation committee is responsible for reviewing and approving all compensation arrangements for our executive officers, and is also responsible for administering our amended and restated 2000 equity incentive plan.

        Our executive compensation policy is designed to enable us to attract, motivate and retain highly qualified executive officers. The key components of our compensation program are:

  •
  base salary;

  •
  annual incentive bonus awards; and

  •
  equity participation in the form of stock options or other equity-based awards under our equity incentive plan.

        In arriving at specific levels of compensation for executive officers, the committee has relied on

  •
  the recommendations of management;

  •
  benchmarks provided by generally available compensation surveys; and

  •
  the experience of committee members and their knowledge of compensation paid by other similar wireless and personal communications services companies.

        The committee also seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. Executive officers also are entitled to customary benefits generally available to all our employees, including group medical, dental and life insurance and our 401(k) plan. We have severance arrangements with some of our executive officers to provide them with the employment security and severance deemed necessary by the committee to retain them.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee was at any time during the past fiscal year an officer or employee of UbiquiTel Parent, was formerly an officer of UbiquiTel Parent or any of its subsidiaries, or had any employment relationship with UbiquiTel Parent.

        During the last fiscal year, none of UbiquiTel Parent's executive officers served as:

  •
  a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on UbiquiTel Parent's compensation committee;

  •
  a director of another entity one of whose executive officers served on UbiquiTel Parent's compensation committee; or

  •
  a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of UbiquiTel Parent.

Summary Compensation Table

        The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer and our four most highly compensated executive officers who served in such capacities as of December 31, 2002, collectively referred to below as the "named executive officers," for the years ended December 31, 2002, 2001 and 2000:

		Annual Compensation			Securities Underlying Option Awards (# of shares)(1)
Name and principal position						All other Compensation($)
	Year	Salary($)		Bonus($)
Donald A. Harris Chairman, President and Chief Executive Officer	2002 2001 2000	221,308 210,000 201,154		174,921 396,546 —	— — —	5,500 4,961 2,112	(2) (2) (2)
Dean E. Russell Chief Operating Officer	2002 2001 2000	219,863 195,000 181,154		150,492 200,535 155,400	200,000 — 300,000	12,419 4,928 138,442	(3) (2) (4)
James J. Volk Chief Financial Officer	2002 2001 2000	165,000 76,154 —	(5)	130,350 76,901 —	100,000 200,000 —	3,342 2,094 —	(2) (2)
Patricia E. Knese Vice President and General Counsel	2002 2001 2000	177,231 160,000 18,462	(7)	79,200 113,697 10,000	100,000 — 75,000	19,348 2,445 554	(6) (2) (2)
Andrew W. Buffmire Vice President—Business Development	2002 2001 2000	156,000 153,692 95,192	(8)	41,886 32,239 23,733	— — 75,000	4,680 4,791 67,059	(2) (2) (9)

(1)
In June 2000, UbiquiTel Parent granted Mr. Russell stock options to purchase up to 300,000 shares of common stock at an exercise price of $8.00 per share (which exercise price was reduced to $4.00 per share on May 2, 2002), vesting in four equal installments beginning on October 25, 2000 subject to earlier vesting upon a change of control, and in May 2002, UbiquiTel Parent granted Mr. Russell stock options to purchase up to 200,000 shares of common stock at an exercise price of $1.86 per share, vesting in four equal installments beginning on May 2, 2003 subject to earlier vesting upon a change of control. In July 2001, UbiquiTel Parent granted Mr. Volk stock options to purchase up to 200,000 shares of common stock at an exercise price of $7.20 per share (which exercise price was reduced to $4.00 per share on May 2, 2002), vesting in four equal installments beginning on July 16, 2002 subject to earlier vesting upon a change of control, and in May 2002, UbiquiTel Parent granted Mr. Volk stock options to purchase up to 100,000 shares of common stock at an exercise price of $1.86 per share, vesting in four equal installments beginning on May 2, 2003 subject to earlier vesting upon a change of control. In November 2000, UbiquiTel Parent granted Ms. Knese stock options to purchase up to 75,000 shares of common stock at an exercise price of $5.938 per share (which exercise price was reduced to $4.00 per share on May 2, 2002), vesting in four equal installments beginning on November 20, 2001 subject to earlier vesting upon a change of control, and in May 2002, UbiquiTel Parent granted Ms. Knese stock options to purchase up to 100,000 shares of common stock at an exercise price of $1.86 per share, vesting in four equal installments beginning on May 2, 2003 subject to earlier vesting upon a change of control. In June 2000, UbiquiTel Parent granted Mr. Buffmire stock options to purchase up to 75,000 shares of common stock at an exercise price of $8.00 per share (which exercise price was reduced to $4.00 per share on May 2, 2002), vesting in four equal installments beginning on May 15, 2001 subject to earlier vesting upon a change of control.

(2)
Represents the amount contributed by us as a company match to the executive officer's 401(k) plan account.

(3)
Of such amount, $6,919 represents the value of a sales incentive trip and a gross up in salary to cover taxes paid in connection with the value of the trip and $5,500 represents the amount contributed by us match to Mr. Russell's 401(k) plan account.

(4)
Of such amount, $36,417 represents relocation expenses reimbursed on a gross basis to Mr. Russell, $100,000 represents amounts advanced to Mr. Russell for relocation expenses and $2,025 represents the amount contributed by us match to Mr. Russell's 401(k) plan account.

(5)
Mr. Volk's annualized salary was $165,000 for 2001, and the amount shown represents salary paid during 2001 beginning on his hire date of July 16, 2001.

(6)
Of such amount, $7,446 represents a paid time off payout to Ms. Knese, $7,264 represents the value of a sales incentive trip and a gross up in salary to cover taxes paid in connection with the value of the trip and $4,638 represents the amount contributed by UbiquiTel as a company match to Ms. Knese's 401(k) plan account.

(7)
Ms. Knese's annualized salary was $160,000 for 2000, and the amount shown represents salary paid during 2000 beginning on her hire date of November 20, 2000.

(8)
Mr. Buffmire's annualized salary was $150,000 for 2000, and the amount shown represents salary paid during 2000 beginning on his hire date of May 15, 2000.

(9)
Of such amount, $65,501 represents relocation expenses reimbursed on a gross basis to Mr. Buffmire and $1,558 represents the amount contributed by us match to Mr. Buffmire's 401(k) plan account.

Option Grants in Last Fiscal Year

        The following table sets forth grants of stock options to acquire shares of UbiquiTel Parent's common stock made by UbiquiTel Parent during the year ended December 31, 2002 to our executive officers. No stock appreciation rights were granted to these individuals during that year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($)/(Sh)	Expiration Date
					5%($)	10%($)
Donald A. Harris	—	—	—	—	—	—
Dean E. Russell	200,000	18.5%	1.86	5/2/12	233,949	592,872
James J. Volk	100,000	9.3%	1.86	5/2/12	116,974	296,436
Patricia E. Knese	100,000	9.3%	1.86	5/2/12	116,974	296,436
Andrew W. Buffmire	—	—	—	—	—	—

(1)
Subject to earlier vesting upon a change of control, the options vest annually in four equal installments beginning on May 2, 2003.

(2)
Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the option term. The amounts have been calculated based on the assumed appreciation rates shown in the table, assuming a per share market price equal to the market price on the date of grant. The actual value, if any, the named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the executive were to sell the shares on the date of exercise, so there is no assurance that the value realized will be equal to or near the potential realizable value as calculated in this table.

Option Holdings

        The following table provides summary information regarding options held by each of our named executive officers as of December 31, 2002. No named executive officer exercised stock options during 2002.

	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald A. Harris	2,540,000	—	—	—
Dean E. Russell	450,000	350,000	—	—
James J. Volk	50,000	250,000	—	—
Patricia E. Knese	37,500	137,500	—	—
Andrew W. Buffmire	37,500	37,500	—	—

(1)
As of December 31, 2002, there were no unexercised in-the-money options, based on the closing sale price per share of UbiquiTel Parent's common stock of $0.40 on December 31, 2002.

Repricings of Options

        On May 2, 2002, the compensation committee of UbiquiTel Parent's board of directors approved the repricing of the exercise price to $4.00 per share of all stock options outstanding held by then current employees and directors under the company's amended and restated 2000 equity incentive plan with exercise prices over $4.00 per share. A total of 1,220,800 stock options were repriced at $4.00 per share, which was $2.14 per share above the May 2, 2002 closing sale price of $1.86 per share on the Nasdaq National Market. Therefore, after giving effect to the repricing, all of these stock options were still out of the money. All other terms and conditions of these stock options were unaffected by the repricing. As a result of the repricing, we will have to apply variable accounting treatment for these options until exercised, forfeited or cancelled upon expiration.

        The compensation committee believed that this repricing was necessary because equity incentives constitute a significant component of the total compensation package of our key employees and play a substantial role in our ability to retain the services of these individuals who are essential to our long-term financial success. The compensation committee felt that our ability to retain the services of these individuals would be significantly impaired, unless their out-of-the-money options were repriced. The compensation committee also felt that the repricing was a means to further align the interests of these individuals with those of UbiquiTel Parent's shareholders.

        The following table provides certain information with respect to the repricing of these stock options held by our named executive officers. There have been no other option repricings since June 2000 when UbiquiTel Parent became a reporting company under Section 13(a) of the Securities Exchange Act of 1934.

10-Year Option Repricings

Name and Principle Position	Date of Repricing	Number of Securities Underlying Options Repriced	Market Price of Stock at Time of Repricing ($)	Exercise Price at Time of Repricing ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing
Dean E. Russell Chief Operating Officer	05/02/02	300,000	1.86	8.00	4.00	89 months
James J. Volk Chief Financial Officer	05/02/02	200,000	1.86	7.20	4.00	110 months
Patricia E. Knese Vice President and General Counsel	05/02/02	75,000	1.86	5.94	4.00	102 months
Andrew W. Buffmire Vice President-Business Development	05/02/02	75,000	1.86	8.00	4.00	96 months

Compensation of Directors of UbiquiTel Parent

        Each of UbiquiTel Parent's independent directors who is not an employee of it or us receives an annual fee of $12,000 for serving on our board, plus a $1,000 fee for each regularly scheduled or special meeting he or she attends, and a $1,000 fee for each committee meeting he or she attends. In addition, independent directors receive upon joining UbiquiTel Parent's board an option to purchase 20,000 shares of UbiquiTel Parent's common stock at an exercise price equal to the fair market value of the stock on the date of grant vesting in equal installments over three years. Each independent director continuing in office receives annually on the date of the annual stockholders' meeting an option to purchase 7,500 shares of UbiquiTel Parent's common stock at an exercise price equal to the fair market value of the stock on the date of grant vesting in its entirety on the date of grant.

Employment Agreements

        In November 2002, UbiquiTel Parent entered into a new employment agreement with Donald A. Harris, its Chairman of the Board and our sole director, and its and our President and Chief Executive Officer, due to the expiration of the existing employment agreement between them. Mr. Harris' employment agreement is for a three-year term and provides for an annual base salary of $231,500, with a guaranteed minimum annual increase of 5%.

        If UbiquiTel Parent terminates the employment of Mr. Harris without cause, within 30 days of termination (or such other date mutually agreed to) we must pay Mr. Harris a single lump sum payment in cash equal to one year's salary, plus all outstanding unreimbursed expenses. Following termination for a period of one year, we are required to maintain for Mr. Harris health, life insurance, long-term disability, dental and medical programs specified in the employment agreement. If we are required to make such payment within 24 months of a change of control (as defined in the employment agreement) or Mr. Harris is terminated without cause or terminates for good reason (each as defined in the employment agreement) due to, and within six months prior to, a change of control, Mr. Harris would be entitled to receive a lump sum cash payment (in lieu of any other payments), within 30 days of termination, equal to 2.99 times of Mr. Harris' annual gross salary and bonus for the year in which the change of control occurs or the immediately preceding year, whichever is higher. Mr. Harris would be entitled to health, life insurance, long-term disability, dental and medical program benefits for him and his family for the greater of 12 months or the remainder of the term as if his employment had not been terminated. Mr. Harris has agreed not to compete in the business of wireless telecommunications either directly or indirectly in our present and future markets during his employment. In addition, Mr. Harris has agreed not to disclose any of our confidential information and not to solicit any of our customers or employees during his employment and for a period of one year after his employment is terminated for any reason whatsoever.

        UbiquiTel Parent entered into agreements with Dean E. Russell, our Chief Operating Officer, James J. Volk, our Chief Financial Officer, and Patricia E. Knese, our Vice President and General Counsel, upon their joining the company, to pay each of them one year's annual salary in the event of a change of control of the company in which the individual's employment is involuntarily terminated.

Benefit Plans of UbiquiTel Parent

        Amended and Restated 2000 Equity Incentive Plan.    The 2000 equity incentive plan of UbiquiTel Parent was adopted by its board of directors and shareholders. The purpose of the equity incentive plan is to attract and retain the services of key management, employees, outside directors and consultants by providing those persons with a proprietary interest in us. The compensation committee of UbiquiTel Parent's board administers the plan and may grant stock options, which may be incentive stock options or nonqualified stock options that do not comply with Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock and other equity-based awards to eligible persons with such terms and conditions as are determined by the committee. Up to a maximum of 7,500,000 shares of common stock of UbiquiTel Parent are issuable under the plan. Awards paid in cash are not counted against the number of shares that may be issued under the equity incentive plan. The committee may grant one or more types of awards in any combination to a particular participant in a particular year, with certain limitations. The equity incentive plan provides for all awards granted under the plan to become fully vested and, if applicable, exercisable upon a change in control. Subject to earlier termination by UbiquiTel Parent's board of directors, the equity incentive plan will remain in effect until all awards have been satisfied in stock or in cash or terminated under the terms of the equity incentive plan and all restrictions imposed on stock in connection with its issuance under the equity incentive plan have lapsed.

        401(k) Retirement Plan.    UbiquiTel Parent has established a tax qualified employee savings and retirement plan. Employees may elect to contribute up to 15% of their annual compensation on a pre-tax basis, subject to applicable federal limitations. "Highly Compensated Employees," as defined in the retirement plan, are subject to certain other provisions regarding the amount of eligible contributions. Employee contributions may begin on the date of hire and are immediately vested. Currently, we do make matching contributions to the retirement plan, and may in the future make profit sharing contributions if and when UbiquiTel becomes profitable.

        Amended and Restated 2002 Employee Stock Purchase Plan.    The employee stock purchase plan of UbiquiTel Parent was adopted by its board of directors and shareholders. The purpose of the plan is to provide an incentive for our employees to purchase our common stock and acquire a proprietary interest in us. A committee of officers designated by UbiquiTel Parent's board of directors administers the plan, though the board of directors may directly administer the plan in any regard in lieu of the committee. The rights to purchase UbiquiTel Parent's common stock granted under the plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code. Up to 1,000,000 shares of UbiquiTel Parent's common stock are issuable under the plan. Under the terms of the plan, during any calendar year there were four quarterly offering periods beginning January 1st, April 1st, July 1st and October 1st, during which eligible employees could participate. The purchase price was the lower of 85% of fair market value of UbiquiTel Parent's common stock on the first business day of the offering period or 85% of the fair market value of UbiquiTel Parent's common stock on the last business day of the offering period. In October 2002, UbiquiTel Parent's board of directors approved amendments to the plan, which, among other items, authorized the suspension of the plan. The plan was suspended effective with the offering period beginning January 1, 2003.

Noncompetition Agreements

        In connection with the granting of any stock options or equity-based awards under UbiquiTel Parent's equity incentive plan to any of our employees, each employee is required to enter into a noncompetition agreement. These agreements provide that for so long as the employee works for us, and for a period of one year after the employee's termination for any reason, the employee may not disclose in any way any confidential information. The agreements also provide that for so long as the employee works for us and for a period of one year after the employee's termination for any reason, the employee is prohibited from:

  •
  engaging in the same business or in a similar capacity in our markets;

  •
  soliciting business in competition with us; and

  •
  hiring any of our employees or directly or indirectly causing any of our employees to leave their employment to work for another employer.

        In the event of a breach of the noncompetition agreement by an employee, we have the option to repurchase any and all shares held by the employee at the employee's exercise price. We also may pursue any other remedies provided by law or in equity.

Limitation on Liability and Indemnification Matters

        UbiquiTel Parent's and our certificate of incorporation and bylaws limit the liability of directors and executive officers to the maximum extent permitted by Delaware law. The limitation on its and our directors' and executive officers' liability may not apply to liabilities arising under the federal securities laws. UbiquiTel Parent's and our certificate of incorporation and bylaws provide that we shall indemnify our respective directors and executive officers and may indemnify our respective other officers and employees and other agents to the fullest extent permitted by law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to UbiquiTel Parent's and our directors and executive officers pursuant to its and our certificate of incorporation and bylaws, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        At present, there is no pending litigation or proceeding involving any of UbiquiTel Parent's or our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Equity Compensation Plan Information

        The following table provides certain information as of December 31, 2002 with respect to all of UbiquiTel Parent's equity compensation plans in effect as of December 31, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
Amended and Restated 2000 Equity Incentive Plan	2,795,800	$2.56	4,689,200
Amended and Restated 2002 Employee Stock Purchase Plan	0	$0	684,617
1999 stock option grant to Donald A. Harris	2,540,000	$0.50	0
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,335,800		5,373,817

PRINCIPAL STOCKHOLDERS

        The table below sets forth information regarding the beneficial ownership of UbiquiTel Parent's common stock as of May 16, 2003, by the following individuals or groups:

  •
  each person or entity who is known by us to own beneficially more than 5% of UbiquiTel Parent's common stock;

  •
  each of UbiquiTel Parent's directors;

  •
  each of UbiquiTel Parent's named executive officers; and

  •
  all of UbiquiTel Parent's directors and named executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of UbiquiTel Parent's common stock that are subject to stock options and warrants that are presently exercisable or exercisable within 60 days of May 16, 2003 are deemed to be outstanding and beneficially owned by the person holding the stock options or warrants for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

        Unless indicated otherwise below, the address of UbiquiTel Parent's directors and executive officers is c/o UbiquiTel Inc., One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of UbiquiTel Parent's common stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Ownership
Bruce E. Toll(1) BRU Holding Co., LLC	7,403,842	8.7
Donald A. Harris(2)(15)	6,601,802	7.8
The Ponderosa Telephone Co.(3)	6,250,756	7.7
Credit Suisse First Boston(4)	4,361,372	5.3
Joseph N. Walter(5) The Walter Group, Inc.	2,804,487	3.4
Robert A. Berlacher(6) Lancaster Investment Partners, L.P.	2,723,550	3.3
Eve M. Trkla(7)	1,402,857	1.7
Peter Lucas(8) CBT Wireless Investments, L.L.C.	1,152,989	1.4
Dean E. Russell(9)(15)	544,000	*
Matthew J. Boos(10)	173,610	*
James J. Volk(11)(15)	170,500	*
Andrew W. Buffmire(12)(15)	84,750	*
Patricia E. Knese(13)(15)	71,500	*
James E. Blake(14)	35,834	*
All directors and executive officers as a group (12 persons)	23,169,721	26.1

*
Less than 1%.

(1)
Includes 22,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. Also includes 4,380,350 shares held by BRU Holding Co., LLC. Mr. Toll, one of UbiquiTel Parent's directors, is the sole member of BRU Holding Co., LLC. Also includes 3,000,992 shares issuable upon the exercise of warrants held by BRU Holding

  Co., LLC which are presently exercisable. The address of Mr. Toll and BRU Holding Co., LLC is 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(2)
Includes 2,540,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. Also includes 240,000 shares held by the Harris Family Trust, 21,000 shares held in equal amounts by individual custodial trusts for Mr. Harris' three minor children and 1,000 shares held in an individual retirement account of Mr. Harris' spouse, as to which shares Mr. Harris, a director of UbiquiTel Parent and our sole director, disclaims beneficial ownership.

(3)
The address of The Ponderosa Telephone Co. is 47034 Road 201, P.O. Box 21, O'Neals, California 93645. Matthew J. Boos, one of UbiquiTel Parent's directors, is the general manager of The Ponderosa Telephone Co.

(4)
Information presented is based on a Schedule 13G/A dated February 14, 2003 by Credit Suisse First Boston, on behalf of the investment banking business of the Credit Suisse First Boston business unit. The Schedule 13G/A indicates that Credit Suisse First Boston beneficially owns and has shared voting and dispositive power over the shares of UbiquiTel Parent's common stock. The address of Credit Suisse First Boston is Uetlibergstrasse 231, P.O. Box 900, CH-8070 Zurich, Switzerland.

(5)
Includes 22,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. Also includes 2,531,904 shares held by The Walter Group, Inc. Mr. Walter, one of UbiquiTel Parent's directors, is a principal of The Walter Group, Inc. and may be deemed to be the beneficial owner of the shares held by The Walter Group, Inc. Mr. Walter disclaims beneficial ownership of such shares. Also includes 250,083 shares issuable upon the exercise of warrants held by Mr. Walter which are presently exercisable. The address of Mr. Walter and The Walter Group, Inc. is 516 36th Avenue East, Seattle, Washington 98112.

(6)
Includes 22,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. Also includes 2,001,000 shares held by Lancaster Investment Partners, L.P. Mr. Berlacher, one of UbiquiTel Parent's directors, is President of LIP Advisors, Inc., the general partner of Lancaster Investment Partners, L.P. The address of Mr. Berlacher and Lancaster Investment Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406.

(7)
Includes 22,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. Also includes 1,380,357 shares held by the spouse of Ms. Trkla, as to which shares Ms. Trkla disclaims beneficial ownership. The address of Ms. Trkla, one of UbiquiTel Parent's directors, is 55 Tozer Road, Beverly, Massachusetts 01915.

(8)
Includes 22,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. Also includes 630,324 shares held by CBT Wireless Investments, L.L.C. Mr. Lucas, one of UbiquiTel Parent's directors, serves as the general manager of CBT Wireless Investments, L.L.C. and has investment power over the shares, as to which shares Mr. Lucas disclaims beneficial ownership. Also includes 500,165 shares issuable upon the exercise of warrants held by CBT Wireless Investments, L.L.C. which are presently exercisable. The address of Mr. Lucas and CBT Wireless Investments, L.L.C. is 1733 H Street, #330-141, Blaine, Washington 98230.

(9)
Includes 500,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. Also includes 35,000 shares held by the spouse of Mr. Russell, as to which shares Mr. Russell disclaims beneficial ownership.

(10)
Includes 21,667 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. The address of Mr. Boos, one of UbiquiTel Parent's directors, is 47034 Road 201, P.O. Box 21, O'Neals, California 93645.

(11)
Includes 75,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003.

(12)
Includes 56,250 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003.

(13)
Includes 62,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003.

(14)
Includes 35,834 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 16, 2003. The address of Mr. Blake, one of UbiquiTel Parent's directors, is 65 Baynard Park Road, Hilton Head Island, South Carolina 29928.

(15)
The named person is an executive officer of UbiquiTel Parent and us.

CERTAIN TRANSACTIONS

        Effective February 20, 2002, the board of directors of UbiquiTel Parent approved an approximate $2.6 million short-term demand loan to Donald A. Harris, our and UbiquiTel Parent's chief executive officer. The loan was repaid in full on March 12, 2002 with accrued interest of approximately $7,000.

        On February 26, 2003, we completed a private placement exchange of $48.2 million aggregate principal amount of the outstanding notes and $9.6 million in cash for $192.7 million aggregate principal amount of our outstanding 14% senior subordinated discount notes due April 15, 2010. On February 14, 2003, we entered into a note purchase agreement with UbiquiTel Parent's directors Bruce E. Toll, Peter Lucas and Joseph N. Walter or their affiliates and nine other accredited investors in order to raise cash to primarily fund the cash portion of such debt-for-debt exchange. Under the note purchase agreement, UbiquiTel Parent's directors or their affiliates and the other accredited investors purchased from us $14,514,567 aggregate principal amount of our Series B senior discount notes due 2008 and detachable warrants to purchase up to 10,913,607 shares of UbiquiTel Parent's common stock at an exercise price of $0.01 per share, for aggregate consideration of $10,913,607.

DESCRIPTION OF CAPITAL STOCK

        UbiquiTel Operating Company's authorized capital stock consists of 10,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and are owned by UbiquiTel Parent. The following summarizes all of the material terms and provisions of the capital stock of UbiquiTel Parent. It does not purport to be complete, however, and is qualified in its entirety by the actual terms and provisions contained in UbiquiTel Parent's amended and restated certificate of incorporation, as amended.

Authorized Capital Stock

        UbiquiTel Parent's authorized capital stock consists of:

  •
  240,000,000 shares of common stock, par value $0.0005 per share, of which 81,590,534 shares are outstanding; and

  •
  10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding.

Stock Reserved for Issuance

        UbiquiTel Parent has reserved up to 8,500,000 shares of common stock for issuance upon exercise of stock options granted or issuable under UbiquiTel Parent's equity incentive plan and employee stock purchase plan, up to 2,540,000 shares for issuance upon the exercise of options granted in 1999 to UbiquiTel Parent's and our chief executive officer and up to 14,578,790 shares which may be issued upon the exercise of outstanding warrants. For a description of these options and warrants, see Notes 8 and 9 to the audited consolidated financial statements of UbiquiTel Inc. and subsidiaries included elsewhere herein. UbiquiTel Parent has not reserved any shares of preferred stock for issuance.

  Common Stock

        The holders of UbiquiTel Parent's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

  Preferred Stock

        Under UbiquiTel Parent's certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by UbiquiTel Parent's board of directors without approval from shareholders. These rights, designations and preferences include:

  •
  number of shares to be issued;

  •
  dividend rights;

  •
  dividend rates;

  •
  right to convert the preferred shares into a different type of security;

  •
  voting rights attributable to the preferred shares;

  •
  liquidation preferences; and

  •
  terms of redemption.

        If UbiquiTel Parent's board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. UbiquiTel Parent's board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

Antitakeover Effects of Delaware Law

        UbiquiTel Parent is subject to the provisions of Section 203 of the Delaware law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock. The existence of this provision may have an antitakeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for shares of common stock held by stockholders.

Provisions of UbiquiTel Parent's Certificate of Incorporation and Bylaws that may Prevent Takeovers

        UbiquiTel Parent's certificate of incorporation contains provisions that may delay, defer or prevent a change in control of us and make removal of our management more difficult.

        UbiquiTel Parent's certificate of incorporation provides for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. The certificate of incorporation also provides that only the board of directors may fix the number of directors. UbiquiTel Parent's bylaws provide that a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 45 days or more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting. If the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year's annual meeting, then we must receive the stockholder's notice not after the later of the ninetieth day before the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made.

        UbiquiTel Parent's certificate of incorporation provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the board of directors may be filled only by vote of a majority of the remaining directors then in office, even if less than a quorum. Under no circumstances will our stockholders fill any newly created directorships. Directors elected to fill vacancies or by reason of an increase in the number of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. Directors may be removed from office only for cause and only by the affirmative vote of 80% of the then outstanding shares of stock entitled to vote on the matter.

        UbiquiTel Parent's certificate of incorporation provides that any action required or permitted to be taken by UbiquiTel Parent's stockholders may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Special meetings may be called only by the Chairman of the board of directors, if there is one, the President or by a majority of the board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of UbiquiTel Parent's outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable in most situations to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

        UbiquiTel Parent's bylaws provide that a stockholder may raise new business at an annual stockholder meeting only if the stockholder delivers written notice to UbiquiTel Parent not after the later of ninety days prior to the date of the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made. The stockholder's notice must provide UbiquiTel Parent with certain information concerning the nature of the new business, and must disclose certain information about the stockholder and the stockholder's interest, if any, in the proposed business matter.

        Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation or bylaws described above. Except as otherwise provided by law, holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation that changes the powers, preferences, rights or other terms of an outstanding series of our preferred stock, if the holders of the affected series of preferred stock are entitled to vote on the proposed amendment. The bylaws may be amended or repealed by the board of directors, except if the bylaw provisions affect provisions of the certificate of incorporation or bylaws described above, then the affirmative vote of the holders of at least 80% of the then outstanding voting stock is required. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

        The foregoing provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, may delay or frustrate the removal of incumbent directors or the completion of transactions that would be beneficial, in the short term, to UbiquiTel Parent's stockholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of UbiquiTel Parent's securities or the removal of incumbent management, even if these events would be favorable to the interests of UbiquiTel Parent's stockholders.

        UbiquiTel Parent's certificate of incorporation requires it to indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, the certificate of incorporation provides that no director will be liable to us or UbiquiTel Parent's stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of UbiquiTel Parent's stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

  •
  acts or omissions not in good faith for which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

  •
  any breach of the duty of loyalty to us or our stockholders; or

  •
  any transaction from which the director derived an improper personal benefit.

Certain Provisions of the Sprint PCS Agreements

        Pursuant to our management agreement with Sprint PCS, under specific circumstances and without further approval of UbiquiTel Parent's stockholders, Sprint PCS may purchase our operating assets or capital stock for 72% of our "entire business value," subject to the valuation criteria and procedures described in "Sprint PCS Agreements—The Management Agreement." In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of our management agreement with Sprint PCS. Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business including a prohibition on the sale of our company or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions in our management agreement with Sprint PCS may limit our ability to sell the business and may have a substantial anti-takeover effect. For further information, see generally "Sprint PCS Agreements."

Transfer Agent and Registrar

        The transfer agent and registrar for UbiquiTel Parent's common stock is American Stock Transfer & Trust Company.

Listing

        UbiquiTel Parent's common stock is listed on the Nasdaq SmallCap Market under the symbol "UPCS."

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        As a condition to the sale of the outstanding notes in the debt-for-debt private placement exchange on February 26, 2003, we and the dealer manager entered into a registration rights agreement for the benefit of the holders of our 14% senior discount notes due 2010, including the outstanding notes to which this exchange offer relates. Under the registration rights agreement, we agreed at our cost to use commercially reasonable efforts to:

          (1)   not later than 90 days after the settlement date, file a registration statement (the "Exchange Registration Statement") with respect to a registered offer to exchange (the "Registered Exchange Offer") the outstanding notes for a new series of notes (the "registered notes") having terms identical in all material respects to the outstanding notes (except that the registered notes will not contain transfer restrictions);

          (2)   cause the Exchange Registration Statement to be declared effective within 180 days after the settlement date; and

          (3)   complete the Registered Exchange Offer within 225 days after the settlement date.

        The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. Promptly after the Exchange Registration Statement has been declared effective, we will commence the Registered Exchange Offer. We will keep the Registered Exchange Offer open for not less than 20 business days and not more than 30 business days (or longer if required by the registration rights agreement or applicable law) after the date on which notice of the Registered Exchange Offer is mailed to the holders of the outstanding notes.

        Under existing interpretations of the staff of the SEC, the registered notes would in general be freely transferable after the completion of the Registered Exchange Offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the offer who is our affiliate or who intends to participate in the Registered Exchange Offer for the purpose of distributing the registered notes:

          (1)   will not be able to rely on the interpretations of the SEC staff;

          (2)   will not be entitled to participate in the Registered Exchange Offer; and

          (3)   must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Each holder of outstanding notes who wishes to exchange outstanding notes for registered notes pursuant to the Registered Exchange Offer will be required to represent that:

          (1)   such holder is not our affiliate;

          (2)   the registered notes to be received by such holder will be acquired in the ordinary course of such holder's business; and

          (3)   at the time of the Registered Exchange Offer, such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the outstanding notes or registered notes.

        If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 or 508 of SEC Regulation S-K, as applicable, or under an exemption from the registration requirements of the Securities Act.

        In addition, each broker-dealer, other than a Restricted Holder, that receives registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. For more information, see the section in this prospectus entitled "Plan of Distribution."

        If:

          (1)   changes in law or the applicable interpretations of the SEC staff do not permit us to effect the Exchange Offer;

          (2)   for any other reason, the Registered Exchange Offer is not completed within 225 days after the settlement date; or

          (3)   any holder of outstanding notes notifies us that it is not eligible to participate in the Registered Exchange Offer,

        we will, at our cost:

            (a)   as promptly as practicable, but not later than 30 days after so required or requested pursuant to the registration rights agreement, file with the SEC a shelf registration statement (the "Shelf Registration Statement") covering resales of the outstanding notes; provided that, to the extent that we have already filed with the SEC a shelf registration statement covering these resales, we may instead use that registration statement;

            (b)   use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable; and

            (c)   use our best efforts to keep the Shelf Registration Statement effective until the earlier of two years after the settlement date of the offer pursuant to which such outstanding notes were issued and such time as all outstanding notes eligible to be sold thereunder have been sold.

        We will provide to each relevant holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has been filed and when it has become effective and take certain other actions as are required to permit unrestricted resales of the registered outstanding notes. A holder that sells outstanding notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations). In addition, a holder of outstanding notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have such holder's outstanding notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph. The right to use the prospectus under the Shelf Registration Statement will be subject to customary "blackout periods" initiated by us.

        If:

          (1)   on or prior to the 90th day following the settlement date, the Exchange Registration Statement has not been filed with the SEC; or

          (2)   on or prior to the 180th day following the settlement date, the Exchange Registration Statement has not been declared effective; or

          (3)   on or prior to the 225th day following the settlement date, neither the Registered Exchange Offer has been completed nor the Shelf Registration Statement has been declared effective; or

          (4)   after either the Exchange Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of outstanding notes or registered notes in accordance with and during the periods specified in the registration rights agreement without being succeeded within five business days by any additional registration statement or post-effective amendment covering the notes which has been filed and declared effective within seven business days after such filing (each such event referred to in clauses (1) through (4), a "Registration Default"), then additional interest will accrue on the principal amount of the outstanding notes and registered notes (in addition to the stated interest on the outstanding notes and registered notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period until all such Registration Defaults have been cured, but in no event will such rate exceed 0.50%. Because we did not file the registration statement of which this prospectus forms a part on or before May 27, 2003, the notes began accruing additional interest at a rate of 0.25% per annum on May 28, 2003. The notes ceased accruing this additional interest on June 23, 2003, the day before we filed the registration statement of which this prospectus forms a part. The notes accrued an aggregate $9,033.75 of additional interest.

        The above description of the registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Consequences of Failure to Exchange

        To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. In addition, following completion of the exchange offer, except as provided in the registration rights agreement, you will not have any further registration rights and your outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your outstanding notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your outstanding notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, an aggregate of $38,180,000 principal amount at maturity of the outstanding notes is outstanding, as well as an additional $10,000,000 of our currently outstanding 14% senior discount notes which are held by affiliates of us who are not eligible to participate in the exchange offer. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about July     , 2003, to the nominee of The Depository Trust Company ("DTC" or the "Depository") and to others believed to have beneficial ownership in the outstanding notes.

        The form and terms of the registered notes will be substantially identical to the form and terms of the outstanding notes, except that:

  •
  the offering of the registered notes has been registered under the Securities Act;

  •
  the registered notes will not be subject to transfer restrictions; and

  •
  the registered notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

        The registered notes will evidence the same debt as the outstanding notes and will be issued under the same indenture.

        You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

        If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned to you, without expense, as promptly as practicable after the expiration date.

        If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments; Termination

        The term "expiration date" means 5:00 p.m., New York City time, on                        , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        We have the right, subject to applicable law, in our reasonable discretion, at any time and from time to time, (1) to extend the exchange offer, (2) to waive any condition or otherwise amend this exchange offer in any respect or (3) to terminate the exchange offer, if any of the conditions set forth below under "—Conditions" shall not have been satisfied by giving oral or written notice of such extension, amendment or termination to the exchange agent. Any such extension, amendment or termination will be followed as promptly as practicable by a public announcement.

        Any such termination, amendment or extension will be followed promptly by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely release to the Dow Jones News Service or other similar media outlet.

Procedures for Tendering

  Book-Entry Interests

        Substantially all of the outstanding notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold your outstanding notes in the form of book-entry interests and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

  (1)
  written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

  (2)
  computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver outstanding notes held in the form of book-entry interests:

  (A)
  a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

  (B)
  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

  Certificated Outstanding Notes

        Only registered holders of certificated outstanding notes may tender those notes in the exchange offer. If your outstanding notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated outstanding notes:

    (1)
    the certificates representing your outstanding notes must be received by the exchange agent prior to the expiration date, or

    (2)
    you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to All Holders

        If you validly tender outstanding notes and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  (A)
  outstanding notes tendered in the exchange offer are tendered either:

  (1)
  "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an eligible institution; and

  (B)
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your outstanding notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those outstanding notes.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your outstanding notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your outstanding notes will be returned to you if:

  (1)
  you improperly tender your outstanding notes;

  (2)
  you have not cured any defects or irregularities in your tender; and

  (3)
  we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

        By tendering, you will represent to us in the letter of transmittal that, among other things:

  (1)
  the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

  (2)
  you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

  (3)
  you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

  (4)
  you are not an "affiliate" of us, as defined under Rule 405 of the Securities Act.

        In all cases, issuance of registered notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your outstanding notes or a timely book-entry confirmation of your outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes, or outstanding notes in substitution therefor, will be returned without expense to you. In addition, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you desire to tender your outstanding notes and your outstanding notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  (1)
  you tender through an eligible financial institution;

  (2)
  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  (3)
  the certificates for all certificated outstanding notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  (1)
  your name and address;

  (2)
  the amount of outstanding notes you are tendering; and

  (3)
  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  (A)
  the certificates for all certificated outstanding notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

  (B)
  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

  (C)
  any other documents required by the letter of transmittal.

Book-Entry Transfer

        The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

        If one of the following situations occur:

  (1)
  you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

  (2)
  you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any outstanding notes are to be registered if different from that of the person that deposited the outstanding notes to be withdrawn.

        If the outstanding notes have been delivered under the book-entry procedure set forth above under "—Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn outstanding notes.

        We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for such withdrawn outstanding notes unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

        Any outstanding notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with such book-entry transfer facility for the outstanding notes).

Conditions

        Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any outstanding notes, if:

  •
  the exchange offer will violate applicable law or any applicable interpretation of the SEC staff;

  •
  the outstanding notes are not tendered in accordance with the exchange offer;

  •
  you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the registered notes, and that you have no arrangement or understanding with any person to participate in a distribution of the registered notes; or

  •
  any action or proceeding is instituted or threatened by any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders (or, in the case of outstanding notes delivered by book-entry transfer within DTC, credit any outstanding notes to the account maintained within DTC by the participant in DTC which delivered the notes), (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of outstanding notes (see "—Withdrawal of Tenders" above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Registered or Certified Mail, Overnight Courier or Hand Delivery:	By Facsimile (for Eligible Institutions only):
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East (Lobby Window if by Hand Delivery) New York, NY 10286
(212) 298-1915

Attention: Kin Lau

Confirmed by Telephone: (212) 815-3750

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier or registered or certified mail.)

        Delivery to other than the above address or facsimile number will not constitute a valid delivery of your outstanding notes. Holders of outstanding notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning this exchange offer.

Fees and Expenses

        We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

        We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the fees of up to $5,000 and reasonable expenses of one firm acting as counsel for the holders of the outstanding notes.

Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

        You must pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

Accounting Treatment

        The registered notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the registered notes.

DESCRIPTION OF THE REGISTERED NOTES

        We will issue the registered notes under the indenture for the outstanding notes dated as of February 26, 2003 among us, the guarantor named therein, and The Bank of New York, as trustee.

        You can find the definitions of many of the terms used in this description under the section "—Certain Definitions." In this description, the words "we", "our" or "us" refer only to UbiquiTel Operating Company and not to any of its subsidiaries.

        Any outstanding notes that remain outstanding after the completion of the exchange offer, which include the notes held by our affiliates who are not eligible to participate in the exchange offer, together with the registered notes issued in exchange for the outstanding notes, will be treated as a single class of debt securities under the indenture. Unless otherwise indicated, the outstanding notes and the registered notes to be issued in the exchange offer are collectively referred to as the "notes" in this summary description. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture will be qualified as an indenture under the Trust Indenture Act.

        The following is not a complete description of the notes or the indenture, and is qualified in its entirety by reference to all of the provisions of the notes and the indenture. We urge you to read the indenture because it defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

Principal, Maturity and Interest

        We issued $38,180,000 aggregate principal amount of outstanding notes (excluding $10,000,000 principal amount issued to affiliates of us who are not eligible to participate in the exchange offer) in denominations and integral multiples of $1,000, maturing on May 15, 2010. We will issue up to the same amount of registered notes. The notes will mature on May 15, 2010.

        The outstanding notes (including notes held by our affiliates) were issued at a discount and did not generate gross proceeds to us but will result in a reduction of our outstanding debt of approximately $146.7 million aggregate principal amount ($113.8 million aggregate accreted value) and will reduce cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million beginning in 2006, providing cumulative savings of approximately $243.0 million.

        The notes will accrete in value until April 15, 2005 at a rate of 14%, compounded semi-annually. Cash interest on the notes will become payable on April 15, 2005. Beginning on that date, interest will accrue at a rate of 14% per annum, payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2005, to the persons in whose names the notes are registered at the close of business on the preceding April 1 or October 1, respectively. Interest will be computed on a basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a registered holder of notes has given wire transfer instructions to us, we will make all principal and interest payments on the notes in accordance with those instructions. We will make all other payments on the notes at the office or agency of the paying agent and registrar within the City and State of New York unless we decide to pay interest by mailing checks to the registered holders.

Paying Agent and Registrar for the Notes

        We must appoint a paying agent to which the notes may be presented for payment, and a registrar where notes may be presented for transfer or exchange. The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note that has been selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

Guarantees

        UbiquiTel Parent is a guarantor of the notes, and all of our future domestic Restricted Subsidiaries, if any, will be guarantors of the notes. UbiquiTel Operating Company's sole subsidiary UbiquiTel Leasing Company is not a guarantor of the notes. UbiquiTel Leasing Company is a wholly-owned limited purpose subsidiary formed on March 17, 2000 solely for the purpose of holding site and tower leases. In the event that UbiquiTel Leasing Company amends its certificate of incorporation to change the nature and purpose of its business, or if UbiquiTel Leasing Company becomes a guarantor under the Credit Facilities, it will become a guarantor of the notes.

        The guarantor will be liable for the entire amount due under the notes and the indenture. The obligations of the future restricted guarantor will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—The guarantees of the registered notes could be held unenforceable or enforceable only to a limited extent under applicable federal and state laws."

        A guarantor (other than UbiquiTel Parent) may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person, other than us or another guarantor, unless:

  •
  immediately after giving effect to that transaction, no default exists; and

        either:

  •
  the acquiring person assumes all the obligations of the guarantor to registered note holders; or

  •
  the net proceeds of the transactions are applied in accordance with the asset sale provisions of the indenture that are described below.

        A guarantee, other than the guarantee of UbiquiTel Parent, will be released:

  •
  in connection with any sale of all of the Capital Stock of a guarantor (including the guarantee of any wholly-owned subsidiary of such guarantor) to a person (including by way of merger or consolidation) that is not (either before or after giving effect to such transaction) a subsidiary of us, if the net proceeds of that transaction are applied (or we certify in an officer's certificate delivered to the trustee that such net proceeds will be applied within the time period specified) in accordance with the asset sale provisions of the indenture; or

  •
  if we properly designate any Restricted Subsidiary that is a guarantor as an Unrestricted Subsidiary.

Ranking

  The Notes

        The notes:

  •
  are our senior unsecured obligations;

  •
  are senior in right of payment to our senior subordinated discount notes and other future subordinated debt;

  •
  rank pari passu in right of payment to all of our and our guarantors' future senior unsecured Indebtedness; and

  •
  are effectively subordinated to our secured Indebtedness, as to the collateral securing that Indebtedness. As of February 26, 2003, there was approximately $230 million of secured debt, secured by substantially all of our assets.

  The Guarantees

        The Guarantees:

  •
  are senior in right of payment to the subordinated Indebtedness of the guarantors, including the guarantees of our senior subordinated discount notes;

  •
  are equal in right of payment with any future senior unsecured Indebtedness of the guarantors; and

  •
  are effectively subordinated to the guarantors' secured Indebtedness, as to the collateral securing that Indebtedness.

        Holders of senior indebtedness will, to the extent of the collateral securing such senior indebtedness, be entitled to receive payment in full of all obligations due them before the holders of notes will be entitled to receive any payment on the notes or the guarantees, including, without limitation, principal, premium (if any), interest and liquidated damages (if any) payable pursuant to the terms of the notes (including upon acceleration or redemption thereof):

  •
  in a liquidation or dissolution proceeding;

  •
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding;

  •
  in an assignment for the benefit of creditors; or

  •
  in any other marshalling of assets and liabilities.

Optional Redemption

        On or after April 15, 2005, we may redeem all or a part of the notes by giving notice between 30 and 60 days before the redemption. The redemption price will be the amount shown in the table.

Year Beginning	Redemption Price per $1,000 of Principal Amount
April 15, 2005	$1,070.00
April 15, 2006	1,046.67
April 15, 2007	1,023.33
April 15, 2008 and thereafter	1,000.00

        Notwithstanding the foregoing, our Credit Facilities currently prohibit us from redeeming the notes.

No Mandatory Redemption or Sinking Fund Payments

        We are not required to make mandatory redemption or sinking fund payments on the notes.

Selection and Notice

        If we redeem less than all of the notes, the trustee will select notes for redemption as follows:

  •
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which they are then listed, or

  •
  if the notes are not listed, on a pro rata basis, by lot or any other method the trustee considers fair and appropriate.

We must pay the redemption price on the redemption date that we choose. On that date, interest and accretion will stop accruing on notes called for redemption.

Repurchase at the Option of Holders-

  Repurchase if a Change of Control Occurs

        Within 30 days following any change of control, we must mail a notice to each holder of notes describing the change of control and offering to repurchase notes on a specified date within 30 to 60 days after we mail that notice, or such later date as is necessary to comply with the requirements under the Securities Exchange Act of 1934, as amended, or of any national securities exchange on which the notes are then listed. The repurchase price will be:

  •
  $1,010 per $1,000 of Accreted Value of the notes, if the repurchase occurs before April 15, 2005, or

  •
  $1,010 per $1,000 of principal amount of the notes, plus any accrued interest we may owe, if the purchase occurs on or after April 15, 2005.

        In repurchasing notes, we will comply with applicable securities laws and regulations even if they conflict with the indenture. That compliance will be deemed not to be a default under any conflicting provisions of the indenture. We will not be required to repurchase notes if:

  •
  the law does not permit us to purchase them; or

  •
  they have not been properly tendered by the repurchase date.

        Within 90 days following a change of control, we must either repay all of our senior indebtedness or obtain consents from the holders of senior indebtedness permitting us to repurchase the notes. We must publicly announce the results of the change of control repurchase offer as soon as possible after the repurchase occurs.

        Except for these change of control provisions, we are not required to repurchase notes if an acquisition, restructuring, recapitalization, merger or similar transaction occurs that does not constitute a change of control under the indenture.

        We will not be required to make a change of control offer if a third party makes and consummates the offer on the same terms required of us.

        A change of control will occur if:

  •
  we sell substantially all of our and our Restricted Subsidiaries' assets;

  •
  we adopt a plan for our liquidation or dissolution;

  •
  any person or group of persons, other than Principals or any of their Affiliates, become the beneficial owner of more than 50% of the voting power of our stock; or

  •
  a majority of our board of directors no longer consists of continuing directors, which are directors who were serving on the Closing Date, or who were nominated to serve as a director by a majority of the continuing directors at the time.

  Repurchase if Asset Sales Occur

        We will not permit any sales of our assets or assets of any of our Restricted Subsidiaries unless:

  •
  we or the Restricted Subsidiary receives consideration at the time of the asset sale at least equal to the fair market value of the assets or Equity Interests issued or sold, as determined by our board of directors and certified to the trustee by one of our officers, and

  •
  at least 75% of the consideration is cash or Cash Equivalents. For purposes of this provision, the following are considered to be cash:

  •
  any liabilities of us or any Restricted Subsidiary that are assumed by the transferee by an agreement that releases us or the Restricted Subsidiary from further liability other than contingent liabilities and liabilities that are subordinate to the notes, and

  •
  cash that we or our Restricted Subsidiary receives from converting into cash any securities, notes or other obligations that we or our Restricted Subsidiary receives from the asset sale within 30 days after receipt.

        An asset sale is:

  •
  the sale of Equity Interests in any of our subsidiaries, except a sale to us or any Wholly-Owned Restricted Subsidiary; and

  •
  a sale, lease or other transfer of any assets except the following:

  •
  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business,

  •
  dispositions of cash or cash equivalents,

  •
  transactions involving assets that have a fair market value of less than $1.0 million,

  •
  transfers of assets to us or any Wholly-Owned Restricted Subsidiary, and

  •
  Restricted Payments and Permitted Investments that are permitted under the restricted payment covenant that we describe below.

        Within 360 days after we receive net proceeds from an asset sale, we may apply them as follows:

  •
  to repay unsubordinated Indebtedness and, if the unsubordinated Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce the amount the lenders have committed to lend us;

  •
  to acquire all or substantially all of the assets of, or a majority of the voting stock of, a Permitted Business, provided, that in the event of the acquisition of at least a majority of the voting stock of a Permitted Business, such Permitted Business becomes a Restricted Subsidiary of us;

  •
  to make a capital expenditure that is useful or to be used in a Permitted Business; or

  •
  to acquire other long-term assets to be used in a Permitted Business.

        Pending our use of net proceeds for these purposes, we may temporarily reduce revolving credit borrowings or otherwise invest them in any manner that is permitted by the indenture.

        Any net proceeds from asset sales that we do not apply or invest as provided above will be excess proceeds. When the amount of excess proceeds is greater than $10.0 million, we will make an offer to all holders of notes to purchase or redeem the maximum amount of notes that may be purchased with the excess proceeds. The offer price will be the Accreted Value of the notes, if the repurchase occurs before April 15, 2005, or the principal amount of the notes, plus any accrued interest we may owe, if the repurchase occurs on or after April 15, 2005.

        If any excess proceeds remain after consummation of the offer, we may use them for any purpose permitted by the indenture. We are required to include in the offer the holders of any Indebtedness that ranks equally with the notes and contains similar provisions about excess proceeds. In that case, the trustee under the indenture will select on a pro rata basis the notes and other Indebtedness to be purchased. Upon completion of each offer, the amount of excess proceeds will be reset at zero. In making these offers, we will comply with applicable securities laws and regulations even if they conflict with the indenture. That compliance will be deemed not to be a default under any conflicting provisions of the indenture.

        Our Credit Facilities prohibit us from purchasing notes, and also provide that certain change of control or asset sale events would constitute a default. Our future agreements relating to senior indebtedness may contain similar restrictions and provisions. If a change of control or asset sale occurs at a time when we are prohibited from purchasing notes, we could ask the senior lenders to allow us to purchase notes, or we could attempt to refinance the borrowings that contain the prohibition. If we do not succeed we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under our other indebtedness.

Selected Covenants

  Limitation on Restricted Payments

        Effective April 15, 2003, we cannot, directly or indirectly, make any Restricted Payment, and will not permit any Restricted Subsidiary to make any Restricted Payment, unless, at the time thereof, and after giving effect thereto,

  (a)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b)
  we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to clause (a) or (b) of the first paragraph of the covenant described below under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (c)
  after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the Closing Date shall not exceed

  (i)
  the amount of (x) 100% of our Operating Cash Flow after April 15, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of us are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of us after April 15, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of us are available preceding the date of such Restricted Payment, treated as a single accounting period, plus

    (ii)
    100% of the aggregate net cash proceeds received by us after the Closing Date as a contribution to our common equity capital or from the issuance or sale of our Equity Interests, other than Disqualified Stock, or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of us that have been converted into or exchanged for such Equity Interests, other than Equity Interests, Disqualified Stock or debt securities sold to a subsidiary of us, plus

    (iii)
    the aggregate net cash proceeds received by us or any Restricted Subsidiary from the sale, disposition or repayment, other than to us or a Restricted Subsidiary, of any Restricted Investment made after the Closing Date in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment.

        So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the foregoing limitations do not prevent us from:

          (1)   paying a dividend on our Equity Interests within 60 days after the declaration thereof if, on the date when the dividend was declared, we could have paid such dividend in accordance with the provisions of the indenture;

          (2)   repurchasing our Equity Interests, from our former employees, consultants or directors or any of our subsidiaries for consideration not to exceed $1.0 million in the aggregate in any fiscal year and any unused portion in any twelve month period may be carried forward to one or more future periods; provided that the aggregate amount of all such repurchases made pursuant to this clause (2) does not exceed $5.0 million in the aggregate;

          (3)   the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes in exchange for, or with the net cash proceeds of a sale of (other than to one of our subsidiaries):

    (a)
    our Equity Interests, other than Disqualified Stock, or

    (b)
    Indebtedness that is at least as subordinated in right of payment to the notes as the Indebtedness being purchased; or

    (c)
    up to $15.1 million principal amount of Series B Notes and guarantees thereof and up to $56.25 million principal amount of the notes and guarantees thereof;

          (4)   the repurchase, redemption or other acquisition of our Equity Interests, or out of the proceeds of a capital contribution or a substantially concurrent offering of, our Equity Interests, other than Disqualified Stock;

          (5)   the payment of any dividend or distribution by one of our Wholly-Owned Restricted Subsidiaries to the holders of its common Equity Interests on a pro rata basis;

          (6)   so long as UbiquiTel Parent holds all of our outstanding Capital Stock, the payment of dividends or the making of loans or advances to UbiquiTel Parent not to exceed $500,000 in any fiscal year, for the purposes of paying franchise taxes or other expenses of UbiquiTel Parent;

          (7)   making Investments in any Person, provided that the fair market value thereof, measured on the date each such Investment was made or returned, as applicable, when taken together with all other Investments made pursuant to this clause (7), does not exceed the sum of $25.0 million, plus the aggregate amount of the net reduction in Investments in any Person made pursuant to this clause (7) on and after the Issue Date resulting from dividends, repayments of loans or other transfers of property, in each case to us or any Wholly-Owned Restricted Subsidiary from such Person, except to the extent that any such net reduction amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph; provided, however, that at the time of such Investment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Investment shall be included in the calculation of the amount of Restricted Payments made after the Closing Date pursuant to clause (c) of the preceding paragraph; and

          (8)   making other Restricted Payments, provided that the fair market value thereof, together with all other Restricted Payments made pursuant to this clause (8), does not exceed $10.0 million.

        In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the second preceding paragraph to the extent such Investments would otherwise be so counted.

        For purposes of clause (3) above, the net proceeds received by us from the issuance or sale of our Equity Interests either upon the conversion of, or exchange for, Indebtedness of us or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the sum of (1) the principal amount or Accreted Value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by us upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of clause (3) and (4) above, the net proceeds received by us from the issuance or sale of our Capital Stock upon the exercise of any options or warrants of us or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the additional cash consideration, if any, received by us upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

        For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, as determined by our board of directors, whose good faith determination shall be conclusive and evidenced by a board resolution and, in the case of fair market value of such non-cash portion in excess of $5.0 million, accompanied by an opinion of an accounting, appraisal or investment banking firm of national standing. Not later than the date of making any Restricted Payment, we shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any board resolution, fairness opinion or appraisal required by the indenture.

        The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital, including interest and dividends, in each case, received by us or one of our Restricted Subsidiaries in cash, up to the amount of such Investment on the date made.

  Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

        We cannot, and shall not permit any Restricted Subsidiary to, incur any Indebtedness, including Acquired Debt, and we cannot issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of Preferred Stock, unless immediately after giving effect to the incurrence of such Indebtedness, including Acquired Debt, or the issuance of such Disqualified Stock or Preferred Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use of the net proceeds therefrom to repay indebtedness or make any Restricted Payment, (a) the Consolidated Debt to Annualized Operating Cash Flow Ratio would be (1) less than 7.0 to 1.0, if prior to April 15, 2005 and (2) less than 6.0 to 1.0, if on or after April 15, 2005 or (b) in the case of any incurrence of Indebtedness prior to April 15, 2005 only, Consolidated Debt would be equal to or less than 70% of Total Invested Capital.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1)   the incurrence by us and our subsidiaries of Existing Indebtedness;

          (2)   the incurrence by us and the guarantors of Indebtedness represented by up to $56.25 million principal amount of notes and the guarantees thereof in the offer and up to $15.1 million principal amount of Series B notes and guarantees thereof;

          (3)   the incurrence by us and any guarantor of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of us and the guarantors outstanding under the Credit Facilities at any time outstanding, after giving effect to such incurrence, does not exceed an amount equal to $250 million less the aggregate amount of all net proceeds of asset sales applied by us or any of our subsidiaries since the date of the Indenture to permanently repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption "Repurchase at the Option of Holders—Repurchase if Asset Sales Occur";

          (4)   the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of leasing or financing all, or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in our business in an aggregate principal amount not to exceed $5 million at any time outstanding;

          (5)   the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (11) of this paragraph;

          (6)   the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Wholly-Owned Restricted Subsidiaries that are guarantors; provided, however, that:

    (a)
    if we or any guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of us, or the guarantee of such guarantor, in the case of a guarantor; and

    (b)
    (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or one of our Wholly-Owned Restricted Subsidiaries and (2) any sale or other transfer of any such Indebtedness to a Person that is not either us or one of our Wholly-Owned Restricted Subsidiaries, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding, provided that the notional amount of any such Hedging Obligation does not exceed the amount of Indebtedness to which such Hedging Obligation relates;

          (8)   the guarantee by us or any of the guarantors of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

          (9)   the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

          (10) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness (a) in respect of bid, performance or advance payment bonds, standby letters of credit and appeal or surety bonds entered into in the ordinary course of business and not in connection with the borrowing of money, or (b) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business, assets or Restricted Subsidiary in compliance with the terms of the indenture;

          (11) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness (which may, but need not be, incurred in whole or in part under the Credit Facilities) in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $50 million; and

          (12) the incurrence by us of any Indebtedness under any unsecured deferred promissory note payable to Sprint PCS pursuant to the deferral of collected revenues provisions of the Consent and Agreement between Sprint PCS and the lenders under our Credit Facilities.

        For purposes of determining compliance with this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided, that Indebtedness outstanding under the Credit Facilities on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (3) of the definition of Permitted Indebtedness.

        The indenture provides that we and the guarantors will not incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any indebtedness unless such Indebtedness either is pari passu to the notes and the note guarantees or subordinated in right of payment to the notes and the guarantees to the same extent; provided that the foregoing limitation shall not apply to distinctions between categories of indebtedness of us or a guarantor that exist by reason of any Liens or guarantees arising or created in respect of some but not all such indebtedness.

  Liens

        We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness that is equal in right of payment with the notes or the applicable guarantee, as the case may be, or is subordinated Indebtedness, upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured equally and ratably with, or prior to, in the case of subordinated Indebtedness, the obligations so secured until such time as such obligations are no longer secured by such Lien; provided that this restriction will not apply to Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        We will not, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

          (2)   make loans or advances to us or any of our Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   Existing Indebtedness (including the Series B notes) or the Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

          (2)   the indenture, the notes and the guarantees;

          (3)   applicable law;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5)   customary non-assignment provisions in leases entered into in the ordinary course of business;

          (6)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens" that limit the right of us or any of our Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset or stock purchase agreements and other similar agreements entered into in the ordinary course of business; and

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        We shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of our properties and assets substantially as an entirety to, any Person, and shall not permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of us and our Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless, at the time and after giving effect thereto:

          (1)   either: (A) if the transaction or series of transactions is a consolidation of us with or a merger of us with or into any other Person, we shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into us, or to which our properties and assets or the properties and assets of us and our Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the "Surviving Entity"), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect;

          (2)   immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

          (3)   we or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of us immediately preceding the transaction and (B) be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the covenant described above under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Wholly-Owned Restricted Subsidiary to any other Wholly-Owned Restricted Subsidiary, or the merger or consolidation of any Wholly-Owned Restricted Subsidiary with or into any other Wholly-Owned Restricted Subsidiary. The indenture will also provide that we may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, we shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the indenture and an opinion of counsel. Each such officers'

certificate shall set forth the manner of determination of our compliance with clause (3) of the preceding paragraph.

        For all purposes of the indenture and the notes, including the provisions described in the two immediately preceding paragraphs and the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Designation of Restricted and Unrestricted Subsidiaries" covenants, subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Designation of Restricted and Unrestricted Subsidiaries" covenant and all Indebtedness of the Surviving Entity and its subsidiaries that was not Indebtedness of us and our subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

        The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of us under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes.

  Transactions with Affiliates

        We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

          (2)   We deliver to the trustee:

    (a)
    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

    (b)
    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment, severance, stock option and other employee benefit agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business;

          (2)   transactions between or among us and/or our Restricted Subsidiaries;

          (3)   agreements in effect on the Issue Date, provided that each amendment to any such agreement shall be subject to the limitations of this covenant;

          (4)   payment of reasonable directors fees, expenses and indemnification to Persons who are not otherwise Affiliates of us; and

          (5)   Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Limitation on Restricted Payments."

  Additional Guarantees

        If we or any of our Restricted Subsidiaries acquires or creates another domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created domestic Restricted Subsidiary must become a guarantor and (1) execute a supplemental indenture satisfactory to the trustee making the Restricted Subsidiary a party to the indenture, (2) execute an endorsement of guarantee, and (3) deliver an opinion of counsel to the trustee within 10 business days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

        The board of directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by us and our Restricted Subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under paragraph (c) of the covenant described above under the caption "—Limitation on Restricted Payments" or Permitted investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Sale and Leaseback Transactions

        We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Restricted Subsidiary that is a guarantor may enter into a sale and leaseback transaction if:

          (1)   We or that guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the tests in (a) and (b), if applicable, of the covenant described above under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens";

          (2)   the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

          (3)   the transfer of assets in that sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Repurchase if Asset Sales Occur."

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

        We will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of us to any Person, other than us or a Wholly Owned Restricted Subsidiary of us, unless:

          (1)   such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

          (2)   the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "Repurchase at the Option of Holders—Repurchase if Asset Sales Occur."

        In addition, we will not permit any Wholly Owned Restricted Subsidiary of us to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to us or a Wholly Owned Restricted Subsidiary of us.

  Business Activities

        We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent that would not be material to us and our subsidiaries, taken as a whole.

  Payments for Consent

        We will not, and will not permit any of our subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

        An Event of Default under the notes is any one or more of the following events:

          (1)   default for 30 days in the payment when due of interest on the notes;

          (2)   default in payment when due of the principal of, or premium, if any, on the notes;

          (3)   failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Repurchase if Change of Control Occurs," "—Repurchase at the Option of Holders—Repurchase if Asset Sales Occur," and "—Selected Covenants—Merger, Consolidation or Sale of Assets."

          (4)   failure by us or any of our Restricted Subsidiaries for 60 days after written notice to comply with any of the other agreements in the indenture has been given to us by (a) the trustee under the indenture, or (b) the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us or any of our Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

    (a)
    is caused by a failure to pay principal at final stated maturity of such Indebtedness (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its stated maturity;

      and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

          (6)   failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)   except as permitted by the indenture, any guarantee of UbiquiTel Parent or any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or UbiquiTel Parent or any guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such guarantor, shall deny or disaffirm its obligations under its guarantee;

          (8)   certain events of bankruptcy or insolvency with respect to us or any of our Significant Restricted Subsidiaries; or

          (9)   if any Credit Facility is not in existence, any event occurs that causes, subject to any applicable grace period or waiver, an Event of Termination under any of the Sprint Agreements or (b) if any Credit Facility is in existence, Sprint shall have commenced to exercise any remedy under the Sprint Agreements (other than Section 11.6.3 of the Management Agreement) by reason of the occurrence of an Event of Termination.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare to be immediately due and payable (i) if prior to April 15, 2005, the Accreted Value or (ii) if on or after April 15, 2005, the principal amount, in each case, of all notes then outstanding, plus accrued and unpaid interest to the date of acceleration. In order to effect such acceleration, the trustee or holders of at least 25% in principal amount of the notes then outstanding shall deliver notice in writing to us and the trustee specifying the respective Event of Default and that such notice is a "notice of acceleration" (the "Acceleration Notice"), and the same (1) shall become immediately due and payable or (2) if there are any amounts outstanding under the Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facilities or five Business Days after receipt by us and the agent under the Credit Facilities of such Acceleration Notice, but only if such Event of Default is then continuing.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, liquidated damages or interest, if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to April 15, 2005, by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to

April 15, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of us or any guarantor, as such, shall have any liability for any obligations of us or the guarantors under the notes, the indenture or the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        We may, at our option and at any time, elect to have all of our obligations discharged with respect to the notes and all obligations of the guarantors discharged with respect to their guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of notes to receive payments in respect of the principal of, premium, if any, liquidated damages, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2)   our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, we may, at our option and at any time, elect to have the obligations of us and the guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   We must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes outstanding on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

          (6)   we must have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of us under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7)   we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of us or others; and

          (8)   we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture, the notes or the guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount at maturity of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount at maturity of the notes then outstanding including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

        Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1)   reduce the Accreted Value of the notes then outstanding if prior to April 15, 2005 or the aggregate of the principal amount of notes if after April 15, 2005 whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any new note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the captions "—Repurchase at the Option of Holders—Repurchase if Change of Control Occurs" and "—Repurchase if Asset Sales Occur";

          (3)   reduce the rate of or change the time for payment of interest on any new note;

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, liquidated damages, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

          (5)   make any new note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, liquidated damages, if any, or interest on the notes;

          (7)   waive a redemption payment with respect to any new note other than a payment required by one of the covenants described above under the captions "—Repurchase at the Option of Holders—Repurchase if Change of Control Occurs" and "—Repurchase if Asset Sales Occur"; or

          (8)   make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

          (4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

          (5)   to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (6)   to add a guarantor under the indenture; or

          (7)   to evidence and provide the acceptance of the appointment of a successor trustee under the indenture.

Concerning the Trustee

        If the trustee becomes a creditor of us or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

        The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are many of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Accreted Value" of any outstanding note as of or to any date of determination means an amount equal to the sum of:

          (1)   the issue price of such note as determined in accordance with Section 1273 of the Internal Revenue Code, plus

          (2)   the aggregate of the portions of the original issue discount, i.e., the excess of the amounts considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions, whether denominated as principal or interest, over the issue price of such note, that shall theretofore have accrued pursuant to Section 1272 of the Internal Revenue Code, without regard to Section 1272(a)(7) of the Internal Revenue Code, from the date of issue of such note (a) for each six-month or shorter period ending on or prior to the date of determination and (b) for the shorter period, if any, from the end of the immediately preceding six-month or shorter period, as the case may be, to the date of determination, plus

          (3)   accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (2) above), minus all amounts theretofore paid in respect of such note, which amounts are considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions whether such amounts paid were denominated principal or interest.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Annualized Operating Cash Flow" means Operating Cash Flow, for the latest two full fiscal quarters on which consolidated financial statements of us are available multiplied by two.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing prior to one year after the date of acquisition; and

          (6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Closing Date" means the date on which the notes were originally issued under the indenture.

        "Consolidated Debt" means the aggregate amount of Indebtedness of us and our Restricted Subsidiaries on a consolidated basis outstanding at the date of determination.

        "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of us as of our most recently completed fiscal quarter for which financial statements are available.

        "Consolidated Interest Expense" of any Person means, for any period, (1) the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals), (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and (4) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of such Person (other than Disqualified Stock) or to such Person or its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly-owned Restricted Subsidiary thereof;

          (2)   the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3)   the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

          (4)   the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

          (1)   the consolidated equity of the common stockholders of such Person and its consolidated subsidiaries as of such date; plus

          (2)   the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

        "Credit Facilities" means the Credit Agreement, dated as of March 31, 2000, among UbiquiTel Parent, UbiquiTel Operating Company, various banks and Paribas as agent, together with the related documents (including, without limitation, any guarantee agreements and security documents), as such agreements may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding our subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders. It is understood that Indebtedness incurred under clause (a) of the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant may be incurred under the Credit Facilities.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that: we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Selected Covenants—Limitation on Restricted Payments."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Event of Termination" means any of the events described in (1) Section 11.3 of the Management Agreement; (2) Section 13.2 of the Trademark Agreement; or (3) Section 13.2 of the Spectrum Trademark Agreement.

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of us and our Restricted Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Government Securities" means (1) any security which is (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and (2) any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

          (1)   borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

          (3)   banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6)   representing any Hedging Obligations;

if and to the extent any of the preceding, other than letters of credit and Hedging Obligations, should appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that Indebtedness representing the notes shall be calculated without giving effect to the application of Statement of Financial Accounting Standards No. 15 as it relates specifically to the notes. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

          (1)   the Accreted Value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount thereof, in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of us such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of us, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Selected Covenants—Limitation on Restricted Payments." The acquisition by us or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by us or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the Caption "—Selected Covenants—Limitation on Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (other than precautionary filings made with respect to operating leases and sales of receivables), or equivalent statutes, of any jurisdiction, other than any lease properly classified as an operating lease under GAAP or intellectual property licensing agreements.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

          (1)   any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2)   any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither us nor any of our Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2)   no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.

        "Operating Cash Flow" means, with respect to any Person for any fiscal quarter, (a) Consolidated Net Income, plus (i) depreciation, (ii) amortization, (iii) other non-cash charges, other than any such non-cash items to the extent that it represents an accrual of or reserve for cash expenditures in any future period or constituting an extraordinary or non-recurring item, (iv) Consolidated Interest Expense, and (v) all income taxes of such Person paid or accrued in accordance with GAAP for such Person, other than income taxes attributable to extraordinary or non-recurring gains or losses, minus (b) all non-cash items increasing Consolidated Net Income for such period, other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period, all as determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter and (3) if such

Person or any Restricted Subsidiary of such Person shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed fiscal quarter, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

        "Permitted Business" means the business primarily involved in the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of Telecommunications Assets or any business or activity reasonably related or ancillary thereto.

        "Permitted Investments" means:

          (1)   any Investment in us or in a Wholly-owned Restricted Subsidiary of us that is a guarantor;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by us or any Restricted Subsidiary of us in a Person, if as a result of such Investment:

    (a)
    such Person becomes a Wholly-Owned Restricted Subsidiary of us; or

    (b)
    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly-Owned Restricted Subsidiary of us;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Repurchase if Asset Sales Occur";

          (5)   any acquisition of assets solely in exchange for the issuance of our Equity Interests, other than Disqualified Stock;

          (6)   other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (6) since the date of the indenture, not to exceed $5.0 million;

          (7)   Guarantees of Indebtedness of a Wholly-Owned Restricted Subsidiary given by us or another Wholly-Owned Restricted Subsidiary and Guarantees of our Indebtedness given by any Restricted Subsidiary, in each case, not otherwise in violation of the terms of the Indenture;

          (8)   accounts receivable created or acquired in the ordinary course of our business or any Subsidiary and Investments arising from transactions by us or any Subsidiary with trade creditors or customers in the ordinary course of business, including any such Investment received pursuant to any plan or reorganization or similar arrangement pursuant to bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim;

          (9)   investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; and

          (10) exchange of our Preferred Stock into Capital Stock or our non-voting Capital Stock into voting Capital Stock, all in accordance with the terms of our certificate of incorporation as in effect on the date of the indenture.

        "Permitted Liens" means:

          (1)   Liens on the assets of us and any guarantor securing Indebtedness and other obligations under the Credit Facilities that were permitted by the terms of the indenture to be incurred;

          (2)   Liens in favor of us or the guarantors;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Restricted Subsidiary;

          (4)   Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)   Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)   Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7)   Liens existing on the date of the indenture;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (9)   Liens for security for payment of workers' compensation or other insurance or arising under workers' compensation laws or similar legislation;

          (10) Liens relating to zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title and, with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of our business or any subsidiary or the value of such property for the purpose of such business;

          (11) Liens arising by operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

          (12) Liens arising from leases, subleases, licenses or other similar rights granted to third Persons not interfering with the ordinary course of our business or our subsidiaries;

          (13) any Lien securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and

          (14) Liens incurred in the ordinary course of business of us or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

          (1)   the principal amount, or Accreted Value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or Accreted Value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by us or by our Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Registered Notes" means UbiquiTel Operating Company's 14% Senior Discount Notes due 2010 issued under the indenture and registered under the registration statement of which this prospectus forms part.

        "Restricted Investment" means any Investment that is not a Permitted Investment.

        "Restricted Subsidiary" of a Person means any subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

        "Series B notes" means UbiquiTel Operating Company's Series B 14% Senior Discount Notes due 2008.

        "Significant Subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the date hereof.

        "Sprint Agreements" means the (1) Sprint PCS Management Agreement between Sprint Spectrum L.P., WirelessCo, L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998 as amended on October 15, 1998 and in December 1999 and any exhibits, schedules or addendum thereto, as such may be further amended, modified or supplemented from time to time (the "Management Agreement"); (2) Sprint PCS Services Agreement between Sprint Spectrum L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time; (3) Sprint Trademark and Service Mark License

Agreement between Sprint Communications Company, L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Trademark Agreement"); and (4) Sprint Spectrum Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and UbiquiTel Holdings, Inc., dated as of October 15, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Spectrum Trademark Agreement").

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of PCS telecommunications equipment, inventory, technology, systems and/or services. Telecommunications Assets shall include stock, joint venture or partnership interests of an entity where substantially all of the assets of the entity consist of Telecommunications Assets.

        "Total Invested Capital" means at any time of determination, the sum of, without duplication, (i) $257.9 million (which is the total amount of equity contributed to us as of the Closing Date), plus (ii) the aggregate net cash proceeds received by us from capital contributions or any other issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)), subsequent to the Closing Date, other than to a Restricted Subsidiary, plus (iii) the aggregate net repayment of any Investment made after the Closing Date and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus (iv) an amount equal to the net Investment (as of the date of determination) we and/or any of our Restricted Subsidiaries has made in any subsidiary that has been designated as an Unrestricted Subsidiary after the Closing Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "—Selected Covenants—Designation of Restricted and Unrestricted Subsidiaries," plus (v) Consolidated Debt, minus (vi) the aggregate amount of all Restricted Payments declared or made on or after the Closing Date.

        "Unrestricted Subsidiary" means any subsidiary of us that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of us unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of us;

          (3)   is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries; and

          (5)   has at least one director on its board of directors that is not a director or executive officer of us or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of us or any of our Restricted Subsidiaries.

        Any designation of a subsidiary of us as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Selected Covenants—Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such subsidiary shall be deemed to be incurred by a Restricted Subsidiary of us as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Selected Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of such covenant. Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of us of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Selected Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

Governing Law

        The indenture and the notes are governed by the laws of the State of New York.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a registered note acquired in exchange for an outstanding note applies to you if you acquired the original note that was exchanged for the outstanding note for cash on its original issuance at its issue price and if you hold the outstanding note and the registered note as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended.

        This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

  •
  a bank or a broker-dealer;

  •
  an insurance company;

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  a pension or other employee benefit plan;

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  a tax exempt organization or entity;

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  a U.S. expatriate;

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  a partnership or other pass-through entity;

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  a trader in securities that elects market-to-market accounting treatment;

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  a person holding registered notes as a part of a hedging or conversion transaction or a straddle;

  •
  a hybrid entity or an owner of interests therein; or

  •
  a holder whose functional currency for the qualified business unit that holds the registered notes is not the U.S. dollar.

        In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a registered note and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. We urge you to consult your tax adviser with respect to the U.S. federal income and estate tax considerations relevant to acquiring, holding and disposing of a registered note as well as any tax considerations applicable under the laws of any foreign, state, local or other taxing jurisdiction.

Exchange of Notes

        Your acquisition of a registered note in exchange for an outstanding note pursuant to the exchange offer should be treated for U.S. federal income tax purposes as a continuation of an investment in the same debt instrument. Accordingly, you should have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods for a registered note acquired pursuant to the exchange offer as you had in the outstanding note immediately before the exchange. The following discussion assumes the foregoing tax treatment of the exchange, and references to the registered notes treat the registered notes as a continuation of the outstanding notes.

U.S. Holders

        If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" should apply to you. You are a U.S. Holder if you are the beneficial owner of a registered note and you are:

  •
  a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of Section 7701(b) of the Code;

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  a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

        Original Issue Discount.    Because there will not be any payment of interest on the registered notes until October 15, 2005, the registered notes were issued with original issue discount, referred to as "OID," in an amount equal to the excess, if any, of the "stated redemption price at maturity" over the "issue price" of the registered notes. The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on the debt instrument other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. Because no interest is to be paid on the registered notes before October 15, 2005, none of the interest to be paid on the registered notes is qualified stated interest. Accordingly, all payments on the registered notes, both principal and interest, are treated as part of the stated redemption price at maturity of the registered notes.

        The issue price of the registered notes should be equal to the fair market value of the outstanding notes at the time of their issuance if the outstanding notes were "traded on an established market" (generally meaning that the outstanding notes were listed on a major securities exchange, appeared on a quotation medium of general circulation or otherwise were readily quotable by dealers, brokers or traders) during the 60-day period ending 30 days after the date of issuance of the outstanding notes ("publicly traded"). If the outstanding notes were not publicly traded, but the original notes were publicly traded, the initial issue price of the outstanding notes generally should be equal to the fair market value of the original notes at the time of the exchange of the original notes for the outstanding notes. If neither the outstanding notes nor the original notes were publicly traded, the initial issue price of the outstanding notes should be equal to the stated redemption price at maturity of the outstanding notes, determined in the manner described immediately above.

        As noted above, a U.S. Holder of a registered note should be subject to the rules on OID in the same manner as if the registered note were a continuation of the outstanding note for which it is issued. In that event, a registered note would have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding note had in your hands immediately before the exchange, and any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note. Under the rules on OID, a U.S. Holder of a registered note, in general, must include in income OID calculated on a constant yield accrual method prescribed by Treasury regulations in advance of the receipt of some or all of the related cash payments. The amount of OID included in income by an initial U.S. Holder of a registered note is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds that note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for the registered notes may be of any length selected by the U.S. Holder and may vary in length over the term of the registered notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to:

  •
  the product of the adjusted issue price of the registered notes at the beginning of the accrual period and the yield to maturity of the registered notes (determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period) over

  •
  the qualified stated interest allocable to the accrual period (which, in the case of the registered notes, will be zero).

OID allocable to the final accrual period is the difference between the amount payable at maturity of the registered note and the "adjusted issue price" of the registered notes at the beginning of the final accrual period. Special rules apply in calculating OID for an initial short accrual period. The "adjusted issue price" of a registered note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period for the registered note and reduced by any payments made on the registered note on or before the first day of the accrual period.

        Interest payments on a registered note will not be includible in gross income by a U.S. Holder but instead will constitute a nontaxable reduction in the adjusted tax basis of the holder in the registered note, as described below under "Certain U.S. Federal Tax Considerations—U.S. Holders; Sale, Exchange or Retirement of Notes."

        Discount and Premium.    The adjusted tax basis of a U.S. Holder in a registered note initially will be equal to its adjusted basis in the outstanding note surrendered in exchange therefor. A U.S. Holder's adjusted tax basis in an outstanding note was equal to the U.S. Holder's initial tax basis in the outstanding note, increased by any original issue discount and any market discount previously included in the holder's income on the outstanding note and reduced by any payments received on the outstanding note. A U.S. Holder's initial tax basis in an outstanding note was equal to its adjusted tax basis in the original note surrendered therefor immediately prior to the exchange of the original note for the outstanding note, decreased by the amount of cash, if any, received in that exchange in respect of the original note, and increased by the amount of gain, if any, recognized on that exchange.

        If a U.S. Holder's initial tax basis in a registered note is less than the issue price of the registered note, that difference will be market discount, subject to a de minimis exception. Market discount is de minimis, and thus treated as zero, if the market discount is less than one quarter of one percent of the stated redemption price of the registered note at maturity multiplied by the number of complete years to maturity after the U.S. Holder acquired the registered note. In the case of a registered note having market discount, a U.S. Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, that registered note as ordinary income to the extent of the market discount accrued during a U.S. Holder's holding period for the registered note. However, a U.S. Holder of a registered note with market discount may elect to include the market discount in income currently over the life of the registered note. That election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant yield to maturity basis. Such an election shall apply only to the registered note with respect to which it is made and is irrevocable. A U.S. Holder of a registered note with market discount who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to the registered note in an amount not exceeding the accrued market discount on the registered note until the maturity or disposition of that note.

        Any U.S. Holder also may elect to include in gross income all interest that accrues on a registered note using the constant yield method described above, with modifications described below. For purposes of this election, interest includes stated interest, original issue discount, de minimis original issue discount, market discount, acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. In applying the constant yield method to a registered note with respect to which this election is made, the issue price of the registered note will equal the electing U.S. Holder's tax basis in the registered note immediately after the date of its acquisition, the issue date of the registered note will be the date of its acquisition by the electing U.S. Holder, and no payments on the registered note will be treated as payments of qualified stated interest. This election generally will apply only to the registered note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. A U.S. Holder may make this election for a registered note with market discount only if the holder is eligible to elect to include market discount in income currently. If a U.S. Holder makes this election for a registered note with market discount, the holder is treated as making both the election to accrue market discount on the constant yield to maturity basis and the election to include market discount in income currently over the life of all debt instruments held or thereafter acquired by that U.S. Holder.

        If a U.S. Holder's tax basis in a registered note is greater than the issue price of the registered note but less than its stated redemption price at maturity, that is, the registered note has "acquisition premium," and the U.S. Holder does not make the election described above to treat all interest as original issue discount, that U.S. Holder is permitted to reduce the daily portions of original issue discount on the registered note by a fraction, the numerator of which is the excess of the U.S. Holder's tax basis in the registered note over the issue price of the registered note, and the denominator of which is the excess of the sum of all amounts payable on the registered note over the issue price of the registered note. Alternatively, a U.S. Holder may elect to compute original issue discount accruals under the general rule described in the fourth preceding paragraph but by treating the U.S. Holder's original tax basis in a registered note as the issue price of the registered note. If a U.S. Holder makes the election described in the preceding paragraph to treat all interest as original issue discount on a registered note with acquisition premium, the electing U.S. Holder will be deemed to have elected to apply acquisition premium against original issue discount with respect to all debt instruments with acquisition premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the registered note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to acquisition premium may not be revoked without the consent of the Internal Revenue Service.

        If a U.S. Holder's adjusted tax basis in a registered note is greater than the stated redemption price at maturity of the registered note, which is the sum of the stated principal amount of the registered note and all interest payable thereon, including both interest that will accrue and interest that will be paid prior to maturity, the U.S. Holder should not include any original issue discount in income. The U.S. federal income tax treatment of the premium is unclear. Such a U.S. Holder is urged to consult its tax adviser with respect to the tax consequences to it of holding and disposing of a registered note.

        Applicable High yield Discount Obligations.    The registered notes will be treated as "applicable high yield discount obligations" for federal income tax purposes if:

  •
  the yield to maturity of the registered notes, computed as of the issue date of the registered notes, equals or exceeds the sum of (i) the "applicable federal rate" in effect for the month in which the registered notes were issued and (ii) 5%, and

  •
  the registered notes bore "significant OID."

        In general, OID on a registered note will be significant if the aggregate amount includible in gross income on the registered note before the close of any accrual period ending more than five years after the issue date of the registered note exceeds the sum of the aggregate amount of interest to be paid on the registered note before the close of that accrual period plus the product of the issue price of the registered note and the yield to maturity of the registered note.

        If the registered notes are considered to be applicable high yield discount obligations, we will not be allowed to deduct OID accrued on the registered notes until we actually pay the OID.

        Moreover, if and to the extent that the yield to maturity of the registered notes exceeds the sum of the applicable federal rate and 6%, the deduction for OID on the registered notes will be permanently disallowed to the extent the OID is attributable to the yield to maturity of the registered notes in excess of the sum of the applicable federal rate and 6% (regardless of whether we actually pay that OID). For purposes of the dividends-received deduction generally available to corporations, payments of that excess yield will be treated as dividends to the extent they are deemed to have been paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. U.S. Holders that are corporations should consult their tax advisers as to applicability of the dividends-received deduction.

        The relevant applicable federal rate for semiannual compounding for February 2003, the month the registered notes should be deemed issued, was 3.24%, and because it is likely that the yield on the registered notes will exceed that rate by more than 6% and the amount of OID on the registered notes will be "significant", it is likely that our deduction for a portion of the OID on the registered notes will be deferred until it is paid, and our deduction for the remaining portion of the OID will not be deductible at any time and will be treated as a dividend to you to the extent it is paid out of our current or accumulated earnings and profits.

        Sale, Exchange or Retirement of Notes.    Upon a sale, exchange or retirement of a registered note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received for the registered note and the U.S. Holder's adjusted tax basis in the registered note. In general, a U.S. Holder's adjusted tax basis in a registered note will be equal to the U.S. Holder's initial tax basis in the registered note, determined in the manner described above, increased by any original issue discount and any market discount previously included in the holder's income on the registered note prior to the disposition of the registered note and reduced by any payments received on the registered note. Any gain or loss recognized by a U.S. Holder upon a sale, exchange or retirement of a registered note will be capital gain or loss and will be long-term capital gain or loss if the registered note has been held for more than one year, except in the case of a registered note that has market discount, in which case any gain recognized will be treated as ordinary income to the extent that gain does not exceed the accrued market discount on that note. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

        Liquidated Damages; Change of Control Redemption.    We intend to take the position that the likelihood of payment of Liquidated Damages described above under "Description of the Registered Notes—Registration Rights; Liquidated Damages" and that the likelihood of payment of a redemption premium upon the occurrence of certain events described above under "Description of the Registered Notes—Repurchase at the Option of Holders; Repurchase if a Change of Control Occurs" is remote within the meaning of the applicable Treasury regulations and that therefore any of those payments, if made, would be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's regular method of income tax accounting. The Internal Revenue Service may take a different position, however, which could affect the timing of a U.S. Holder's income with respect to the Liquidated Damages or the redemption premium upon the occurrence of any of the designated events.

        Information Reporting; Backup Withholding.    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a registered note and payment of the proceeds of the sale of a registered note, to certain non-exempt U.S. Holders, and a backup withholding may apply to those payments if the U.S. Holder (1) fails to furnish or certify its correct taxpayer identification number to the payer in the manner required, (2) is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly or (3) under certain circumstances, fails to certify under penalties of perjury that it has not been notified by the Internal Revenue Service that is subject to backup withholding for failure to report interest or dividend payments. Backup withholding applies at a rate of 30% for payments in 2003, and that rate will be reduced periodically to 28% for payments made in 2006. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

        You are a Non-U.S. Holder if you are the beneficial owner of an outstanding note or a registered note and you are:

  •
  a nonresident alien individual;

  •
  a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

  •
  a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

        For purposes of the withholding tax discussed below (other than backup withholding), a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. This discussion does not address tax consequences relevant to an expatriate or former long-term resident of the United States. A person who holds a note through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means interest or gain on a sale, exchange or retirement of a note if that interest or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

        Interest and OID.    In general, interest paid to, and OID paid to or accrued by, a Non-U.S. Holder of a registered note will not be subject to U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. federal income tax if it is not U.S. trade or business income of the Non-U.S. Holder. Interest and OID on a registered note qualify for the portfolio interest exemption if (i) the Non-U.S. Holder of the registered note (a) does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (c) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business and (ii) either (a) the Non-U.S. Holder certifies, under penalties of perjury, to us or the paying agent, as the case may be, that it is a Non-U.S. Holder and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the registered note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it or a Financial Institution between it and the Non-U.S. Holder has received such a certificate and furnishes the payer with a copy thereof. This requirement will be satisfied if the Non-U.S. Holder certifies on IRS Form W-8 BEN or successor form, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or if any Financial Institution holding the registered note on behalf of the Non-U.S. Holder files a statement with the withholding agent to the effect that it has received such a statement from the Non-U.S. Holder and furnishes the payer with a copy thereof. The Treasury regulations provide alternative methods for satisfying the certification requirement described in (ii) above. The Treasury regulations generally require, in the case of a registered note held by a foreign partnership, that the certificate described in (ii) above must be provided by the foreign partners rather than by the foreign partnership and the partnership must provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

        OID (the aggregate amount of which includes all stated interest on the registered notes, as described in "Certain U.S. Federal Tax Considerations—U.S. Holders—Original Issue Discount) accrued by a Non-U.S. Holder that constitutes U.S. trade or business income will be subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). The gross amount of OID paid to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (or a successor form), as applicable, prior to the payment of the income. These forms generally must be updated periodically. A Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. individual taxpayer identification number and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Special procedures are provided in the Treasury regulations for payments through qualified intermediaries. A holder of a registered note should consult its own tax adviser regarding the effect, if any, of the new regulations on it.

        Taxable Disposition of a Registered Note.    Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, exchange, retirement or other taxable disposition of a registered note. However, you will be subject to federal income tax on the gain if:

  •
  the gain is U.S. trade or business income (in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate (or, if applicable, a lower treaty rate)), or

  •
  you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for U.S. federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States.

In general, a Non-U.S. Holder's adjusted tax basis in a registered note initially will be equal to its adjusted basis in the outstanding note surrendered in exchange therefor. A Non-U.S. Holder's adjusted tax basis in an outstanding note was equal to the U.S. Holder's initial tax basis in the outstanding note, increased by any original issue discount and any market discount previously included in the holder's income on the outstanding note and reduced by any payments received on the outstanding note. A Non-U.S. Holder's initial tax basis in an outstanding note was equal to its adjusted tax basis in the original note surrendered therefor immediately prior to the exchange of the original note for the outstanding note, decreased by the amount of cash, if any, received in that exchange in respect of the original note, and increased by the amount of gain, if any, recognized on that exchange.

        Federal Estate Tax.    In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death, a registered note that is owned, or treated as owned, at the time of death will not be subject to U.S. federal estate tax, unless (except as an applicable estate tax treaty provides to the contrary) the individual owned, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or the income on the note was U.S. trade or business income.

        In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a registered note will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

        Information Reporting and Backup Withholding.    Treasury regulations provide that backup withholding and information reporting will not apply to payments of interest on a registered note to a Non-U.S. Holder with respect to which either the requisite certification has been received or an exemption has otherwise been established, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

        Payments of the proceeds of the sale of a registered note to or through a foreign office of a U.S. broker or a foreign broker that is a "controlled foreign corporation" within the meaning of the Code, that is a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of trade or business within the United States, or that is a foreign partnership if United States persons hold more than 50% of the income or capital interests in the partnership or if the partnership is engaged in the conduct of trade or business within the United States are subject to certain information reporting requirements, unless the payee is an exempt recipient or the broker has evidence in its records that the payee is a Non-U.S. Holder and has no actual knowledge that that evidence is false, and certain other conditions are met. Those payments are not currently subject to backup withholding.

        Under current Treasury regulations, payments of the proceeds of a sale of a registered note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing that statement has actual knowledge that it is incorrect) and provides his or her name and address, or the payee otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of a registered note will be allowed as a credit against the holder's U.S. federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

        The Treasury regulations permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A Non-U.S. Holder of a registered note should consult its tax adviser regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF DISPOSING OF AN OUTSTANDING NOTE AND OF ACQUIRING, HOLDING AND DISPOSING OF A REGISTERED NOTE. TAX ADVISERS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING OR DISPOSING OF A REGISTERED NOTE, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered notes in exchange for outstanding notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year after consummation of the exchange offer.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that effects any resale of registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes provided that the fees for such counsel do not exceed $5,000 without our prior written consent) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the registered notes offered hereby will be passed upon by Greenberg Traurig, P.A., Miami, Florida.

EXPERTS

        The consolidated financial statements of UbiquiTel Inc. and subsidiaries as of December 31, 2002 and for the year then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheet of UbiquiTel Inc. and subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 included in this prospectus were audited by Arthur Andersen LLP, independent accountants, then as stated in their report thereon included herein. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corporation. On May 15, 2002, upon the recommendation of the audit committee of UbiquiTel Parent's board of directors, UbiquiTel Parent's board of directors approved the dismissal of Arthur Andersen as our independent public accountants and the appointment of PricewaterhouseCoopers LLP to serve as our independent public accountants for the fiscal year ending December 31, 2002.

        Arthur Andersen was convicted on federal obstruction of justice charges on June 15, 2002, ceased practicing before the SEC on August 31, 2002, and was sentenced to five years probation on October 16, 2002. Arthur Andersen has not consented to the inclusion of their audit report in this prospectus. As a result, you may not be able to recover any amount from Arthur Andersen in connection with any claim that may arise out of Arthur Andersen's audit of our financial statements.

        Under U.S. securities regulations, issuers are generally required to obtain a current written consent from the independent certified public accountants that audit their financial statements in order to include the corresponding audit reports in a registration statement filed with the SEC. Arthur Andersen has ceased to practice before the SEC and is therefore not in a position to provide a currently dated written consent which would normally be required upon the filing of the registration statement that includes this prospectus. In reliance on the temporary relief provided by the SEC under Securities Act Rule 437a, we filed the registration statement without including a currently dated written consent of Arthur Andersen. Arthur Andersen's failure to deliver a currently dated written consent will limit your ability to sue Arthur Andersen under Section 11 of the Securities Act for any material misstatements or omissions in the 2001 and 2000 financial statements covered by their report. In addition, Arthur Andersen's conviction on June 15, 2002 on federal obstruction of justice charges and Arthur Andersen's subsequent cessation of practice before the SEC on August 31, 2002 adversely affect the ability of Arthur Andersen to satisfy any claims arising out of Arthur Andersen's audit of our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

        We and UbiquiTel Parent are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. We and UbiquiTel Parent will file annual, quarterly and current reports and other information with the SEC. In addition, we have agreed under the indenture that governs the outstanding notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the outstanding notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the outstanding notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

        We have filed a registration statement on Form S-4/S-1 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

        You may read and copy any document we and/or UbiquiTel Parent file at the SEC's public reference rooms located in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our and UbiquiTel Parent's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. Our and UbiquiTel Parent's reports are also available on UbiquiTel Parent's Internet website at www.ubiquitelpcs.com as soon as practicable after we or UbiquiTel Parent file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus. This information is further available without charge upon written or oral request to:

UbiquiTel Operating Company
One West Elm Street, Suite
400 Conshohocken, Pennsylvania 19428
Attention: Investor Relations
(610) 832-3300

        You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

UBIQUITEL INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UbiquiTel Inc. and Subsidiaries

Consolidated Balance Sheets
(Unaudited)

(In Thousands, Except Per Share Data)

	March 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,242	$73,481
Restricted cash	2,414	2,408
Accounts receivable, net of allowance for doubtful accounts of $3,113 at March 31, 2003 and $4,343 at December 31, 2002	15,878	21,762
Inventory	2,632	2,751
Prepaid expenses and other assets	15,040	15,380
Income tax receivable	8,817	8,784

Total current assets	99,023	124,566
PROPERTY AND EQUIPMENT, NET	273,161	275,588
CONSTRUCTION IN PROGRESS	5,971	8,117
DEFERRED FINANCING COSTS, NET	10,293	12,717
GOODWILL	38,138	38,138
INTANGIBLE ASSETS, NET	—	2,753
OTHER INTANGIBLES, NET	72,097	73,174
OTHER LONG-TERM ASSETS	3,766	3,774

Total assets	$502,449	$538,827

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,692	$11,209
Accrued expenses	25,061	23,681
Accrued compensation and benefits	1,712	2,547
Deferred revenue	10,141	9,252
Interest payable	1,785	1,923
Current portion of long-term debt	594	683
Other	7,488	7,379

Total current liabilities	58,473	56,674

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, EXCLUDING CURRENT MATURITIES	398,689	457,038
OTHER LONG-TERM LIABILITIES	3,518	3,506

Total long-term liabilities	402,207	460,544

Total liabilities	460,680	517,218

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001 per share; 10,000 shares authorized; 0 shares issued and outstanding at March 31, 2003 and December 31, 2002	—	—
Common stock, par value $0.0005 per share; 240,000 shares authorized; 81,591 and 81,432 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	41	41
Additional paid-in-capital	299,195	295,236
Accumulated deficit	(257,467)	(273,668)

Total stockholders' equity	41,769	21,609

Total liabilities and stockholders' equity	$502,449	$538,827

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
REVENUES:
Service revenue	$56,244	$43,550
Equipment revenue	2,239	2,535

Total revenues	58,483	46,085
COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	29,401	29,637
Cost of products sold	9,301	9,619
Selling and marketing	12,081	12,446
General and administrative expenses excluding non-cash compensation charges	7,474	6,068
Non-cash compensation for general and administrative matters	94	94
Depreciation and amortization	13,048	10,356

Total costs and expenses	71,399	68,220

OPERATING LOSS	(12,916)	(22,135)
INTEREST INCOME	193	471
INTEREST EXPENSE	(10,127)	(10,911)
GAIN ON TROUBLED DEBT RESTRUCTURING	39,018	—

INCOME (LOSS) BEFORE INCOME TAXES	16,168	(32,575)
INCOME TAX BENEFIT	33	2,830

NET INCOME (LOSS)	$16,201	$(29,745)

NET INCOME (LOSS) PER SHARE:
BASIC	$0.20	$(0.37)
DILUTED	$0.18	$(0.37)
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	81,541	81,116
DILUTED	90,891	81,116

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(Unaudited)

(In Thousands)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$16,201	$(29,745)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	854	863
Amortization of intangible assets	3,830	2,495
Depreciation	9,218	7,861
Interest accrued on discount notes	5,885	6,452
Non-cash compensation from stock options granted to employees	94	94
Deferred income taxes	—	(768)
Gain on troubled debt restructuring	(39,018)	—
Changes in operating assets and liabilities exclusive of acquisitions and capital expenditures:
Accounts receivable	5,884	5
Inventory	119	2,574
Prepaid expenses and other assets	348	1,299
Income tax receivable	(33)	—
Accounts payable and accrued expenses	696	6,022

Net cash provided by (used in) operating activities	4,078	(2,848)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,645)	(21,104)
Change in restricted cash	(6)	(22)

Net cash used in investing activities	(4,651)	(21,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under senior secured credit facility	(15,000)	—
Proceeds from issuance of senior unsecured Series B discount notes	9,636	—
Cash payments for amount of senior subordinated discount notes exchanged	(9,636)	—
Financing costs	(3,500)	—
Proceeds from issuance of common stock	32	—
Repayment of capital lease obligations and other long-term liabilities	(198)	(203)

Net cash used in financing activities	(18,666)	(203)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,239)	(24,177)
CASH AND CASH EQUIVALENTS, beginning of period	73,481	124,744

CASH AND CASH EQUIVALENTS, end of period	$54,242	$100,567

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$3,388	$3,402
Cash paid for taxes	228	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Network assets acquired but not yet paid	—	2,000

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(Unaudited)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation of Unaudited Interim Financial Information

        The consolidated financial information as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 is unaudited, but has been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles. In the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the Company's interim results. Operating results for the three months ended March 31, 2003 are not necessarily indicative of results that may be expected for the entire year. This financial information should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2002 of UbiquiTel which are included in its and Operating Company's Joint Annual Report on Form 10-K for the year ended December 31, 2002.

Principles of Consolidation and Use of Estimates

        The accompanying financial statements include the accounts of UbiquiTel Inc. and its subsidiaries (see Note 2). All significant intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These assumptions also affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Stock-Based Compensation

        At March 31, 2003, UbiquiTel had two stock-based employee compensation plans, an employee stock purchase plan and an equity incentive plan. The Company accounts for those plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. Based on the additional disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123" ("SFAS No. 148"), the following table illustrates the effect on net income and earnings per share if the

Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

	Three Months Ended March 31,
	2003	2002
	(In Thousands, Except Per Share Amounts)
Net income (loss), as reported	$16,201	$(29,745)
Add: stock-based employee compensation included in reported net income (loss), net of related tax	94	94
Deduct: total stock-based employee compensation expense determined under fair value-based method, net of related tax	(608)	(666)

Pro forma net income (loss)	$15,687	$(30,317)

Basic net income (loss) per share:
As reported	$0.20	$(0.37)
Pro forma	$0.19	$(0.37)
Diluted net income (loss) per share:
As reported	$0.18	$(0.37)
Pro forma	$0.17	$(0.37)

Intangible Assets

        Intangible assets represented the estimated value of acquired subscriber bases for VIA Wireless and the Spokane market at the dates of acquisition. Intangible assets were $0 and $2.8 million, net of accumulated amortization expense of $19.1 million and $16.3 million as of March 31, 2003 and December 31, 2002, respectively, and were amortized on a straight-line basis over a period of 20 months to five years. The VIA Wireless and Spokane market subscriber bases acquired were initially being amortized over 36 months and 60 months, respectively, which represented the estimated average lives of a subscriber in these respective markets. Effective April 1, 2002, however, the Company changed the amortization periods of the VIA Wireless and Spokane market subscriber bases to 20 months and 33 months, respectively, resulting from higher customer turnover in these markets. As of March 31, 2003, the VIA Wireless subscriber base was fully amortized and as of December 31, 2002, the Spokane market subscriber base was fully amortized. Amortization expense for intangible assets was approximately $2.8 million and $1.4 million for the three months ended March 31, 2003 and 2002, respectively.

        Other intangible assets were $72.1 million and $73.2 million, net of accumulated amortization expense of $7.0 million and $5.9 million as of March 31, 2003 and December 31, 2002, respectively. Other intangible assets represent the estimated value of VIA Wireless' Sprint PCS management agreement. Amortization expense for other intangible assets was approximately $1.1 million and $1.1 million for the three months ended March 31, 2003 and 2002, respectively.

        Estimated future amortization expense of intangible assets for the next five years at March 31, 2003 is as follows:

Years Ending December 31,	(In Thousands)
2003	$3,228
2004	4,304
2005	4,304
2006	4,304
2007	4,304

Recent Accounting Pronouncements

        In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The Company has not yet determined the impact this issue will have on the Company's financial position, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51" ("FIN 46"). This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. FIN 46 applies to variable interest entities created after January 31, 2003, in which a company obtains an interest after that date. Also, FIN 46 applies in the first fiscal quarter or interim period beginning after June 15, 2003, to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. The Company does not have any ownership in variable interest entities.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires that, at the inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective immediately. As disclosed in Note 6 to the Consolidated Financial Statements, UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under its 14% senior subordinated discount notes, 14% senior discount notes and 14% Series B senior discount notes. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002. The adoption of the initial recognition and measurement provisions of this interpretation did not have a material effect on the Company's financial position, results of operations or cash flows.

        In November 2002, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"). Among other items, EITF 02-16 requires that consideration received from a vendor be presumed to be a reduction of the cost of the vendor's products or services. This presumption can be overcome if the consideration can be shown to represent either a payment for assets or services delivered to the vendor or a reimbursement of costs incurred by the reseller to sell the vendor's products. This treatment is effective for arrangements entered into or modified on or after January 1, 2003. The adoption of EITF 02-16 did not have a material effect on the Company's financial position, results of operations or cash flows.

        In November 2002, the EITF issued EITF Issue No. 00-21, "Accounting for Multiple-Element Revenue Arrangements" ("EITF 00-21"). EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. EITF 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. The Company will adopt this new accounting guidance effective July 1, 2003 and has not yet determined the impact this issue will have on the Company's financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). EITF 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other things, this Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The Company's adoption of SFAS No. 145 on January 1, 2003 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This Statement is effective for financial statements for fiscal years beginning after June 15, 2002.

        The Company's network is primarily located on leased property and the Company has certain legal obligations, principally related to its tower leases, which fall within the scope of SFAS No. 143. These legal obligations primarily include certain obligations to remediate leased land on which the Company's tower assets are located. In conjunction with the adoption of SFAS No. 143 effective January 1, 2003, the Company did not record asset retirement obligations for network infrastructure assets subject to the provisions of this Statement as the fair value of the obligations could not reasonably be estimated. The Company has very limited experience in removing tower assets, many of which are co-located, and in remediating leased land. In addition, the Company does not intend to remove tower assets from their current locations. Based on the Company's history and current industry trends, it is not probable that any sites will be removed in the foreseeable future and require remediation. Therefore, sufficient information to estimate a range of potential settlement dates is not available. In accordance with SFAS No. 143, the Company did not recognize a liability as of January 1, 2003 and will not recognize a liability until such information becomes known.

Reclassifications

        Certain prior year amounts have been reclassified to conform with current year presentation.

2.     ORGANIZATION, NATURE OF BUSINESS AND LIQUIDITY

Organization and Nature of Business

        UbiquiTel Inc. and Subsidiaries ("UbiquiTel" or the "Company") was formed for the purpose of becoming the exclusive provider of Sprint Personal Communications Services ("PCS") in certain defined midsize markets in the western and midwestern United States.

        In October 1998, UbiquiTel L.L.C. (a Washington state limited liability company), whose sole member was The Walter Group, entered into an agreement with Sprint PCS for no consideration given for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the approximately one million residents in the Reno/Tahoe, Nevada market. UbiquiTel L.L.C. had no financial transactions from its inception (August 24, 1998) to September 29, 1999. On September 29, 1999, UbiquiTel Inc. (formerly "UbiquiTel Holdings, Inc.") was incorporated in Delaware. On November 1, 1999, the Company entered into a founders' agreement and issued common stock to a group of five shareholders including The Walter Group. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts, including the rights to the Sprint PCS agreements, to UbiquiTel. On December 28, 1999, UbiquiTel amended its agreement with Sprint PCS to expand the Company's markets to the northern California, Spokane/Montana, southern Idaho/Utah/Nevada and southern Indiana/Kentucky markets, which together with the Reno/Tahoe markets, contain approximately 7.7 million residents.

        On November 9, 1999, UbiquiTel Operating Company (a Delaware corporation, formerly a Delaware limited liability company) ("Operating Company"), was formed to serve as the operating company for UbiquiTel Inc. Also, on March 17, 2000, UbiquiTel Leasing Company (a Delaware corporation) was formed to serve as the leasing company for UbiquiTel Inc.

        On February 22, 2001, UbiquiTel entered into a merger agreement for the acquisition of VIA Wireless LLC, a California limited liability company and PCS affiliate of Sprint ("VIA Wireless"). Upon the closing of the merger agreement, as amended and restated, on August 13, 2001, VIA Wireless became a wholly owned subsidiary of UbiquiTel through a series of mergers and related transactions. VIA Wireless was the exclusive provider of Sprint PCS digital wireless services to the central valley of California, which covers approximately 3.4 million licensed residents. On February 21, 2001, in connection with the acquisition, UbiquiTel amended its agreement with Sprint PCS to expand its markets to include the six VIA Wireless basic trading areas (BTAs) included under VIA Wireless' former affiliation agreement with Sprint PCS, including Bakersfield, Fresno, Merced, Modesto, Stockton and Visalia, California, which went into effect at the closing of the acquisition. On December 31, 2001, through a series of mergers, certain corporate members of VIA Wireless merged into the sole remaining member, VIA Holding Inc., which had become a wholly owned subsidiary of Operating Company effective immediately after the acquisition of VIA Wireless in August 2001.

        The consolidated financial statements contain the financial information of UbiquiTel Inc. and its subsidiaries, UbiquiTel Operating Company, UbiquiTel Leasing Company, VIA Holding Inc., VIA Wireless LLC and VIA Building, LLC.

Liquidity

        Through March 31, 2003, the Company has principally relied on the proceeds from equity and debt financings, and to a lesser extent revenues, as the primary sources of capital. Completion of the Company's PCS network has required substantial capital and as of March 31, 2003, the Company had an accumulated deficit of $257.5 million.

        At March 31, 2003, the Company had approximately $56.7 million in cash, cash equivalents and restricted cash, working capital was approximately $40.6 million and the Company's unused revolving line of credit was approximately $50.0 million. Management believes that working capital and cash availability under the Company's senior secured credit facility are expected to be sufficient to fund cash flow requirements for capital expenditures, operating activities and debt service requirements through at least March 31, 2004 and into the foreseeable future.

        While management does not anticipate the need to raise additional capital to meet the Company's operating or capital expenditure requirements in the foreseeable future, the Company's funding status is dependent on a number of factors influencing projections of operating cash flows, including those related to gross new customer additions, customer turnover, revenues, marketing costs, bad debt expense and roaming revenue. Should actual results differ significantly from these assumptions, the Company's liquidity position could be adversely affected and the Company could be in a position that would require it to raise additional capital which may not be available or may not be available on acceptable terms.

        In addition, Operating Company's ability to borrow funds under the senior secured credit facility's $50.0 million revolving line of credit is subject to continued compliance with restrictive covenants under the senior secured credit facility (see Note 5) and will be restricted unless the cash balance (as defined in the credit facility) is less than $25.0 million at the time of borrowing. The Company presently is in compliance with all financial and operational covenants relating to the senior secured credit facility; however, there is uncertainty as to the Company's ability to continue to comply with such financial and operating covenants in the future. Should the Company determine that it may not be able to meet, or has not met, covenant requirements, the Company would seek modifications to, or waivers of, its covenant requirements; however, receipt of such modifications or waivers is not guaranteed.

        If the Company's business does not generate the results required by the covenants in the senior secured credit facility, its ability to make borrowings under the revolving line of credit could be restricted or terminated and the credit facility could be declared in default. Additionally, if the Company fails to make an interest or principal payment when due on any of the Company's senior secured credit facility, senior discount notes, Series B senior discount notes and senior subordinated discount notes, it could trigger cross-default provisions on the other long-term debt agreements. If the Company's long-term debt agreements are declared in default, the creditors under these agreements may demand immediate payment of the outstanding indebtedness.

3.     BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

        The Company computes net income (loss) per common share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net income (loss) per common share is computed by dividing the net income (loss) available to common shareholders for the period by the weighted average number of shares of common stock outstanding. In accordance with SFAS No. 128, incremental potential common shares from stock options are excluded in the calculation of diluted loss per share when the effect would be antidilutive. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the three month period ended March 31, 2002, reflected in the accompanying financial statements.

        The calculations for basic and diluted net income (loss) per share were as follows:

	Three Months Ended March 31,
	2003	2002
	(In Thousands, Except Per Share Amounts)
Basic
Net income (loss)	$16,201	$(29,745)
Average common shares outstanding	81,541	81,116
Basic	$0.20	$(0.37)
Diluted
Net income (loss)	$16,201	$(29,745)
Average common shares outstanding	81,541	81,116
Effect of:
Dilutive options	—	—
Dilutive securities	9,350	—

Average common shares outstanding assuming dilution	90,891	81,116

Diluted	$0.18	$(0.37)

        The following table summarizes the securities outstanding, which are excluded from the income (loss) per share calculation, when amounts would have an antidilutive effect.

	Three Months Ended March 31,
	2003	2002
Stock options	5,335,800	4,611,000
Warrants	13,301,183	3,665,183

Total	18,636,983	8,276,183

4.     PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following (in thousands):

	March 31, 2003	December 31, 2002
Network equipment	$316,971	$310,709
Vehicles	1,253	1,268
Furniture and office equipment	11,396	10,855
Leasehold improvements	3,730	3,727
Land	130	130
Buildings	4,670	4,670

	338,150	331,359
Accumulated depreciation	(64,989)	(55,771)

Property and equipment, net	$273,161	$275,588

        Depreciation expense was approximately $9.2 million and $7.9 million for the three months ended March 31, 2003 and 2002, respectively.

5.     LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

        Long-term debt and capital lease obligations outstanding as of March 31, 2003 and December 31, 2002 were as follows (in thousands):

	March 31, 2003	December 31, 2002
Senior subordinated discount notes	$107,280	$300,000
Less: Discount	(25,886)	(79,865)
Less: Detachable warrants	(4,016)	(11,631)
Senior secured credit facility	230,000	245,000
Senior discount notes	48,180	—
Less: Discount	(11,623)	—
Series B senior discount notes	12,848	—
Less: Discount	(3,092)	—
Less: Detachable warrants	(3,775)	—
Capital lease obligations	419	564
Building mortgage and other long-term liabilities	3,599	3,653

Subtotal	353,934	457,721
Future cash flows associated with senior discount notes for interest and other	45,349	—

Total long-term debt and capital lease obligations	399,283	457,721
Less: Current maturities	594	683

Total long-term debt and capital lease obligations, excluding current maturities	$398,689	$457,038

        The interest rates for the senior secured credit facility ranged from 4.8% to 6.2% during the three months ended March 31, 2003.

        On April 11, 2000, Operating Company issued 14% senior subordinated discount notes. See Note 6 for additional information.

        On March 31, 2000, Operating Company entered into a $250.0 million senior secured credit facility with Paribas, as administrative agent, and certain banks and other financial institutions as parties thereto, which was guaranteed by UbiquiTel. The credit facility consisted of a revolving loan of up to $55.0 million, a term loan A of $120.0 million and a term loan B of $75.0 million. The Company's obligations under the credit agreement are secured by all of the Company's assets.

        On March 1, 2001, Operating Company and Paribas and the other lenders under the senior secured credit facility entered into a second amendment and consent to the credit agreement, whereby the lenders increased the $250.0 million credit facility by $50.0 million to $300.0 million, and approved UbiquiTel's acquisition of VIA Wireless, including Operating Company's subordinated bridge financing of up to $25.0 million to VIA Wireless pending the closing of the transaction. The additional borrowing increased the term loan B to $125.0 million. The Company fully drew down the term loans according to a mandatory draw down schedule during the years ended December 31, 2002, 2001 and 2000. In conjunction with the closing in March 2000, the increase of this facility in March 2001, an amendment executed in July 2002 and an amendment executed in February 2003, the Company incurred financing fees of approximately $11.6 million which are being amortized over the term of the credit facility.

        The revolving loan and term loan A will mature in October 2007 and the term loan B will mature in October 2008. The term loans A and B are required to be repaid beginning in June 2004 in fourteen and eighteen consecutive quarterly installments, respectively. The amount of each of the quarterly consecutive installments increases incrementally in accordance with the credit facility agreement. The amount that can be borrowed and outstanding under the revolving loan reduces in seven quarterly reductions of approximately $6.9 million beginning in December 2005 and a final reduction of approximately $1.9 million in September 2007. Effective March 1, 2003, Operating Company can voluntarily prepay the term loans without a prepayment premium.

        Operating Company may borrow funds as either a base rate loan with an interest rate of prime plus 2.00% for the revolving loan and term loan A and prime plus 2.50% for term loan B or a Eurodollar Loan with an interest rate of the London interbank offered rate, commonly referred to as LIBOR, plus 3.25% for the revolving loan and term loan A and plus 4.25% for term loan B. In addition, an unused credit facility fee of 0.75% will be charged quarterly on the average unused portion of the facility.

        VIA Wireless had a mortgage in the amount of $3.9 million on the date of acquisition. The mortgage relates to a building and land that were purchased by VIA Wireless and had a balance of approximately $3.6 million at March 31, 2003. The mortgage carries a fixed interest rate of 6.99% and is payable in monthly installments of approximately $37,000. The mortgage is due to be repaid in full by April 2015.

        On July 17, 2002, the Company entered into an amendment to its senior secured credit facility. The amendment primarily adjusted certain financial covenants, provided for new financial covenants regarding minimum cash balances and minimum consolidated EBITDA (each as defined in the credit facility), and imposed additional conditions on the availability of drawings under the revolving line of credit. Beginning with the three months ended September 30, 2002, the Company must meet the following financial and operating covenants: minimum levels for subscribers, revenues, cash balances and network coverage, and maximum capital spending limits; and also must achieve financial ratios including total debt to adjusted EBITDA and senior debt to adjusted EBITDA (each as defined in the credit facility). Beginning with the three months ending June 30, 2004, the Company also must achieve minimum EBITDA and meet additional financial ratios including interest coverage to EBITDA, total debt to EBITDA and senior debt to EBITDA (each as defined in the credit facility), among other restrictions. Beginning with the three months ending March 31, 2006, the Company also must maintain a fixed charge coverage ratio (as defined in the credit facility). As of March 31, 2003, the Company was in compliance with all financial and operational covenants associated with its senior secured credit facility, 14% senior subordinated discount notes, 14% senior discount notes and 14% Series B senior discount notes.

        In February 2003, Operating Company consummated certain transactions which reduced its long-term debt outstanding and related future minimum annual principal payments due on the amounts outstanding under the senior secured credit facility and the 14% senior subordinated discount notes. See Note 6 for additional information. The Company accounted for these transactions in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS No. 15"), and EITF Issue No. 02-04, "Determining Whether a Debtor's Modification or Exchange of Debt Instruments Is Within the Scope of FASB Statement No. 15" ("EITF 02-04"). Also in February 2003, Operating Company and the lenders under the senior secured credit facility amended the credit facility to gain the lenders' consent to the transactions described above, which terms included a $15.0 million partial prepayment against the outstanding $245.0 million principal balance of term loans as of December 31, 2002 and the reduction of the unused $55.0 million revolving line of credit to $50.0 million.

        In April 2003, Operating Company purchased a portion of its aggregate principal amount of outstanding 14% senior subordinated discount notes and issued additional 14% Series B senior discount notes and detachable warrants. See Note 7 for additional information.

6.     WHOLLY-OWNED OPERATING SUBSIDIARY AND DEBT RESTRUCTURING

        On April 11, 2000, Operating Company issued 14% senior subordinated discount notes (the "Existing Notes") with a maturity value of $300.0 million and warrants to purchase 3,579,000 shares of common stock of UbiquiTel at an exercise price of $11.37 per share under Section 4(2) of the Securities Act of 1933. In August 2000, the Existing Notes and warrants were registered with the Securities and Exchange Commission. The Existing Notes were issued at a discount and generated approximately $152.3 million in gross proceeds. The value assigned from the proceeds to the warrants was approximately $15.9 million. The proceeds have been used to fund capital expenditures relating to the network build-out and operating losses. The Existing Notes have a ten-year maturity and will accrete in value until April 15, 2005 at an interest rate of 14%. Interest will become payable semiannually beginning on October 15, 2005. The Existing Notes that remain outstanding will be redeemable on or after April 15, 2005.

        The indenture governing the Existing Notes contains customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, the acquisition and disposition of assets, and transactions with affiliates or related persons. The indenture governing the Existing Notes provides for customary events of default, including cross defaults, judgment defaults and events of bankruptcy.

        UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under the Existing Notes. UbiquiTel has no independent assets or operations separate from its investment in Operating Company.

        In February 2003, Operating Company consummated certain transactions which reduced its long-term debt outstanding and related future minimum annual principal payments due under the senior secured credit facility and the Existing Notes. Operating Company consummated a private placement exchange of $48.2 million aggregate principal amount of its new 14% senior discount notes due May 15, 2010 ("New Notes") and $9.6 million in cash for $192.7 million aggregate principal amount of its outstanding Existing Notes due April 15, 2010. Additionally, Operating Company consummated a related new financing, in a private placement offering, of $12.8 million aggregate principal amount of Series B senior discount notes due 2008 ("Series B Notes") in which Operating Company received cash proceeds of $9.6 million to fund the cash portion of the exchange. Under the new financing, the Company issued detachable warrants to purchase up to approximately 9.6 million shares of its common stock at an exercise price of $0.01 per share. The Company wrote off approximately $2.9 million in deferred financing fees related to the original issuance of the Existing Notes and the Company incurred estimated fees and expenses of approximately $3.8 million in connection with the issuance of the New Notes, which reduced the gain resulting from the private placement exchange, and the Company incurred estimated expenses of approximately $0.4 million in connection with the issuance of the Series B Notes. The Company recognized a gain of $39.0 million as a result of the private placement exchange.

        Three directors of the Company or their affiliates participated in the private placement offering for consideration of approximately $3.3 million, and were issued approximately $4.4 million aggregate principal amount of Series B Notes and approximately 3.3 million detachable warrants. The warrants received by the directors are not exercisable and will not become exercisable at the exercise price of $0.01 per share unless the Company obtains shareholder approval of the issuance of the shares issuable upon exercise of the warrants in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A) on or before September 30, 2003. If such shareholder approval is not obtained on or before September 30, 2003, the warrants will become exercisable as of September 30, 2003 at an exercise price of $0.29 per share, which was equal to the fair market value of the common stock on the date that the purchase agreement was entered into, rather than $0.01 per share, and the interest rate on the Series B Notes held by the directors will be increased to 15% from 14% as of September 30, 2003.

        As a condition to these transactions, Operating Company's senior lenders required Operating Company to prepay $15.0 million of its outstanding term loans under its senior secured credit facility, thereby reducing the outstanding term loans under the senior secured credit facility to $230.0 million.

In addition, the $55.0 million unused revolving line of credit was permanently reduced by $5.0 million to $50.0 million.

        The Company has followed the provisions of SFAS No. 15 and EITF 02-04 in recording these transactions. These provisions require that the carrying value of the New Notes be recorded at the total future cash payments (principal and interest) specified by the New Notes; therefore, the New Notes were classified on the Company's balance sheet as long-term liabilities and were valued at $81.9 million as of the transaction date. As a result, no interest expense related to the New Notes will be recognized in future periods.

        The following table presents the aggregate gain recognized in the transactions (in thousands, except per share data):

Principal amount of senior subordinated discount notes exchanged	$192,720
Unamortized discount on senior subordinated discount notes	(48,214)
Unamortized discount on detachable warrants	(7,306)
Unamortized deferred financing costs	(2,859)

Carrying value of debt exchanged	134,341
Maximum future cash principal payments for senior discount notes issued	(48,180)
Maximum future cash interest payments for senior discount notes issued	(33,726)
Cash payments for amount of debt exchanged	(9,636)
Estimated direct expenses of exchange transaction	(3,781)

Aggregate gain from exchange transaction	$39,018

Aggregate gain per share—Basic	$0.48

Aggregate gain per share—Diluted	$0.43

        No related income tax effect is reflected on the gain from the exchange, as the Company expects to utilize a portion of its net operating loss carryforwards to offset any resulting taxable income. Prior to the exchange, the net operating loss carryforwards expected to be utilized had a corresponding valuation allowance applied to reduce their carrying value to zero.

        As a result of these transactions, the Company reduced overall debt by approximately $146.7 million aggregate principal amount ($113.8 million aggregate accreted value) and cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million beginning in 2006, providing cumulative savings of approximately $243.0 million.

        The New Notes have substantially the same terms as the Existing Notes, except they rank senior in right of payment to the Existing Notes, they mature on May 15, 2010, 30 days after the maturity of the Existing Notes, and they are not subject to the blocking rights of Operating Company's senior lenders in the event of default with respect to the debt under Operating Company's senior secured credit facility. Like the Existing Notes, the New Notes will accrete in value until April 15, 2005 and interest thereon will become payable semiannually beginning on October 15, 2005. The New Notes are redeemable and are governed by an indenture substantially the same as the indenture governing the Existing Notes, except that the indenture for the New Notes contains, among other things, a "basket" permitting up to $10 million of restricted payments. UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under the New Notes.

        The Series B Notes rank pari passu in right of payment to the New Notes and senior to the Existing Notes and contain customary covenants and terms. The Series B Notes mature in 2008 and, like the New Notes, are not subject to the blocking rights of Operating Company's senior lenders in the event of default with respect to the debt under Operating Company's senior secured credit facility. Like the Existing Notes and New Notes, the Series B Notes will accrete in value until April 15, 2005 and interest thereon will become payable semiannually beginning on October 15, 2005. UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under the Series B Notes.

        In April 2003, Operating Company purchased a portion of its aggregate principal amount of outstanding Existing Notes and issued additional Series B Notes and detachable warrants. See Note 7 for additional information.

7.     SUBSEQUENT EVENTS

        In a series of separate transactions subsequent to March 31, 2003, Operating Company received cash proceeds of $0.7 million, which were used by Operating Company to fund open market purchases of $5.0 million aggregate principal amount of Existing Notes, and issued approximately $0.9 million aggregate principal amount of additional Series B Notes. Under these private placement sales, the Company issued detachable warrants to purchase up to approximately 0.7 million shares of its common stock at an exercise price of $0.01 per share. In connection with these transactions, the Company will record a gain of approximately $2.9 million during the three months ended June 30, 2003.

        Three directors of UbiquiTel or their affiliates participated in the private placement sales for consideration of approximately $0.2 million, and were issued approximately $0.3 million aggregate principal amount of Series B Notes and approximately 0.2 million detachable warrants. These warrants and Series B Notes held by the directors or their affiliates are subject to the same adjustments with regard to exercise price and interest rate, respectively, as the warrants and Series B Notes acquired by them in February 2003 unless shareholder approval of the issuance of the shares issuable upon exercise of the warrants is obtained on or before September 30, 2003. For further information, see Note 6 above.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of UbiquiTel Inc.:

        In our opinion, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of UbiquiTel Inc. and its subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The consolidated financial statements of UbiquiTel Inc. and its subsidiaries as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated February 15, 2002.

        As discussed above, the consolidated financial statements of UbiquiTel Inc. and its subsidiaries as of December 31, 2001, and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations. As described in Note 3, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note 3. In our opinion, the disclosures for 2001 and 2000 in Note 3 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 18, 2003, except for Notes 2 and 19,
as to which the Date is February 26, 2003

This report is a copy of a previously issued Arthur Andersen LLP report and has not been reissued by Arthur Andersen LLP pursuant to Regulation S-X Rule 2-02 as applicable under the Securities Exchange Act of 1934, as amended.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of UbiquiTel Inc.:

        We have audited the accompanying consolidated balance sheets of UbiquiTel Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 and the period from inception (September 29, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UbiquiTel Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years ended December 31, 2001 and December 31, 2000 and the period from inception (September 29, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

New York, New York
February 15, 2002

UbiquiTel Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

	December 31, 2002	December 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$73,481	$124,744
Restricted cash	2,408	5,183
Accounts receivable, net of allowance for doubtful accounts of $4,343 and $4,244 at December 31, 2002 and 2001, respectively	21,762	15,951
Inventory	2,751	4,691
Prepaid expenses and other assets	14,774	9,855
Income tax receivable	8,784	—

Total current assets	123,960	160,424
PROPERTY AND EQUIPMENT, NET	275,588	260,957
CONSTRUCTION IN PROGRESS	8,117	17,029
DEFERRED FINANCING COSTS, NET	12,717	13,496
GOODWILL	38,138	39,994
INTANGIBLE ASSETS, NET	2,753	15,582
OTHER INTANGIBLES, NET	73,174	77,478
OTHER LONG-TERM ASSETS	3,774	3,470

Total assets	$538,221	$588,430

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,549	$11,156
Accrued expenses	18,735	15,712
Accrued compensation and benefits	2,547	3,468
Deferred revenue	9,252	5,456
Interest payable	1,923	1,942
Current portion of long-term debt	683	821
Other	7,379	7,496

Total current liabilities	56,068	46,051

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, EXCLUDING CURRENT MATURITIES	457,038	398,848
OTHER LONG-TERM LIABILITIES	3,506	5,023

Total long-term liabilities	460,544	403,871

Total liabilities	516,612	449,922

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001 per share; 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2002 and 2001	—	—
Common stock, par value $0.0005 per share; 240,000 shares authorized; 81,432 and 81,116 shares issued and outstanding at December 31, 2002 and 2001, respectively	41	41
Additional paid-in-capital	295,236	294,748
Accumulated deficit	(273,668)	(156,281)

Total stockholders' equity	21,609	138,508

Total liabilities and stockholders' equity	$538,221	$588,430

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
REVENUES:
Service revenue	$212,474	$84,702	$8,854
Equipment revenue	8,331	8,871	429

Total revenues	220,805	93,573	9,283
COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	136,367	65,433	9,226
Cost of products sold	36,531	25,620	1,693
Selling and marketing	54,711	39,119	4,166
General and administrative expenses excluding non-cash compensation charges	26,416	15,586	7,468
Non-cash compensation for general and administrative matters	378	387	491
Depreciation and amortization	51,571	24,348	3,134

Total costs and expenses	305,974	170,493	26,178

OPERATING LOSS	(85,169)	(76,920)	(16,895)
INTEREST INCOME	1,641	8,856	12,846
INTEREST EXPENSE	(46,004)	(38,978)	(23,771)
OTHER INCOME (EXPENSE)	218	(459)	—

LOSS BEFORE EXTRAORDINARY ITEM AND INCOME TAXES	(129,314)	(107,501)	(27,820)
INCOME TAX BENEFIT (EXPENSE)	11,927	(154)	—

LOSS BEFORE EXTRAORDINARY ITEM, NET OF INCOME TAXES	(117,387)	(107,655)	(27,820)
EXTRAORDINARY ITEM-EARLY EXTINGUISHMENT OF DEBT, NET OF $0 TAX BENEFIT	—	—	(4,218)

NET LOSS	$(117,387)	$(107,655)	$(32,038)
LESS: PREFERRED STOCK DIVIDENDS	—	—	(14,601)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(117,387)	$(107,655)	$(46,639)

BASIC AND FULLY DILUTED NET LOSS PER SHARE OF COMMON STOCK:
Loss applicable to common stockholders before extraordinary item	$(1.45)	$(1.53)	$(1.07)
Extraordinary item	—	—	(0.11)

Net loss applicable to common stockholders	$(1.45)	$(1.53)	$(1.18)

BASIC AND FULLY DILUTED WEIGHTED-AVERAGE OUTSTANDING COMMON SHARES	81,216	70,543	39,607

PRO FORMA INFORMATION (Note 3)
BASIC AND FULLY DILUTED NET LOSS PER SHARE OF COMMON STOCK:
Loss applicable to common stockholders before extraordinary item			$(0.77)
Extraordinary item			(0.07)

Net loss applicable to common stockholders			$(0.84)

BASIC AND FULLY DILUTED WEIGHTED-AVERAGE OUTSTANDING COMMON SHARES			55,604

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before extraordinary item and preferred stock dividends	$(117,387)	$(107,655)	$(27,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	3,546	3,225	2,225
Amortization of intangible assets	17,133	5,044	1,105
Depreciation	34,438	19,304	2,029
Interest accrued on senior debt	27,681	24,395	15,782
Non-cash compensation from stock options granted to employees	378	387	491
Deferred income taxes	(3,142)	—	—
Gain on sale of equipment	(189)	—	—
Changes in operating assets and liabilities exclusive of acquisitions and capital expenditures:
Accounts receivable	(5,811)	(11,372)	(786)
Inventory	1,940	(3,186)	(828)
Prepaid expenses and other assets	(5,223)	(3,324)	(3,207)
Income tax receivable	(8,784)	—	—
Accounts payable and accrued expenses	16,636	15,998	4,912

Net cash used in operating activities	(38,784)	(57,184)	(6,097)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(43,157)	(122,112)	(83,061)
Other acquisitions	—	—	(3,506)
Proceeds from sale of assets	189	50,000	—
Purchase of Spokane market	—	—	(35,507)
Change in restricted cash	2,775	99,817	(105,000)
Acquisition costs and cash advance, net of cash acquired from VIA Wireless	—	(24,698)	—

Net cash provided by (used in) investing activities	(40,193)	3,007	(227,074)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of senior subordinated discount notes and detachable warrants	—	—	152,277
Repayment of long-term debt	—	(75,495)	(8,000)
Drawings under senior secured credit facility	30,000	110,000	105,000
Financing costs	(1,170)	(2,813)	(13,012)
Repayment of capital lease obligations and other long-term liabilities	(1,226)	(490)	(61)
Proceeds from issuance of convertible preferred stock subsequently converted to common stock	—	—	25,000
Preferred dividend payment	—	—	(1,008)
Warrants exercised	—	—	25
Proceeds from issuance of common stock	110	—	106,240
Proceeds from exercise of stock options	—	13	—
Offering costs	—	—	(9,543)

Net cash provided by financing activities	27,714	31,215	356,918

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(51,263)	(22,962)	123,747
CASH AND CASH EQUIVALENTS, beginning of period	124,744	147,706	23,959

CASH AND CASH EQUIVALENTS, end of period	$73,481	$124,744	$147,706

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$14,777	$12,853	$9,380
Cash paid for taxes	452	63	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Network assets acquired but not yet paid	—	3,000	17,281
Extraordinary item-early extinguishment of debt	—	—	4,218
Preferred stock accretion	—	—	13,593
Warrants exercised	—	570	—
Capital leases entered into	—	1,107	274
ASSETS AND LIABILITIES ACQUIRED IN NON-CASH TRANSACTION (NOTE 16):
Assets acquired	—	224,602	—
Liabilities assumed	—	39,424	—

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

(In Thousands)

	Convertible Preferred Stock
			Common Stock
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
BALANCE, December 31, 1999	17,009	$17	38,834	$19	$17,429	$(1,987)	$15,478
Issuance of Series B convertible preferred stock plus accretion	2,110	2	—	—	37,984	—	37,986
Amortization of deferred stock compensation expense granted to employees for general and administrative matters	—	—	—	—	491	—	491
Issuance of warrants for senior subordinated discount note	—	—	—	—	16,302	—	16,302
Issuance of common stock	—	—	13,280	7	96,723	—	96,730
Cancellation of non-voting common stock	—	—	(32,000)	(16)	16	—	—
Conversion of preferred stock to common stock	(19,119)	(19)	38,237	19	—	—	—
Issuance of common stock to shareholders under the anti-dilution clause	—	—	214	—	616	—	616
Exercise of detachable warrants attached to senior subordinated discount note	—	—	4,978	3	2,210	—	2,213
Net loss applicable to common stockholders	—	—	—	—	—	(46,639)	(46,639)

BALANCE, December 31, 2000	—	$—	63,543	$32	$171,771	$(48,626)	$123,177
Issuance of common stock for VIA Wireless acquisition	—	—	16,400	8	122,008	—	122,016
Amortization of deferred stock compensation expense granted to employees for general and administrative matters	—	—	—	—	387	—	387
Exercise of options	—	—	25	—	13	—	13
Exercise of warrants	—	—	1,148	1	569	—	570
Net loss applicable to common stockholders	—	—	—	—	—	(107,655)	(107,655)

BALANCE, December 31, 2001	—	$—	81,116	$41	$294,748	$(156,281)	$138,508
Issuance of common stock to employee stock purchase plan	—	—	316	—	110	—	110
Amortization of deferred stock compensation expense granted to employees for general and administrative matters	—	—	—	—	378	—	378
Net loss applicable to common stockholders	—	—	—	—	—	(117,387)	(117,387)

BALANCE, December 31, 2002	—	$—	81,432	$41	$295,236	$(273,668)	$21,609

The accompanying notes are an integral part of these consolidated financial statements.

UbiquiTel Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.     Organization and Nature of Business

        UbiquiTel Inc. and Subsidiaries ("UbiquiTel" or the "Company") was formed for the purpose of becoming the exclusive provider of Sprint Personal Communications Services ("PCS") in certain defined midsize and smaller markets in the western and midwestern United States.

        In October 1998, UbiquiTel L.L.C. (a Washington state limited liability company), whose sole member was The Walter Group, entered into an agreement with Sprint PCS for no consideration given for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the approximately one million residents in the Reno/Tahoe, Nevada market. UbiquiTel L.L.C. had no financial transactions from its inception (August 24, 1998) to September 29, 1999. On September 29, 1999, UbiquiTel Inc. (formerly "UbiquiTel Holdings, Inc.") was incorporated in Delaware. On November 1, 1999, the Company entered into a founders' agreement and issued common stock to a group of five shareholders including The Walter Group. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts, including the rights to the Sprint PCS agreements, to UbiquiTel. On December 28, 1999, UbiquiTel amended its agreement with Sprint PCS to expand the Company's markets to the northern California, Spokane/Montana, southern Idaho/Utah/Nevada and southern Indiana/Kentucky markets, which together with the Reno/Tahoe markets, contain approximately 7.7 million residents.

        On November 9, 1999, UbiquiTel Operating Company (a Delaware corporation, formerly a Delaware limited liability company) ("Operating Company"), was formed to serve as the operating company for UbiquiTel Inc. Also, on March 17, 2000, UbiquiTel Leasing Company (a Delaware corporation) was formed to serve as the leasing company for UbiquiTel Inc.

        On February 22, 2001, UbiquiTel entered into a merger agreement for the acquisition of VIA Wireless LLC, a California limited liability company and Sprint PCS network partner ("VIA Wireless"). Upon the closing of the merger agreement, as amended and restated, on August 13, 2001, VIA Wireless became a wholly owned subsidiary of UbiquiTel through a series of mergers and related transactions (see Note 16). VIA Wireless was the exclusive provider of Sprint PCS digital wireless services to the central valley of California, which covers approximately 3.4 million licensed residents. On February 21, 2001, in connection with the acquisition, UbiquiTel amended its agreement with Sprint PCS to expand its markets to include the six VIA Wireless basic trading areas (BTAs) included under VIA Wireless' former affiliation agreement with Sprint PCS, including Bakersfield, Fresno, Merced, Modesto, Stockton and Visalia, California, which went into effect at the closing of the acquisition. On December 31, 2001, through a series of mergers, certain corporate members of VIA Wireless merged into the sole remaining member, VIA Holding Inc., which had become a wholly owned subsidiary of Operating Company effective immediately after the acquisition of VIA Wireless in August 2001.

        The consolidated financial statements contain the financial information of UbiquiTel Inc. and its subsidiaries, UbiquiTel Operating Company, UbiquiTel Leasing Company, VIA Holding Inc., VIA Wireless LLC and VIA Building, LLC.

2.     Liquidity

        Through December 31, 2002, the Company has principally relied on the proceeds from equity and debt financings, and to a lesser extent revenues, as the primary sources of capital. Completion of the Company's PCS network has required substantial capital and as of December 31, 2002, the Company had an accumulated deficit of $273.7 million.

        At December 31, 2002, the Company had approximately $75.9 million in cash, cash equivalents and restricted cash, working capital was approximately $67.9 million and the Company's unused revolving line of credit was approximately $55.0 million. (See Note 19 regarding a discussion of the permanent reduction to $50.0 million for the revolving line of credit and the Company's debt restructuring which reduced future principal and interest requirements.) Management believes that working capital and cash availability under the Company's senior secured credit facility are expected to be sufficient to fund cash flow requirements for capital expenditures, operating activities and debt service requirements through December 31, 2003 and into the foreseeable future.

        While management does not anticipate the need to raise additional capital to meet the Company's operating or capital expenditure requirements in the foreseeable future, the Company's funding status is dependent on a number of factors influencing projections of operating cash flows, including those related to gross new customer additions, average revenue per user, customer turnover, marketing costs, bad debt expense and roaming revenue. Should actual results differ significantly from these assumptions, the Company's liquidity position could be adversely affected and the Company could be in a position that would require it to raise additional capital which may not be available or may not be available on acceptable terms.

        In addition, Operating Company's ability to borrow funds under the senior secured credit facility is subject to continued compliance with restrictive covenants under the senior secured credit facility (see Note 6) and the $50.0 million revolving line of credit will be restricted unless the cash balance (as defined in the credit facility) is less than $25.0 million at the time of borrowing. The Company presently is in compliance with all financial and operational covenants relating to the senior secured credit facility; however, there is uncertainty as to the Company's ability to continue to comply with such financial and operating covenants prior to generating positive cash flow from operations less capital expenditures. Should the Company determine that it may not be able to meet, or has not met, covenant requirements, the Company would seek modifications to, or waivers of, its covenant requirements; however, receipt of such modifications or waivers is not guaranteed.

        If the Company's business does not generate the results required by the covenants in the senior secured credit facility, its ability to make borrowings under the revolving line of credit could be restricted or terminated and the credit facility could be declared in default. Additionally, if the Company fails to make an interest or principal payment when due on any of the Company's senior secured credit facility, senior discount notes, Series B senior discount notes and senior subordinated discount notes, it could trigger cross-default provisions on the other long-term debt agreements. If the Company's long-term debt agreements are declared in default, the creditors under these agreements may demand immediate payment of the outstanding indebtedness.

3.     Summary of Significant Accounting Policies

Principles of Consolidation and Use of Estimates

        The accompanying financial statements include the accounts of UbiquiTel Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Pro Forma Information

        Concurrent with the Company's initial public offering in June 2000, all of the shares of UbiquiTel's preferred stock were converted into shares of UbiquiTel's common stock on a two-for-one basis (see

Note 7). Pro forma basic and diluted net loss per share of common stock for the year ended December 31, 2000 is computed by dividing net loss by the weighted average number of common shares outstanding after giving effect to the conversion of preferred stock into common stock as if it had occurred on January 1, 2000.

New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51" ("FIN 46"). This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. FIN 46 applies to variable interest entities created after January 31, 2003, in which a company obtains an interest after that date. Also, FIN 46 applies in the first fiscal quarter or interim period beginning after June 15, 2003, to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. The Company does not have any ownership in variable interest entities.

        In December 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123" ("SFAS No. 148"). This Statement provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). In addition, this Statement amends the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted by SFAS No. 148, the Company will continue to account for its stock-based compensation in accordance with APB No. 25, and the Company's adoption of SFAS No. 148 requires it to provide prominent disclosures about the effects of SFAS No. 123 on reported income in its interim financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires that, at the inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective immediately. As disclosed in Note 15 to the Consolidated Financial Statements, UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under its 14% senior subordinated discount notes. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002. The Company does not expect the adoption of the initial recognition and measurement provisions of this interpretation to have a material effect on its financial position, results of operations or cash flows.

        In November 2002, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"). Among other items, EITF 02-16 requires that consideration received from a vendor be presumed to be a reduction of the cost of the vendor's products or services. This presumption can be overcome if the consideration can be shown to represent either a payment for assets or services delivered to the vendor or a reimbursement of costs incurred by the reseller to sell the vendor's products. This treatment is effective for arrangements entered into or modified on or after January 1, 2003. The Company has not yet determined the impact this issue will have on its financial position, results of operations or cash flows.

        In November 2002, the EITF issued EITF Issue No. 00-21, "Accounting for Multiple-Element Revenue Arrangements" ("EITF 00-21"). EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. EITF 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. The Company will adopt this new accounting guidance effective July 1, 2003 and has not yet determined the impact this issue will have on the Company's financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). EITF 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 by the Company is not expected to have a material impact on the Company's financial position, results of operations or cash flows as the Company has not recorded any significant restructuring charges in past periods, but the adoption may impact the timing of charges in future periods.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other things, this Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The Company's adoption of SFAS No. 145 on January 1, 2003 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This Statement is effective for financial statements for fiscal years beginning after June 15, 2002.

        The Company's network is primarily located on leased property and the Company has certain legal obligations, principally related to its tower leases, which fall within the scope of SFAS No. 143. These legal obligations primarily include certain obligations to remediate leased land on which the Company's tower assets are located. In conjunction with the adoption of SFAS No. 143 effective January 1, 2003, the Company did not record asset retirement obligations for network infrastructure assets subject to the provisions of this Statement as the fair value of the obligations could not reasonably be estimated. The Company believes that uncertainty as to the eventual settlement of legal obligations exists due to trends in the wireless communications industry such as the rapid growth in minutes of use on wireless networks, increasing subscriber penetration and deployment of next generation technologies. Therefore, these factors increase the probability that third parties would not contractually enforce their remediation rights, to the extent they are present in the Company's tower leases, related to the sites. Based on the combination of these industry trends, the Company's limited obligations to remediate leased sites and the Company's limited experience in remediating property, it is not probable that any sites will be removed in the foreseeable future and require remediation. Therefore, sufficient information to estimate a range of potential settlement dates is not available. In accordance with SFAS No. 143, the Company will not recognize a liability until such information becomes known.

Cash, Cash Equivalents and Restricted Cash

        Cash and cash equivalents include cash and short-term investments with original maturities of three months or less. Restricted cash at December 31, 2002 and 2001 represented cash in escrow related to the VIA Wireless acquisition.

Fair Value of Financial Instruments

        Fair value estimates, assumptions and methods used to estimate fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

        The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable net, accounts payable and accrued expenses approximate fair value due to the short-term nature of the instruments.

        Long-term debt is comprised of the senior subordinated discount notes, senior secured credit facility, capital leases and other long-term liabilities. The carrying amounts of the senior secured credit facility are a reasonable estimate of its fair value because market interest rates are variable. Capital leases are recorded at their net present value, which approximates fair value, and carrying values of other long-term liabilities also approximate fair values. The fair value of the senior subordinated discount notes is measured at quoted market value. The Company's senior subordinated discount notes had a fair value of approximately $18.0 million and $162.0 million as of December 31, 2002 and 2001, respectively, versus carrying values of $220.1 million and $192.5 million, respectively.

Inventory

        Inventory consists of handsets and related accessories. Inventories purchased for resale are carried at the lower of cost, determined using weighted average, or market using replacement cost.

Property and Equipment and Construction in Progress

        Property and equipment are reported at cost less accumulated depreciation. Costs incurred to design and construct the wireless network in a market are classified as construction in progress. When the network assets are placed into service, the related costs are transferred from construction in progress to property and equipment. Repair and maintenance costs are charged to expense as incurred; significant renewals and betterments are capitalized. Costs for software and its installation that are paid to third parties and benefit future periods are capitalized. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the consolidated statement of operations.

        Property and equipment are depreciated using the straight-line method based on estimated useful lives of the assets.

        Assets lives are as follows:

Network equipment	5-10 years
Computer equipment	4 years
Furniture and office equipment	4 years
Vehicles	5 years
Building	30 years

        Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

        Construction in progress at December 31, 2002 included equipment not yet placed into service and engineering and site development costs incurred in connection with the build-out of the Company's PCS network. The Company capitalized interest on its construction in progress activities. Interest capitalized for the years ended December 31, 2002, 2001 and 2000 was $0, $4.9 million and $3.9 million, respectively.

Goodwill and Intangible Assets

        Upon the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), as of January 1, 2002, goodwill is no longer subject to amortization. Goodwill is subject to at least an annual assessment for impairment by applying a fair value-based test. If the carrying amount exceeds the fair value, goodwill is considered to be impaired. As of October 31, 2002, the Company completed its annual impairment review and determined that no impairment charge was required. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating impairment, the Company estimates the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. If the goodwill is considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the goodwill exceeds the fair value of the expected future cash flows. Goodwill was approximately $38.1 million at December 31, 2002.

        The following table presents the results of operations if goodwill were not amortized as of January 1, 2000:

	Year Ended December 31,
	2002	2001	2000
	(In Thousands, Except Per Share Amounts)
Reported net loss	$(117,387)	$(107,655)	$(46,639)
Add: goodwill amortization	—	593	422

Adjusted net loss	$(117,387)	$(107,062)	$(46,217)

Basic and diluted earnings per share:
Reported net loss per share	$(1.45)	$(1.53)	$(1.18)
Add: goodwill amortization per share	—	0.01	0.01

Adjusted net loss per share	$(1.45)	$(1.52)	$(1.17)

        Intangible assets represent the estimated value of acquired subscriber bases at the dates of acquisitions. Intangible assets of $2.8 million and $15.6 million, net of accumulated amortization expense of $16.3 million and $3.5 million, for the years ended December 31, 2002 and 2001, respectively, are amortized on a straight-line basis over a period of 20 months to five years. The VIA Wireless and Spokane market subscriber bases acquired were initially being amortized over 36 months and 60 months, respectively, which represented the estimated average lives of a subscriber in these respective markets. Effective April 1, 2002, however, the Company changed the amortization periods of the VIA Wireless and Spokane market subscriber bases to 20 months and 33 months, respectively, resulting from higher customer turnover in these respective markets. Amortization expense for intangible assets was approximately $12.8 million, $2.8 million and $0.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Other intangible assets of $73.2 million and $77.5 million, net of accumulated amortization expense of $5.9 million and $1.6 million, for the years ended December 31, 2002 and 2001, respectively, represent the estimated value of VIA Wireless' Sprint PCS management agreement. Amortization expense for other intangible assets was approximately $4.3 million, $1.6 million and $0 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Estimated future amortization expense of intangible assets for the next five years at December 31, 2002 are as follows:

Years Ending December 31,	(In Thousands)
2003	$7,057
2004	4,304
2005	4,304
2006	4,304
2007	4,304

Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed based on the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted cash flows is less than the carrying value of the asset, an impairment loss is recognized. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Income Taxes

        The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires an asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized.

Extraordinary Items, Net

        On March 31, 2000, the Company finalized and executed a $250.0 million senior secured credit facility and terminated a 1999 credit facility. Deferred financing costs of $1.7 million relating to the old facility were expensed as an extraordinary item during the year ended December 31, 2000. Also, on April 11, 2000, the Company repaid $8.0 million senior subordinated notes. The associated unamortized financing costs of approximately $2.5 million (inclusive of $2.2 million assigned to the detachable warrants associated with the notes) were expensed as an extraordinary item during the year ended December 31, 2000.

Net Loss Per Share

        The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic and diluted net loss per common share is computed by dividing the net loss applicable to common shareholders for the period by the weighted average number of shares of common stock outstanding. Basic and diluted earnings per share for the year ended December 31, 2000 is computed as if the shares from the initial public offering had been outstanding since the date of inception. In accordance with SFAS No. 128, incremental potential common shares from stock options have been excluded in the calculation of diluted loss per share since the effect would be antidilutive. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the periods reflected in the accompanying financial statements.

        The following table summarizes the securities outstanding, which are excluded from the loss per share calculation, as amounts would have an antidilutive effect.

	December 31, 2002	December 31, 2001	December 31, 2000
Stock options	5,335,800	4,611,000	4,233,500
Warrants	3,665,183	3,665,183	4,813,987

Total	9,000,983	8,276,183	9,047,487

Stock-Based Compensation

        At December 31, 2002, UbiquiTel had two stock-based employee compensation plans, an employee stock purchase plan and an equity incentive plan, which are described more fully in Note 9. The Company accounts for those plans in accordance with APB No. 25 and related interpretations. Based on the additional disclosure requirements of SFAS No. 148, the following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123.

	Year Ended December 31,
	2002	2001	2000
	(In Thousands, Except Per Share Amounts)
Net loss, as reported	$(117,387)	$(107,655)	$(46,639)
Add: stock-based employee compensation included in reported net loss, net of related tax	378	387	491
Deduct: total stock-based employee compensation expense determined under fair value-based method, net of related tax	(2,570)	(1,562)	(1,248)

Pro forma net loss	(119,579)	(108,830)	(47,396)

Basic and diluted loss per share:
As reported	$(1.45)	$(1.53)	$(1.18)
Pro forma	$(1.47)	$(1.54)	$(1.20)

        The fair value of all option grants was estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants:

	Year Ended December 31,
	2002	2001	2000
Weighted-average risk-free interest rate	3.03%–5.76%	5.78%–6.34%	5.78%–6.34%
Expected dividend yield	0%	0%	0%
Expected life in years	2.0	1.5–2.0	1.5–2.0
Expected volatility	89%	89%	70%

Revenue Recognition

        The Company recognizes revenues when services have been rendered or products have been delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured. The Company records service revenues, consisting of subscriber revenues, Sprint PCS travel revenues and non-Sprint PCS roaming revenues, and equipment revenues consisting of sales of handsets and accessories. Subscriber revenues consist of monthly recurring service charges and monthly non-recurring charges for local, long distance, travel and roaming airtime usage in excess of the pre-subscribed usage plan received from the Company's subscribers and cancellation and late fee revenues less reductions for billing adjustments and credits. The Company's revenue recognition policies are consistent with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," promulgated by the Securities and Exchange Commission.

        The Company recognizes service revenue from its subscribers as they use the service. The Company pro-rates access revenue over the billing period and records airtime usage in excess of the pre-subscribed usage plan. The Company's subscribers pay an activation fee to the Company when they initiate service. The Company defers activation fee revenue and direct customer activation costs on a straight-line basis over the average life of its subscribers, which is estimated to be 30 months. Direct customer activation costs in excess of activation fee revenue are recognized immediately. For the years ended December 31, 2002, 2001 and 2000, the Company recognized approximately $3.0 million, $0.6 million and $24,000, respectively, of activation fee revenue. The Company has deferred approximately $6.4 million and $3.5 million of activation fee revenue and related costs as of December 31, 2002 and 2001, respectively, to future periods.

        The Company records Sprint PCS travel revenue on a per-minute rate when a Sprint PCS subscriber based outside the Company's markets uses the Company's network. The Company earned approximately $54.9 million, $31.6 million and $3.0 million of Sprint PCS travel revenue for the years ended December 31, 2002, 2001 and 2000, respectively. The Company records non-Sprint PCS roaming revenue when a non-Sprint PCS subscriber uses the Company's network. The Company earned approximately $6.4 million, $1.0 million and $0.2 million of non-Sprint PCS roaming revenue for the years ended December 31, 2002, 2001 and 2000, respectively.

        Equipment revenue consists of proceeds from sales of handsets and accessories which are recorded at the time of sale. Revenues from sales of handsets and accessories represent a separate earnings process from service revenues because sales of handsets and accessories do not require customers to subscribe to wireless services. The Company accounts for rebates, discounts and other sales incentives as a reduction to revenue.

        The Company participates in the Sprint national and regional distribution programs in which national retailers such as Radio Shack, Best Buy and Circuit City sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for Sprint PCS products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company's Sprint PCS agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company's markets, the Company is obligated to reimburse Sprint for the handset subsidy. The Company does not receive any revenues from sales of handsets and accessories by national retailers. For a new subscriber activation and a handset upgrade to an existing subscriber, the Company includes these handset subsidy charges in cost of products sold in the consolidated statements of operations. Handset subsidy charges included in cost of products sold for the years ended December 31, 2002, 2001 and 2000 were $10.8 million, $7.2 million and $0, respectively.

        Accounts receivable, net includes amounts due from customers with respect to subscriber revenues and amounts due from the Company's local indirect agents. The Company records an allowance for doubtful accounts to reflect the expected loss on the collection of receivables. Activity in the allowance for doubtful accounts for the years ended December 31, 2002, 2001 and 2000 was as follows:

	December 31, 2002	December 31, 2001	December 31, 2000
	(In Thousands)
Balance, beginning of year	$4,244	$88	$—
Acquired from VIA Wireless (See Note 16)	—	1,232	—
Provision charged to expense	21,488	6,852	88
Charges to allowance	(21,389)	(3,928)	—

	$4,343	$4,244	$88

Advertising Expenses

        The Company expenses advertising costs when the advertising occurs. Total advertising expenses amounted to approximately $12.5 million, $9.7 million and $1.1 million for the years ended December 31, 2002, 2001 and 2000, respectively, and are included in selling and marketing expenses in the consolidated statements of operations.

Concentration of Risk

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with deposits in excess of the federally insured amounts. Further, the Company maintains accounts with nationally recognized investment managers. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

        Concentrations of credit risk with respect to accounts receivable are limited due to a large subscriber base. Initial credit evaluations of subscribers' financial condition are performed and security deposits are generally obtained for subscribers with a high credit risk profile. The Company maintains an allowance for doubtful accounts for potential credit losses.

        Additionally, the Company derives substantial revenues and expenses from Sprint. A significant amount of the Company's financial transactions result from the Company's relationship with Sprint, and Sprint holds approximately four to eleven days of the Company's subscriber lockbox receipts prior to remitting those receipts to the Company weekly.

Reclassifications

        Certain prior year amounts have been reclassified to conform with current year presentation.

Comprehensive Income

        No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

4.     Sprint Agreements

        The Company entered into four major agreements with Sprint and Sprint PCS in late 1998. They are the management agreement, the services agreement, the trademark and service mark license agreement with Sprint and the trademark and service mark license agreement with Sprint PCS. As amended on December 28, 1999 and again effective August 13, 2001 in connection with the VIA Wireless acquisition, the management agreement allows the Company to exclusively offer Sprint PCS services in the Company's markets containing approximately 11.1 million residents—Reno/Tahoe/northern California; central valley of California; Spokane/Montana; southern Idaho/Utah/Nevada; and southern Indiana/Kentucky.

        The management agreement has an initial term of 20 years ending in October 2018 with three 10-year renewals. It can be terminated if either party provides the other with two years' prior written notice or either Sprint PCS or the Company is in material default of its obligations. The key clauses within the management agreement are summarized as follows:

        Exclusivity.    The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's markets. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in the Company's markets while the management agreement is in place.

        Network Build-out.    The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. The Company has agreed on a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within its service area and sets a target date for completion of June 1, 2005.

        Products and Services Offered For Sale.    The management agreement identifies the products and services that can be offered for sale in the Company's markets.

        Service Pricing.    The Company must offer Sprint PCS subscriber pricing plans designated for national offerings. The Company is permitted to establish local price plans for Sprint PCS products and services only offered in the Company's market. Sprint PCS retains 8% of the Company's collected service revenues but the Company retains 100% of revenues derived from traveling and equipment revenues and proceeds from sales not in the ordinary course of business.

        Traveling.    The Company earns travel revenues when a Sprint PCS customer from outside of the Company's markets travels onto the Company's network. Similarly, the Company pays Sprint PCS when the Company's own subscribers use the Sprint PCS nationwide network outside the Company's markets.

        Advertising and Promotion.    Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for advertising and promotion in the Company's markets.

        Program Requirements Including Technical and Customer Care Standards.    The Company must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs.

        Non-Competition.    The Company may not offer Sprint PCS products and services outside the Company's markets.

        Inability to Use Non-Sprint PCS Brands.    The Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint brand, except for sales to resellers.

        Rights of First Refusal.    Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

        The management agreement can be terminated as a result of a number of events including an uncured breach of the management agreement or bankruptcy of either party to the agreement. In the event that the management agreement is not renewed or terminated, certain formulas apply to the valuation and disposition of the Company's assets.

        The services agreement outlines various support services such as activation, billing and customer care that will be provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve-month period. The Company may discontinue the use of any service upon three months' written notice. Sprint PCS may discontinue a service provided that it gives nine months' written notice. The services agreement automatically terminates upon termination of the management agreement.

        The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint and Sprint PCS brand names, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

5.     Property and Equipment

        Property and equipment consisted of the following:

	December 31, 2002	December 31, 2001
	(In Thousands)
Network equipment	$310,709	$264,165
Vehicles	1,268	938
Furniture and office equipment	10,855	9,446
Leasehold improvements	3,727	2,941
Land	130	130
Buildings	4,670	4,670

	331,359	282,290
Accumulated depreciation	(55,771)	(21,333)

Property and equipment, net	$275,588	$260,957

        Depreciation expense was approximately $34.4 million, $19.3 million and $2.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

6.     Long-Term Debt and Capital Lease Obligations

        Long-term debt and capital lease obligations outstanding as of December 31, 2002 and 2001 were as follows:

	December 31, 2002	December 31, 2001
	(In Thousands)
14% senior subordinated discount notes	$300,000	$300,000
Less: discount	(79,865)	(107,546)
Less: detachable warrants	(11,631)	(13,228)
Senior secured credit facility	245,000	215,000
Capital lease obligations	564	1,148
Building mortgage and other long-term liabilities	3,653	4,295

Total long-term debt and capital lease obligations	457,721	399,669
Less: current maturities	683	821

Total long-term debt and capital lease obligations, excluding current maturities	$457,038	$398,848

        The interest rates for the senior secured credit facility ranged from 4.8% to 6.6% during the year ended December 31, 2002.

        On April 11, 2000, Operating Company issued 14% senior subordinated discount notes. See Notes 15 and 19 for additional information.

        On March 31, 2000, Operating Company entered into a $250.0 million senior secured credit facility with Paribas, as administrative agent, and certain banks and other financial institutions as parties thereto, which was guaranteed by UbiquiTel. The credit facility consisted of a revolving loan of up to $55.0 million, a term loan A of $120.0 million and a term loan B of $75.0 million. The Company's obligations under the credit agreement are secured by all of the Company's assets.

        On March 1, 2001, Operating Company and Paribas and the other lenders under the senior secured credit facility entered into a second amendment and consent to the credit agreement, whereby the lenders increased the $250.0 million credit facility by $50.0 million to $300.0 million, and approved UbiquiTel's acquisition of VIA Wireless, including Operating Company's subordinated bridge financing of up to $25.0 million to VIA Wireless pending the closing of the transaction. See Note 16 for a description of the VIA Wireless acquisition. The additional borrowing increased the term loan B to $125.0 million. The Company fully drew down the term loans according to a mandatory draw down schedule during the years ended December 31, 2002, 2001 and 2000.

        The revolving loan and term loan A will mature in October 2007 and the term loan B will mature in October 2008. The term loans A and B are required to be repaid beginning in June 2004 in fourteen and eighteen consecutive quarterly installments, respectively. The amount of each of the quarterly consecutive installments increases incrementally in accordance with the credit facility agreement. The amount that can be borrowed and outstanding under the revolving loan reduces in eight quarterly reductions of approximately $6.9 million beginning in December 2005. Effective March 1, 2003, Operating Company can voluntarily prepay the term loans without a prepayment premium.

        Operating Company may borrow funds as either a base rate loan with an interest rate of prime plus 2.00% for the revolving loan and term loan A and prime plus 2.50% for term loan B or a Eurodollar Loan with an interest rate of the London Interbank Offered Rate, commonly referred to as LIBOR, plus 3.25% for the revolving loan and term loan A and plus 4.25% for term loan B. In addition, an unused credit facility fee ranging from 0.75% to 1.375% will be charged quarterly on the average unused portion of the facility.

        Amounts drawn down in 2001 and 2000 under the term loans A and B were funded into an escrow account that was controlled by the lenders and could not be released until specified conditions had been satisfied, including, among others, that the Company had used all of the proceeds from the sale of its senior subordinated notes in April 2000 and from UbiquiTel's initial public offering of its common stock in June 2000 to pay fees and expenses in connection with those offerings, to fund the build-out of the Company's PCS network and for other general corporate and working capital purposes. The Company drew down from the escrow account approximately $150.0 million in August 2001 and the final $35.0 million in October 2001. In conjunction with the closing in March 2000, the increase of this facility in March 2001, and the amendment executed in July 2002 described below, the Company incurred financing fees of approximately $11.0 million which are being amortized over the term of the credit facility.

        In August 2001, the Company paid $69.6 million to the Rural Telephone Finance Cooperative to retire VIA Wireless' outstanding senior secured credit facility and paid $5.8 million to the Federal Communications Commission ("FCC") in repayment of the outstanding notes of VIA Wireless for the purchase of its FCC licenses for Fresno, Merced, Modesto, Stockton and Visalia, California, Johnstown, Pennsylvania, and Ada, Oklahoma.

        VIA Wireless had a mortgage in the amount of $3.9 million on the date of acquisition. The mortgage relates to a building and land that were purchased by VIA Wireless and had a balance of approximately $3.6 million at December 31, 2002. The mortgage carries a fixed interest rate of 6.99% and is payable in monthly installments of approximately $37,000. The mortgage is due to be repaid in full by April 2015.

        On July 17, 2002, the Company entered into an amendment to its senior secured credit facility. The amendment primarily adjusted certain financial covenants, provided for new financial covenants regarding minimum cash balances and minimum consolidated EBITDA (each as defined in the credit facility), and imposed additional conditions on the availability of drawings under the $55.0 million revolving line of credit. Beginning with the three months ended September 30, 2002, the Company must meet the following financial and operating covenants: minimum levels for subscribers, revenues, cash balances and network coverage, and maximum capital spending limits; and also must achieve financial ratios including total debt to adjusted EBITDA and senior debt to adjusted EBITDA (each as defined in the credit facility). Beginning with the three months ending June 30, 2004, the Company also must achieve minimum EBITDA and meet additional financial ratios including interest coverage to EBITDA, total debt to EBITDA and senior debt to EBITDA (each as defined in the credit facility), among other restrictions. Beginning with the three months ending March 31, 2006, the Company also must maintain a fixed charge coverage ratio (as defined in the credit facility). As of December 31, 2002, the Company was in compliance with all financial and operational covenants associated with its senior secured credit facility and senior subordinated discount notes.

        Aggregate minimum annual principal payments due on all issues of long-term debt for the next five years at December 31, 2002 and thereafter are as follows:

Years Ending December 31,	(In Thousands)
2003	$683
2004	8,351
2005	14,722
2006	53,488
2007	60,879
Thereafter	411,094

Total future long-term debt payments	$549,217

        On February 26, 2003, Operating Company consummated certain transactions which reduced its long-term debt outstanding and related future minimum annual principal payments due on all issues of long-term debt (see Note 19). The Company will account for these transactions in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and EITF Issue No. 02-04, "Determining Whether a Debtor's Modification or Exchange of Debt Instruments Is Within the Scope of FASB Statement No. 15."

7.     Stockholders' Equity

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have any cumulative voting rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If the Company liquidates, dissolves or winds up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

        On November 1, 1999, the Company issued 6,834,000 shares of common stock to a group of five shareholders (the "Founders") as compensation for the Founders' efforts prior to that time on behalf of the Company and for the assignment of the Sprint PCS agreement for the Reno/Tahoe market. The fair value at the time of issuance was $0.50 per share. In accordance with APB No. 25, the Company recorded compensation expense during the year ended December 31, 1999 of approximately $1.4 million which was presented as non-cash compensation for general and administrative matters in the Company's statements of operations. For stock issued to non-employees, the Company recorded a charge during the year ended December 31, 1999 to additional paid-in-capital of approximately $0.7 million, as the Founders were involved in raising equity capital for the Company.

        On November 1, 1999, the Company issued 32,000,000 non-vested shares of non-voting common stock to the Founders. These shares were issued to retain the Founders' 13.4% ownership interest in the event the Company issued additional stock and equity securities prior to its initial public offering. All outstanding shares of non-voting common stock were canceled as of the closing of the Company's initial public offering in June 2000, for nominal value.

        On June 7, 2000, UbiquiTel completed the initial public offering of its common stock ("IPO"). A total of 13,280,000 shares of common stock (including 780,000 shares of common stock upon exercise of a portion of the underwriters' overallotment option effective on July 6, 2000) were sold to the public at a price of $8.00 per share. UbiquiTel received net proceeds of approximately $96.7 million after underwriting discounts and offering expenses of $9.5 million. Concurrently with the IPO, all of the shares of UbiquiTel's preferred stock were converted into shares of UbiquiTel's common stock on a two-for-one basis.

Convertible Series A and Series B Preferred Stock

        On November 23, 1999, the Company entered into a Series A preferred stock purchase agreement to sell a total of 17,008,500 shares of Series A preferred stock at a purchase price of $1.00 per share. Subject to the terms of the purchase agreement, the Company sold $1.0 million of Series A preferred stock on November 23, 1999 when the Company had firm commitments for at least $33.0 million in senior and subordinated debt financing, and the balance of approximately $16.0 million of Series A preferred stock was sold on December 23, 1999 prior to the execution of the senior and subordinated debt financing which occurred by December 31, 1999. Each share of the Series A preferred stock was convertible at any time after the date of issuance into common stock at an initial conversion price of $0.50 as adjusted for a 2-for-1 stock split subject to adjustments as defined in the purchase agreement. Upon the closing of the IPO in June 2000, all outstanding shares of Series A preferred stock were converted into shares of common stock at the then effective conversion rate.

        On February 25, 2000, DLJ Merchant Banking Partners II, L.P., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, one of the Company's underwriters in its IPO and a predecessor to Credit Suisse First Boston Corporation ("CSFB"), entered into a securities purchase agreement whereby it purchased 2,110,347 shares of 7% convertible Series B preferred stock at a purchase price of $11.84 per share, or $25.0 million in the aggregate. Each share of Series B preferred stock was convertible at any time after the date of issuance into common stock at the then effective conversion rate. In accordance with EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features," upon issuance of the Series B preferred stock, the Company had a beneficial conversion resulting in a discount of approximately $13.0 million, which was recognized as a dividend to the preferred shareholder during the year ended December 31, 2000. Upon the closing of the IPO in June 2000, all outstanding shares of Series B preferred stock were converted into shares of common stock at the then effective conversion rate.

Dividends

        Holders of Series A and B preferred stock were entitled to receive cumulative dividends at a rate of 7% per annum out of the assets of the Company. The cumulative accrued dividends of approximately $1.0 million were paid in June 2000 concurrent with the conversion of preferred stock to common stock upon the closing of the IPO.

        The discount of approximately $13.0 million resulting from the allocation of the proceeds from the Series B preferred stock to the beneficial conversion feature was included in preferred stock dividends for the year ended December 31, 2000.

8.     Warrants

        At December 31, 2002, the Company had outstanding warrants to purchase an aggregate of 3,665,183 shares of common stock, including warrants to purchase 3,579,000 shares issued in connection with the 14% senior subordinated discount notes. These warrants, which were detachable, have been exercisable at any time after April 15, 2001 at $11.37 per share and have a ten-year life. Warrants to purchase 86,183 shares of common stock at an exercise price of $8.00 per share were issued to CSFB in connection with the senior subordinated discount notes offering and have been exercisable since June 13, 2001 and expire June 12, 2005. Warrants to purchase 1,148,804 shares of common stock exercisable at $0.005 per share were issued to Paribas in connection with a 1999 credit facility agreement. Paribas exercised these warrants in May 2001 on a cashless basis and received 1,147,861 shares of common stock (net of 943 shares surrendered as payment of the exercise price).

        The Company's accounting for the warrants issued to Paribas was, at the time of issuance, based on the fair market value of the warrants of approximately $0.6 million and was determined by using the Black-Scholes model with the following assumptions: risk free interest rate of 6.4%, expected dividend yield of 0%, expected life of five years, and expected volatility of 70%.

        On February 26, 2003, Operating Company consummated in a private placement a new financing of $12.8 million aggregate principal amount of Series B senior discount notes due 2008 (see Note 19). In connection with this transaction, the Company issued detachable warrants to purchase approximately 9.6 million shares of common stock for an exercise price of $0.01 per share.

9.     Stock-Based Compensation

Employee Stock Purchase Plan

        The Company commenced an Employee Stock Purchase Plan (the "ESP Plan") on April 15, 2002. Under the terms of the ESP Plan, during any calendar year there were four quarterly offering periods beginning January 1st, April 1st, July 1st and October 1st, during which eligible employees could participate. The purchase price was the lower of 85% of fair market value of the common stock on the first business day of the offering period or 85% of the fair market value of the common stock on the last business day of the offering period. The Company issued 315,383 shares of common stock at an average per share price of approximately $0.35 in 2002.

        On October 29, 2002, the Company's board of directors approved amendments to the ESP Plan, which among other items, authorized the suspension of the ESP Plan, which suspension became effective with the offering period beginning January 1, 2003.

Stock Option Plan

        On November 29, 1999, the Company entered into an employment agreement with its chief executive officer. Under the employment agreement, the Company granted non-qualified options for 2,550,000 shares of common stock at a purchase price of $0.50 per share which the Company believes was the fair market value of the stock at that time. The options vest in three equal installments over a period of three years.

        In January 2000, the board of directors and shareholders of the Company approved the 2000 Equity Incentive Plan. In 2001, the Company's board of directors and shareholders approved the Amended and Restated 2000 Equity Incentive Plan (the "Equity Incentive Plan"). The purpose of the Equity Incentive Plan is to attract, retain and reward key employees, consultants and non-employee directors. A committee consisting of non-employee members from the board of directors administers the Equity Incentive Plan. The committee may grant stock options, stock appreciation rights and other equity-based awards to eligible persons, as defined in the Equity Incentive Plan, including directors. The Equity Incentive Plan authorizes up to 7,500,000 shares of common stock for issuance and does not include awards paid in cash. Stock options are normally granted with an exercise price equal to the fair market value of the common stock on the date of grant.

        In January 2000, the Company issued 260,000 options with an exercise price that was approximately $7.50 less per share than the fair market value of the common stock on the date of grant. The Company is recognizing compensation expense over the 48-month vesting period for these options. During the years ended December 31, 2002, 2001 and 2000, the Company amortized $0.4 million, $0.4 million and $0.5 million of this expense, respectively.

        In May 2002, the Company modified 1,220,800 options previously issued to employees and board members to reduce the exercise price to $4.00, which was approximately $2.14 above the fair market value on the date of modification. The modification results in variable accounting for these options until exercised, forfeited or they expire unexercised; however, no compensation expense has been recorded as the fair market value of the Company's stock has not exceeded the modified exercise price in any period since modification.

        The following is a summary of the options granted and outstanding at December 31, 2002, 2001 and 2000, respectively:

	December 31, 2002		December 31, 2001		December 31, 2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	4,611,000	$2.72	4,233,500	$2.19	3,200,000	$0.50
Granted	1,080,000	1.83	447,500	6.93	1,233,500	6.31
Exercised	—	—	(25,000)	0.50	—	—
Forfeited	(355,200)	3.52	(45,000)	0.50	(200,000)	0.50

Outstanding at end of year	5,335,800	$1.57	4,611,000	$2.72	4,233,500	$2.19

Options exercisable at end of year	3,644,776	$1.17	2,337,542	$1.68	1,037,500	$1.04
Weighted average fair value of options granted during year		$1.83		$7.45		$7.89

        The following table summarizes information about stock options outstanding at December 31, 2002:

Range of Exercise Prices	Options Outstanding at December 31, 2002	Weighted-Average Exercise Price	Options Exercisable at December 31, 2002	Weighted-Average Exercise Price
$0.50–$0.62	$3,130,000	$0.50	2,940,000	$0.50
$1.70–$1.86	965,000	1.85	52,500	1.70
$4.00–$8.00	1,240,800	4.06	652,276	4.12

10.   Income Taxes

        The income tax benefit for the year ended December 31, 2002 is comprised of a deferred tax benefit of approximately $3.1 million and a current federal tax benefit of approximately $8.8 million related to 2002 net operating losses from VIA Holding Inc. ("VIA Holding") which can be carried back against taxes paid by VIA Holding prior to the Company's acquisition of VIA Wireless. Income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 differed from the amount computed by applying the statutory federal income tax rate of 34% to the loss recorded as a result of the following:

	Year Ended December 31,
	2002	2001	2000
	(In Thousands)
Computed "expected" tax (benefit) expense	$(43,966)	$(36,601)	$(15,801)
State tax benefit, net of federal benefit	(1,579)	(2,523)	(728)
Tax gain on sale of PCS licenses	—	13,629	—
Senior subordinated discount notes interest	1,092	954	—
Net adjustment for pre-acquisition VIA Wireless income allocation	—	(345)	—
Other	198	3,977	183
Change in valuation allowance	32,328	(16,557)	16,346
Purchase accounting-VIA Wireless acquisition	—	37,466	—

Total income tax (benefit) expense	$(11,927)	$0	$0

        Since inception, the Company has generated losses for both book and tax purposes. As a result, the Company has not recorded potential income tax benefits that may be received and has not applied current losses to future years in which the Company has taxable income. Under accounting rules, these benefits can only be recorded when it is more likely than not that these benefits will be realized. Because the Company has a limited operating history, a full valuation allowance was recorded as of December 31, 2002, 2001 and 2000.

        At December 31, 2002, the Company had consolidated net operating loss carryforwards for federal and state income tax purposes totaling approximately $201.3 million, of which approximately $24.8 million will be carried back and applied against the prior year taxable income of an acquired subsidiary and approximately $176.5 million will carry forward to future years. The net operating losses will begin to expire in 2020. These carryforwards may be limited due to changes in ownership in accordance with Internal Revenue Service guidelines.

        The Company's net deferred tax asset consisted of the following amounts of deferred tax assets and liabilities as of December 31, 2002 and 2001:

	December 31,
	2002	2001
	(In Thousands)
Deferred tax assets:
Allowance for doubtful accounts	$1,704	$1,607
Start-up/organizational costs	428	521
Non-cash compensation	507	861
Deferred activation	2,572	1,326
Accumulated amortization	581	703
Senior subordinated discount notes interest	24,316	13,457
Net operating losses	62,125	27,301
Other	81	8

Total deferred tax assets	$92,314	$45,784

Deferred tax liabilities:
Accumulated depreciation	$19,611	$8,109
Purchase accounting	39,036	40,506
Deferred expenses	977	311
Other	362	—

Total deferred tax liability	59,986	48,926

Subtotal	32,328	(3,142)
Valuation allowance	(32,328)	—

Net deferred tax asset (liability)	$0	$(3,142)

11.   Commitments

Leases

        The Company is obligated under operating leases for office space, retail stores, land for radio communications sites, leased space on radio communications sites and office equipment. The Company is recognizing rent expense on a straight-line basis over the life of the lease, which established deferred rent on the balance sheet. Future minimum annual lease payments under these operating leases for the next five years at December 31, 2002 and thereafter are as follows:

Years ending December 31:	(In Thousands)
2003	$16,072
2004	16,164
2005	14,551
2006	8,915
2007	7,066
Thereafter	13,720

Total future minimum lease payments	$76,488

        Rental expense for operating leases was approximately $15.7 million, $12.0 million and $2.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Employment Agreement

        In November 2002, the Company entered into a new employment agreement with its chief executive officer. The employment agreement is for a three-year term and provides for an annual base salary of approximately $231,500, with a guaranteed minimum annual increase of 5% over the next two years. In addition to his base salary, the chief executive officer is eligible to receive bonuses in such amounts and at such times as determined by the disinterested members of the board of directors. The employment agreement provides that the chief executive officer's employment may be terminated by the Company with or without cause, as defined in the agreement, at any time or by the chief executive officer for any reason at any time upon thirty days' written notice to the Company.

        If the Company terminates the employment of the executive without cause, within 30 days of termination (or such other date mutually agreed to) the Company must pay the executive a single lump sum payment in cash equal to one year's salary, plus all outstanding unreimbursed expenses. Following termination for a period of one year, the Company is required to maintain for the executive health, life insurance, long-term disability, dental and medical programs specified in the employment agreement. If the Company is required to make such payment within 24 months of a change of control (as defined in the employment agreement) or the executive is terminated without cause or terminates for good reason (each as defined in the employment agreement) due to, and within six months prior to, a change of control, the executive would be entitled to receive a lump sum cash payment (in lieu of any other payments), within 30 days of termination, equal to 2.99 times of the executive's annual gross salary and bonus for the year in which the change of control occurs or the immediately preceding year, whichever is higher. The executive would be entitled to health, life insurance, long-term disability, dental and medical program benefits for him and his family for the greater of 12 months or the remainder of the term as if his employment had not been terminated.

12.   Deferred Financing Costs

        On March 31, 2000, the Company replaced a 1999 credit facility with a new $250.0 million senior secured credit facility (see Note 6). An amount of $1.7 million related to the extinguishment of the old facility was expensed as an extraordinary item during the year. Costs to secure the new facility of approximately $7.1 million are included in deferred financing and are amortized over the term of the facility.

        On April 11, 2000, the Company finalized the issuance of $300.0 million senior subordinated discount notes. An amount of $6.3 million was incurred on the issuance. Following the issuance, a 12%

senior subordinated note was prepaid and the unamortized financing cost of $0.3 million was expensed as an extraordinary item.

        In March 2001, the Company increased its senior secured credit facility from $250.0 million to $300.0 million (see Note 6). An amount of approximately $2.8 million was incurred in connection with the increase in the facility, and is being amortized over the term of the facility.

        In July 2002, the Company amended its senior secured credit facility to modify certain covenants. An amount of approximately $1.2 million was incurred in connection with the amendment, and is being amortized over the term of the facility.

        Amortization of deferred financing charges amounted to approximately $1.9 million, $1.5 million and $1.1 million for the years ended December 31, 2002, 2001 and 2000, respectively, and was included in interest expense.

        In connection with the issuance in an exchange offer of $48.2 million aggregate principal amount of new 14% senior discount notes due May 15, 2010 on February 26, 2003, Operating Company wrote off certain deferred financing costs associated with the issuance of $300.0 million aggregate principal amount of 14% senior subordinated discount notes in April 2000 and incurred costs which will reduce the gain resulting from the exchange offer. In addition, Operating Company incurred costs in connection with the concurrent consummation of the issuance of 14% Series B senior discount notes due 2008 (see Note 19).

13.   Related Party Transactions

        For the year ended December 31, 2000, certain shareholders of the Company provided services in connection with obtaining, negotiating and closing the preferred stock offering and $250.0 million senior secured credit facility. Fees incurred for those services amounted to $1.0 million.

        For the year ended December 31, 2000, the Company paid The Walter Group, Inc., a shareholder affiliated with a director, approximately $13,000 for consulting services.

        On September 24, 1999, the Company entered into an agreement with an affiliate of a shareholder, LCC International, Inc., which provided radio base station network design and optimization and site acquisition services to the Company in connection with the Company's network build-out. For the years ended December 31, 2001 and 2000, the Company incurred costs of approximately $13.2 million and $18.4 million, respectively, from LCC for network design and optimization and site acquisition expenses incurred during the periods.

        On October 28, 1999, the Company entered into an agreement with a shareholder, SpectraSite Communications Inc., that owns and operates communications towers. For the years ended December 31, 2001 and 2000, the Company incurred costs of approximately $16.1 million and $4.3 million, respectively, from SpectraSite for capital expenditures and lease expenses incurred during the periods. In addition, SpectraSite owed the Company approximately $1.2 million and $1.1 million as of December 31, 2001 and 2000, respectively. These amounts have subsequently been paid by SpectraSite.

        In July 2001, the Company's board of directors authorized a $300,000 payment to the former interim chief financial officer, who is a director and a shareholder, for his services in connection with the VIA Wireless acquisition and related matters, subject to the consummation of the VIA Wireless acquisition. Following the VIA Wireless acquisition in August 2001, the payment was made during the year ended December 31, 2001.

        Credit Suisse First Boston Corporation, a shareholder and holder of 86,163 warrants to purchase common stock, served as the Company's financial advisor in connection with the VIA Wireless acquisition. The Company paid CSFB approximately $2.8 million for the financial advisory services in the year ended December 31, 2001. In April 2000, the Company paid a commitment fee of approximately $0.5 million to an affiliate of CSFB in connection with the closing of the Company's offering of senior subordinated discount notes. CSFB also was an initial purchaser under the offering of the units of senior subordinated discount notes and warrants in April 2000, for which the Company paid CSFB approximately $4.5 million for performing these services. CSFB, through its predecessor, Donaldson, Lufkin & Jenrette Securities Corporation, was the lead manager of the Company's initial public offering and received underwriting compensation of approximately $6.6 million during the year ended December 31, 2000.

        Effective February 20, 2002, the board of directors approved an approximate $2.6 million short-term demand loan to the Company's chief executive officer. The loan was repaid in full on March 12, 2002 with accrued interest of approximately $7,000.

        On February 26, 2003, Operating Company consummated in a private placement a new financing of $12.8 million aggregate principal amount of Series B senior discount notes due 2008. Three directors of the Company or their affiliates participated in this transaction (see Note 19).

14.   Litigation

        UbiquiTel is not a party to any pending legal proceedings that management believes would, if adversely determined, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

15.   Wholly-Owned Operating Subsidiary

        On April 11, 2000, Operating Company issued 14% senior subordinated discount notes (the "Notes") with a maturity value of $300.0 million and warrants to purchase 3,579,000 shares of common stock of UbiquiTel at an exercise price of $11.37 per share under Section 4(2) of the Securities Act of 1933. In August 2000, the Notes and warrants were registered with the Securities and Exchange Commission. The Notes were issued at a discount and generated approximately $152.3 million in gross proceeds. The value assigned from the proceeds to the warrants was approximately $15.9 million. The proceeds have been used to fund capital expenditures relating to the network build-out and operating losses. The Notes have a ten-year maturity and will accrete in value until April 15, 2005 at an interest rate of 14%. Interest will become payable semiannually beginning on October 15, 2005. Up to 35% of the Notes may be redeemable on or prior to April 15, 2003 from net proceeds of one or more public equity offerings, other than UbiquiTel's IPO in June 2000. Any remaining Notes will be redeemable on or after April 15, 2005.

        The indenture governing the Notes contains customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, the acquisition and disposition of assets, and transactions with affiliates or related persons. The indenture governing the Notes provides for customary events of default, including cross defaults, judgment defaults and events of bankruptcy.

        UbiquiTel has fully and unconditionally guaranteed Operating Company's obligations under the Notes. UbiquiTel has no independent assets or operations separate from its investment in Operating Company.

        On February 26, 2003, Operating Company completed a private placement exchange of $48.2 million aggregate principal amount of its new 14% senior discount notes due May 15, 2010 and $9.6 million in cash for $192.7 million aggregate principal amount of its outstanding 14% senior subordinated discount notes due April 15, 2010. (see Note 19).

16.   Acquisition of VIA Wireless LLC and Spokane Market

        On February 22, 2001, UbiquiTel entered into a merger agreement for the acquisition of VIA Wireless, a privately-held Sprint PCS network partner. Upon the closing of the merger agreement, as amended and restated, on August 13, 2001, VIA Wireless became a wholly owned subsidiary of UbiquiTel through a series of mergers and related transactions. In the transaction, shareholders of the members of VIA Wireless and certain employees of VIA Wireless received in the aggregate 16,400,000 shares of UbiquiTel's common stock valued at approximately $122.0 million, and UbiquiTel assumed approximately $80.1 million of debt and incurred transaction costs of approximately $10.7 million. The total purchase price and transaction costs were approximately $212.8 million. On October 17, 2001, UbiquiTel sold the VIA Wireless California PCS licenses for $50.0 million in cash, resulting in net debt assumed in the acquisition of $30.1 million. VIA Wireless was the exclusive provider of Sprint PCS digital wireless services to the central valley of California. The acquisition has been accounted for as a purchase and accordingly the operating results of VIA Wireless and its subsidiary have been included in the statements of operations from the date of acquisition.

        UbiquiTel obtained an independent valuation of certain assets of VIA Wireless to allocate the purchase price. The result of the valuation was as follows (in thousands):

Net tangible assets	$68,480
Sprint PCS management agreement	79,121
Subscriber base acquired	13,950
California PCS licenses	50,000

$211,551

        A condensed unaudited balance sheet stating the assigned values for each major asset, liability and equity account of VIA Wireless as of the date of acquisition (August 13, 2001) was as follows (in thousands):

Assets:
Cash and cash equivalents	$1,734
Other current assets	7,180
Property, plant and equipment, net	68,480
Sprint PCS management agreement	79,121
Subscriber base	13,950
California PCS licenses	50,000
Other long-term assets	4,137
Goodwill	27,277

$251,879

Liabilities and unitholders' equity:
Accounts payable and accrued liabilities	$19,625
Current portion of long-term debt	1,224
Other current liabilities	971
Deferred tax liabilities	3,082
Long-term debt	94,623
Unitholders' equity	132,354

$251,879

        As a result of the acquisition, the Company recorded goodwill of $27.3 million. Goodwill was not amortized after the adoption of SFAS No. 142. The subscriber base acquired was initially being amortized over 36 months, which represented the estimated average life of a subscriber in that market. Effective April 1, 2002, however, the Company changed the amortization period to 20 months as a result of an updated estimate of average subscriber life resulting from higher customer turnover in this market. The Sprint PCS management agreement is being amortized over 18 years, which approximates the remaining life of the initial term of the Sprint PCS agreement covering the VIA Wireless service area.

        In January 2000, the Company signed an agreement to purchase from Sprint PCS the Spokane, Washington market's PCS networks and related assets and subscribers for approximately $35.5 million. The Company closed this transaction on April 15, 2000. The acquisition was accounted for under the purchase method of accounting. The operating results of the acquired business have been included in the statements of operations from the date of acquisition.

        The amount of the purchase price and its allocation were as follows (in thousands):

Net tangible assets	$18,892
Intangible assets—customer list	4,738
Goodwill	11,877

$35,507

        Through December 31, 2001, the resulting goodwill from the Spokane market acquisition was being amortized over 20 years, but effective January 1, 2002, goodwill is not being amortized due to the Company's adoption of SFAS No. 142.

        The acquisitions of VIA Wireless and the Spokane market have been accounted for as purchases and accordingly the results are included in the consolidated financial statements of the Company since their respective dates of acquisition. The following unaudited pro forma financial information assumes the acquisitions had occurred as of January 1, 2000:

	2001	2000
	(In Thousands, Except Per Share Data)
Total revenues	$125,323	$43,107
Net loss before extraordinary item and preferred stock dividends	(134,976)	(61,861)
Preferred stock dividends plus accretion	—	(14,601)
Net loss before extraordinary item	(134,976)	(76,462)
Extraordinary item—early extinguishment of debt	—	(4,218)
Net loss applicable to common stockholders	$(134,976)	$(80,680)
Net loss before extraordinary item and non-recurring items per common share, basic and diluted	$(1.91)	$(1.06)
Net loss per common share, basic and diluted	$(1.91)	$(1.12)

        The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it intended to project the Company's results of operations or financial position for any future period.

17.   Supplementary Financial Information

        UbiquiTel's selected quarterly financial results of operations (unaudited) for each quarter in the years ended December 31, 2002 and 2001 were as follows:

	Quarter Ended
	March 31,		June 30,		September 30,		December 31,
	As originally reported	As reclassified	As originally reported	As reclassified	As originally reported	As reclassified	As originally reported
	(In Thousands, Except Per Share Amounts)
2002
Total revenues	$45,603	$46,085	$53,319	$53,604	$60,471	$61,006	$60,110
Operating loss	(22,135)	(22,135)	(23,235)	(23,235)	(22,059)	(22,059)	(17,739)
Net loss	(29,745)	(29,745)	(31,073)	(31,073)	(30,482)	(30,482)	(26,086)
Basic and diluted earnings per share	$(0.37)	$(0.37)	$(0.38)	$(0.38)	$(0.38)	$(0.38)	$(0.32)
2001
Total revenues	$6,039		$11,075		$30,662		$45,797
Operating loss	(10,238)		(17,045)		(20,739)		(28,898)
Net loss	(14,064)		(24,090)		(29,568)		(39,933)
Basic and diluted earnings per share	$(0.22)		$(0.38)		$(0.40)		$(0.49)

        The sum of the quarterly per share amounts may not equal the annual per share amount due to relative changes in the weighted average number of shares used in the per share computation.

        Certain reclassifications have been made to the previously-issued 2002 quarterly amounts to conform to 2002 year end classifications. During the fourth quarter of 2002, the Company increased total revenues and cost of products sold to recognize equipment revenue and the related cost of products sold on handsets and accessories sold to local indirect agents.

        During the quarter ended September 30, 2001, the Company consummated its acquisition of VIA Wireless (see Note 16).

18.   Restatement of Financial Statements

        On July 10, 2001, the Company revised its consolidated financial statements for the year ended December 31, 2000 to increase the preferred stock dividends plus accretion by $4,220,246. This correction of an error had no impact on the Company's assets or total stockholders' equity and it resulted in a corresponding decrease and increase to additional paid-in-capital and accumulated deficit, respectively. The change had no impact on loss before extraordinary item and preferred stock dividends and increased the loss before extraordinary item, net of income taxes and net loss by $4,220,246. The change increased the net loss per share and the net loss before extraordinary item per share for the year ended December 31, 2000 by $0.08 per share. The change had no impact on the Company's cash flows. The $8,766,000 originally recorded as a beneficial conversion in the consolidated financial statements for the year ended December 31, 2000 incorrectly assumed an $8.00 market value per share. The revision assumes a $9.00 market value per share of common stock.

19.   Subsequent Events

        On February 26, 2003, Operating Company consummated its private placement exchange of $48.2 million aggregate principal amount of its new 14% senior discount notes due May 15, 2010 ("New Notes") and $9.6 million in cash for $192.7 million aggregate principal amount of its outstanding

14% senior subordinated discount notes due April 15, 2010 ("Existing Notes"). Additionally, Operating Company consummated a related new financing, in a private placement offering, of $12.8 million aggregate principal amount of Series B senior discount notes due 2008 ("Series B Notes") in which Operating Company received cash proceeds of $9.6 million to fund the cash portion of the exchange. Under the new financing, the Company issued detachable warrants to purchase approximately 9.6 million shares of its common stock at an exercise price of $0.01 per share. The Company wrote off approximately $2.9 million in deferred financing fees related to the original issuance of the Existing Notes and the Company incurred fees and expenses of approximately $3.8 million in connection with the issuance of the New Notes, which will reduce the gain resulting from the exchange offer, and the Company incurred approximately $0.4 million in connection with the issuance of the Series B Notes.

        Three directors of the Company or their affiliates participated in the private placement offering for consideration of approximately $3.3 million, and were issued approximately $4.4 million aggregate principal amount of Series B Notes and approximately $3.3 million detachable warrants. The warrants received by the directors are not exercisable and will not become exercisable at the exercise price of $0.01 per share unless the Company obtains shareholder approval of the issuance of the shares issuable upon exercise of the warrants in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A) on or before September 30, 2003. If such shareholder approval is not obtained on or before September 30, 2003, the warrants will become exercisable as of September 30, 2003 at an exercise price of $0.29 per share, which was equal to the fair market value of the common stock on the date that the purchase agreement was entered into, rather than $0.01 per share, and the interest rate on the Series B Notes held by the directors will be increased to 15% from 14% as of September 30, 2003.

        As a condition to these transactions, the Company's senior lenders required the Company to prepay $15.0 million of its outstanding term loans under its senior secured credit facility, thereby reducing the outstanding term loans under the senior secured credit facility to $230.0 million. In addition, the $55.0 million unused revolving line of credit was permanently reduced by $5.0 million to $50.0 million.

        The Company has followed the provisions of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS No. 15"), and EITF Issue No. 02-04, "Determining Whether a Debtor's Modification or Exchange of Debt Instruments Is Within the Scope of FASB Statement 15," in recording these transactions. These provisions require that the carrying value of the New Notes be recorded at the total future cash payments (principal and interest) specified by the New Notes; therefore, the New Notes will be classified on our balance sheet as long-term liabilities and were valued at $81.9 million as of February 26, 2003. As a result, no interest expense related to the New Notes will be recognized in future periods. The following table presents the aggregate gain recognized in the transactions:

As of February 26, 2003
(In Thousands, Except Per Share Data)
Principal amount of senior subordinated discount notes	$192,720
Unamortized discount on senior subordinated discount notes	(48,214)
Unamortized discount on detachable warrants	(7,306)
Unamortized deferred financing costs	(2,859)

Carrying value of debt exchanged	134,341
Maximum future cash principal payments for senior discount notes	(48,180)
Maximum future cash interest payments for senior discount notes	(33,726)
Cash payments for amount of debt exchanged	(9,636)
Direct expenses of exchange transaction	(3,781)

Aggregate gain from exchange transaction	$39,018

Aggregate gain per share	$0.48

        No related income tax effect is reflected on the gain from the exchange, as the Company expects to utilize a portion of its net operating loss carryforwards to offset any resulting taxable income. Prior to the exchange, the net operating loss carryforwards expected to be utilized had a corresponding valuation allowance applied to reduce their carrying value to zero.

        The following table sets forth our consolidated indebtedness as of February 26, 2003 to give effect to the New Notes and the Series B Notes:

(In Thousands)
Long-term debt:
Senior secured credit facility	$230,000
Capital lease obligations	468
Building mortgage and other long-term debt	3,616

Total secured debt	234,084
New Notes	48,180
Less: unamortized original issue discount	(12,045)
Series B Notes	12,848
Less: unamortized original issue discount	(3,212)
Less: detachable warrants	(3,833)
Existing Notes	107,280
Less: unamortized original issue discount	(26,839)
Less: detachable warrants	(4,067)

Subtotal	352,396
Future cash flows associated with New Notes for interest and other	45,771

Total long-term debt	398,167
Less: current maturities	626

Total long-term debt, excluding current maturities	$397,541

        Following the exchange, the Company will have no interest expense with respect to the New Notes due to the accounting treatment of the New Notes under the provisions of SFAS No. 15. As a result of these transactions, the Company will reduce overall debt by approximately $146.7 million aggregate principal amount ($113.8 million aggregate accreted value) and cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million beginning in 2006, providing cumulative savings of approximately $243.0 million.

UBIQUITEL OPERATING COMPANY

$38,180,000

OFFER TO EXCHANGE

Outstanding

14% Senior Discount Notes
due 2010

for

Registered
14% Senior Discount Notes
due 2010

PROSPECTUS

                             , 2003

        We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful.

[ALTERNATE PAGE FOR AFFILIATE SELLING NOTEHOLDERS' PROSPECTUS]
SUBJECT TO COMPLETION, DATED JUNE 24, 2003

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$10,000,000

UBIQUITEL OPERATING COMPANY

14% Senior Discount Notes due 2010

        The affiliate selling noteholders, who are affiliates of us, are offering to sell for their own account under this prospectus up to $10,000,000 aggregate principal amount of our outstanding 14% senior discount notes due 2010. The affiliate selling noteholders acquired the notes from us on February 26, 2003 by participating in a private placement exchange, pursuant to which we exchanged $48,180,000 aggregate principal amount of our new 14% senior discount notes due 2010 for $192,720,000 aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010. As of the date of this prospectus, there is outstanding $48,180,000 aggregate principal amount of our 14% senior discount notes due 2010.

        As a condition to the sale of the 14% senior discount notes in the debt-for-debt private exchange on February 26, 2003, we agreed to file a shelf registration statement of which this prospectus forms a part covering resales of 14% senior discount notes held by the affiliate selling noteholders and any other holder who is not eligible to participate in our registered exchange offer for which a registration statement has been filed with the Securities and Exchange Commission. In the registered exchange offer, all of our 14% senior discount notes held by persons eligible to participate will be exchangeable for up to a like principal amount of registered 14% senior discount notes. The 14% senior discount notes covered by this prospectus and the registered 14% senior discount notes relating to the exchange offer are identical in all respects and will be treated as a single class of debt securities under the indenture for such notes dated as of February 26, 2003 among us, the guarantors named therein and The Bank of New York, as trustee.

        The affiliate selling noteholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the 14% senior discount notes from time to time through public or private transactions, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or to or through agents, broker-dealers or underwriters.

        No public market currently exists for the 14% senior discount notes. We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

        You should carefully consider the risk factors beginning on page     of this prospectus before buying any of the notes offered in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003

[ALTERNATE PAGE FOR AFFILIATE SELLING NOTEHOLDERS' PROSPECTUS]

Page
Disclosure Regarding Forward-Looking Statements
Prospectus Summary
Risk Factors
Use of Proceeds
Capitalization
Selected Historical Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Sprint PCS Agreements
Description of Our Other Indebtedness
Management
Principal Stockholders
Certain Transactions
Description of Capital Stock
Affiliate Selling Noteholders
Description of the Registered Notes
Certain U.S. Federal Tax Considerations
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Index to Consolidated Financial Statements

[ALTERNATE PAGE FOR AFFILIATE SELLING NOTEHOLDERS' PROSPECTUS]

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. We urge you to read and review the entire prospectus before deciding to purchase any of the offered notes.

        In this prospectus, unless the context indicates otherwise, references to "UbiquiTel," "we," "us," "our" and "ours" mean UbiquiTel Operating Company and its consolidated subsidiaries. Our corporate parent is UbiquiTel Inc., which we refer to as UbiquiTel Parent. UbiquiTel Parent has no operations separate from its investment in us and has provided a full, unconditional, joint and several guaranty of our obligations under the notes. Accordingly, all of the financial information included in this prospectus is presented on a consolidated basis.

Who We Are

Overview

        We, through a management agreement between us and Sprint PCS, are the exclusive provider of Sprint PCS digital wireless personal communications services, or "PCS," to markets in the western and midwestern United States which include a total population of approximately 11.1 million residents. Sprint PCS has PCS licenses to cover more than 280 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. We do not own any PCS licenses in our markets or elsewhere, so generally we can only operate our business so long as we remain a PCS affiliate of Sprint and Sprint PCS and related entities continue to own the PCS licenses in our markets. Sprint PCS directly operates its PCS network in major metropolitan markets throughout the United States. Sprint PCS also has entered into independent management agreements with various PCS affiliates of Sprint, such as us, under which the PCS affiliates of Sprint have agreed to construct and manage the PCS networks under the Sprint PCS brand name in midsize and smaller markets. Sprint PCS is not obligated to provide us with any support in connection with our business or otherwise, other than performing its contractual obligations under the management agreement and other related agreements between us.

        Sprint PCS, a wholly-owned subsidiary of Sprint Corp., a diversified telecommunications service provider, operates the largest 100% digital, 100% PCS wireless network in the United States with licenses to provide service nationwide, using code division multiple access, or "CDMA," technology.

        From our inception on September 29, 1999 through March 31, 2003, we have incurred net losses of approximately $257.5 million. We had previously projected to generate positive cash flow from operations less capital expenditures in 2004. However, due to a number of factors, including very aggressive price competition, general economic uncertainty, higher costs for new subscriber additions than we anticipated, lower new subscriber additions than we anticipated, continuing higher rates of customer turnover than we anticipated, the recent change to the reciprocal travel rate with Sprint PCS that took effect on January 1, 2003, and potential changes to the roaming rates, we may generate positive cash flow from operations less capital expenditures a year or two later. However, our projections are subject to numerous further risks and uncertainties that are described under "Risk Factors."

        We will have to dedicate a substantial portion of any future cash flow from operations to make interest and principal payments on our debt and fund capital expenditures, which will reduce funds available for other purposes. Our operating profitability will depend on many factors, including, among others, our relationship with Sprint PCS and our ability to market Sprint PCS services, achieve projected market penetration and manage customer turnover rates.

2

Recent Developments

        On February 26, 2003, we consummated three transactions that have reduced our total debt by approximately $146.7 million and cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million annually beginning in 2006, providing cumulative cash savings of approximately $243.0 million. We completed a private placement exchange offer of $48,180,000 million aggregate principal amount of our outstanding notes, $10,000,000 of which are being offered for resale by the holders under this prospectus, and $9,600,000 in cash for $192,720,000 aggregate principal amount of our outstanding 14% senior subordinated discount notes due 2010, and we also completed in a private placement a related new financing of $12.8 million aggregate principal amount of our Series B senior discount notes due 2008 in which we received cash proceeds of $9.6 million to fund the cash portion of the exchange. We issued detachable warrants with the Series B senior discount notes to purchase up to approximately 9.6 million shares of UbiquiTel Parent common stock at an exercise price of $0.01 per share. In connection with the exchange, UbiquiTel Parent and the lenders under our senior secured credit facility amended the credit facility to gain the lenders' consent to the exchange offer, which terms included a $15.0 million partial prepayment against our outstanding $245.0 million principal balance of term loans and the reduction of the unused $55.0 million revolving line of credit to $50.0 million as of February 26, 2003. In a series of separate transactions subsequent to March 31, 2003, we received cash proceeds of $0.7 million, which were used by us to fund open market purchases of $5.0 million aggregate principal amount of 14% senior subordinated discount notes due 2010, and issued approximately $0.9 million aggregate principal amount of additional Series B senior discount notes. Under these private placement sales, UbiquiTel Parent issued detachable warrants to purchase up to approximately 0.7 million shares of its common stock at an exercise price of $0.01 per share.

        UbiquiTel Operating Company was organized on November 9, 1999 as a limited liability company under the laws of Delaware and converted into a corporation under the laws of Delaware on March 16, 2000. UbiquiTel Parent was incorporated on September 29, 1999 under the laws of Delaware. Our principal corporate offices are located at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428 and our telephone number is (610) 832-3300. UbiquiTel Parent's common stock trades on the Nasdaq SmallCap Market under the symbol "UPCS."

3

Terms of the Notes

        The terms "registered notes" or "notes" refers to up to $10,000,000 aggregate principal amount of our outstanding 14% senior discount notes due 2010 being offered for resale by the affiliate selling noteholders under this prospectus. The term "indenture" refers to the indenture that applies to the registered notes and the other 14% senior discount notes issued thereunder.

Issuer	UbiquiTel Operating Company.
Registered Notes Offered	$10,000,000 aggregate principal amount of registered 14% senior discount notes due 2010.
Maturity Date	May 15, 2010.
Interest and Accretion
The notes accrete in value at a rate of 14% per annum until April 15, 2005, compounded semi-annually. At that time, interest will begin to accrue and will be payable in cash semi-annually on April 15 and October 15 of each year, commencing on October 15, 2005.
Guarantees
Our obligations under the notes are fully and unconditionally guaranteed by UbiquiTel Parent and will be fully and unconditionally guaranteed by all of UbiquiTel Operating Company's future restricted subsidiaries, if any.
Ranking	The notes are senior unsecured obligations and rank:
• senior in right of payment to our outstanding 14% senior subordinated discount notes due 2010 and any other future subordinated debt;
• equal in right of payment to all of our and our guarantors' future senior unsecured indebtedness; and
•
effectively subordinated to our secured debt, as to the collateral securing that debt. As of March 31, 2003, there was approximately $234.0 million of secured debt, secured by substantially all of our assets.
The guarantees of the registered notes rank:
• senior in right of payment to the subordinated indebtedness of the guarantors, including the guarantees of our outstanding 14% senior subordinated discount notes due 2010;
• equal in right of payment with any future senior unsecured indebtedness of the guarantors; and
•
effectively subordinated to the guarantors' secured debt, as to the collateral securing that debt. As of March 31, 2003, there was approximately $234.0 million of secured debt, secured by substantially all of our assets.
Restrictive Covenants and Events of Default	For a summary of the terms of the notes, see generally "Description of Notes."

Risk Factors

        We urge you to read carefully the risk factors beginning on page    for a discussion of factors you should consider before deciding to purchase any of the offered notes.

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RISK FACTORS

        You should carefully consider the following risk factors in addition to the other information contained in this prospectus before deciding to buy any of the offered notes. The cautionary statements set forth below and elsewhere in this prospectus should be read in conjunction with accompanying forward-looking statements included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein.

Risks Relating To The Notes

        The notes are unsecured and are effectively subordinate to all of our existing secured obligations to the extent of the collateral securing such obligations

        The notes are unsecured and will be effectively subordinate to all of our existing and future secured obligations to the extent of the collateral securing such obligations. Our senior secured credit facility is secured by liens on substantially all of our assets and those of our existing and future restricted subsidiaries. As of March 31, 2003, we had approximately $234.0 million of secured indebtedness, $230.0 million of which has been incurred under our senior secured credit facility. If we were to default on our senior secured debt, the lenders could foreclose on the collateral regardless of any default with respect to the notes. Our senior lenders will be entitled to receive payment of all amounts due to them before the owners of the notes upon any sale, payment or distribution of our assets constituting collateral or liquidation or insolvency or reorganization proceedings. Our agreements with Sprint PCS and the infrastructure equipment used in our network create the bulk of the value of our assets. Our assets are highly specialized, and taken individually, have limited marketability, particularly as a result of some provisions in our agreement with Sprint PCS. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lenders may not realize enough money to satisfy all senior secured debt, and our other creditors, like you, may not be able to realize any value with respect to our senior unsecured debt. As a result, there may be virtually no assets remaining to satisfy new notes in a bankruptcy.

        The guarantee by UbiquiTel Parent may have limited practical value for the holders of our notes

        UbiquiTel Parent has unconditionally guaranteed, on a senior unsecured basis, all payments of principal, premium, if any, and liquidated damages, if any, on the notes. However, UbiquiTel Parent is a holding company holding stock of its subsidiaries, which together with substantially all of the assets of its subsidiaries is pledged to the senior secured lenders. Therefore, if we should be unable to meet our payment obligations with respect to the notes, it is unlikely that UbiquiTel Parent would be able to do so either. UbiquiTel Parent has no operations separate from its investment in us.

        The guarantees of the notes could be held to be unenforceable or enforceable only to a limited extent under applicable federal and state laws

        Under applicable provisions of the federal Bankruptcy Code or comparable provisions of state fraudulent transfer laws, guarantees or other debt obligations of a guarantor or debtor could be voided, or claims in respect of guarantees or debt obligations could be subordinated to all other debts of that guarantor or debtor if, among other things, the guarantor or debtor, at the time it incurred the indebtedness evidenced by its guarantees or debt obligations, incurred the indebtedness with the intent to hinder, delay or defraud creditors or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantees or debt, and:

  •
  was insolvent;

5

  •
  was rendered insolvent by reason of the incurrence;

  •
  was engaged in a business or transaction for which the guarantor's or debtor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed it would incur, debts beyond its ability to pay as they mature.

        In this event, any payment by a guarantor or debtor in connection with the guarantees or debt obligations could be voided and required to be returned to the guarantor or debtor or to a fund for the benefit of the other creditors of that guarantor or debtor.

        In the case of the guarantees of the notes, the guarantors are not receiving any direct value or consideration.

        The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor or debtor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they came due.

        The notes may not have an active trading market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all

        We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time if at all or that the prices that you receive when you sell will be favorable. Prior to this offering, there has been no public market for the notes. We do not intend to apply (and are not obligated to apply) for listing of the notes on any securities exchange or any automated quotation system. Therefore, we cannot assure you as to the liquidity of any trading market for the notes. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

        We previously used Arthur Andersen LLP as our independent public accountants

        The audited consolidated balance sheet of UbiquiTel Parent and its subsidiaries as of December 31, 2001 and the consolidated statements of operations, stockholders' equity and cash flows of UbiquiTel Parent and its subsidiaries for the years ended December 31, 2001 and 2000 included in this prospectus were audited by Arthur Andersen LLP, independent public accountants, then as stated in their report thereon dated as of February 15, 2002, which is included herein. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corporation. On May 15, 2002, upon the recommendation of the audit committee of UbiquiTel Parent's board of directors, UbiquiTel Parent's board of directors approved the dismissal of Arthur Andersen as our independent public accountants and the appointment of PricewaterhouseCoopers LLP to serve as our independent public accountants for the fiscal year ending December 31, 2002. The audit committee of UbiquiTel Parent's board of directors has reappointed PricewaterhouseCoopers LLP to serve as our independent public accountants for 2003.

        Arthur Andersen was convicted on federal obstruction of justice charges on June 15, 2002, ceased practicing before the Securities and Exchange Commission (the "SEC") on August 31, 2002, and was sentenced to five years probation on October 16, 2002. Arthur Andersen has not consented to the

6

inclusion of their audit report dated as of February 15, 2002 in this prospectus. As a result, you may not be able to recover any amount from Arthur Andersen in connection with any claim that may arise out of Arthur Andersen's audit of the financial statements described above.

        In addition, because Arthur Andersen has ceased to practice before the SEC, it is not able to provide the updated consent which we would normally be required to file with the SEC as an exhibit to the registration statement of which this prospectus is a part. See "Experts." Arthur Andersen's failure to deliver a currently dated written consent will limit your ability to sue Arthur Andersen under Section 11 of the Securities Act for any material misstatements or omissions in the registration statement, including any material misstatements or omissions in the 2001 and 2000 financial statements covered by their report.

        If the notes are deemed to have been issued with original issue discount and your purchase price for a note is less than the stated principal amount, you will be required to include in your ordinary income for federal income tax purposes each year you hold a note the portion of the original issue discount that accrues under a constant interest method while you hold the note during the taxable year

        It is possible the notes were issued with original issue discount. If they were, and if your purchase price for a note is less than the stated principal amount of the note, you will be required to include in your ordinary income for federal income tax purposes each year you hold a note the portion of the original issue discount that accrues under a constant interest method while you hold the note during the taxable year. If your purchase price for a note exceeds the issue price of the note plus the amount of original issue discount that has accrued from the issue date of the note through the date you purchase the note, the amount of original issue discount you would include in income each year would be reduced by a portion of that excess. The original issue discount will be includible in income even though you do not receive any cash corresponding to that income, whereas if the notes were not issued with original issue discount but were subject solely to the rules applicable to market discount, you generally would not be required to include accrued discount in ordinary income until you receive a payment on the note, including a payment of stated interest, or receive proceeds from a disposition of the note at a gain. If the notes were issued with original issue discount, it is possible the issue price of the notes would be equal to approximately 24% to 30% of the principal amount of the notes. It is unclear whether the notes were issued with original issue discount and, if they were, precisely what the issue price of the notes would be. We intend to take the position that the notes were not issued with original issue discount and that accordingly the issue price of the notes is equal to their stated principal amount. No assurance can be provided that the Internal Revenue Service will not challenge that position or successfully maintain that the notes were issued with original issue discount.

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USE OF PROCEEDS

        We will not receive any proceeds from the sale of the affiliate selling noteholders' notes.

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AFFILIATE SELLING NOTEHOLDERS

        This prospectus covers the resale of our 14% senior discount notes due 2010 held by the affiliate selling noteholders named below in the table. The following table provides information regarding the total ownership of the notes by the affiliate selling noteholders as of the date of this prospectus and as adjusted to reflect the sale of all of the notes. Our registration of their notes does not necessarily mean that the affiliate selling noteholders will sell all of them. Except as described in the table below, none of the affiliate selling noteholders have had any position, office or other material relationship with us within the past three years. As a condition to the sale of the 14% senior discount notes in the debt-for-debt private exchange on February 26, 2003, we entered into a registration rights agreement whereby we agreed to file a shelf registration statement of which this prospectus forms a part covering resales of 14% senior discount notes held by the affiliate selling noteholders and any other holder who is not eligible to participate in our registered exchange offer for which a registration statement has been filed with the Securities and Exchange Commission. Under the registration rights agreement, we also agreed to pay substantially all of the expenses incidental to the registration of the notes, including all costs incidental to the offering and sale of the notes by the affiliate selling noteholders to the public other than any brokerage fees, selling commissions or underwriting discounts. We further agreed to keep the registration statement of which this prospectus is a part effective until the earlier of February 26, 2005 or such time as all of these affiliate selling noteholders have completed the sale or distribution of their notes. If the registration statement of which this prospectus forms a part ceases to be effective or usable (subject to certain exceptions) in connection with resales of the notes in accordance with and during the periods specified in the registration rights agreement without being succeeded within five business days by any additional registration statement or post-effective amendment covering the notes which has been filed and declared effective within seven business days after such filing then additional interest will accrue on the principal amount of the notes from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period until all such registration defaults have been cured, but in no event will such rate exceed 0.50%. As of the date of this prospectus, there were outstanding $48,180,000 aggregate principal amount of our 14% senior discount notes.

	Principal Amount of Notes Held Prior to the Offering			Note Ownership After the Offering
Name			Principal Amount of Notes Offered(1)
	Amount	Percentage		Amount	Percentage
Bruce E. Toll(1)	$3,750,000	7.7%	$3,750,000	—	—
BRU Holding Co., LLC(2)	$4,000,000	8.3%	$4,000,000	—	—
Lancaster Investment Partners, L.P.(3)	$1,250,000	2.6%	$1,250,000	—	—
CBT Wireless Investments, L.L.C.(4)	$750,000	1.6%	$750,000	—	—
Chardonnay Partners, L.P.(5)	$250,000	*	$250,000	—	—

*
Less than 1%.

(1)
Mr. Bruce E. Toll is a director of UbiquiTel Parent and owns through his affiliate BRU Holding Co., LLC more than 5% of the outstanding common stock of UbiquiTel Parent. The address of Mr. Toll is 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(2)
BRU Holding Co., LLC is a Delaware limited liability company and controlled by Mr. Bruce E. Toll, a director of UbiquiTel Parent and an owner of more than 5% of its outstanding common

9

  stock. Mr. Toll is the sole member of BRU Holding Co., LLC and has investment power over the notes. The address of BRU Holding Co., LLC is 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(3)
Lancaster Investment Partners, L.P. is a Pennsylvania limited partnership. Robert A. Berlacher, one of UbiquiTel Parent's directors, is President of LIP Advisors, Inc., the general partner of Lancaster Investment Partners, L.P., and has investment power over the notes. The address of Lancaster Investment Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406.

(4)
CBT Wireless Investments, L.L.C. is a Washington limited liability company and controlled by Mr. Peter Lucas, a director of UbiquiTel Parent. Mr. Lucas serves as the general manager of CBT Wireless Investments, L.L.C. and has investment power over the notes. Mr. Lucas served as the Interim Chief Financial Officer of UbiquiTel Parent from its inception until July 2001, except for a two-month period during late 2000. The address of CBT Wireless Investments, L.L.C. is 1733 H Street, #330-141, Blaine, Washington 98230.

(5)
Chardonnay Partners, L.P. is a Pennsylvania limited partnership. Robert A. Berlacher, one of UbiquiTel Parent's directors, is the controlling member of RAB Investment Company, LLC, the general partner of Chardonnay Partners, L.P., and has investment power over the notes. The address of Chardonnay Partners, L.P. is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406.

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DESCRIPTION OF THE REGISTERED NOTES

        We issued the registered notes under the indenture dated as of February 26, 2003 among us, the guarantor named therein, and The Bank of New York, as trustee.

        You can find the definitions of many of the terms used in this description under the section "—Certain Definitions." In this description, the words "we", "our" or "us" refer only to UbiquiTel Operating Company and not to any of its subsidiaries.

        All of our 14% senior discount notes issued under the indenture, including the registered notes offered under this prospectus and the registered notes issuable in the exchange offer, will be treated as a single class of debt securities under the indenture. All of our 14% senior discount notes issued under the indenture are collectively referred to as the "notes" in this summary description. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture will be qualified as an indenture under the Trust Indenture Act.

        The following is not a complete description of the notes or the indenture, and is qualified in its entirety by reference to all of the provisions of the notes and the indenture. We urge you to read the indenture because it defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

Principal, Maturity and Interest

        We issued $48,180,000 aggregate principal amount of the notes in denominations and integral multiples of $1,000, maturing on May 15, 2010. The notes will mature on May 15, 2010.

        The outstanding notes were issued at a discount and did not generate gross proceeds to us but will result in a reduction of our outstanding debt of approximately $146.7 million aggregate principal amount ($113.8 million aggregate accreted value) and will reduce cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million beginning in 2006, providing cumulative savings of approximately $243.0 million.

        The notes will accrete in value until April 15, 2005 at a rate of 14%, compounded semi-annually. Cash interest on the notes will become payable on April 15, 2005. Beginning on that date, interest will accrue at a rate of 14% per annum, payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2005, to the persons in whose names the notes are registered at the close of business on the preceding April 1 or October 1, respectively. Interest will be computed on a basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a registered holder of notes has given wire transfer instructions to us, we will make all principal and interest payments on the notes in accordance with those instructions. We will make all other payments on the notes at the office or agency of the paying agent and registrar within the City and State of New York unless we decide to pay interest by mailing checks to the registered holders.

Paying Agent and Registrar for the Notes

        We must appoint a paying agent to which the notes may be presented for payment, and a registrar where notes may be presented for transfer or exchange. The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or any of our subsidiaries may act as paying agent or registrar.

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CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a note. This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not address every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

  •
  a bank, a broker-dealer or a person who does not hold the note as a capital asset;

  •
  an insurance company;

  •
  a pension or other employee benefit plan;

  •
  a tax exempt organization or entity;

  •
  a U.S. expatriate or a former long-term resident of the United States;

  •
  a partnership or other pass-through entity;

  •
  a trader in securities that elects market-to-market accounting treatment;

  •
  a person holding a note as part of a hedging or conversion transaction or a straddle;

  •
  a hybrid entity or an owner of interests therein; or

  •
  a holder whose functional currency for the qualified business unit that holds the note is not the U.S. dollar.

        In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a note and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. We urge you to consult your tax adviser with respect to the U.S. federal income and estate tax considerations relevant to acquiring, holding and disposing of a note as well as any tax considerations applicable under the laws of any foreign, state, local or other taxing jurisdiction.

U.S. Holders

        If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" should apply to you. You are a U.S. Holder if you are the beneficial owner of a note and you are:

  •
  a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of Section 7701(b) of the Code;

  •
  a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

12

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

        Original Issue Discount.    Because there will not be any payment of interest on the notes until October 15, 2005, the notes were issued with original issue discount, referred to as "OID," in an amount equal to the excess, if any, of the "stated redemption price at maturity" over the "issue price" of the notes. The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on the debt instrument other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. Because no interest is to be paid on the notes before October 15, 2005, none of the interest to be paid on the notes is qualified stated interest. Accordingly, all payments on the notes, both principal and interest, are treated as part of the stated redemption price at maturity of the notes.

        The notes were issued on February 26, 2003. The notes were issued in exchange for a portion of an issue of outstanding notes we had issued previously. A significant portion of those outstanding notes remains outstanding. The issue price of the notes should be equal to the fair market value of the notes on the date they were issued if the notes were trading on an "established market" (generally meaning that the notes were listed on a major securities exchange, appeared on a quotation medium of general circulation or otherwise were readily quotable by dealers, brokers or traders) during the 60-day period ending 30 days after the date of issuance of the notes ("publicly traded"). Alternatively, the issue price of the notes should be equal to the fair market value of the outstanding notes on the date the notes were issued if the outstanding notes were publicly traded. If neither the outstanding notes nor the notes were "publicly traded", the initial issue price of the notes should be equal to the stated principal amount of the notes. The notes were issued on February 26, 2003. The notes were issued in exchange for a portion of an issue of outstanding notes we had issued previously. A significant portion of those outstanding notes remains outstanding. The issue price of the notes should be equal to the fair market value of the notes on the date they were issued if the notes were "traded on an established market" (generally meaning that the notes were listed on a major securities exchange, appeared on a quotation medium of general circulation or otherwise were readily quotable by dealers, brokers or traders) during the 60-day period ending 30 days after the date of issuance of the notes ("publicly traded"). Alternatively, if the notes were not "publicly traded", the issue price of the notes should be equal to the fair market value of the outstanding notes on the date the notes were issued if the outstanding notes were "publicly traded". If neither the notes nor the outstanding notes was "publicly traded", the initial issue price of the notes should be equal to the stated principal amount of the notes. The notes were not "publicly traded". The outstanding notes were traded on an automated quotation system, and during the 60-day period ending 30 days after the date of issuance of the notes a portion of the outstanding notes was traded. If those trades were sufficient to cause the notes to be treated as "publicly traded," it is possible the issue price of the notes would be equal to 10% or less of the principal amount of the notes. It is unclear whether the outstanding notes qualified as "publicly traded" and, if they were, precisely what the issue price of the notes would be. We intend to take the position that the outstanding notes were not "publicly traded" and that accordingly the issue price of the notes is equal to their stated principal amount. No assurance can be provided that the Internal Revenue Service will not challenge that position or successfully maintain that the notes were issued with original issue discount.

        Even if the issue price of the notes is equal to the stated principal amount of the notes, the notes will be subject to the rules on OID, as described above, because none of the interest on the notes is "qualified stated interest." Under the rules on OID, a U.S. Holder of a note, in general, must include in income OID calculated on a constant yield accrual method prescribed by Treasury regulations in advance of the receipt of some or all of the related cash payments. The amount of OID included in

13

income by an initial U.S. Holder of a note is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds that note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for the notes may be of any length selected by the U.S. Holder and may vary in length over the term of the notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to:

  •
  the product of the adjusted issue price of the notes at the beginning of the accrual period and the yield to maturity of the notes (determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period) over

  •
  the qualified stated interest allocable to the accrual period (which, in the case of the notes, will be zero).

        OID allocable to the final accrual period is the difference between the amount payable at maturity of the note and the "adjusted issue price" of the notes at the beginning of the final accrual period. Special rules apply in calculating OID for an initial short accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period for the note and reduced by any payments made on the note on or before the first day of the accrual period.

        Interest payments on a note will not be includible in gross income by a U.S. Holder but instead will constitute a nontaxable reduction in the adjusted tax basis of the holder in the note, as described below under "—U.S. Holders; Sale, Exchange or Retirement of Notes."

        Discount and Premium.    The tax basis of a U.S. Holder in a note initially will be equal to the U.S. Holder's cost for the note. If a U.S. Holder's initial tax basis in a note is less than the revised issue price of the note, which is the initial issue price of the note increased by all OID previously includible in income by prior holders of the note through the date of acquisition of the note by the U.S. Holder, that difference will be market discount, subject to a de minimis exception. Market discount is de minimis, and thus treated as zero, if the market discount is less than one quarter of one percent of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity after the U.S. Holder acquired the note. In the case of a note having market discount, a U.S. Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, that note as ordinary income to the extent of the market discount accrued during a U.S. Holder's holding period for the note. However, a U.S. Holder of a note with market discount may elect to include the market discount in income currently over the life of the note. That election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant yield to maturity basis. Such an election shall apply only to the note with respect to which it is made and is irrevocable. A U.S. Holder of a note with market discount who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to the note in an amount not exceeding the accrued market discount on the note until the maturity or disposition of that note.

        Any U.S. Holder also may elect to include in gross income all interest that accrues on a note using the constant yield method described above, with modifications described below. For purposes of this election, interest includes stated interest, original issue discount, de minimis original issue discount, market discount, acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. In applying the constant yield method to a

14

note with respect to which this election is made, the issue price of the note will equal the electing U.S. Holder's tax basis in the note immediately after the date of its acquisition, the issue date of the note will be the date of its acquisition by the electing U.S. Holder, and no payments on the note will be treated as payments of qualified stated interest. This election generally will apply only to the note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. A U.S. Holder may make this election for a note with market discount only if the holder is eligible to elect to include market discount in income currently. If a U.S. Holder makes this election for a note with market discount, the holder is treated as making both the election to accrue market discount on the constant yield to maturity basis and the election to include market discount in income currently over the life of all debt instruments held or thereafter acquired by that U.S. Holder.

        If a U.S. Holder's tax basis in a note is greater than the revised issue price of the note but less than its stated redemption price at maturity, that is, the note has "acquisition premium," and the U.S. Holder does not make the election described above to treat all interest as original issue discount, that U.S. Holder is permitted to reduce the daily portions of original issue discount on the note by a fraction, the numerator of which is the excess of the U.S. Holder's tax basis in the note over the revised issue price of the note, and the denominator of which is the excess of the sum of all amounts payable on the note over the revised issue price of the note. Alternatively, a U.S. Holder may elect to compute original issue discount accruals under the general rule described in the third paragraph under "—Original Issue Discount" but by treating the U.S. Holder's original tax basis in a note as the issue price of the note. If a U.S. Holder makes the election described in the preceding paragraph to treat all interest as original issue discount on a note with acquisition premium, the electing U.S. Holder will be deemed to have elected to apply acquisition premium against original issue discount with respect to all debt instruments with acquisition premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to acquisition premium may not be revoked without the consent of the Internal Revenue Service.

        Applicable High yield Discount Obligations.    The notes will be treated as "applicable high yield discount obligations" for federal income tax purposes if:

  •
  the yield to maturity of the notes, computed as of the issue date of the notes, equals or exceeds the sum of (i) the "applicable federal rate" in effect for the month in which the notes were issued and (ii) 5%, and

  •
  the notes bore "significant OID."

        In general, OID on a note will be significant if the aggregate amount includible in gross income on the note before the close of any accrual period ending more than five years after the issue date of the note exceeds the sum of the aggregate amount of interest to be paid on the note before the close of that accrual period plus the product of the issue price of the note and the yield to maturity of the note.

        If the notes are considered to be applicable high yield discount obligations, we will not be allowed to deduct OID accrued on the notes until we actually pay the OID.

        Moreover, if and to the extent that the yield to maturity of the notes exceeds the sum of the applicable federal rate and 6%, the deduction for OID on the notes will be permanently disallowed to the extent the OID is attributable to the yield to maturity of the notes in excess of the sum of the applicable federal rate and 6% (regardless of whether we actually pay that OID). For purposes of the dividends-received deduction generally available to corporations, payments of that excess yield will be treated as dividends to the extent they are deemed to have been paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. U.S. Holders

15

that are corporations should consult their tax advisers as to applicability of the dividends-received deduction.

        The relevant applicable federal rate for semiannual compounding for February 2003, the month the notes were issued, was 3.24%, and because the yield on the notes exceeds that rate by more than 6% and the amount of OID on the notes is "significant", our deduction for a portion of the OID on the notes will be deferred until it is paid, and our deduction for the remaining portion of the OID will not be deductible at any time and will be treated as a dividend to you to the extent it is paid out of our current or accumulated earnings and profits.

        Sale, Exchange or Retirement of Notes.    Upon a sale, exchange or retirement of a note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received for the note and the U.S. Holder's adjusted tax basis in the note. In general, a U.S. Holder's adjusted tax basis in a note will be equal to the U.S. Holder's initial tax basis in the note, determined in the manner described above, increased by any original issue discount and any market discount previously included in the holder's income on the note prior to the disposition of the note and reduced by any payments received on the note. Any gain or loss recognized by a U.S. Holder upon a sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year, except in the case of a note that has market discount, in which case any gain recognized will be treated as ordinary income to the extent that gain does not exceed the accrued market discount on that note. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

        Liquidated Damages; Change of Control Redemption.    We intend to take the position that the likelihood of payment of Liquidated Damages described above under "Description of the Notes—Registration Rights; Liquidated Damages" and that the likelihood of payment of a redemption premium upon the occurrence of certain events described above under "Description of the Notes—Repurchase at the Option of Holders; Repurchase if a Change of Control Occurs" is remote within the meaning of the applicable Treasury regulations and that therefore any of those payments, if made, would be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's regular method of income tax accounting. The Internal Revenue Service may take a different position, however, which could affect the timing of a U.S. Holder's income with respect to the Liquidated Damages or the redemption premium upon the occurrence of any of the designated events.

        Information Reporting; Backup Withholding.    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note and payment of the proceeds of the sale of a note, to certain non-exempt U.S. Holders, and backup withholding may apply to those payments if the U.S. Holder (1) fails to furnish or certify its correct taxpayer identification number to the payer in the manner required, (2) is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly or (3) under certain circumstances, fails to certify under penalties of perjury that it has not been notified by the Internal Revenue Service that is subject to backup withholding for failure to report interest or dividend payments. Backup withholding applies at a rate of 30% for payments in 2003, and that rate will be reduced periodically to 28% for payments made in 2006. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner.

16

Non-U.S. Holders

        You are a Non-U.S. Holder if you are the beneficial owner of an outstanding note or a note and you are:

  •
  a nonresident alien individual;

  •
  a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

  •
  a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

        A person who holds a note through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means interest or gain on a sale, exchange or retirement of a note if that interest or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

        Interest and OID.    In general, interest paid to, and OID paid to or accrued by, a Non-U.S. Holder of a note will not be subject to U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. federal income tax if it is not U.S. trade or business income of the Non-U.S. Holder. Interest and OID on a note qualify for the portfolio interest exemption if (i) the Non-U.S. Holder of the note (a) does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (c) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business and (ii) either (a) the Non-U.S. Holder certifies, under penalties of perjury, to us or the paying agent, as the case may be, that it is a Non-U.S. Holder and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it or a Financial Institution between it and the Non-U.S. Holder has received such a certificate and furnishes the payer with a copy thereof. This requirement will be satisfied if the Non-U.S. Holder certifies on IRS Form W-8 BEN or successor form, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or if any Financial Institution holding the note on behalf of the Non-U.S. Holder files a statement with the withholding agent to the effect that it has received such a statement from the Non-U.S. Holder and furnishes the payer with a copy thereof. The Treasury regulations provide alternative methods for satisfying the certification requirement described in (ii) above. The Treasury regulations generally require, in the case of a note held by a foreign partnership, that the certificate described in (ii) above must be provided by the foreign partners rather than by the foreign partnership and the partnership must provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

        OID (the aggregate amount of which includes all stated interest on the notes, as described in "Certain U.S. Federal Tax Considerations—U.S. Holders—Original Issue Discount) accrued by a Non-U.S. Holder that constitutes U.S. trade or business income will be subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax

17

and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). The gross amount of OID paid to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (or a successor form), as applicable, prior to the payment of the income. These forms generally must be updated periodically. A Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. individual taxpayer identification number and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Special procedures are provided in the Treasury regulations for payments through qualified intermediaries. A holder of a note should consult its own tax adviser regarding the effect, if any, of the new regulations on it.

        Taxable Disposition of a Note.    Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, exchange, retirement or other taxable disposition of a note. However, you will be subject to federal income tax on the gain if:

  •
  the gain is U.S. trade or business income (in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate (or, if applicable, a lower treaty rate)), or

  •
  you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for U.S. federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States.

In general, the tax basis of a Non-U.S. Holder in a note initially will be equal to the Non-U.S. Holder's cost for the note.

        Federal Estate Tax.    In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death, a note that is owned, or treated as owned, at the time of death will not be subject to U.S. federal estate tax, unless (except as an applicable estate tax treaty provides to the contrary) the individual owned, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or the income on the note was U.S. trade or business income.

        In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a note will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

        Information Reporting and Backup Withholding.    Treasury regulations provide that backup withholding and information reporting will not apply to payments of interest on a note to a Non-U.S. Holder with respect to which either the requisite certification has been received or an exemption has otherwise been established, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

        Payments of the proceeds of the sale of a note to or through a foreign office of a U.S. broker or a foreign broker that is a "controlled foreign corporation" within the meaning of the Code, that is a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of

18

trade or business within the United States, or that is a foreign partnership if United States persons hold more than 50% of the income or capital interests in the partnership or if the partnership is engaged in the conduct of trade or business within the United States are subject to certain information reporting requirements, unless the payee is an exempt recipient or the broker has evidence in its records that the payee is a Non-U.S. Holder and has no actual knowledge that that evidence is false, and certain other conditions are met. Those payments are not currently subject to backup withholding.

        Under current Treasury regulations, payments of the proceeds of a sale of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing that statement has actual knowledge that it is incorrect) and provides his or her name and address, or the payee otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of a note will be allowed as a credit against the holder's U.S. federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

        The Treasury regulations permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A Non-U.S. Holder of a note should consult its tax adviser regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF DISPOSING OF AN OUTSTANDING NOTE AND OF ACQUIRING, HOLDING AND DISPOSING OF A NOTE. TAX ADVISERS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING OR DISPOSING OF A NOTE, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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[ALTERNATE PAGE FOR AFFILIATE SELLING NOTEHOLDERS' PROSPECTUS]

PLAN OF DISTRIBUTION

        This prospectus covers the sale of outstanding notes held by certain of our affiliates who are not eligible to participate in the exchange offer. As used in this prospectus, the term "affiliate selling noteholders" includes the pledgees, donees, transferees or other successors-in-interest selling notes received after the date of this prospectus from a named selling noteholder as a gift, pledge, partnership distribution or other non-sale related transfer.

        Sales of the offered notes by the affiliate selling noteholders may involve any of the following:

  •
  block transactions in which the broker or dealer so engaged will attempt to sell the notes as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers, or

  •
  privately negotiated transactions.

        In connection with the distribution of the offered notes or otherwise, the affiliate selling noteholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the offered notes in the course of hedging the position they assume with the affiliate selling noteholders.

        The affiliate selling noteholders may also enter into option transactions (including call or put option transactions) or other transactions with broker-dealers which require delivery to such broker-dealer of offered notes offered hereby, which offered notes such broker-dealer may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction, if necessary). The affiliate selling noteholders may also pledge offered notes to a broker-dealer and, upon a default, such broker-dealer may effect sales of the pledged offered notes pursuant to this prospectus (as supplemented or amended to reflect such transaction, if necessary). The affiliate selling noteholders may also sell the offered notes through one or more underwriters on a firm commitment or best-efforts basis (with a supplement or amendment to this prospectus, if necessary).

        Agents, broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the affiliate selling noteholders and/or the purchasers of offered notes for whom they act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The affiliate selling noteholders and any agents, broker-dealers or underwriters that act in connection with the sale of offered notes might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of offered notes sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the affiliate selling noteholders might be deemed to be underwriters, the affiliate selling noteholders will be subject to the prospectus delivery requirements of the Securities Act.

        All costs, expenses and fees in connection with the registration of the offered notes (including the expenses of one counsel for the affiliate selling noteholders provided that the fees for such counsel do not exceed $5,000 without our prior written consent) will be borne by us. Brokerage commissions and similar selling expenses and underwriting discounts, if any, attributable to the sale of the offered notes will be borne by the affiliate selling noteholders.

        We have advised the affiliate selling noteholders that they will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including the

20

anti-manipulative provisions of Regulation M, which provisions may limit the timing of purchases and sales of offered notes by them.

        In addition, any offered notes that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Upon us being notified by an affiliate selling noteholder that any material arrangement has been entered into with a broker-dealer for the sale of offered notes through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such affiliate selling noteholder and of the participating broker-dealer(s), (ii) the number of offered notes involved, (iii) the price at which such offered notes were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

21

[ALTERNATE PAGE FOR AFFILIATE SELLING NOTEHOLDERS' PROSPECTUS]

UBIQUITEL OPERATING COMPANY

$10,000,000

14% Senior Discount Notes
due 2010

PROSPECTUS

                             , 2003

        We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

22

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13 (FORM S-1).    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses, other than underwriting discounts and commissions, expected to be incurred by us in connection with the issuance and distribution of the securities being registered under this registration statement are estimated to be as follows:

SEC registration fee	$3,050.00
Printing and engraving expenses	$5,000.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$50,000.00
Blue Sky fees and expenses (including legal fees)	$5,000.00
Exchange Agent fees	$5,000.00
Miscellaneous	$10,000.00

Total	$88,050.00

ITEM 15 (FORM S-1).    RECENT SALES OF UNREGISTERED SECURITIES

        In the three years preceding the filing of this registration statement, we have issued the securities described below that were not registered under the Securities Act.

        On February 26, 2003, UbiquiTel Operating Company completed a private placement exchange of $48.2 million aggregate principal amount of its 14% senior discount notes due May 15, 2010 and $9.6 million in cash for $192.7 million aggregate principal amount of its outstanding 14% senior subordinated discount notes due April 15, 2010. Banc of America Securities LLC served as the dealer manager for the exchange offer. UbiquiTel Operating Company did not receive any proceeds from the exchange offer, but the exchange offer is expected to result in a reduction of its outstanding debt by approximately $146.7 million and cash interest requirements by approximately $9.7 million in 2005 and approximately $19.3 million annually beginning in 2006, providing cumulative cash savings of approximately $243 million.

        On February 14, 2003, UbiquiTel Operating Company entered into a note purchase agreement with UbiquiTel Inc.'s directors Bruce E. Toll, Peter Lucas and Joseph N. Walter or their affiliates and nine other accredited investors in order to raise cash to primarily fund the cash portion of the above-described private debt-for-debt exchange. Under the note purchase agreement, UbiquiTel Inc.'s directors or their affiliates and the other accredited investors purchased from UbiquiTel Operating Company $14,514,567 aggregate principal amount of UbiquiTel Operating Company's Series B senior discount notes due 2008 and detachable warrants to purchase up to 10,913,607 shares of UbiquiTel Inc.'s common stock at an exercise price of $0.01 per share, for aggregate consideration of $10,913,607.

        The securities issued in each of the above-described transactions were issued without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, each recipient of securities having delivered appropriate investment representations to the issuer with respect thereto and having consented to the imposition of restrictive legends upon any certificates representing the securities.

ITEM 20 (FORM S-4)/ITEM 14 (FORM S-1).    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Section 102 of the General Corporation Law of Delaware provides that officers and directors will not be personally liable for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted by law. The Certificate of Incorporation of UbiquiTel Operating Company ("UbiquiTel") provides that the liability of the directors and officers of UbiquiTel to UbiquiTel or any of its stockholders for monetary damages arising from a breach of their fiduciary duty as directors and officers shall be limited to the fullest extent permitted by the General Corporation Law of Delaware. This limitation does not apply with respect to any action in which a director or officer would be liable under Section 174 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which a director or officer:

  •
  breached his duty of loyalty to UbiquiTel or its stockholders;

  •
  did not act in good faith or, in failing to act, did not act in good faith;

  •
  acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

  •
  derived an improper personal benefit.

        UbiquiTel's bylaws provide that UbiquiTel may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of UbiquiTel) by reason of the fact that he is or was a director, officer, employee, or agent of UbiquiTel, or is or was serving at the request of UbiquiTel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of UbiquiTel and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The power to indemnify applies to actions brought by or in the right of UbiquiTel as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to UbiquiTel unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. To the extent that any present or former director of UbiquiTel has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        UbiquiTel has purchased directors' and officers' liability insurance covering its directors and officers in amounts customary for similarly situated companies.

ITEM 21 (FORM S-4)/ITEM 16 (FORM S-1).    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits:

Exhibit Number	Description
* 2.1	Amended and Restated Merger Agreement dated as of April 18, 2001 by and among UbiquiTel Inc., UbiquiTel Operating Company, the Merger Subsidiaries of UbiquiTel Inc., VIA Wireless LLC, the Stockholders and the Controlling Evans Stockholders. (2.1)
** 3.1	Amended and Restated Certificate of Incorporation of UbiquiTel Inc. (3.1)
*** 3.2	Amendment to Amended and Restated Certificate of Incorporation of UbiquiTel Inc. (3.2)
** 3.3	Amended and Restated Bylaws of UbiquiTel Inc. (3.2)
*+ 4.1	Indenture for UbiquiTel Operating Company's 14% Senior Discount Notes Due 2010 dated as of February 26, 2003 among UbiquiTel Operating Company, UbiquiTel Inc. and The Bank of New York, as trustee including form of unregistered 14% Senior Discount Note Due 2010. (10.35)
*+ 4.2	Note Guarantee dated as of February 26, 2003 of UbiquiTel Inc., VIA Holding Inc., VIA Wireless LLC and VIA Building, LLC. (10.36)
*+ 4.3	Registration Rights Agreement dated as of February 26, 2003 among UbiquiTel Operating Company, UbiquiTel Inc., VIA Holding Inc., VIA Wireless LLC, VIA Building, LLC and Banc of America Securities LLC. (10.37)
4.4	Form of Registered 14% Senior Discount Note Due 2010.
5.1	Opinion of Greenberg Traurig, P.A.
†**10.1	Sprint PCS Management Agreement, as amended, dated as of October 15, 1998 by and between Sprint Spectrum, LP, WirelessCo, LP and UbiquiTel, LLC. (10.1)
†**10.2	Sprint PCS Services Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.2)
** 10.3	Sprint Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Communications Company, LP and UbiquiTel, LLC. (10.3)
** 10.4	Sprint Spectrum Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.4)
## 10.5	Addendum VI dated February 22, 2001 to Sprint PCS Management Agreement by and between Sprint Spectrum, LP, Wireless Co., LP, and UbiquiTel Operating Company. (10.36)
†** 10.6	Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum, LP, Sprint Spectrum Equipment Company, LP, Sprint Spectrum Realty Company, LP, Cox Communications PCS, LP, Cox PCS Leasing Co., LP, Cox PCS Assets, LLC and UbiquiTel Holdings, Inc. (10.5)
** 10.7	Amended and Restated Consent and Agreement dated as of April 5, 2000 by and between Sprint Spectrum, LP, Sprint Communications Company, LP, WirelessCo, LP, Cox Communications PCS, LP, Cox PCS License, LLC and Paribas. (10.11)
** 10.8	Amended and Restated Registration Rights Agreement made as of February 16, 2000 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto. (10.7)
** 10.9	Employment Agreement dated as of November 29, 1999 by and between UbiquiTel Holdings, Inc. and Donald A. Harris. (10.17)

** 10.10	Credit Agreement dated as of March 31, 2000 by and between UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time and Paribas, as agent, for a $250,000,000 credit facility. (10.18)
** 10.11	Indenture for UbiquiTel Operating Company's 14% Senior Subordinated Discount Notes Due 2010 dated as of April 11, 2000 between UbiquiTel Operating Company, UbiquiTel Inc. and American Stock Transfer & Trust Company, as trustee. (10.20)
** 10.12	Registration Rights Agreement made as of April 11, 2000 by and among UbiquiTel Operating Company, UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, Paribas Corporation and PNC Capital Markets, Inc. (10.22)
** 10.13	Warrant Agreement dated as of April 11, 2000 between UbiquiTel Inc. and American Stock Transfer & Trust Company. (10.21)
** 10.14	Warrant Registration Rights Agreement made as of April 11, 2000 by and among UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, Paribas Corporation and PNC Capital Markets, Inc. (10.23)
# 10.15	First Amendment, dated as of June 12, 2000, to Warrant Agreement dated as of April 11, 2000 between UbiquiTel Inc. and American Stock Transfer & Trust Company. (4.3)
# 10.16	Warrant Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. (4.4)
# 10.17	Registration Rights Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. (4.5)
** 10.18	Note Guarantee of UbiquiTel Inc. (10.28)
** 10.19	Guarantee of UbiquiTel Inc. (10.29)
### 10.20	Escrow Agreement dated as of August 13, 2001 by and among UbiquiTel Inc., UbiquiTel Operating Company, First Union National Bank as Escrow Agent and the Indemnitor Parties named therein. (10.33)
## 10.21	Second Amendment and Consent to Credit Agreement dated as of March 1, 2001 among UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time, BNP Paribas as agent, General Electric Capital Corporation and Fortis Capital Corp. (10.35)
## 10.22	Indemnification Agreement dated as of February 22, 2001 by and among UbiquiTel Inc., UbiquiTel Operating Company, the Merger Subsidiaries of UbiquiTel Inc. named therein, J.H. Evans Inc., and the Stockholders of J.H. Evans named therein. (10.37)
## 10.23	Consulting Agreement dated as of February 22, 2001 between UbiquiTel Inc., and Instant Phone, LLC. (10.38)
## 10.24	Purchase and Sale Agreement dated as of February 22, 2001 between UbiquiTel Inc. and VoiceStream PCS BTA I License Corporation. (10.39)
### 10.25	Amended and Restated 2000 Equity Incentive Plan of UbiquiTel Inc. (10.39)
^ 10.26	First Supplemental Indenture dated as of November 12, 2001 to the Indenture for UbiquiTel Operating Company's 14% Senior Subordinated Discount Notes Due 2010 dated as of April 11, 2000 between UbiquiTel Operating Company, UbiquiTel Inc. and American Stock Transfer and Trust Company, as trustee. (10.30)
** 10.27	Master Site Agreement dated as of May 11, 2000 between SpectraSite Communications, Inc. and UbiquiTel Leasing Company. (10.27)
^ 10.28	Master Tower Space License Agreement dated as of April 4, 2001 between American Tower, L.P. and UbiquiTel Leasing Company and First Amendment thereto dated June 18, 2001. (10.32)

^ 10.29	Master License Agreement dated as of December 15, 2000 between Crown Atlantic Company LLC, Crown Communication New York, Inc., Crown Castle PT Inc., Crown Castle South Inc., Crown Castle GT Company LLC, Crown Communication Inc. and UbiquiTel Leasing Company. (10.33)
^^ 10.30	Fourth Amendment to Credit Agreement dated as of July 17, 2002 among UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time and BNP Paribas as agent. (10.36)
^^^ 10.31	UbiquiTel Inc. Amended and Restated 2002 Employee Stock Purchase Plan. (10.1)
+ 10.32	Fifth Amendment to Credit Agreement dated as of February 7, 2003 among UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time and BNP Paribas as agent. (10.37)
*+ 10.33	Employment Agreement dated as of November 30, 2002 by and between UbiquiTel Inc. and Donald A. Harris. (10.28)
*+ 10.34	Note Purchase Agreement dated as of February 14, 2003 among UbiquiTel Operating Company, UbiquiTel Inc. and the purchasers listed on the signature pages thereto. (10.29)
*+ 10.35	Agreement dated as of February 14, 2003 among UbiquiTel Inc., UbiquiTel Operating Company and the other persons signatories thereto relating to the Note Purchase Agreement dated as of February 14, 2003. (10.34)
*+ 10.36	Form of 14% Senior Unsecured Discount Series B Note Due 2008 dated February 26, 2003 issued by UbiquiTel Operating Company to the purchasers thereof. (10.30)
*+ 10.37	Guarantee dated as of February 26, 2003 by UbiquiTel Inc., VIA Holding Inc., VIA Wireless LLC and VIA Building, LLC in favor of the purchasers of 14% Senior Unsecured Discount Series B Notes Due 2008. (10.31)
*+ 10.38	Registration Rights Agreement dated as of February 26, 2003 among UbiquiTel Inc. and the securityholder signatories thereto. (10.32)
*+ 10.39	Escrow Agreement dated as of February 14, 2003 among UbiquiTel Operating Company, Greenberg Traurig LLP, as escrow agent, and the purchasers listed on the signature pages thereto. (10.33)
*+ 10.40	Dealer Manager Agreement dated as of January 23, 2003 among UbiquiTel Operating Company, UbiquiTel Inc., VIA Holding Inc., VIA Wireless LLC, VIA Building, LLC and Banc of America Securities LLC. (10.38)
*+10.41	Form of Warrant dated February 26, 2003 issued to certain purchasers of 14% Senior Unsecured Discount Series B Notes due 2008. (4.6)
*+10.42	Form of Warrant dated February 26, 2003 issued to certain purchasers of 14% Senior Unsecured Discount Series B Notes due 2008. (4.7)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of UbiquiTel Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).
25.1	Statement of Eligibility of Trustee.
99.1	Form of Letter of Transmittal with respect to Exchange Offer.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Tender Instruction Letters.
99.4	Form of Exchange Agent Agreement.

*
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the fiscal quarter ended March 31, 2001 of UbiquiTel Inc. and UbiquiTel Operating Company.

**
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-1 of UbiquiTel Inc. (Reg. No. 333-32236).

***
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-3 of UbiquiTel Inc. (Reg. No. 333-39956).

#
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-1 of UbiquiTel Inc. (Reg. No. 333-39956).

##
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2000 of UbiquiTel Inc. and UbiquiTel Operating Company.

###
Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-3 of UbiquiTel Inc. (Reg. No. 333-68082).

^
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K for the fiscal year ended December 31, 2001 of UbiquiTel Inc. and UbiquiTel Operating Company.

^^
Incorporated by reference to the exhibit shown in parentheses and filed with the Current Report on Form 8-K dated July 18, 2002 of UbiquiTel Inc.

^^^
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 of UbiquiTel Inc. and UbiquiTel Operating Company.

+
Incorporated by reference to the exhibit shown in parentheses and filed with the Current Report on Form 8-K dated February 24, 2003 of UbiquiTel Inc.

*+
Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of UbiquiTel Inc. and UbiquiTel Operating Company.

†
Confidential treatment has been granted on portions of these documents.

(b)
Financial Statement Schedules:

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22 (Form S-4)/ITEM 17 (Form S-1).    UNDERTAKINGS

        1.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        2.    The undersigned registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        3.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        4.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Operating Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Conshohocken, State of Pennsylvania, on the 23rd day of June, 2003.

UBIQUITEL OPERATING COMPANY
By:	/s/ DONALD A. HARRIS Donald A. Harris Sole Director, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMES J. VOLK James J. Volk Chief Financial Officer (Principal Financial Officer and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Conshohocken, State of Pennsylvania, on the 23rd day of June, 2003.

UBIQUITEL INC.
By:	/s/ DONALD A. HARRIS Donald A. Harris President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald A. Harris and James J. Volk his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD A. HARRIS Donald A. Harris	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 23, 2003
/s/ JAMES J. VOLK James J. Volk	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	June 23, 2003
/s/ ROBERT A. BERLACHER Robert A. Berlacher	Director	June 23, 2003
/s/ JAMES E. BLAKE James E. Blake	Director	June 23, 2003
/s/ MATTHEW J. BOOS Matthew J. Boos	Director	June 23, 2003
/s/ PETER LUCAS Peter Lucas	Director	June 23, 2003
/s/ BRUCE E. TOLL Bruce E. Toll	Director	June 23, 2003
/s/ EVE M. TRKLA Eve M. Trkla	Director	June 23, 2003
/s/ JOSEPH N. WALTER Joseph N. Walter	Director	June 23, 2003

INDEX TO EXHIBITS

Exhibit Number	Description
4.4	Form of Registered 14% Senior Discount Note due 2010.
5.1	Opinion of Greenberg Traurig, P.A.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Ubiquitel Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages).
25.1	Statement of Eligibility of Trustee.
99.1	Form of Letter of Transmittal with respect to Exchange Offer.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Tender Instruction Letters.
99.4	Form of Exchange Agent Agreement.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
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CERTAIN TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
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PLAN OF DISTRIBUTION
LEGAL MATTERS
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WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
AFFILIATE SELLING NOTEHOLDERS
DESCRIPTION OF THE REGISTERED NOTES
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS